CABLEVISION SYSTEMS CORPORATION
1111 STEWART AVENUE
BETHPAGE, NEW YORK 11714

June 16, 2011

Dear Stockholder:

I am pleased to report that the previously announced spin-off by Cablevision Systems Corporation of its AMC Networks Inc. subsidiary is expected to become effective on June 30, 2011. AMC Networks Inc., a Delaware corporation, will become a public company on that date and will own the cable programming networks and related businesses currently owned and operated by Cablevision’s Rainbow Media Holdings subsidiary. AMC Networks Inc.’s Class A Common Stock will be listed on The NASDAQ Stock Market LLC under the symbol “AMCX.”

Holders of record of Cablevision NY Group Class A Common Stock as of the close of business, New York City time, on June 16, 2011, which will be the record date, will receive one share of AMC Networks Inc. Class A Common Stock for every four shares of Cablevision NY Group Class A Common Stock held. Holders of record of Cablevision NY Group Class B Common Stock as of the close of business on the record date will receive one share of AMC Networks Inc. Class B Common Stock for every four shares of Cablevision NY Group Class B Common Stock held. No action is required on your part to receive your AMC Networks Inc. stock. You will not be required either to pay anything for the new shares or to surrender any shares of Cablevision stock.

No fractional shares of AMC Networks Inc. stock will be issued. If you otherwise would be entitled to a fractional share you will receive a check for the cash value thereof, which generally will be taxable to you. In due course you will be provided with information to enable you to compute your tax bases in both the Cablevision and the AMC Networks Inc. stock. Cablevision has received a private letter ruling from the Internal Revenue Service and expects to obtain an opinion from Sullivan & Cromwell LLP to the effect that, for U.S. Federal income tax purposes, the distribution of the AMC Networks Inc. stock will be tax-free to Cablevision and to you to the extent that you receive AMC Networks Inc. stock.

The enclosed Information Statement describes the distribution of shares of AMC Networks Inc. stock and contains important information about AMC Networks Inc., including financial statements. I suggest that you read it carefully. If you have any questions regarding the distribution, please contact Cablevision’s transfer agent, Wells Fargo Shareowner Services at 1-800-468-9716.

Sincerely,

/s/ Charles F. Dolan
Charles F. Dolan
Chairman

INFORMATION STATEMENT

AMC NETWORKS INC.

Distribution of
Class A Common Stock
Par Value, $0.01 Per Share

Class B Common Stock
Par Value, $0.01 Per Share

This Information Statement is being furnished in connection with the distribution by Cablevision Systems Corporation to holders of its common stock of all the outstanding shares of AMC Networks Inc. common stock. We have completed a series of transactions with Cablevision pursuant to which we own the cable programming networks and related businesses that were owned and operated by the Rainbow Media Holdings subsidiary of Cablevision, as described in this Information Statement.

Shares of our Class A Common Stock will be distributed to holders of Cablevision NY Group Class A Common Stock of record as of the close of business, New York City time, on June 16, 2011, which will be the record date. Each such holder will receive one share of our Class A Common Stock for every four shares of Cablevision NY Group Class A Common Stock held on the record date. Shares of our Class B Common Stock will be distributed to holders of Cablevision NY Group Class B Common Stock as of the close of business on the record date. Each holder of Cablevision NY Group Class B Common Stock will receive one share of our Class B Common Stock for every four shares of Cablevision NY Group Class B Common Stock held on the record date. The distribution will be effective at 11:59 p.m. on June 30, 2011. For Cablevision stockholders who own common stock in registered form, in most cases the transfer agent will credit their shares of AMC Networks Inc. common stock to book entry accounts established to hold their Cablevision common stock. Our distribution agent will mail these stockholders a statement reflecting their AMC Networks Inc. common stock ownership shortly after June 30, 2011. For stockholders who own Cablevision common stock through a broker or other nominee, their shares of AMC Networks Inc. common stock will be credited to their accounts by the broker or other nominee. Stockholders will receive cash in lieu of fractional shares, which generally will be taxable. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. Cablevision stockholders will not be required to pay for the shares of our common stock to be received by them in the distribution, or to surrender or to exchange shares of Cablevision common stock in order to receive our common stock, or to take any other action in connection with the distribution. There is currently no trading market for our common stock. Our Class A Common Stock will be listed on The NASDAQ Stock Market LLC under the symbol “AMCX.” We will not list our Class B Common Stock on any stock exchange.

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 23.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

Stockholders of Cablevision with inquiries related to the distribution should contact Cablevision’s transfer agent, Wells Fargo Shareowner Services at 1-800-468-9716.

The date of this Information Statement is June 16, 2011.

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ii

SUMMARY

The following is a summary of some of the information contained in this Information Statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information contained elsewhere in this Information Statement, which should be read in its entirety.

Unless the context otherwise requires, all references to “we,” “our,” “us,” “AMC Networks” or the “Company” refer to AMC Networks Inc., together with its direct and indirect subsidiaries. “AMC Networks Inc.” refers to AMC Networks Inc. individually as a separate entity. Where we describe in this Information Statement our business activities, we do so as if the transfer of the Rainbow Media Holdings subsidiary of Cablevision Systems Corporation to AMC Networks Inc. had already occurred.

Our Company

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. Since our founding in 1980, we have been a pioneer in the cable television programming industry, having created or developed some of the leading programming networks. We have, since our inception, focused on programming of film and original productions, including through our creation of Bravo and AMC in 1980 and 1984, respectively. Bravo, which we sold to NBC Universal in 2002, was the first network dedicated to film and the performing arts. We have continued this dedication to quality programming and storytelling through our creation of The Independent Film Channel (today known as IFC) in 1994 and WE tv (which we launched as Romance Classics in 1997), and our acquisition of Sundance Channel in 2008.

We manage our business through two reportable operating segments: (i) National Networks, which includes AMC, WE tv, IFC and Sundance Channel; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Entertainment, our independent film distribution business; and AMC Networks Broadcasting & Technology (formerly Rainbow Network Communications), our network technical services business. Our National Networks are distributed throughout the United States via cable and other multichannel distribution platforms, including direct broadcast satellite (“DBS”) and platforms operated by telecommunications providers (we refer collectively to these cable and other multichannel distributors as “multichannel video distributors” or “distributors”). In addition to our extensive U.S. distribution, AMC, IFC and Sundance Channel are available in Canada and Sundance Channel and WE tv are available in other countries throughout Europe and Asia. We earn revenue principally from the affiliation fees paid by distributors to carry our programming networks and from advertising sales. In 2010, affiliation fees and advertising sales accounted for 57% and 37%, respectively, of our total net revenues.

National Networks

We own four nationally distributed entertainment programming networks: AMC, WE tv, IFC and Sundance Channel, each of which are available to our distributors in high-definition and standard-definition formats. Our programming networks principally generate their revenues from affiliation fees paid by multichannel video distributors and from the sale of advertising, although we also earn ancillary revenues from sources such as digital and international program sales. As of December 31, 2010, AMC, WE tv and IFC had 96.4 million, 76.8 million and 62.7 million Nielsen subscribers, respectively, and Sundance Channel had 39.9 million viewing subscribers (for a discussion of the difference between Nielsen subscribers and viewing subscribers, see “Business — Subscriber and Viewer Measurement”).

AMC.  AMC is a television network focused on the highest quality storytelling — both originally produced and curated, and delivered in series and feature-film form. AMC’s programming includes Emmy and Golden Globe Award-winning or nominated original scripted dramatic television series such as Mad Men, Breaking Bad and The Walking Dead, occasional mini-series such as Broken Trail and The Prisoner, and unscripted series and packaged movie events such as Storymakers, DVDtv and AMC News. In addition, with a comprehensive library of popular films, AMC also offers movie-based entertainment.

WE tv.  WE tv offers compelling, entertaining stories and focuses on programming of particular interest to women, with an emphasis on life events such as weddings, having children and raising a family. The programming features original series and specials, as well as feature films. WE tv’s schedule includes original series such as Bridezillas, My Fair Wedding with David Tutera, Joan and Melissa: Joan Knows Best? and Downsized. Additionally, WE tv’s programming includes series such as Ghost Whisperer, Charmed and Golden Girls.

IFC.  IFC is a network dedicated to presenting an independent, alternative mindset through programming focused on independent film and original alternative comedy series. Since its launch in 1994, IFC has developed television programming that challenges the conventions of storytelling and provides a unique perspective to its audiences through its original series, notable independent film collection and cult television shows. The network’s original content includes the David Cross comedy The Increasingly Poor Decisions of Todd Margaret, The Onion News Network and Portlandia.

Sundance Channel.  Sundance Channel is the television destination for independent-minded viewers. Benefitting from its relationship with the Sundance Institute and the renowned Sundance Film Festival, the network features independent films and original series showcasing innovative people and ideas in areas like invention, design, travel, enterprise and fashion. Launched in 1996 and acquired by us in 2008, Sundance Channel’s programming celebrates fresh talent and seeks to champion new ideas.

International and Other

In addition to our National Networks, we also operate AMC/Sundance Channel Global, which is our international programming business; IFC Entertainment, our independent film distribution business; and AMC Networks Broadcasting & Technology, our network technical services business. Our International and Other segment also includes VOOM HD, an international programming service that we are in the process of winding-down.

AMC/Sundance Channel Global.  AMC/Sundance Channel Global’s business principally consists of four distinct channels in six languages spread across eight countries, focusing primarily on AMC in Canada and global versions of the Sundance and WE tv brands. Principally generating revenues from affiliation fees, AMC/Sundance Channel Global reached approximately 8 million viewing subscribers in Canada, Europe and Asia as of December 31, 2010, and has broad availability to distributors in Europe and Asia.

IFC Entertainment.  IFC Entertainment encompasses our independent film distribution business, making independent films available to a national audience by initially releasing them in theaters as well as on video-on-demand platforms. IFC Entertainment operates multiple sub-brands, including Sundance Selects, IFC Films and IFC Midnight, which distribute critically acclaimed independent films across virtually all available media platforms, including theatrically and via video-on-demand, DVDs, cable television and streaming to computers and other electronic devices. IFC Entertainment also operates the IFC Center and SundanceNow.

AMC Networks Broadcasting & Technology.  AMC Networks Broadcasting & Technology is a full-service network programming feed origination and distribution company, supplying an array of services to the network programming industry. AMC Networks Broadcasting & Technology has nearly 30 years experience across its network services groups, including affiliate engineering, network operations, traffic and scheduling, that provide day-to-day delivery of any programming network, in high definition or standard definition.

Our Strengths

Our strengths include:

Strong Industry Presence and Portfolio of Brands.  We have operated in the cable programming industry for more than 30 years and over this time we have continually enhanced the value of our network portfolio. Our programming network brands are well known and well regarded by our key constituents — our viewers, distributors and advertisers — and have developed strong followings within their respective targeted demographics, increasing our value to distributors and advertisers. AMC (which targets adults aged 25 to 54), WE tv (which targets women aged 18 to 49), IFC (which targets men aged 18 to 49) and Sundance Channel (which targets adults aged 25 to 54) have established themselves as important within their respective markets. Our deep and established presence in the industry lends us a high degree of credibility with distributors and content producers, and helps provide us with stable affiliate and studio relationships, advantageous channel placements and heightened viewer engagement.

Broad Distribution and Penetration of our National Networks.  Our national networks are broadly distributed in the United States. AMC, WE tv, IFC and Sundance Channel are each carried by all major multichannel video distributors. Our national networks are available to a significant percentage of subscribers in these distributors’ systems. This broad distribution and penetration provides us with a strong national platform on which to maintain, promote and grow our business.

Compelling Programming.  We continually refine our mix of programming and, in addition to our popular film programming, have increasingly focused on highly visible, critically acclaimed original programming, including the award-winning Mad Men, Breaking Bad and other popular series and shows, such as The Walking Dead, Bridezillas, Portlandia, The Onion News Network and Brick City. Our focus on quality original programming, targeted towards the audiences we seek to reach, has allowed us to increase in recent years our programming networks’ ratings and their viewership within their respective targeted demographics.

Recurring Revenue from Affiliation Agreements.  Our affiliation agreements with multichannel video distributors generate a recurring source of revenue. We generally seek to structure these agreements so that they are long-term in nature and to stagger their expiration dates, thereby increasing the predictability and stability of our affiliation fee revenues.

Desirable Advertising Platform.  Our national networks have a strong connection with each of their respective targeted demographics, which makes our programming networks an attractive platform to advertisers. Although all of our programming networks were originally operated without advertising, we have been incrementally migrating our portfolio to an advertiser-supported model. We have experienced significant growth in our advertising revenues in recent years, which has allowed us to develop high-quality programming.

Attractive Financial Profile.  We have a portfolio that includes higher-margin programming networks and faster-growing programming networks, through which we seek to grow both revenue and operating income. Our revenues, net, operating income and adjusted operating cash flow (“AOCF”) increased at annual growth rates in 2010 versus the prior year of 10.7%, 17.7% and 10.2%, respectively. We achieved operating income margins and AOCF margins of 13.5%, 24.4% and 26.0%, and 32.0%, 37.4%, and 37.2%, respectively, in 2008, 2009 and 2010. For a reconciliation of AOCF, a non-GAAP financial measure, to operating income see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Statement of Operations Data.”

Our Strategy

Our strategy is to maintain and improve our position as a leading programming and entertainment company by owning and operating several of the most popular and award-winning brands in cable television that create engagement with audiences globally across multiple media platforms. The key focuses of our strategy are:

Continued Development of High-Quality Original Programming.  We intend to continue developing strong original programming across all of our programming networks to enhance our brands, strengthen our relationship with our viewers, distributors and advertisers, and increase distribution and audience ratings. We believe that our continued investment in original programming supports future growth in our two principal revenue streams — affiliation fee revenue from our distributors and advertising revenue. We also intend to expand the deployment of our original programming across multiple distribution platforms.

Increased Distribution of our Programming Networks.  Of our four national networks, only AMC is fully distributed in the United States. We intend to seek increased distribution of our other national networks to grow affiliate and advertising revenues. In addition, we have begun to expand the distribution of our programming networks around the globe.

Continued Growth of Advertising Revenue.  We have a proven track record of significantly increasing revenue by introducing advertising on networks that were previously not advertiser supported. We first accomplished this in 2002, when we moved AMC and WE tv to an advertiser-supported model. Most recently, in December 2010, we moved IFC to such a model. We seek to continue to evolve the programming on each of our networks to achieve even stronger viewer engagement within their respective core targeted demographics, thereby increasing the value of our programming to advertisers and allowing us to obtain higher advertising rates. For example, we have begun to refine the programming mix on IFC to include alternative comedy programming, such as The Onion News Network and Portlandia, in order to increase IFC’s appeal to its targeted demographic of men aged 18 to 49. We are also continuing to seek additional advertising revenue at AMC and WE tv through higher Nielsen ratings in desirable demographics.

Increased Control of Content.  We believe that control (including long-term contract arrangements) and ownership of content is becoming increasingly important, and we intend to increase our control position over our programming content. We already control, own or have long-term license agreements covering significant portions of our content across our programming networks as well as in our independent film distribution business operated by IFC Entertainment. We intend to continue to focus on obtaining the broadest possible control rights (both as to territory and platforms) for our content.

Exploitation of Emerging Media Platforms.  The technological landscape surrounding the distribution of entertainment content is continuously evolving as new digital platforms emerge. We intend to distribute our content across as many of these new platforms as possible, when it makes business sense to do so, so that our viewers can access our content where, when and how they want it. To that end, our programming networks are allowing many of our distributors to offer our content to subscribers on computers and other digital devices, and on video-on-demand platforms, all of which permit subscribers to access programs at their convenience. We also have launched our own direct-to-consumer digital platform, SundanceNow, which makes our IFC Entertainment library of independent films available to consumers in the United States and around the globe, and have made some of our content available on third-party digital platforms like iTunes and Netflix. Our national networks each host dedicated websites that promote their brands, provide programming information and provide access to content. In addition, AMC has acquired the film-focused websites filmsite.org and filmcritic.com, which together with amctv.com deliver over 4 million unique visitors each month.

Key Challenges

Following the Distribution, we may face a number of challenges, both pre-existing and as a result of the Distribution, including:

•	intense competition in the markets in which we operate;

•	a limited number of distributors for our programming networks;

•	substantially higher debt and leverage than we have historically maintained, as a result of the financing transactions described under “Description of Financing Transactions and Certain Indebtedness”;

•	volatility in the market price and trading volume of our common stock; and

•	lack of operating history as a public company.

See “Risk Factors” for a discussion of these and other matters our stockholders should carefully consider in connection with the Distribution.

Company Information

We are a Delaware corporation with our principal executive offices at 11 Penn Plaza, New York, NY 10001. Our telephone number is (212) 324-8500. AMC Networks Inc. is a holding company and conducts substantially all of its operations through its subsidiaries.

AMC Networks Inc. was incorporated on March 9, 2011 as an indirect, wholly-owned subsidiary of Cablevision Systems Corporation (“Cablevision”). Cablevision’s board of directors approved the Distribution (as defined below) on June 6, 2011 and the Company thereafter acquired 100% of the limited liability company interests in Rainbow Media Holdings LLC (“RMH”), the subsidiary of Cablevision through which Cablevision has historically owned the businesses described in this Information Statement. Certain businesses historically conducted by Cablevision through RMH, including News 12 Networks (“News 12”) and Rainbow Advertising Sales Corporation (“RASCO”), have not been transferred to us and will remain as part of Cablevision following the Distribution.

The Distribution

Please see “The Distribution” for a more detailed description of the matters described below.

Distributing Company	Cablevision Systems Corporation, which is one of the largest cable television operators in the United States. In addition to the business of AMC Networks, Cablevision also provides telecommunication services and operates regional programming networks and other businesses, including a newspaper publishing business and a chain of movie theaters.

Distributed Company	AMC Networks Inc., which will own and operate the programming networks and related businesses (other than the regional programming and advertising sales businesses discussed under “— Our Company”) currently owned by RMH, a wholly-owned indirect subsidiary of Cablevision, each of which is described in this Information Statement.

Distribution Ratio	Each holder of Cablevision NY Group Class A Common Stock will receive a distribution of one share of our Class A Common Stock for every four shares of Cablevision NY Group Class A Common Stock held on the record date and each holder of Cablevision NY Group Class B Common Stock will receive a distribution of one share of our Class B Common Stock for every four shares of Cablevision NY Group Class B Common Stock held on the record date.

Securities to be Distributed	Based on the number of shares of Cablevision NY Group Class A Common Stock and Cablevision NY Group Class B Common Stock outstanding on May 31, 2011, approximately 57,900,000 shares of our Class A Common Stock and 13,500,000 shares of our Class B Common Stock will be distributed. We refer to this distribution of securities as the “Distribution.” The shares of our common stock to be distributed will constitute all of the outstanding shares of our common stock immediately after the Distribution. Cablevision stockholders will not be required to pay for the shares of our common stock to be received by them in the Distribution, or to surrender or exchange shares of Cablevision common stock in order to receive our common stock, or to take any other action in connection with the Distribution.

Fractional Shares	Fractional shares of our common stock will not be distributed. Fractional shares of our Class A Common Stock will be aggregated and sold in the public market by the distribution agent and stockholders will receive a cash payment in lieu of a fractional share. Similarly, fractional shares of our Class B Common Stock will be aggregated, converted to Class A Common Stock, and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to the stockholders who would otherwise have received fractional interests. These proceeds generally will be taxable to those stockholders.

Distribution Agent, Transfer Agent and Registrar for the Shares	Wells Fargo Shareowner Services will be the distribution agent, transfer agent and registrar for the shares of our common stock.

Record Date	The record date is the close of business, New York City time, on June 16, 2011.

Distribution Date	11:59 p.m. on June 30, 2011.

Material U.S. Federal Income Tax Consequences of the Distribution	Cablevision has received a private letter ruling from the Internal Revenue Service (“IRS”) to the effect that, among other things, the Distribution, and certain related transactions, including (i) the contribution by CSC Holdings, LLC (“CSC Holdings”) of certain assets to the Company, (ii) the receipt by CSC Holdings of Company common stock, a portion of the New AMC Networks Debt (as defined below), and the potential assumption of certain liabilities by the Company and (iii) the expected exchange transaction with affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Exchange Entities”) whereby CSC Holdings will transfer such portion of the New AMC Networks Debt to the Exchange Entities in return for the transfer to CSC Holdings of approximately $1,250,000,000 of outstanding Cablevision or CSC Holdings debt, will qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended (the “Code”) to Cablevision, the Company, and holders of Cablevision common stock. In addition, Cablevision expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the Distribution and certain related transactions will qualify for tax-free treatment under the Code to Cablevision, the Company, and holders of Cablevision common stock, and that accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Cablevision common stock upon the receipt of shares of our common stock pursuant to the Distribution, except to the extent such holder receives cash in lieu of fractional shares of our common stock.

Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon representations by Cablevision that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion discussed above addresses all of the requirements necessary for the Distribution and certain related transactions to obtain tax-free treatment under the Code and is based on, among other things, certain assumptions and representations made by Cablevision and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by counsel in such opinion. The opinion will not be binding on the IRS or the courts. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

Stock Exchange Listing	There is not currently a public market for our common stock. Our Class A Common Stock will be listed on The NASDAQ Stock

Market LLC (“NASDAQ”) under the symbol “AMCX.” It is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the Distribution date, when-issued trading in respect of our Class A Common Stock will end and regular-way trading will begin. Our Class B Common Stock will not be listed on a securities exchange.

Financing Transactions	As part of the Distribution, we will incur approximately $2,425,000,000 of new debt (the “New AMC Networks Debt”), consisting of $1,725,000,000 aggregate principal amount of senior secured term loans and $700,000,000 aggregate principal amount of senior unsecured notes. A portion of the proceeds of the New AMC Networks Debt will be used to repay all outstanding Company debt (excluding capital leases) and approximately $1,275,000,000 of the New AMC Networks Debt will be issued to CSC Holdings, which will use such New AMC Networks Debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt.

CSC Holdings will accomplish the satisfaction and discharge of the outstanding debt by entering into a transaction with the Exchange Entities, whereby CSC Holdings will exchange a portion of the New AMC Networks Debt for outstanding Cablevision or CSC Holdings debt, a substantial portion of which will have been acquired from Cablevision’s lenders by the Exchange Entities for this purpose. Following the exchange, we expect that affiliates of the Exchange Entities, in an unrelated transaction, will syndicate our senior secured term loans to several lenders and distribute our senior unsecured notes in an exempt offering. See “Description of Financing Transactions and Certain Indebtedness.”

Relationship between Cablevision and Us after the Distribution	Following the Distribution, we will be a public company and Cablevision will have no continuing stock ownership interest in us. In connection with the Distribution, we and Cablevision have entered into a Distribution Agreement and have or will enter into several ancillary agreements for the purpose of accomplishing the distribution of our common stock to Cablevision’s common stockholders. These agreements also will govern our relationship with Cablevision subsequent to the Distribution and provide for the allocation of employee benefit, tax and some other liabilities and obligations attributable to periods prior to the Distribution. These agreements also will include arrangements with respect to transition services and a number of on-going commercial relationships, including with respect to the funding of, and allocation of the proceeds from, certain litigation. The Distribution Agreement includes an agreement that we and Cablevision agree to provide each other with appropriate indemnities with respect to liabilities arising out of the businesses being transferred to us by Cablevision. We are also party to other arrangements with Cablevision and its subsidiaries, such as affiliation agreements covering our programming. See “Certain Relationships and Related Party Transactions.”

There is an overlap between the senior management of the Company and Cablevision. Charles F. Dolan serves as the Executive Chairman of the Company and will continue to serve as the Chairman of Cablevision. In addition, immediately following the Distribution, eight of the members of our Board of Directors will also be directors of Cablevision, and several of our directors will continue to serve as officers and/or employees of Cablevision concurrently with their service on our Board of Directors.

See “Certain Relationships and Related Party Transactions — Relationship Between Cablevision and Us After the Distribution” for a discussion of the policy that will be in place for dealing with potential conflicts of interest that may arise from our ongoing relationship with Cablevision.

Control by Dolan Family	Following the Distribution, we will be controlled by Charles F. Dolan, our Executive Chairman, members of his family and certain related family entities. We have been informed that Charles F. Dolan, these family members and the related entities have entered into a stockholders agreement relating, among other things, to the voting of their shares of our Class B Common Stock.

See “Risk Factors — Risks Related to the Distribution and the Financing Transactions — We are controlled by the Dolan family, which may create certain conflicts of interest and which means certain stockholder decisions can be taken without the consent of the majority of the holders of our Class A Common Stock.” Immediately following the Distribution, seven of the members of our Board of Directors will be members of the Dolan family.

Post-Distribution Dividend Policy	We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Risk Factors	Stockholders should carefully consider the matters discussed under “Risk Factors.”

Selected Financial Data

The operating and balance sheet data included in the following selected financial data as of December 31, 2010 and 2009 and for each year in the three-year period ended December 31, 2010 have been derived from the audited annual consolidated financial statements of AMC Networks Inc. included elsewhere in this Information Statement, and the balance sheet data as of December 31, 2008, 2007 and 2006 and the income statement data for the years ended December 31, 2007 and 2006 have been derived from the unaudited annual consolidated financial statements of the Company, which are not included in this Information Statement. The operating and balance sheet data included in the following selected financial data for the three months ended and as of March 31, 2011 and 2010 have been derived from the unaudited interim consolidated financial statements of the Company and, in the opinion of the management of the Company, reflect all adjustments necessary for the fair presentation of such data for the respective interim periods. The financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as a separate publicly-traded entity during the periods presented. The results of operations for the three month period ended March 31, 2011 are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2011. The selected financial data presented below should be read in conjunction with the annual and interim financial statements included elsewhere in this Information Statement and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Consolidated Financial Information.”

	Three Months		Year Ended
	Ended March 31,		December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands)

Operating Data(1):
Revenues, net	$272,903	$248,372	$1,078,300	$973,644	$893,557	$754,447	$646,476

Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	90,411	82,425	366,093	310,365	314,960	276,144	246,166
Selling, general and administrative	86,921	78,444	328,134	313,904	302,474	256,995	242,674
Restructuring (credit) expense	(34)	(212)	(2,218)	5,162	46,877	2,245	—
Depreciation and amortization (including impairments)	24,926	26,690	106,455	106,504	108,349	81,101	83,984

	202,224	187,347	798,464	735,935	772,660	616,485	572,824

Operating income	70,679	61,025	279,836	237,709	120,897	137,962	73,652

Other income (expense):
Interest expense, net	(17,893)	(19,116)	(73,412)	(75,705)	(97,062)	(113,841)	(133,202)
(Loss) gain on investments, net	—	—	—	—	(103,238)	(1,812)	27,417
Gain (loss) on equity derivative contracts	—	—	—	—	66,447	24,183	(15,708)
Loss on interest rate swap contracts, net	—	—	—	(3,237)	(2,843)	—	—
Loss on extinguishment of debt and write-off of deferred financing costs	—	—	—	—	(2,424)	(22,032)	(6,084)
Miscellaneous, net	72	26	(162)	187	379	3,140	1,998

	(17,821)	(19,090)	(73,574)	(78,755)	(138,741)	(110,362)	(125,579)

Income (loss) from continuing operations before income taxes	52,858	41,935	206,262	158,954	(17,844)	27,600	(51,927)
Income tax (expense) benefit	(23,136)	(17,906)	(88,073)	(70,407)	(2,732)	(12,227)	21,043

Income (loss) from continuing operations	29,722	24,029	118,189	88,547	(20,576)	15,373	(30,884)
Income (loss) from discontinued operations, net of income taxes	96	(10,596)	(38,090)	(34,791)	(26,866)	(25,867)	(62,808)

	29,818	13,433	80,099	53,756	(47,442)	(10,494)	(93,692)
Cumulative effect of a change in accounting principle, net of income taxes	—	—	—	—	—	—	(155)

Net income (loss)	$29,818	$13,433	$80,099	$53,756	$(47,442)	$(10,494)	$(93,847)

	March 31,		December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands)

Balance Sheet Data(1):
Program rights, net	$895,690	$734,182	$783,830	$683,306	$649,020	$553,555	$495,449
Investment securities pledged as collateral	—	—	—	—	—	472,347	474,131
Total assets	1,924,312	1,950,263	1,853,896	1,934,362	1,987,917	2,423,442	2,474,883
Program rights obligations	557,511	471,792	454,825	435,638	465,588	416,960	432,429
Note payable/advances to affiliate	—	—	—	190,000	190,000	130,000	—
Credit facility debt(2)	412,500	563,750	475,000	580,000	700,000	500,000	510,000
Collateralized indebtedness	—	—	—	—	—	402,965	388,183
Senior notes(2)	299,619	299,350	299,552	299,283	299,014	298,745	298,476
Senior subordinated notes(2)	324,134	323,881	324,071	323,817	323,564	323,311	497,011
Capital lease obligations	19,198	23,572	20,252	24,611	21,106	24,432	18,905
Total debt	1,055,451	1,210,553	1,118,875	1,227,711	1,343,684	1,549,453	1,712,575
Stockholder’s equity (deficiency)	81,374	(27,458)	24,831	(236,992)	(278,502)	(570,665)	(996,541)

(1)	The Company acquired Sundance Channel in June 2008. The results of Sundance Channel’s operations have been included in the consolidated financial statements from the date of acquisition. See Note 3 in the accompanying annual consolidated financial statements.

(2)	As part of the Distribution, we will incur approximately $2,425,000 of New AMC Networks Debt, consisting of $1,725,000 aggregate principal amount of senior secured term loans and $700,000 aggregate principal amount of senior unsecured notes. A portion of the proceeds of the New AMC Networks Debt will be used to repay all outstanding Company debt (excluding capital leases) and approximately $1,275,000 of the New AMC Networks Debt will be issued to CSC Holdings, which will use such New AMC Networks Debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt. See “Description of Financing Transactions and Certain Indebtedness — Financing Transactions in Connection with the Distribution.”

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

The following is a brief summary of the terms of the Distribution. Please see “The Distribution” for a more detailed description of the matters described below.

Q:	What is the Distribution?

A:	The Distribution is the method by which Cablevision will separate the business of our Company from Cablevision’s other businesses, creating two separate, publicly-traded companies. In the Distribution, Cablevision will distribute to its stockholders all of the shares of our Class A Common Stock and Class B Common Stock that it owns. Following the Distribution, we will be a separate company from Cablevision, and Cablevision will not retain any ownership interest in us. The number of shares of Cablevision common stock you own will not change as a result of the Distribution.

Q:	What is being distributed in the Distribution?

A:	Approximately 57.9 million shares of our Class A Common Stock and 13.5 million shares of our Class B Common Stock will be distributed in the Distribution, based upon the number of shares of Cablevision NY Group Class A Common Stock and Cablevision NY Group Class B Common Stock outstanding on the record date. The shares of our Class A Common Stock and Class B Common Stock to be distributed by Cablevision will constitute all of the issued and outstanding shares of our Class A Common Stock and Class B Common Stock immediately after the Distribution. For more information on the shares being distributed in the Distribution, see “Description of Capital Stock — Class A Common Stock and Class B Common Stock.”

Q:	What will I receive in the Distribution?

A:	Holders of Cablevision NY Group Class A Common Stock will receive a distribution of one share of our Class A Common Stock for every four shares of Cablevision NY Group Class A Common Stock held by them on the record date, and holders of Cablevision NY Group Class B Common Stock will receive a distribution of one share of our Class B Common Stock for every four shares of Cablevision NY Group Class B Common Stock held by them on the record date. As a result of the Distribution, your proportionate interest in Cablevision will not change and you will own the same percentage of equity securities and voting power in AMC Networks as you did in Cablevision on the record date. For a more detailed description, see “The Distribution.”

Q:	What is the record date for the Distribution?

A:	Record ownership will be determined as the close of business, New York City time, on June 16, 2011, which we refer to as the record date. The person in whose name shares of Cablevision common stock are registered at the close of business on the record date is the person to whom shares of the Company’s common stock will be issued in the Distribution. As described below, the Cablevision NY Group Class A Common Stock will not trade on an ex-dividend basis with respect to our common stock and, as a result, if a record holder of Cablevision NY Group Class A Common Stock sells those shares after the record date and on or prior to the Distribution date, the seller will be obligated to deliver to the purchaser the shares of our common stock that are issued in respect of the transferred Cablevision NY Group Class A Common Stock.

Q:	When will the Distribution occur?

A:	We expect that shares of our Class A Common Stock and Class B Common Stock will be distributed by the distribution agent, on behalf of Cablevision, effective at 11:59 p.m. on June 30, 2011, which we refer to as the Distribution date.

Q:	What will the relationship between Cablevision and us be following the Distribution?

A:	Following the Distribution, we will be a public company and Cablevision will have no continuing stock ownership interest in us. In connection with the Distribution, we and Cablevision have entered into a Distribution Agreement and have entered or will enter into several other agreements for the purpose of accomplishing the distribution of our common stock to Cablevision’s common stockholders. These agreements also will govern our relationship with Cablevision subsequent to the Distribution and provide for the allocation of employee benefit, tax and some other liabilities and obligations attributable to periods prior to the Distribution. These agreements will also include arrangements with respect to transition services and a number of ongoing commercial relationships. The Distribution Agreement provides that we and Cablevision agree to provide each other with appropriate indemnities with respect to liabilities arising out of the businesses being transferred to us by Cablevision. We are also party to other arrangements with Cablevision and its subsidiaries, such as affiliation agreements covering our programming networks. See “Certain Relationships and Related Party Transactions.” Following the Distribution, both we and Cablevision will be controlled by Charles F. Dolan, our Executive Chairman, members of his family and certain related family entities.

There is an overlap between the senior management of the Company and Cablevision. Charles F. Dolan serves as the Executive Chairman of the Company and will continue to serve as the Chairman of Cablevision. In addition, immediately following the Distribution, eight of the members of our Board of Directors will also be directors of Cablevision, and several of our directors will continue to serve as officers or employees of Cablevision concurrently with their service on our Board of Directors.

See “Certain Relationships and Related Party Transactions — Relationship Between Cablevision and Us After the Distribution” for a discussion of the policy that will be in place for dealing with potential conflicts of interest that may arise from our ongoing relationship with Cablevision.

Q:	What do I have to do to participate in the Distribution?

A:	No action is required on your part. Shareholders of Cablevision on the record date for the Distribution are not required to pay any cash or deliver any other consideration, including any shares of Cablevision common stock, for the shares of our common stock distributable to them in the Distribution.

Q:	If I sell, on or before the Distribution date, shares of Cablevision NY Group Class A Common Stock that I held on the record date, am I still entitled to receive shares of AMC Networks Class A Common Stock distributable with respect to the shares of Cablevision NY Group Class A Common Stock I sold?

A:	No. No ex-dividend market will be established for our Class A Common Stock until the first trading day following the Distribution date. Therefore, if you own shares of Cablevision NY Group Class A Common Stock on the record date and thereafter sell those shares on or prior to the Distribution date, you will also be selling the shares of our Class A Common Stock that would have been distributed to you in the Distribution with respect to the shares of Cablevision NY Group Class A Common Stock you sell. Conversely, a person who purchases shares of Cablevision NY Group Class A Common Stock after the record date and on or prior to the Distribution date will be entitled to receive, from the seller of those shares, the shares of our Class A Common Stock issued in the Distribution with respect to the transferred Cablevision NY Group Class A Common Stock.

Q:	How will fractional shares be treated in the Distribution?

A:	If you would be entitled to receive a fractional share of our Class A Common Stock in the Distribution, you will instead receive a cash payment. See “The Distribution — Manner of Effecting the Distribution” for an explanation of how the cash payments will be determined.

Q:	How will Cablevision distribute shares of AMC Networks common stock to me?

A:	Holders of shares of Cablevision’s NY Group Class A Common Stock or NY Group Class B Common Stock on the record date will receive shares of the same class of our common stock, in book-entry form. See “The Distribution — Manner of Effecting the Distribution” for a more detailed explanation.

Q:	What is the reason for the Distribution?

A:	The potential benefits considered by Cablevision’s board of directors in making the determination to consummate the Distribution included the following:

•	to enhance the credit profile of Cablevision by accessing its RMH subsidiary’s additional debt capacity to effectuate a reduction of Cablevision’s indebtedness, thereby providing Cablevision with greater financial and strategic flexibility to pursue acquisitions following the Distribution; and

•	to increase the aggregate stock price of Cablevision and the Company relative to the pre-Distribution value of outstanding Cablevision stock, so as to allow each company to (i) issue equity in connection with acquisitions on more favorable terms and (ii) increase the long term attractiveness of equity compensation programs, in both cases with less relative dilution to existing equityholders.

Cablevision’s board of directors believes that the aggregate stock price of Cablevision and the Company could potentially increase relative to the pre-Distribution value of outstanding Cablevision stock because the Distribution will permit investors to invest separately in AMC Networks and in the remaining businesses of Cablevision. This may make AMC Networks and Cablevision common stock more attractive to investors, as compared to Cablevision common stock before the Distribution, because the common stock of each of AMC Networks and Cablevision will become available to classes of investors who seek an investment that offers the growth, risk and sector exposure of either AMC Networks or Cablevision, but not that of the combined company. There can be no assurance, however, as to the future market price of AMC Networks or Cablevision common stock. See “Risk Factors — The combined post-Distribution value of Cablevision and AMC Networks shares may not equal or exceed the pre-Distribution value of Cablevision shares.”

Cablevision’s board of directors also considered several factors that might have a negative effect on Cablevision as a result of the Distribution. Cablevision’s board of directors considered that the Distribution would result in substantial reductions to the restricted payments baskets under various debt instruments of Cablevision and its subsidiary, CSC Holdings. Moreover, the Distribution would separate from Cablevision the businesses of the Company, which represent significant value, in a transaction that produces no direct economic consideration for Cablevision, other than the debt reduction noted above. Because the Company will no longer be a wholly-owned subsidiary of Cablevision, the Distribution also will affect the terms of, or limit the incentive for, or the ability of Cablevision to pursue, cross-company business transactions and initiatives with AMC Networks since, as separate public companies, such transactions and initiatives will need to be assessed by each company from its own business perspective. Finally, following the Distribution, Cablevision and its remaining businesses will need to absorb corporate and administrative costs previously allocated to its Rainbow reportable segment.

Cablevision’s board of directors considered certain aspects of the Distribution that may be adverse to the Company. The Company’s common stock may come under initial selling pressure as certain Cablevision stockholders sell their shares in the Company because they are not interested in holding an investment in the Company’s businesses. Moreover, certain factors such as a lack of historical financial and performance data as an independent company may limit investors’ ability to appropriately value the Company’s common stock. Furthermore, because the Company will no longer be a wholly-owned subsidiary of Cablevision, the Distribution also will limit the ability of the Company to pursue cross-company business transactions and initiatives with other businesses of Cablevision.

Q:	What are the U.S. federal income tax consequences to me of the Distribution?

A:	Cablevision has received a private letter ruling from the IRS and expects to obtain an opinion from Sullivan & Cromwell LLP to the effect that, among other things, the Distribution and certain related transactions will qualify as tax-free under the Code. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution,” and “Risk Factors — Risks Related to the Distribution and the Financing Transactions — The Distribution could result in significant tax liability” and “Risk Factors — Risks Related to the Distribution and the Financing Transactions — The tax rules applicable to the Distribution may restrict us from engaging in certain corporate transactions or from raising equity capital beyond certain thresholds for a period of time after the Distribution.”

Q:	Does AMC Networks intend to pay cash dividends?

A:	No. We currently intend to retain future earnings, if any, to finance the expansion of our businesses, repay indebtedness and fund ongoing operations. As a result, we do not expect to pay any cash dividends for the foreseeable future. All decisions regarding the payment of dividends will be made by our Board of Directors from time to time in accordance with applicable law.

Q:	How will AMC Networks common stock trade?

A:	There is not currently a public market for our common stock. Our Class A Common Stock will be listed on NASDAQ under the symbol “AMCX.” It is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the Distribution date, when-issued trading in respect of our Class A Common Stock will end and regular-way trading will begin. Our Class B Common Stock will not be listed on a securities exchange.

Q:	Will the Distribution affect the trading price of my Cablevision NY Group Class A Common Stock?

A:	Yes. After the distribution of our Class A Common Stock, the trading price of Cablevision NY Group Class A Common Stock may be lower than the trading price of the Cablevision NY Group Class A Common Stock immediately prior to the Distribution. Moreover, until the market has evaluated the operations of Cablevision without the operations of AMC Networks, the trading price of Cablevision NY Group Class A Common Stock may fluctuate significantly. Cablevision believes the separation of AMC Networks from Cablevision offers its stockholders the greatest long-term value. However, the combined trading prices of Cablevision NY Group Class A Common Stock and AMC Networks Inc. Class A Common Stock after the Distribution may be lower than the trading price of Cablevision NY Group Class A Common Stock prior to the Distribution. See “Risk Factors” beginning on page 22.

Q:	What financing transactions will AMC Networks undertake in connection with the Distribution?

A:	As part of the Distribution, we will incur approximately $2,425,000,000 of New AMC Networks Debt, consisting of $1,725,000,000 aggregate principal amount of senior secured term loans and $700,000,000 aggregate principal amount of senior unsecured notes. A portion of the proceeds of the New AMC Networks Debt will be used to repay all outstanding Company debt (excluding capital leases) and approximately $1,275,000,000 of the New AMC Networks Debt will be issued to CSC Holdings, which will use such New AMC Networks Debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt.

CSC Holdings will accomplish the satisfaction and discharge of the outstanding debt by entering into a transaction with the Exchange Entities, whereby CSC Holdings will exchange a portion of the New AMC Networks Debt for outstanding Cablevision or CSC Holdings debt, a substantial portion of which will have been acquired from Cablevision’s lenders by the Exchange Entities for this purpose. Following the exchange, we expect that affiliates of the Exchange Entities, in an unrelated transaction, will syndicate our senior secured term loans to several lenders and distribute our senior unsecured notes in an exempt offering. See “Description of Financing Transactions and Certain Indebtedness.”

Q:	Do I have appraisal rights?

A:	No. Holders of Cablevision common stock are not entitled to appraisal rights in connection with the Distribution.

Q:	Who is the transfer agent for AMC Networks common stock?

A:	Wells Fargo Shareowner Services, 161 North Concord Exchange, South St. Paul, Minnesota 55075-1139.

Q:	Where can I get more information?

A:	If you have questions relating to the mechanics of the Distribution of shares of AMC Networks Inc. common stock, you should contact the distribution agent:

Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, Minnesota 55075-1139
Telephone: 1-800-468-9716

Before the Distribution, if you have questions relating to the Distribution, you should contact:

Cablevision Systems Corporation
Investor Relations Dept.
1111 Stewart Ave.
Bethpage, NY 11714-3581
Telephone: 1-516-803-2300

After the Distribution, if you have questions relating to AMC Networks Inc., you should contact:

AMC Networks Inc.
Investor Relations Dept.
11 Penn Plaza
New York, NY 10001
Telephone: 1-212-324-8500

THE DISTRIBUTION

General

All of our outstanding shares of Class A Common Stock will be distributed to the holders of Cablevision NY Group Class A Common Stock and all of the outstanding shares of our Class B Common Stock will be distributed to the holders of Cablevision NY Group Class B Common Stock. We refer to this distribution of securities as the “Distribution.” In the Distribution, each holder of Cablevision common stock will receive a distribution of one share of our common stock for every four shares of Cablevision common stock held as of the close of business, New York City time, on June 16, 2011, which will be the record date.

Manner of Effecting the Distribution

The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement between us and Cablevision. Under the Distribution Agreement, the Distribution will be effective at 11:59 p.m. on June 30, 2011. For most Cablevision stockholders who own Cablevision common stock in registered form on the record date, our transfer agent will credit their shares of our common stock to book entry accounts established to hold these shares. Our distribution agent will send these stockholders a statement reflecting their ownership of our common stock. Book entry refers to a method of recording stock ownership in our records in which no physical certificates are used. For stockholders who own Cablevision common stock through a broker or other nominee, their shares of our common stock will be credited to these stockholders’ accounts by the broker or other nominee. As further discussed below, fractional shares will not be distributed. Following the Distribution, stockholders whose shares are held in book entry form may request that their shares of our common stock be transferred to a brokerage or other account at any time, as well as delivery of physical stock certificates for their shares, in each case without charge.

CABLEVISION STOCKHOLDERS WILL NOT BE REQUIRED TO PAY FOR SHARES OF OUR COMMON STOCK RECEIVED IN THE DISTRIBUTION, OR TO SURRENDER OR EXCHANGE SHARES OF CABLEVISION COMMON STOCK IN ORDER TO RECEIVE OUR COMMON STOCK, OR TO TAKE ANY OTHER ACTION IN CONNECTION WITH THE DISTRIBUTION. NO VOTE OF CABLEVISION STOCKHOLDERS IS REQUIRED OR SOUGHT IN CONNECTION WITH THE DISTRIBUTION, AND CABLEVISION STOCKHOLDERS HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE DISTRIBUTION.

Fractional shares of our common stock will not be issued to Cablevision stockholders as part of the Distribution or credited to book entry accounts. In lieu of receiving fractional shares, each holder of Cablevision common stock who would otherwise be entitled to receive a fractional share of our common stock will receive cash for the fractional interest, which generally will be taxable to such holder. An explanation of the tax consequences of the Distribution can be found below in the subsection captioned “— Material U.S. Federal Income Tax Consequences of the Distribution.” The distribution agent will, as soon as practicable after the Distribution date, aggregate fractional shares of our Class A Common Stock into whole shares and sell them in the open market at the prevailing market prices and distribute the aggregate proceeds, net of brokerage fees, ratably to Cablevision NY Group Class A stockholders otherwise entitled to fractional interests in our Class A Common Stock. Similarly, fractional shares of our Class B Common Stock will be aggregated, converted to Class A Common Stock, and sold in the public market by the distribution agent. The amount of such payments will depend on the prices at which the aggregated fractional shares are sold by the distribution agent in the open market shortly after the Distribution date.

See “Executive Compensation — Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards,” for a discussion of how outstanding Cablevision options, restricted shares, restricted stock units and performance awards will be affected by the Distribution.

In order to be entitled to receive shares of our common stock in the Distribution, Cablevision stockholders must be stockholders of record of Cablevision common stock at the close of business, New York City time, on the record date, June 16, 2011.

Concurrent Financing Transactions

As part of the Distribution, we will incur approximately $2,425,000,000 of New AMC Networks Debt, consisting of $1,725,000,000 aggregate principal amount of senior secured term loans and $700,000,000 aggregate principal amount of senior unsecured notes. A portion of the proceeds of the New AMC Networks Debt will be used to repay all outstanding Company debt (excluding capital leases) and approximately $1,275,000,000 of the New AMC Networks Debt will be issued to CSC Holdings, which will use such New AMC Networks Debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt.

CSC Holdings will accomplish the satisfaction and discharge of the outstanding debt by entering into a transaction with the Exchange Entities, whereby CSC Holdings will exchange a portion of the New AMC Networks Debt for outstanding Cablevision or CSC Holdings debt, a substantial portion of which will have been acquired from Cablevision’s lenders by the Exchange Entities for this purpose. Following the exchange, we expect that affiliates of the Exchange Entities, in an unrelated transaction, will syndicate our senior secured term loans to several lenders and distribute our senior unsecured notes in an exempt offering. See “Description of Financing Transactions and Certain Indebtedness.”

Reasons for the Distribution

Cablevision’s board of directors has determined that separation of our businesses from Cablevision’s other businesses is in the best interests of Cablevision and its stockholders. The potential benefits considered by Cablevision’s board of directors in making the determination to consummate the Distribution included the following:

•	to enhance the credit profile of Cablevision by accessing its RMH subsidiary’s additional debt capacity to effectuate a reduction of Cablevision’s indebtedness, thereby providing Cablevision with greater financial and strategic flexibility to pursue acquisitions following the Distribution; and

•	to increase the aggregate stock price of Cablevision and the Company relative to the pre-Distribution value of outstanding Cablevision stock, so as to allow each company to (i) issue equity in connection with acquisitions on more favorable terms and (ii) increase the long term attractiveness of equity compensation programs, in both cases with less relative dilution to existing equityholders.

Cablevision’s board of directors believes that the aggregate stock price of Cablevision and the Company could potentially increase relative to the pre-Distribution value of outstanding Cablevision stock because the Distribution will permit investors to invest separately in AMC Networks and in the remaining businesses of Cablevision. This may make AMC Networks and Cablevision common stock more attractive to investors, as compared to Cablevision common stock before the Distribution, because the common stock of each of AMC Networks and Cablevision will become available to classes of investors who seek an investment that offers the growth, risk and sector exposure of either AMC Networks or Cablevision, but not that of the combined company. There can be no assurance, however, as to the future market price of AMC Networks or Cablevision common stock. See “Risk Factors — The combined post-Distribution value of Cablevision and AMC Networks shares may not equal or exceed the pre-Distribution value of Cablevision shares.”

Cablevision’s board of directors also considered several factors that might have a negative effect on Cablevision as a result of the Distribution. Cablevision’s board of directors considered that the Distribution would result in substantial reductions to the restricted payments baskets under various debt instruments of Cablevision and its subsidiary, CSC Holdings. Moreover, the Distribution would separate from Cablevision the businesses of the Company, which represent significant value, in a transaction that produces no direct economic consideration for Cablevision, other than the debt reduction noted above. Because the Company will no longer be a wholly-owned subsidiary of Cablevision, the Distribution also will affect the terms of, or limit the incentive for, or the ability of Cablevision to pursue, cross-company business transactions and initiatives with AMC Networks since, as separate public companies, such transactions and initiatives will need to be assessed by each company from its own business perspective. Finally, following the Distribution, Cablevision and its remaining businesses will need to absorb corporate and administrative costs previously allocated to its Rainbow segment.

Cablevision’s board of directors considered certain aspects of the Distribution that may be adverse to the Company. The Company’s common stock may come under initial selling pressure as certain Cablevision stockholders sell their shares in the Company because they are not interested in holding an investment in the Company’s businesses. Moreover, certain factors such as a lack of historical financial and performance data as an independent company may limit investors’ ability to appropriately value the Company’s common stock. Furthermore, because the Company will no longer be a wholly-owned subsidiary of Cablevision, the Distribution also will limit the ability of the Company to pursue cross-company business transactions and initiatives with other businesses of Cablevision.

Results of the Distribution

After the Distribution, we will be a public company owning and operating the network programming and related businesses (other than the regional programming and advertising sales businesses discussed under “Summary — Our Company”) historically owned by Cablevision through RMH, a wholly-owned indirect subsidiary of Cablevision. Immediately after the Distribution, we expect to have approximately 1,000 holders of record of our Class A Common Stock and 26 holders of record of our Class B Common Stock and approximately 57.9 million shares of Class A Common Stock and approximately 13.5 million shares of Class B Common Stock outstanding, based on the number of record stockholders and outstanding shares of Cablevision common stock on May 31, 2011 and after giving effect to the delivery to stockholders of cash in lieu of fractional shares of our common stock. The actual number of shares to be distributed will be determined on the record date. You can find information regarding options to purchase our common stock that will be outstanding after the Distribution in the section captioned, “Executive Compensation — Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards.” We and Cablevision will both be controlled by Charles F. Dolan, our Executive Chairman, members of his family and certain related family entities.

Prior to the Distribution, we have entered or will enter into several agreements with Cablevision (and certain of its subsidiaries and affiliates) in connection with, among other things, employee matters, tax, transition services and a number of ongoing commercial relationships, including affiliation agreements with respect to our programming networks.

The Distribution will not affect the number of outstanding shares of Cablevision common stock or any rights of Cablevision stockholders.

Material U.S. Federal Income Tax Consequences of the Distribution

The following is a summary of the material U.S. federal income tax consequences of the Distribution to us, Cablevision and Cablevision stockholders. This summary is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of such authorities by the courts and the IRS, all as in effect as of the date of this Information Statement and all of which are subject to change at any time, possibly with retroactive effect. This summary is limited to holders of Cablevision common stock that are U.S. holders, as defined below, that hold their shares of Cablevision common stock as capital assets within the meaning of section 1221 of the Code. Further, this summary does not discuss all tax considerations that may be relevant to holders of Cablevision common stock in light of their particular circumstances, nor does it address the consequences to holders of Cablevision common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who acquired such shares of Cablevision common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of Cablevision common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This summary does not address any U.S. federal estate, gift or other non-income tax consequences or any applicable state, local, foreign, or other tax consequences. Each stockholder’s individual circumstances may affect the tax consequences of the Distribution.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Cablevision common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Cablevision common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Cablevision common stock should consult its tax advisor regarding the tax consequences of the Distribution.

Cablevision has received a private letter ruling from the IRS to the effect that, among other things, the Distribution, and certain related transactions, including (i) the contribution by CSC Holdings of certain assets to the Company, (ii) the receipt by CSC Holdings of Company common stock, a portion of the New AMC Networks Debt, and the potential assumption of certain liabilities by the Company and (iii) the expected exchange transaction with the Exchange Entities whereby CSC Holdings will transfer such portion of the New AMC Networks Debt to the Exchange Entities in return for the transfer to CSC Holdings of approximately $1,250,000,000 of outstanding Cablevision or CSC Holdings debt, will qualify for tax-free treatment under the Code to Cablevision, the Company, and holders of Cablevision common stock. In addition, Cablevision expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the Distribution and certain related transactions will qualify for tax-free treatment under the Code to Cablevision, the Company, and holders of Cablevision common stock, and that accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Cablevision common stock upon the receipt of shares of our common stock pursuant to the Distribution, except to the extent such holder receives cash in lieu of fractional shares of our common stock.

Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon representations by Cablevision that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion discussed above addresses all of the requirements necessary for the Distribution and certain related transactions to obtain tax-free treatment under the Code and is based on, among other things, certain assumptions and representations made by Cablevision and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by counsel in such opinion. The opinion will not be binding on the IRS or the courts.

On the basis of the ruling and the opinion we expect to receive, and assuming that Cablevision common stock is a capital asset in the hands of a Cablevision stockholder on the Distribution date:

•	Except for any cash received in lieu of a fractional share of our common stock, a Cablevision stockholder will not recognize any income, gain or loss as a result of the receipt of our common stock in the Distribution.

•	A Cablevision stockholder’s holding period for our common stock received in the Distribution will include the period for which that stockholder’s Cablevision common stock was held.

•	A Cablevision stockholder’s tax basis for our common stock received in the Distribution will be determined by allocating to that common stock, on the basis of the relative fair market values of Cablevision common stock and our common stock at the time of the Distribution, a portion of the stockholder’s basis in his or her Cablevision common stock. A Cablevision stockholder’s basis in his or her Cablevision common stock will be decreased by the portion allocated to our common stock. Within a reasonable period of time after the Distribution, Cablevision will provide its stockholders who receive our common stock pursuant to the Distribution a worksheet for calculating their tax bases in our common stock and their Cablevision common stock.

•	The receipt of cash in lieu of a fractional share of our common stock generally will be treated as a sale of the fractional share of our common stock, and a Cablevision stockholder will recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s basis in the fractional share of our common stock, as determined above. The gain or loss will be long-term capital gain or loss if the holding period for the fractional share of our common stock, as determined above, is greater than one year.

•	Neither we nor Cablevision will recognize a taxable gain or loss as a result of the Distribution.

If the Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes then, in general, Cablevision would recognize taxable gain in an amount equal to the excess of the fair market value of the common stock of our Company over Cablevision’s tax basis therein, i.e., as if it had sold the common stock of our Company in a taxable sale for its fair market value. In addition, the receipt by Cablevision’s stockholders of common stock of our Company would be a taxable distribution, and each U.S. holder that participated in the Distribution would recognize a taxable distribution as if the U.S. holder had received a distribution equal to the fair market value of our common stock that was distributed to him or her, which generally would be treated first as a taxable dividend to the extent of Cablevision’s earnings and profits, then as a non-taxable return of capital to the extent of each U.S. holder’s tax basis in his or her Cablevision common stock, and thereafter as capital gain with respect to any remaining value.

Even if the Distribution otherwise qualifies for tax-free treatment under the Code, the Distribution may be disqualified as tax-free to Cablevision and would result in a significant U.S. federal income tax liability to Cablevision (but not to holders of Cablevision common stock) under Section 355(e) of the Code if the Distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest by vote or value, in Cablevision or us. For this purpose, any acquisitions of Cablevision’s stock or our stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although Cablevision or we may be able to rebut that presumption. The process for determining whether a prohibited acquisition has occurred under the rules described in this paragraph is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Cablevision or we might inadvertently cause or permit a prohibited change in the ownership of Cablevision or us to occur, thereby triggering tax to Cablevision, which could have a material adverse effect. If such an acquisition of our stock or Cablevision’s stock triggers the application of Section 355(e), Cablevision would recognize taxable gain equal to the excess of the fair market value of the common stock of our Company held by it immediately before the Distribution over Cablevision’s tax basis therein, but the Distribution would remain tax-free to each Cablevision stockholder. In certain circumstances, under the Tax Disaffiliation Agreement between Cablevision and us, it is expected that we would be required to indemnify Cablevision against that taxable gain if it were triggered by an acquisition of our stock. See “Certain Relationships and Related Party Transactions — Relationship Between Cablevision and Us After the Distribution — Tax Disaffiliation Agreement” for a more detailed discussion of the Tax Disaffiliation Agreement between Cablevision and us.

Payments of cash in lieu of a fractional share of any common stock of our Company made in connection with the Distribution may, under certain circumstances, be subject to backup withholding, unless a holder provides proof of an applicable exception or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.

U.S. Treasury regulations require certain Cablevision stockholders with significant ownership in Cablevision that receive shares of our stock in the Distribution to attach to their U.S. federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate to show that the Distribution is tax-free under the Code. Within a reasonable period of time after the Distribution, Cablevision will provide its stockholders who receive our common stock pursuant to the Distribution with the information necessary to comply with such requirement.

Cablevision and the Company have determined that the Company will not be deemed to be a United States real property holding corporation as of the Distribution date, as defined in section 897(c)(2) of the Code.

EACH CABLEVISION STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR ABOUT THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Listing and Trading of Our Common Stock

There is not currently a public market for our common stock. Our Class A Common Stock will be listed on NASDAQ under the symbol “AMCX.” It is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the Distribution date, when-issued trading in our Class A Common Stock will end and regular-way trading will begin. “When-issued trading” refers to trading which occurs before a security is actually issued. These transactions are conditional, with settlement to occur if and when the security is actually issued and NASDAQ determines transactions are to be settled. “Regular-way trading” refers to normal trading transactions, which are settled by delivery of the securities against payment on the third business day after the transaction.

We cannot assure you as to the price at which our Class A Common Stock will trade before, on or after the Distribution date. Until our Class A Common Stock is fully distributed and an orderly market develops in our Class A Common Stock, the price at which such stock trades may fluctuate significantly. In addition, the combined trading prices of our Class A Common Stock and Cablevision NY Group Class A Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading price of the Cablevision NY Group Class A Common Stock prior to the Distribution. Our Class B Common Stock will not be listed on a securities exchange or publicly traded.

The shares of our common stock distributed to Cablevision stockholders will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us or shares subject to contractual restrictions. People who may be considered our affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with us. This may include certain of our officers, directors and significant stockholders. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from the registration requirements of the Securities Act, or in compliance with Rule 144 under the Securities Act. As described under “Shares Eligible for Future Sale — Registration Rights Agreements,” certain persons will have registration rights with respect to our stock.

Reason for Furnishing this Information Statement

This Information Statement is being furnished by Cablevision solely to provide information to stockholders of Cablevision who will receive shares of our common stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We will not update the information in this Information Statement except in the normal course of our respective public disclosure obligations and practices.

RISK FACTORS

You should carefully consider the following risk factors and all the other information contained in this Information Statement in evaluating us and our common stock.

Risks Relating to Our Business

Our business depends on the appeal of our programming to our distributors and our viewers, which may be unpredictable and volatile.

Our business depends in part upon viewer preferences and audience acceptance of the programming on our networks. These factors are often unpredictable and volatile, and subject to influences that are beyond our control, such as the quality and appeal of competing programming, general economic conditions and the availability of other entertainment activities. We may not be able to anticipate and react effectively to shifts in tastes and interests in our markets. A change in viewer preferences could cause our programming to decline in popularity, which could cause a reduction in advertising revenues and jeopardize renewal of our contracts with distributors. In addition, our competitors may have more flexible programming arrangements, as well as greater amounts of available content, distribution and capital resources, and may be able to react more quickly than we can to shifts in tastes and interests.

To an increasing extent, the success of our business depends on original programming, and our ability to predict accurately how audiences will respond to our original programming is particularly important. Because original programming often involves a greater degree of commitment on our part, as compared to acquired programming that we license from third parties, and because our network branding strategies depend significantly on a relatively small number of original programs, a failure to anticipate viewer preferences for such programs could be especially detrimental to our business.

In addition, feature films constitute a significant portion of the programming on our AMC, IFC and Sundance Channel programming networks. In general, the popularity of feature-film content on linear television is declining, due in part to the broad availability of such content through an increasing number of distribution platforms. Should the popularity of feature-film programming suffer significant further declines, we may lose viewership or be forced to rely more heavily on original programming, which could increase our costs.

If our programming does not gain the level of audience acceptance we expect, or if we are unable to maintain the popularity of our programming, our ratings may suffer, which will negatively affect advertising revenues, and we may have a diminished bargaining position when dealing with distributors, which could reduce our affiliation fee revenues. We cannot assure you that we will be able to maintain the success of any of our current programming, or generate sufficient demand and market acceptance for our new programming.

If economic instability persists in the United States or in other parts of the world, our results of operations could be adversely affected.

Our business is significantly affected by prevailing economic conditions. We derive substantial revenues from advertising spending by U.S. businesses, and these expenditures are sensitive to general economic conditions and consumer buying patterns. Financial instability or a general decline in economic conditions in the United States could adversely affect advertising rates and volume, resulting in a decrease in our advertising revenues.

Decreases in U.S. consumer discretionary spending may affect cable television and other video service subscriptions, in particular with respect to digital service tiers on which certain of our programming networks are carried. This could lead to a decrease in the number of subscribers receiving our programming from multichannel video distributors, which could have a negative impact on our viewing subscribers and affiliation fee revenues. Similarly, a decrease in viewing subscribers would also have a negative impact on the number of viewers actually watching the programs on our programming networks, which could also impact the rates we are able to charge advertisers.

Furthermore, world-wide financial instability may affect our ability to penetrate new markets. Because our networks are highly distributed in the United States, our ability to expand the scope of our operations internationally is important to the continued growth of our business. Our inability to negotiate favorable affiliation agreements with foreign distributors or to secure advertisers for those markets could negatively affect our results of operations.

Because a limited number of distributors account for a large portion of our business, the loss of any significant distributor would adversely affect our revenues.

Our programming networks depend upon agreements with a limited number of cable television system operators and other multichannel video distributors. In 2010, Comcast and DirecTV each accounted for at least 10% of our net revenues. The loss of any significant distributor could have a material adverse effect on our revenues.

In addition, we have in some instances made upfront payments to distributors in exchange for additional subscribers or have agreed to waive or accept lower affiliation fees if certain numbers of additional subscribers are provided. We also may help fund our distributors’ efforts to market our programming networks or we may permit distributors to offer promotional periods without payment of subscriber fees. As we continue our efforts to add viewing subscribers, our net revenues may be negatively affected by these deferred carriage fee arrangements, discounted subscriber fees or other payments.

If we are unable to renew our programming networks’ affiliation agreements, some of which expire in 2011 and 2012, our revenues will be negatively affected.

Our programming networks have affiliation agreements that will expire in 2011 and 2012. As of December 31, 2010, these affiliation agreements covered approximately 11%, 26%, 19% and 33%, respectively, of the subscribers of AMC, WE tv, IFC and Sundance Channel. Failure to renew these affiliation agreements, or other agreements expiring after this time, could have a material adverse effect on our business. A reduced distribution of our programming networks would adversely affect our affiliation fee revenue, and impact our ability to sell advertising or the rates we charge for such advertising. Even if affiliation agreements are renewed, we cannot assure you that the renewal rates will equal or exceed the rates that we currently charge these distributors.

Furthermore, the largest multichannel video distributors have significant leverage in their relationship with programming networks. The two largest cable distributors provide service to approximately 35 percent of U.S. households receiving cable or DBS service, while the two largest DBS distributors provide service to an additional 33 percent of such households. Further consolidation among multichannel video distributors could increase this leverage.

In some cases, if a distributor is acquired, the affiliation agreement of the acquiring distributor will govern following the acquisition. In those circumstances, the acquisition of a distributor that is party to one or more affiliation agreements with our programming networks on terms that are more favorable to us could adversely impact our financial condition and results of operations.

We are subject to intense competition, which may have a negative effect on our profitability or on our ability to expand our business.

The cable programming industry is highly competitive. Our programming networks compete with other programming networks and other types of video programming services for marketing and distribution by cable and other multichannel video distribution systems. In distributing a programming network, we face competition with other providers of programming networks for the right to be carried by a particular cable or other multichannel video distribution system and for the right to be carried by such system on a particular “tier” of service.

Certain programming networks affiliated with broadcast networks like NBC, ABC, CBS or Fox may have a competitive advantage over our programming networks in obtaining distribution through the “bundling” of carriage agreements for such programming networks with a distributor’s right to carry the affiliated broadcasting network. In addition, our ability to compete with certain programming networks for distribution may be hampered because the cable television or other multichannel video distributors through which we seek distribution may be affiliated with these programming networks. Because such distributors may have a substantial number of subscribers, the ability of such programming networks to obtain distribution on the systems of affiliated distributors may lead to increased affiliation and advertising revenue for such programming networks because of their increased penetration compared to our programming networks. Even if the affiliated distributors carry our programming networks, they may place their affiliated programming network on a more desirable tier, thereby giving their affiliated programming network a competitive advantage over our own. In addition, following the Distribution, we will no longer be owned by Cablevision, which could impact the competitive landscape in which we operate because some of our distributors have other commercial relationships with Cablevision. Because of these other relationships, the Company has from time to time in the past achieved greater distribution or more favorable terms than it might have achieved as a standalone company. Following the Distribution, our ability to pursue cross-company initiatives that might provide such benefits will be limited, since as separate public companies, we and Cablevision will each need to assess any such initiatives from our own business perspective.

In addition to competition for distribution, we also face intense competition for viewing audiences with other cable and broadcast programming networks, home video products and Internet-based video content providers, some of which are part of large diversified entertainment or media companies that have substantially greater resources than us. To the extent that our viewing audiences are eroded by competition with these other sources of programming content, our ratings would decline, negatively affecting advertising revenues, and we may face difficulty renewing affiliation agreements with distributors on acceptable terms, which could cause affiliation fee revenues to decline. In addition, competition for advertisers with these content providers, as well as with other forms of media (including print media, Internet websites and radio), could affect the amount we are able to charge for advertising time on our programming networks, and therefore our advertising revenues.

An important part of our strategy involves exploiting identified markets of the cable television viewing audience that are generally well defined and limited in size. Our programming networks have faced and will continue to face increasing competition obtaining distribution and attracting advertisers as other programming networks seek to serve the same or similar markets.

Our programming networks’ success depends upon the availability of programming that is adequate in quantity and quality, and we may be unable to secure or maintain such programming.

Our programming networks’ success depends upon the availability of quality programming, particularly original programming and films, that is suitable for our target markets. While we produce some of our original programming, we obtain most of the programming on our networks (including original programming, films and other acquired programming) through agreements with third parties that have produced or control the rights to such programming. These agreements expire at varying times and may be terminated by the other party if we are not in compliance with their terms.

We compete with other programming networks to secure desired programming. Competition for programming has increased as the number of programming networks has increased. Other programming networks that are affiliated with programming sources such as movie or television studios or film libraries may have a competitive advantage over us in this area. In addition to other cable programming networks, we also compete for programming with national broadcast television networks, local broadcast television stations, video-on-demand services and Internet-based content delivery services, such as Netflix, iTunes and Hulu. Some of these competitors have exclusive contracts with motion picture studios or independent motion picture distributors or own film libraries.

We cannot assure you that we will ultimately be successful in negotiating renewals of our programming rights agreements or in negotiating adequate substitute agreements in the event that these agreements expire or are terminated.

Our programming networks have entered into long-term programming acquisition contracts that require substantial payments over long periods of time, even if we do not use such programming to generate revenues.

Our programming networks have entered into numerous contracts relating to the acquisition of programming, including rights agreements with film companies. These contracts typically require substantial payments over extended periods of time. We must make the required payments under these contracts even if we do not use the programming.

Increased programming costs may adversely affect our profits.

We incur costs for the creative talent, including actors, writers and producers, who create our original programming. Some of our original programming has achieved significant popularity and critical acclaim, which could increase the costs of such programming in the future. An increase in the costs of programming may lead to decreased profitability or otherwise adversely affect our business.

We may not be able to adapt to new content distribution platforms and to changes in consumer behavior resulting from these new technologies, which may adversely affect our business.

We must successfully adapt to technological advances in our industry, including the emergence of alternative distribution platforms. Our ability to exploit new distribution platforms and viewing technologies will affect our ability to maintain or grow our business. Additionally, we must adapt to changing consumer behavior driven by advances such as digital video recorders (or “DVRs”), video-on-demand, Internet-based content delivery and mobile devices. Such changes may impact the revenues we are able to generate from our traditional distribution methods, either by decreasing the viewership of our programming networks on cable and other multichannel video distribution systems or by making advertising on our programming networks less valuable to advertisers. If we fail to adapt our distribution methods and content to emerging technologies, our appeal to our targeted audiences might decline and there could be a negative effect on our business.

Our business is limited by regulatory constraints, both domestic and foreign, which may adversely impact our operations.

Although our business generally is not directly regulated by the Federal Communications Commission (the “FCC”), under the Communications Act of 1934, there are certain FCC regulations that govern our business either directly or indirectly. See “Business — Regulation.” Furthermore, to the extent that regulations and laws, either presently in force or proposed, hinder or stimulate the growth of the cable television and satellite industries, our business will be affected.

The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect our operations.

The regulation of cable television services and satellite carriers is subject to the political process and has been in constant flux over the past two decades. Further material changes in the law and regulatory requirements must be anticipated. We cannot assure you that our business will not be adversely affected by future legislation, new regulation or deregulation.

An important aspect of our growth strategy involves the expansion of our programming networks and brands into markets outside the United States. The distribution of our programming networks in foreign markets is subject to laws and regulations specific to those countries. Changes in laws and regulations of foreign jurisdictions could adversely affect our business and ability to access new foreign markets.

If our technology facility fails or its operations are disrupted, our performance could be hindered.

Our programming is transmitted by our subsidiary, AMC Networks Broadcasting & Technology. AMC Networks Broadcasting & Technology uses its technology facility for a variety of purposes, including signal processing, program editing, promotions, creation of programming segments to fill short gaps between featured programs, quality control, and live and recorded playback. Like other facilities, this facility is subject to interruption from fire, lightning, adverse weather conditions and other natural causes. Equipment failure, employee misconduct or outside interference could also disrupt the facility’s services. Although we have an arrangement with a third party to re-broadcast the previous 48 hours of our networks’ programming in the event of a disruption, we currently do not have a backup operations facility for our programming.

In addition, we rely on third-party satellites in order to transmit our programming signals to our distributors. As with all satellites, there is a risk that the satellites we use will be damaged as a result of natural or man-made causes, or will otherwise fail to operate properly. Although we maintain in-orbit protection providing us with back-up satellite transmission facilities should our primary satellites fail, there can be no assurance that such back-up transmission facilities will be effective or will not themselves fail.

Any significant interruption at AMC Networks Broadcasting & Technology’s facility affecting the distribution of our programming, or any failure in satellite transmission of our programming signals, could have an adverse effect on our operating results and financial condition.

The loss of any of our key personnel and artistic talent could adversely affect our business.

We believe that our future success will depend to a significant extent upon the performance of our senior executives. We do not maintain “key man” insurance. In addition, we depend on the availability of a number of writers, directors, producers and others, who are employees of third-party production companies that create our original programming. The loss of any significant personnel or talent could have an adverse effect on our business.

Risks Related to the Distribution and the Financing Transactions

Our substantial debt and high leverage could adversely affect our business.

Following the Distribution, we will have a significant amount of debt. On the pro forma basis described under “Unaudited Pro Forma Consolidated Financial Information,” assuming we had completed the Distribution and the financing transactions described in this Information Statement (including incurrence of the New AMC Networks Debt) as of March 31, 2011, we would have had $2,425 million of total debt, $1,725 million of which would have been senior secured debt under our new senior secured credit facilities and $700 million of which would have been senior unsecured debt.

Our substantial amount of debt could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future programming investments, capital expenditures, working capital, business activities and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared with our competitors; and

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

In addition, as described under “Description of Financing Transactions and Certain Indebtedness,” we will incur, in connection with the Distribution, a significant amount of debt for which we will not receive any cash proceeds, but which will instead be issued to Cablevision in partial consideration for the transfer to us of the cable programming networks and related businesses described in this Information Statement and currently owned by Cablevision’s RMH subsidiary. As a result, we will significantly increase the amount of leverage in our business. This will increase the riskiness of our business and of an investment in our common stock. Furthermore, in the long-term, we do not expect to generate sufficient cash from operations to repay at maturity the debt that will be incurred as part of the Distribution. As a result, we will be dependent upon our ability to access the capital and credit markets. Failure to raise significant amounts of funding to repay these obligations at maturity could adversely affect our business. If we are unable to raise such amounts, we would need to take other actions including selling assets, seeking strategic investments from third parties or reducing other discretionary uses of cash.

A substantial portion of our debt will bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into hedging agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our stock following the Distribution.

Prior to the Distribution, there will have been no trading market for our common stock. We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of our common stock will be volatile. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this Information Statement or for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative developments for our customers, competitors or suppliers, as well as general economic and industry conditions.

The combined post-Distribution value of Cablevision and AMC Networks shares may not equal or exceed the pre-Distribution value of Cablevision shares.

After the Distribution, Cablevision NY Group Class A Shares will continue to be listed and traded on the New York Stock Exchange. AMC Networks Inc. Class A Common Stock will be listed on NASDAQ under the symbol “AMCX.” We cannot assure you that the combined trading prices of Cablevision NY Group Class A Shares and AMC Networks Inc. Class A Common Stock after the Distribution, as adjusted for any changes in the combined capitalization of these companies, will be equal to or greater than the trading price of Cablevision NY Group Class A Shares prior to the Distribution. Until the market has fully evaluated the business of Cablevision without the business of AMC Networks, the price at which Cablevision NY Group Class A Shares trade may fluctuate significantly. Similarly, until the market has fully evaluated the business of AMC Networks, the price at which shares of AMC Networks Inc. Class A Common Stock trade may fluctuate significantly.

The agreements governing our debt, including our new senior secured credit facilities and the indenture governing our senior unsecured notes, contain various covenants that impose restrictions on us that may affect our ability to operate our business.

The agreement governing our new senior secured credit facilities and the indenture governing our senior unsecured notes will contain covenants that, among other things, limit our ability to:

•	borrow money or guarantee debt;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	make specified types of investments;

•	enter into transactions with affiliates; and

•	sell assets or merge with other companies.

Our new senior secured credit facility will also require us to comply with specified financial ratios and tests, including, but not limited to, leverage ratios limiting the amount of our total debt and our senior debt to multiples of our annualized cash flow, an interest coverage ratio requiring that our trailing six-month cash flow exceed a multiple of our interest expense, and a debt service coverage ratio requiring that our annualized cash flow exceed a multiple of our debt service requirements.

See “Description of Financing Transactions and Certain Indebtedness — Senior Secured Credit Facilities” and “— Senior Notes” for details of these financial ratios and tests.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

The Distribution could result in significant tax liability.

Cablevision has received a private letter ruling from the IRS to the effect that, among other things, the Distribution, and certain related transactions, including (i) the contribution by CSC Holdings of certain assets to the Company, (ii) the receipt by CSC Holdings of Company common stock, a portion of the New AMC Networks Debt, and the potential assumption of certain liabilities by the Company and (iii) the expected exchange transaction with the Exchange Entities whereby CSC Holdings will transfer such portion of the New AMC Networks Debt to the Exchange Entities in return for the transfer to CSC Holdings of approximately $1,250,000,000 of outstanding Cablevision or CSC Holdings debt, will qualify for tax-free treatment under the Code to Cablevision, the Company, and holders of Cablevision common stock. In addition, Cablevision expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the Distribution and certain related transactions will qualify for tax-free treatment under the Code to Cablevision, the Company, and holders of Cablevision common stock, and that accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Cablevision common stock upon the receipt of shares of our common stock pursuant to the Distribution, except to the extent such holder receives cash in lieu of fractional shares of our common stock.

Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon representations by Cablevision that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion discussed above addresses all of the requirements necessary for the Distribution and certain related transactions to obtain tax-free treatment under the Code and is based on, among other things, certain assumptions and representations made by Cablevision and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by counsel in such opinion. The opinion will not be binding on the IRS or the courts. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

If the Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, Cablevision would be subject to tax as if it had sold the common stock of our Company in a taxable sale for its fair market value. Cablevision’s stockholders would be subject to tax as if they had received a distribution equal to the fair market value of our common stock that was distributed to them, which generally would be treated first as a taxable dividend to the extent of Cablevision’s earnings and profits, then as a non-taxable return of capital to the extent of each stockholder’s tax basis in his or her Cablevision stock, and thereafter as capital gain with respect to the remaining value. It is expected that the amount of any such taxes to Cablevision’s stockholders and Cablevision would be substantial. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

We may have a significant indemnity obligation to Cablevision if the Distribution is treated as a taxable transaction.

We have entered into a Tax Disaffiliation Agreement with Cablevision, which sets out each party’s rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the Distribution and related matters such as the filing of tax returns and the conduct of IRS and other audits. Pursuant to the Tax Disaffiliation Agreement, we will be required to indemnify Cablevision for losses and taxes of Cablevision resulting from the breach of certain covenants and for certain taxable gain recognized by Cablevision, including as a result of certain acquisitions of our stock or assets. If we are required to indemnify Cablevision under the circumstances set forth in the Tax Disaffiliation Agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial position.

The tax rules applicable to the Distribution may restrict us from engaging in certain corporate transactions or from raising equity capital beyond certain thresholds for a period of time after the Distribution.

To preserve the tax-free treatment of the Distribution to Cablevision and its stockholders, under the Tax Disaffiliation Agreement with Cablevision, for the two-year period following the Distribution, we will be subject to restrictions with respect to:

•	entering into any transaction pursuant to which 50% or more of our equity securities or assets would be acquired, whether by merger or otherwise, unless certain tests are met;

•	issuing equity securities, if any such issuances would, in the aggregate, constitute 50% or more of the voting power or value of our capital stock;

•	certain repurchases of our common shares;

•	ceasing to actively conduct our business;

•	amendments to our organizational documents (i) affecting the relative voting rights of our stock or (ii) converting one class of our stock to another;

•	liquidating or partially liquidating; and

•	taking any other action that prevents the Distribution and related transactions from being tax-free.

Furthermore, the Tax Disaffiliation Agreement limits our ability to pre-pay, pay down, redeem, retire, or otherwise acquire a portion of the New AMC Networks Debt. These restrictions may limit our ability during such period to pursue strategic transactions of a certain magnitude that involve the issuance or acquisition of our stock or engage in new businesses or other transactions that might increase the value of our business. These restrictions may also limit our ability to raise significant amounts of cash through the issuance of stock, especially if our stock price were to suffer substantial declines, or through the sale of certain of our assets. For more information, see the sections entitled “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution” and “Certain Relationships and Related Party Transactions — Relationship Between Cablevision and Us After the Distribution — Tax Disaffiliation Agreement.”

Our historical financial results as a business segment of Cablevision and our unaudited pro forma consolidated financial statements may not be representative of our results as a separate, stand-alone company.

The historical financial information we have included in this Information Statement has been derived from the consolidated financial statements and accounting records of Cablevision and does not necessarily reflect what our financial position, results of operations or cash flows would have been had we operated as a separate, stand-alone company during the periods presented. Although Cablevision accounted for our Company as a business segment, we were not operated as a separate, stand-alone company for the historical periods presented. The historical costs and expenses reflected in our consolidated financial statements include an allocation for certain corporate functions historically provided by Cablevision, including general corporate expenses and employee benefits and incentives. These allocations were based on what we and Cablevision considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. Our historical costs have also included a management fee paid to Cablevision based upon certain of our revenues. The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future. Our pro forma financial information set forth under “Unaudited Pro Forma Consolidated Financial Information” reflects changes that may occur in our funding and operations as a result of the separation. However, there can be no assurances that this unaudited pro forma consolidated financial information will reflect our costs as a separate, stand-alone company.

Our ability to operate our business effectively may suffer if we do not, quickly and effectively, establish our own financial, administrative and other support functions in order to operate as a separate, stand-alone company, and we cannot assure you that the transition services Cablevision has agreed to provide us will be sufficient for our needs.

Historically, we have relied on financial, administrative and other resources of Cablevision to support the operation of our business. In conjunction with our separation from Cablevision, we will need to expand our financial, administrative and other support systems or contract with third parties to replace certain of Cablevision’s systems. We will also need to maintain our own credit and banking relationships and perform our own financial and operational functions. We cannot assure you that we will be able to successfully put in place the financial, operational and managerial resources necessary to operate as a public company or that we will be able to be profitable doing so. Any failure or significant downtime in our own financial or administrative systems or in Cablevision’s financial or administrative systems during the transition period could impact our results or prevent us from performing other administrative services and financial reporting on a timely basis and could materially harm our business, financial condition and results of operations.

We may incur material costs and expenses as a result of our separation from Cablevision, which could adversely affect our profitability.

We may incur costs and expenses (excluding the management fees paid to Cablevision) greater than those we currently incur as a result of our separation from Cablevision. These increased costs and expenses may arise from various factors, including financial reporting, costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration, and legal and human resources related functions. Although Cablevision will continue to provide certain of these services to us under a transition services agreement, such services are for a limited period of time. We cannot assure you that these costs will not be material to our business.

If, following the Distribution, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

Section 404 of the Sarbanes-Oxley Act of 2002 requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, we will eventually be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting, and our independent auditors will be required to issue an opinion on their audit of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

We are controlled by the Dolan family, which may create certain conflicts of interest and which means certain stockholder decisions can be taken without the consent of the majority of the holders of our Class A Common Stock.

We have two classes of common stock:

•	Class B Common Stock, which is generally entitled to ten votes per share and is entitled collectively to elect 75% of our Board of Directors, and

•	Class A Common Stock, which is entitled to one vote per share and is entitled collectively to elect the remaining 25% of our Board of Directors.

As of the Distribution date, the Dolan family, including trusts for the benefit of members of the Dolan family, will collectively own all of our Class B Common Stock, less than 4% of our outstanding Class A Common Stock and approximately 71% of the total voting power of all our outstanding common stock. Of this amount, Cablevision’s Chairman, Charles F. Dolan, our Executive Chairman, and his spouse will control approximately 38% of our outstanding Class B Common Stock, less than 1% of our outstanding Class A Common Stock and approximately 27% of the total voting power of all our outstanding common stock. The members of the Dolan family holding Class B Common Stock will execute prior to the Distribution a stockholders agreement pursuant to which, among other things, the voting power of the holders of our Class B Common Stock will be cast as a block with respect to all matters to be voted on by holders of Class B Common Stock. The Dolan family is able to prevent a change in control of our Company and no person interested in acquiring us will be able to do so without obtaining the consent of the Dolan family.

Charles F. Dolan, members of his family and certain related family entities, by virtue of their stock ownership, have the power to elect all of our directors subject to election by holders of Class B Common Stock and are able collectively to control stockholder decisions on matters on which holders of all classes of our common stock vote together as a single class. These matters could include the amendment of some provisions of our certificate of incorporation and the approval of fundamental corporate transactions.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B Common Stock, voting separately as a class, is required to approve:

•	the authorization or issuance of any additional shares of Class B Common Stock, and

•	any amendment, alteration or repeal of any of the provisions of our certificate of incorporation that adversely affects the powers, preferences or rights of the Class B Common Stock.

As a result, Charles F. Dolan, members of his family and certain related family entities also collectively have the power to prevent such issuance or amendment.

We have adopted a written policy whereby an independent committee of our Board of Directors will review and approve or take such other action as it may deem appropriate with respect to certain transactions involving the Company and its subsidiaries, on the one hand, and certain related parties, including Charles F. Dolan and certain of his family members and related entities on the other hand. See “Certain Relationships and Related Party Transactions — Related Party Transaction Approval Policy.” This policy will not address all possible conflicts which may arise, and there can be no assurance that this policy will be effective in dealing with conflict scenarios.

The members of the Dolan family group have entered into an agreement with the Company in which they agree that during the 12-month period beginning on the Distribution date, the Dolan family group must obtain the prior approval of a majority of the Company’s independent directors prior to acquiring common stock of the Company through a tender offer that results in members of the Dolan family group owning more than 50% of the total number of outstanding shares of common stock of the Company. For purposes of this agreement, the term “independent directors” means the directors of the Company who have been determined by our Board of Directors to be independent directors for purposes of NASDAQ corporate governance standards.

We will be a “controlled company” for NASDAQ purposes, which allows us not to comply with certain of the corporate governance rules of NASDAQ.

We have been informed that Charles F. Dolan, members of his family and certain related family entities have entered into a stockholders agreement relating, among other things, to the voting of their shares of our Class B Common Stock. As a result, following the Distribution, we will be a “controlled company” under the corporate governance rules of NASDAQ. As a controlled company, we will have the right to elect not to comply with the corporate governance rules of NASDAQ requiring: (i) a majority of independent directors on our Board of Directors, (ii) an independent compensation committee and (iii) an independent corporate governance and nominating committee. Our Board of Directors has elected for the Company to be treated as a “controlled company” under NASDAQ corporate governance rules and not to comply with the NASDAQ requirement for a majority independent board of directors and an independent corporate governance and nominating committee because of our status as a controlled company.

Future stock sales could adversely affect the trading price of our Class A Common Stock following the Distribution.

All of the shares of Class A Common Stock will be freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. Shares held by “affiliates” may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 which is summarized under “Shares Eligible for Future Sale.” Further, we plan to file a registration statement to cover the shares issued under our equity-based benefit plans.

As described under “Shares Eligible for Future Sale — Registration Rights Agreements,” certain parties have registration rights covering a portion of our shares. We have entered into registration rights agreements with Charles F. Dolan, members of his family, certain Dolan family interests and the Dolan Family Foundations that provide them with “demand” and “piggyback” registration rights with respect to approximately 15.9 million shares of Class A Common Stock, including shares issuable upon conversion of shares of Class B Common Stock. Sales of a substantial number of shares of Class A Common Stock could adversely affect the market price of the Class A Common Stock and could impair our future ability to raise capital through an offering of our equity securities.

We share a senior executive and certain directors with Cablevision and The Madison Square Garden Company, which may give rise to conflicts.

Following the Distribution, our Executive Chairman, Charles F. Dolan, will also continue to serve as the Chairman of Cablevision. As a result, following the Distribution, a senior executive officer of the Company will not be devoting his full time and attention to the Company’s affairs. In addition, eight members of our Board of Directors are also directors of Cablevision and seven members of our Board are also directors of The Madison Square Garden Company (“MSG”), an affiliate of Cablevision. These directors may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there will be the potential for a conflict of interest when we on one hand, and Cablevision or MSG on the other hand, consider acquisitions and other corporate opportunities that may be suitable for us and either or both of them. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between Cablevision or MSG and us. In addition, after the Distribution, certain of our directors and officers, including Charles F. Dolan, will continue to own Cablevision or MSG stock and options to purchase, and stock appreciation rights in respect of, Cablevision or MSG stock, as well as cash performance awards with any payout based on Cablevision’s or MSG’s performance, which they acquired or were granted prior to the Distribution. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our Company, Cablevision or MSG. See “Certain Relationships and Related Party Transactions — Certain Relationships and Potential Conflicts of Interest” for a discussion of certain procedures we will institute to help ameliorate such potential conflicts that may arise.

Our overlapping directors and executive officer with Cablevision and Madison Square Garden may result in the diversion of corporate opportunities to and other conflicts with Cablevision or Madison Square Garden and provisions in our amended and restated certificate of incorporation may provide us no remedy in that circumstance.

The Company’s amended and restated certificate of incorporation will acknowledge that directors and officers of the Company may also be serving as directors, officers, employees, consultants or agents of Cablevision and its subsidiaries or MSG and its subsidiaries and that the Company may engage in material business transactions with such entities. The Company will renounce its rights to certain business opportunities and the Company’s amended and restated certificate of incorporation will provide that no director or officer of the Company who is also serving as a director, officer, employee, consultant or agent of Cablevision and its subsidiaries or MSG and its subsidiaries will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise exist by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in our certificate of incorporation) to Cablevision or any of its subsidiaries or MSG or any of its subsidiaries instead of the Company, or does not refer or communicate information regarding such corporate opportunities to the Company. These provisions in our amended and restated certificate of incorporation will also expressly validate certain contracts, agreements, assignments and transactions (and amendments, modifications or terminations thereof) between the Company and Cablevision or any of its subsidiaries or MSG or any of its subsidiaries and, to the fullest extent permitted by law, provide that the actions of the overlapping directors or officers in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders. See “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.”

BUSINESS

AMC Networks Inc. was incorporated on March 9, 2011 as an indirect, wholly-owned subsidiary of Cablevision Systems Corporation (“Cablevision”). Our principal executive offices are located at 11 Penn Plaza, New York, NY 10001, and our telephone number is (212) 324-8500.

Cablevision’s board of directors approved the Distribution on June 6, 2011 and the Company thereafter acquired 100% of the limited liability company interests in RMH, the subsidiary of Cablevision through which Cablevision has historically owned the businesses described in this Information Statement. Where we describe in this Information Statement our business activities, we do so as if the transfer of RMH to AMC Networks Inc. had already occurred. Unless the context otherwise requires, all references to “we,” “our,” “us,” “AMC Networks” or the “Company” refer to AMC Networks Inc., together with its direct and indirect subsidiaries. “AMC Networks Inc.” refers to AMC Networks Inc. individually as a separate entity.

Our Company

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. Since our founding in 1980, we have been a pioneer in the cable television programming industry, having created or developed some of the leading programming networks. We have, since our inception, focused on programming of film and original productions, including through our creation of Bravo and AMC in 1980 and 1984, respectively. Bravo, which we sold to NBC Universal in 2002, was the first network dedicated to film and the performing arts. We have continued this dedication to quality programming and storytelling through our creation of The Independent Film Channel (today known as IFC) in 1994 and WE tv (which we launched as Romance Classics in 1997), and our acquisition of Sundance Channel in 2008.

We manage our business through two reportable operating segments: (i) National Networks, which includes AMC, WE tv, IFC and Sundance Channel; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Entertainment, our independent film distribution business; and AMC Networks Broadcasting & Technology, our network technical services business. Our National Networks are distributed throughout the United States via cable and other multichannel distribution platforms, including DBS and platforms operated by telecommunications providers. In addition to our extensive U.S. distribution, AMC, IFC and Sundance Channel are available in Canada and Sundance Channel and WE tv are available in other countries throughout Europe and Asia. We earn revenue principally from the affiliation fees paid by distributors to carry our programming networks and from advertising sales. In 2010, affiliation fees and advertising sales accounted for 57% and 37%, respectively, of our total net revenues.

Our Strengths

Our strengths include:

Strong Industry Presence and Portfolio of Brands.  We have operated in the cable programming industry for more than 30 years and over this time we have continually enhanced the value of our network portfolio. Our programming network brands are well known and well regarded by our key constituents — our viewers, distributors and advertisers — and have developed strong followings within their respective targeted demographics, increasing our value to distributors and advertisers. AMC (which targets adults aged 25 to 54), WE tv (which targets women aged 18 to 49), IFC (which targets men aged 18 to 49) and Sundance Channel (which targets adults aged 25 to 54) have established themselves as important within their respective markets. Our deep and established presence in the industry lends us a high degree of credibility with distributors and content producers, and helps provide us with stable affiliate and studio relationships, advantageous channel placements and heightened viewer engagement.

Broad Distribution and Penetration of our National Networks.  Our national networks are broadly distributed in the United States. AMC, WE tv, IFC and Sundance Channel are each carried by all major multichannel video distributors. Our national networks are available to a significant percentage of subscribers in these distributors’ systems. This broad distribution and penetration provides us with a strong national platform on which to maintain, promote and grow our business.

Compelling Programming.  We continually refine our mix of programming and, in addition to our popular film programming, have increasingly focused on highly visible, critically acclaimed original programming, including the award-winning Mad Men, Breaking Bad and other popular series and shows, such as The Walking Dead, Bridezillas, Portlandia, The Onion News Network and Brick City. Our focus on quality original programming, targeted towards the audiences we seek to reach, has allowed us to increase in recent years our programming networks’ ratings and their viewership within their respective targeted demographics.

Recurring Revenue from Affiliation Agreements.  Our affiliation agreements with multichannel video distributors generate a recurring source of revenue. We generally seek to structure these agreements so that they are long-term in nature and to stagger their expiration dates, thereby increasing the predictability and stability of our affiliation fee revenues.

Desirable Advertising Platform.  Our national networks have a strong connection with each of their respective targeted demographics, which makes our programming networks an attractive platform to advertisers. Although all of our programming networks were originally operated without advertising, we have been incrementally migrating our portfolio to an advertiser-supported model. We have experienced significant growth in our advertising revenues in recent years, which has allowed us to develop high-quality programming.

Attractive Financial Profile.  We have a portfolio that includes higher-margin programming networks and faster-growing programming networks, through which we seek to grow both revenue and operating income. Our revenues, net, operating income and AOCF increased at annual growth rates in 2010 versus the prior year of 10.7%, 17.7% and 10.2%, respectively. We achieved operating income margins and AOCF margins of 13.5%, 24.4% and 26.0%, and 32.0%, 37.4%, and 37.2%, respectively, in 2008, 2009 and 2010. For a reconciliation of AOCF, a non-GAAP financial measure, to operating income see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Statement of Operations Data.”

Our Strategy

Our strategy is to maintain and improve our position as a leading programming and entertainment company by owning and operating several of the most popular and award-winning brands in cable television that create engagement with audiences globally across multiple media platforms. The key focuses of our strategy are:

Continued Development of High-Quality Original Programming.  We intend to continue developing strong original programming across all of our programming networks to enhance our brands, strengthen our relationship with our viewers, distributors and advertisers, and increase distribution and audience ratings. We believe that our continued investment in original programming supports future growth in our two principal revenue streams — affiliation fee revenue from our distributors and advertising revenue. We also intend to expand the deployment of our original programming across multiple distribution platforms.

Increased Distribution of our Programming Networks.  Of our four national networks, only AMC is fully distributed in the United States. We intend to seek increased distribution of our other national networks to grow affiliate and advertising revenues. In addition, we have begun to expand the distribution of our programming networks around the globe. We first expanded beyond the U.S. market with the launch in Canada of IFC (in 2001) and AMC (in 2006), and we have recently also launched Sundance Channel in the Canadian market. We are building on this base by distributing an international version of Sundance Channel, which is currently distributed in four countries in Europe and two countries in Asia, with additional expansion planned in 2011 and future years. We have also launched an international version of WE tv in three countries in Asia, with further expansion planned in other Asian markets.

Continued Growth of Advertising Revenue.  We have a proven track record of significantly increasing revenue by introducing advertising on networks that were previously not advertiser supported. We first accomplished this in 2002, when we moved AMC and WE tv to an advertiser-supported model. Most recently, in December 2010, we moved IFC to such a model. We seek to continue to evolve the programming on each of our networks to achieve even stronger viewer engagement within their respective core targeted demographics, thereby increasing the value of our programming to advertisers and allowing us to obtain higher advertising rates. For example, we have begun to refine the programming mix on IFC to include alternative comedy programming, such as The Onion News Network and Portlandia, in order to increase IFC’s appeal to its targeted demographic of men aged 18 to 49. We are also continuing to seek additional advertising revenue at AMC and WE tv through higher Nielsen ratings in desirable demographics.

Increased Control of Content.  We believe that control (including long-term contract arrangements) and ownership of content is becoming increasingly important, and we intend to increase our control position over our programming content. We already control, own or have long-term license agreements covering significant portions of our content across our programming networks as well as in our independent film distribution business operated by IFC Entertainment. We intend to continue to focus on obtaining the broadest possible control rights (both as to territory and platforms) for our content.

Exploitation of Emerging Media Platforms.  The technological landscape surrounding the distribution of entertainment content is continuously evolving as new digital platforms emerge. We intend to distribute our content across as many of these new platforms as possible, when it makes business sense to do so, so that our viewers can access our content where, when and how they want it. To that end, our programming networks are allowing many of our distributors to offer our content to subscribers on computers and other digital devices, and on video-on-demand platforms, all of which permit subscribers to access programs at their convenience. We also have launched our own direct-to-consumer digital platform, SundanceNow, which makes our IFC Entertainment library of independent films available to consumers in the United States and around the globe, and have made some of our content available on third-party digital platforms like iTunes and Netflix. Our national networks each host dedicated websites that promote their brands, provide programming information and provide access to content. In addition, AMC has acquired the film-focused websites filmsite.org and filmcritic.com, which together with amctv.com deliver over 4 million unique visitors each month.

National Networks

We own four nationally distributed entertainment programming networks: AMC, WE tv, IFC and Sundance Channel (which we acquired in June 2008), each of which are available to our distributors in high-definition and standard-definition formats. Our programming networks principally generate their revenues from affiliation fees paid by multichannel video distributors and from the sale of advertising, although we also earn ancillary revenues from sources such as digital and international program sales. As of December 31, 2010, AMC, WE tv and IFC had 96.4 million, 76.8 million and 62.7 million Nielsen subscribers, respectively, and Sundance Channel had 39.9 million viewing subscribers (for a discussion of the difference between Nielsen subscribers and viewing subscribers, see “— Subscriber and Viewer Measurement”).

AMC

AMC is a television network focused on the highest quality storytelling — both originally produced and curated, and delivered in series and feature-film form. AMC’s programming includes Emmy and Golden Globe Award-winning or nominated original scripted dramatic television series such as Mad Men, Breaking Bad and The Walking Dead, occasional mini-series such as Broken Trail and The Prisoner, and unscripted series and packaged movie events such as Storymakers, DVDtv and AMC News. In addition, with a comprehensive library of popular films, AMC also offers movie-based entertainment.

We launched AMC in 1984, and over the past several years it has garnered many of the industry’s highest honors, including 23 Emmy Awards, 4 Golden Globe Awards, 2 Screen Actors Guild Awards, 2 Peabody Awards, and 4 consecutive American Film Institute (AFI) Awards for Top 10 Most Outstanding Television Programs of the Year. AMC is the only cable network in history to win the Emmy Award for Outstanding

Drama Series three years in a row, as well as the Golden Globe Award for Best Television Series — Drama for three consecutive years.

AMC’s film library consists of films that are licensed from major studios such as Twentieth Century Fox, Warner Bros., Sony, MGM, NBC Universal, Paramount and Buena Vista under long-term contracts. AMC generally structures its contracts for the exclusive cable television right to air the films during identified windows.

AMC Subscribers and Affiliation Agreements.  As of December 31, 2010, AMC had affiliation agreements with all major multichannel video distributors and reached approximately 96 million Nielsen subscribers.

Historical Subscribers — AMC

	2010	2009	2008
	(In millions)

Nielsen Subscribers (at year-end)	96.4	95.2	94.5
Growth from Prior Year-end	1.3%	0.7%	0.6%

Approximately 89% of AMC’s subscribers are under affiliation agreements that expire after December 31, 2012.

WE tv

WE tv offers compelling, entertaining stories and focuses on programming of particular interest to women, with an emphasis on life events such as weddings, having children and raising a family. The programming features original series and specials, as well as feature films. WE tv’s schedule includes original series such as Bridezillas, My Fair Wedding with David Tutera, Joan and Melissa: Joan Knows Best? and Downsized. Additionally, WE tv’s programming includes series such as Ghost Whisperer, Charmed and Golden Girls. WE tv has the exclusive license rights to certain films from studios such as Paramount, Sony and Warner Bros.

WE tv Subscribers and Affiliation Agreements.  As of December 31, 2010, WE tv had affiliation agreements with all major multichannel video distributors and reached approximately 77 million Nielsen subscribers.

Historical Subscribers — WE tv

	2010	2009	2008
	(In millions)

Nielsen Subscribers (at year-end)	76.8	74.9	72.0
Growth from Prior Year-end	2.5%	4.0%	5.9%

Approximately 74% of WE tv’s subscribers are under affiliation agreements that expire after December 31, 2012.

IFC

IFC is a network dedicated to presenting an independent, alternative mindset through programming focused on independent film and original alternative comedy series. Since its launch in 1994, IFC has developed television programming that challenges the conventions of storytelling and provides a unique perspective to its audiences through its original series, notable independent film collection and cult television shows. Its library includes films from the most significant independent film distributors including Fox Searchlight, Miramax, Sony Classics, IFC Entertainment and Lionsgate. The network’s original content includes the David Cross comedy The Increasingly Poor Decisions of Todd Margaret, The Onion News Network and Portlandia. In addition, IFC provides viewers with access to must-see festivals and events around the country, including the annual South-by-Southwest film and music festival and, for the past decade, IFC has been the exclusive home of The Independent Spirit Awards, the largest award show for independent movies.

IFC Subscribers and Affiliation Agreements.  As of December 31, 2010, IFC had affiliation agreements with all major multichannel video distributors and reached approximately 63 million Nielsen subscribers.

Historical Subscribers — IFC

	2010	2009	2008
	(In millions)

Nielsen Subscribers (at year-end)	62.7	60.4	58.7
Growth from Prior Year-end	3.8%	2.9%	7.6%

Approximately 81% of IFC’s subscribers are under affiliation agreements that expire after December 31, 2012.

Sundance Channel

Sundance Channel is the television destination for independent-minded viewers. Benefitting from its relationship with the Sundance Institute and the renowned Sundance Film Festival, the network features independent films and original series showcasing innovative people and ideas in areas like invention, design, travel, enterprise and fashion. Launched in 1996 and acquired by us in 2008, Sundance Channel’s programming celebrates fresh talent and seeks to champion new ideas.

Sundance Channel’s original series engage viewers across a number of platforms, and include unscripted shows such as the Peabody Award-winning franchise Brick City, innovative multi-platform fashion programming under the Full Frontal Fashion label, the celebrity vehicle Shoebox Sessions and other new series that highlight what’s just about to hit in the world of product-design, pop-culture, style and food. Sundance Channel’s first scripted mini-series Carlos aired in fall 2010 to great critical acclaim, including winning the 2011 Golden Globe Award for Best Mini-Series or Motion Picture Made for Television.

Sundance Channel Subscribers and Affiliation Agreements.  As of December 31, 2010, Sundance Channel had affiliation agreements with all major multichannel video distributors and reached approximately 40 million viewing subscribers. Sundance Channel currently generates advertising revenue from sponsorship arrangements and promotional breaks, rather than traditional advertising spots.

Historical Subscribers — Sundance Channel

	2010	2009	2008
	(In millions)

Viewing Subscribers* (at year-end)	39.9	37.9	30.8
Growth from Prior Year-end	5.3%	23.1%	9.8%

*	Subscriber counts are based on internal management reports and represent viewing subscribers. For a discussion of the differences between Nielsen subscribers and viewing subscribers, see “— Subscriber and Viewer Measurement.”

Approximately 67% of Sundance Channel’s subscribers are under affiliation agreements that expire after December 31, 2012.

International and Other

In addition to our National Networks, we also operate AMC/Sundance Channel Global, which is our international programming business; IFC Entertainment, our independent film distribution business; and AMC Networks Broadcasting & Technology, our network technical services business. Our International and Other segment also includes VOOM HD, an international programming service that we are in the process of winding-down.

AMC/Sundance Channel Global

AMC/Sundance Channel Global’s business principally consists of four distinct channels in six languages spread across eight countries, focusing primarily on AMC in Canada and global versions of the Sundance and WE tv brands. Principally generating revenues from affiliation fees, AMC/Sundance Channel Global reached approximately 8 million viewing subscribers in Canada, Europe and Asia as of December 31, 2010, and has broad availability to distributors in Europe and in Asia through satellite delivery that can facilitate future expansion.

Sundance Channel — International

An internationally-recognized brand, Sundance Channel’s global services provide not only the best of the independent film world but also feature certain content from AMC, IFC, Sundance, and IFC Films, as well as a unique pipeline of international content, in an effort to provide distinctive programming to an upscale audience.

The ability of Sundance Channel to offer content in standard definition and high definition across multiple platforms provides value to distributors and opportunity for expansion into additional international markets. The international version of Sundance Channel is available in France, Belgium, the Netherlands, Poland, South Korea and Singapore; and provides programming in French, Dutch, Polish, Korean, and Mandarin. The network is distributed via satellite in Asia, and has a substantial satellite footprint (which extends from the Philippines to the Middle East, and from Russia to Australia).

Canada

We provide programming to the Canadian market through our AMC and Sundance Channel brands, which are distributed through affiliation arrangements with the three major Canadian multichannel video distributors and through trademark license and content distribution arrangements with Canadian programming outlets. In 2006, we launched AMC Canada as a service that provides essentially the same programming as the U.S. version of the network. AMC Canada has today achieved near-full distribution in the Canadian market. In 2010, we launched a Sundance Channel-branded network in Canada.

WE tv Asia

Providing programming in the Korean and Mandarin languages, WE tv Asia provides a selection of the best domestic programming from the WE tv U.S. network with programs like Bridezillas and My Fair Wedding with David Tutera, and some of the best of other female-oriented networks in the United States, such as Tabatha’s Salon Takeover and Tori & Dean. With the same broad satellite footprint as Sundance Channel — International, WE tv Asia is available in South Korea, Singapore and Hong Kong and also presents significant opportunities for expansion into new Asian markets.

IFC Entertainment

IFC Entertainment encompasses our independent film distribution business, making independent films available to a national audience by initially releasing them in theaters and on video-on-demand platforms. IFC Entertainment consists of multiple brands, including Sundance Selects, IFC Films and IFC Midnight, which distribute critically acclaimed independent films across virtually all available media platforms, including theatrically and via video-on-demand, DVDs, cable television, and streaming to computers and other electronic devices. IFC Entertainment also operates the IFC Center, the DOC NYC festival and SundanceNow. Most IFC Films, IFC Midnight and Sundance Selects titles are available on-demand on the same day that they are first distributed theatrically. The on-demand services are currently offered to IFC’s distributors as well as being carried by other multichannel video distributors throughout the United States. Recently released films include The Killer Inside Me, The Human Centipede, Joan Rivers: A Piece of Work, The Art of the Steal and Tiny Furniture. IFC Entertainment has a film library consisting of more than 400 titles.

As part of its strategy to encourage the growth of the marketplace for independent film, IFC Entertainment also operates the IFC Center, DOC NYC and SundanceNow. The IFC Center, a five-screen cinema with HD digital and 35mm projection capabilities, shows art-house films in the heart of New York’s Greenwich Village, while DOC NYC is a festival celebrating documentary storytelling in film, photography, prose and other media. IFC Entertainment is also focusing on new distribution platforms for our content, and recently launched SundanceNow, our direct-to-consumer digital platform, which makes our IFC Entertainment library of independent films available to consumers in the United States and around the globe.

AMC Networks Broadcasting & Technology

AMC Networks Broadcasting & Technology is a full-service network programming feed origination and distribution company, supplying an array of services to the network programming industry. AMC Networks Broadcasting & Technology’s operations are housed in Bethpage, New York, where AMC Networks Broadcasting & Technology consolidates origination and satellite communications functions in a 55,000 square-foot facility designed to keep AMC Networks at the forefront of network origination and distribution technology. AMC Networks Broadcasting & Technology has nearly 30 years experience across its network services groups, including affiliate engineering, network operations, traffic and scheduling that provide day-to-day delivery of any programming network, in high definition or standard definition.

Currently, AMC Networks Broadcasting & Technology is responsible for the origination of 38 programming feeds for national and international distribution. AMC Networks Broadcasting & Technology’s current clients include AMC Networks’ own national networks, as well as third-party and affiliated clients including fuse, MSG Network, MSG Plus, MSG Varsity, two Comcast Sports networks, an FSN regional sports network, SNY and Mid Atlantic Sports Network.

Content Rights and Development

The programming on our networks includes original programming that we control, either through outright ownership or through long-term licensing arrangements, and acquired programming that we license from studios and other rights holders.

Original Programming

We contract with independent production companies, including Lionsgate Entertainment, Sony Productions, September Films and Pilgrim Films and Television, to produce most of the original programming that appears on our programming networks. These contractual arrangements either provide us with outright ownership of the programming, in which case we hold all programming and other rights to the content, or they consist of a long-term license, which provides us with exclusive rights to exhibit the content on our programming networks, but may be limited in terms of specific geographic markets or distribution platforms. We currently self produce one of our original series — AMC’s The Walking Dead.

In addition to The Walking Dead, the original programming that we own outright includes My Fair Wedding with David Tutera, Downsized, Joan and Melissa: Joan Knows Best?, Iconoclasts and Brick City. We may freely exhibit this programming on our networks or through other distribution platforms, both in the United States and in international markets. We may also license this content to other programming networks or distribution platforms.

We hold long-term licenses for original programming that includes Mad Men, Breaking Bad and Bridezillas. These licensing arrangements give us the exclusive right for certain periods of time to exhibit the shows on our programming networks within the United States and, in some cases, in international markets. These licenses may also give us the right to exploit the programming on additional distribution platforms (such as video-on-demand and mobile devices) within our licensed territory. The license agreements are typically of multi-season duration and provide us with a right of first negotiation or a right of first refusal on the renewal of the license for additional programming seasons.

Acquired Programming

The majority of the content on our programming networks consists of existing films, episodic series and specials that we acquire pursuant to rights agreements with film studios, production companies or other rights holders. This acquired programming includes episodic series such as Golden Girls and Arrested Development, as well as an extensive film library. The rights agreements for this content are of varying duration and generally permit our programming networks to carry these series, films and other programming during certain window periods.

Affiliation Agreements

Affiliation Agreements and Significant Customers.  Our programming networks are distributed to our viewing audience pursuant to affiliation agreements with multichannel video distributors. These agreements, which typically have durations of several years, require us to deliver programming that meets certain standards set forth in the agreement. We earn affiliation fees under these agreements, generally based upon the number of each distributor’s subscribers who receive our programming or, in some cases, based on a fixed contractual monthly fee. Our affiliation agreements also give us the right to sell a specific amount of national advertising time on our programming networks.

Our programming networks’ existing affiliation agreements expire at various dates, and some are due to expire in 2011 and 2012. Failure to renew important affiliation agreements, or the termination of those agreements, could have a material adverse effect on our business, and, even if affiliation agreements are renewed, there can be no assurance that renewal rates will equal or exceed the rates that are currently being charged. We have never failed to renew an agreement with any of our top ten distributors, although agreements have sometimes expired before the renewal was fully negotiated and finalized (in such cases, carriage of our programming networks continued unaffected during the periods in which the agreements were being negotiated).

In 2010, Comcast and DirecTV each accounted for at least 10% of our total net revenues.

We frequently negotiate with distributors in an effort to increase their subscriber base for our networks. We have in some instances made upfront payments to distributors in exchange for these additional subscribers or agreed to waive or accept lower subscriber fees if certain numbers of additional subscribers are provided. We also may help fund the distributors’ efforts to market our programming networks or we may permit distributors to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by such deferred carriage fee arrangements, discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.

Advertising Arrangements

Under our affiliation agreements with our distributors, we have the right to sell a specified amount of national advertising time on certain of our programming networks. Our advertising revenues are more variable than affiliation fee revenues because virtually all of our advertising is sold on a short-term basis, not under long-term contracts. Our advertising arrangements with advertisers provide for a set number of advertising units to air over a specific period of time at a negotiated price per unit. In certain advertising sales arrangements, our programming networks guarantee specified viewer ratings for their programming. If these guaranteed viewer ratings are not met, we are generally required to provide additional advertising units to the advertiser at no charge. For these types of arrangements, a portion of the related revenue is deferred if the guaranteed viewer ratings are not met and is subsequently recognized either when we provide the required additional advertising time, the guarantee obligation contractually expires or performance requirements become remote. Most of our advertising revenues vary based upon the popularity of our programming as measured by Nielsen Media Research (“Nielsen”).

In 2010, our national programming networks had approximately 800 advertisers representing companies in a broad range of sectors, including the food, health, retail and automotive industries. Our AMC and

WE tv programming networks use a traditional advertising sales model, while Sundance Channel principally sells sponsorships. Prior to December 2010, IFC principally sold sponsorships, but since then it migrated to a traditional advertising sales model.

Subscriber and Viewer Measurement

The number of subscribers receiving our programming from multichannel video distributors generally determines the affiliation fees we receive. We refer to these subscribers as “viewing subscribers.” These numbers are reported monthly by the distributor and are reported net of certain excluded categories of subscribers set forth in the relevant affiliation agreement. These excluded categories include delinquent and complimentary accounts and subscribers receiving our programming networks during promotional periods. For most day-to-day management purposes, we use a different measurement, Nielsen subscribers, when that measurement is available. Nielsen subscribers represent the number of subscribers receiving our programming from multichannel video distributors as reported by Nielsen, based on their sampling procedures. Because Nielsen subscribers are reported without deduction for certain classes of subscribers, Nielsen subscriber figures tend to be higher than viewing subscribers for a given programming network. Nielsen subscriber figures are available for our AMC, WE tv and IFC programming networks.

For purposes of the advertising rates we are able to charge advertisers, the relevant measurement is the Nielsen rating, which measures the number of viewers actually watching the commercials within programs we show on our programming networks. This measurement is calculated by The Nielsen Company using their sampling procedures and reported daily, although advertising rates are adjusted less frequently. In addition to the Nielsen rating, our advertising rates are also influenced by the demographic mix of our viewing audiences, since advertisers tend to pay premium rates for more desirable demographics.

Regulation

The FCC regulates our programming networks in certain respects because they are affiliated with a cable television operator like Cablevision. Other FCC regulations, although imposed on cable television operators and satellite operators, affect programming networks indirectly.

Closed Captioning

Certain of our networks must provide closed-captioning of programming for the hearing impaired. In the future, the 21st Century Communications and Video Accessibility Act of 2010 may require us to provide closed captioning on certain video programming that we offer on the Internet.

Obscenity Restrictions

Cable operators and other distributors are prohibited from transmitting obscene programming, and our affiliation agreements generally require us to refrain from including such programming on our networks.

Program Access

The “program access” provisions of the Federal Cable Act generally require satellite delivered video programming in which a cable operator holds an attributable interest, as that term is defined by the FCC, to be made available to all multichannel video distributors, including DBS providers and telephone companies, on nondiscriminatory prices, terms and conditions, subject to certain exceptions specified in the statute and the FCC’s rules. For purposes of these rules, the common directors and five percent or greater voting stockholders of Cablevision and AMC Networks are deemed to be cable operators with attributable interests in us. As long as we continue to have common directors and major stockholders with Cablevision, our satellite-delivered video programming services will remain subject to the program access provisions. Until October 2012, unless extended, these rules also prohibit us from entering into exclusive contracts with cable operators for these services. The FCC recently extended the program access rules to terrestrially-delivered programming created by cable operator-affiliated programmers such as us. The new rules would compel the licensing of such programming in response to a complaint by a multichannel video distributor, if the complainant can demonstrate that the lack of such programming, undue influence by the cable operator affiliate, or discrimination in the price, terms, or conditions for such programming significantly hinders or prevents the distributor from providing satellite cable programming. These new rules could require us to make any terrestrial programming services we create available to multichannel video distributors on nondiscriminatory prices, terms and conditions. The new rules have been challenged in federal court. We cannot predict how the court will act on the challenge.

In 2007, the FCC sought comment on a proposal to allow a cable operator to petition for repeal of the exclusivity ban prior to 2012 with respect to programming it owns, in markets where the cable operator faces competition from other video programming distributors; and is considering revisions to the program access complaint procedures. The FCC has taken no action on this proposal.

Wholesale “À La Carte”

In 2007, the FCC sought comment on whether cable programming networks require distributors to purchase and carry undesired programming in return for the right to carry desired programming and, if so, whether such arrangements should be prohibited. The FCC has taken no action on this proposal. We do not currently require distributors to carry more than one of our national programming networks in order to obtain the right to carry a particular national programming network. However, we generally negotiate with a distributor for the carriage of all of our national networks concurrently.

Effect of “Must-Carry” Requirements

The FCC’s implementation of the statutory “must-carry” obligations requires cable and DBS operators to give broadcasters preferential access to channel space. In contrast, programming networks, such as ours, have no guaranteed right of carriage on cable television or DBS systems. This may reduce the amount of channel space that is available for carriage of our networks by cable television systems and DBS operators.

Satellite Carriage

All satellite carriers must under federal law offer their service to deliver our and our competitor’s programming networks on a nondiscriminatory basis (including by means of a lottery). A satellite carrier cannot unreasonably discriminate against any customer in its charges or conditions of carriage.

Media Ownership Restrictions

FCC rules set media ownership limits that restrict, among other things, the number of daily newspapers and radio and TV stations in which a single entity may hold an attributable interest as that term is defined by the FCC. These rules have been challenged in federal court. We cannot predict how the court will rule on these challenges. The fact that the common directors and five percent or greater voting stockholders of Cablevision and AMC Networks will hold attributable interests in each of the companies after the Distribution for purposes of these rules means that these cross-ownership rules may have the effect of limiting the activities or strategic business alternatives available to us, at least for as long as we continue to have common directors and major stockholders with Cablevision. Although we have no plans or intentions to become involved in the businesses affected by these restrictions, we would need to be mindful of these rules if we were to consider engaging in any such business in the future.

Website Requirements

We maintain various websites that provide information regarding our businesses and offer content for sale. The operation of these websites may be subject to a range of federal, state and local laws such as privacy and consumer protection regulations.

Other Regulation

In 2007, the FCC recommended that Congress prohibit the availability of violent programming, including on cable programming networks, during the hours when children are likely to be watching. Congress has considered this proposal, but to date has not yet enacted such restrictions. The FCC also imposes rules regarding political broadcasts.

Competition

Our programming networks operate in two highly competitive markets. First, our programming networks compete with other programming networks to obtain distribution on cable television systems and other multichannel video distribution systems, such as DBS, and ultimately for viewing by each system’s subscribers. Second, our programming networks compete with other programming networks and other sources of video content, including broadcast networks, to secure desired entertainment programming. The success of our businesses depends on our ability to license and produce content for our programming networks that is adequate in quantity and quality and will generate satisfactory viewer ratings. In each of these cases, some of our competitors are large publicly held companies that have greater financial resources than we do. In addition, we compete with these entities for advertising revenue.

It is difficult to predict the future effect of technology on many of the factors affecting AMC Networks’ competitive position. For example, data compression technology has made it possible for most video programming distributors to increase their channel capacity, which may reduce the competition among programming networks and broadcasters for channel space. On the other hand, the addition of channel space could also increase competition for desired entertainment programming and ultimately, for viewing by subscribers. As more channel space becomes available, the position of our programming networks in the most favorable tiers of these distributors would be an important goal. Additionally, video content delivered directly to viewers over the Internet competes with our programming networks for viewership.

Distribution of Programming Networks

The business of distributing programming networks to cable television systems and other multichannel video distributors is highly competitive. Our programming networks face competition from other programming networks’ carriage by a particular multichannel video distributor, and for the carriage on the service tier that will attract the most subscribers. Once our programming network is selected by a distributor for carriage, that network competes for viewers not only with the other programming networks available on the distributor’s system, but also with over-the-air broadcast television, Internet-based video and other online services, mobile services, radio, print media, motion picture theaters, DVDs, and other sources of information and entertainment.

Important to our success in each area of competition we face are the prices we charge for our programming networks, the quantity, quality and variety of the programming offered on our networks, and the effectiveness of our networks’ marketing efforts. The competition for viewers among advertiser supported networks is directly correlated with the competition for advertising revenues with each of our competitors.

Our ability to successfully compete with other networks may be hampered because the cable television systems or other multichannel video distributors through which we seek distribution may be affiliated with other programming networks. In addition, because such distributors may have a substantial number of subscribers, the ability of such programming networks to obtain distribution on the systems of affiliated distributors may lead to increased affiliation and advertising revenue for such programming networks because of their increased penetration compared to our programming networks. Even if such affiliated distributors carry our programming networks, such distributors may place their affiliated programming network on a more desirable tier, thereby giving the affiliated programming network a competitive advantage over our own.

New or existing programming networks that are affiliated with broadcasting networks like NBC, ABC, CBS or Fox may also have a competitive advantage over our programming networks in obtaining distribution through the “bundling” of agreements to carry those programming networks with agreements giving the distributor the right to carry a broadcast station affiliated with the broadcasting network.

An important part of our strategy involves exploiting identified markets of the cable television viewing audience that are generally well defined and limited in size. Our networks have faced and will continue to face increasing competition as other programming networks and online or other services seek to serve the same or similar niches.

Sources of Programming

We also compete with other programming networks to secure desired programming. Most of our original programming and all of our acquired programming is obtained through agreements with other parties that have produced or own the rights to such programming. Competition for this programming will increase as the number of programming networks increases. Other programming networks that are affiliated with programming sources such as movie or television studios or film libraries may have a competitive advantage over us in this area.

With respect to the acquisition of entertainment programming, such as syndicated programs and movies that are not produced by or specifically for networks, our competitors include national broadcast television networks, local broadcast television stations, video-on-demand programs and other cable programming networks. Internet-based video content distributors have also emerged as competitors for the acquisition of content or the rights to distribute content. Some of these competitors have exclusive contracts with motion picture studios or independent motion picture distributors or own film libraries.

Competition for Advertising Revenue

Our programming networks must compete with other sellers of advertising time and space, including other cable programming networks, radio, newspapers, outdoor media and, increasingly, Internet sites. We compete for advertisers on the basis of rates we charge and also on the number and demographic nature of viewers who watch our programming. Advertisers will often seek to target their advertising content to those demographic categories they consider most likely to purchase the product or service they advertise. Accordingly, the demographic make-up of our viewership can be equally or more important than the number of viewers watching our programming.

Legal Proceedings

DISH Network Contract Dispute

In 2005, subsidiaries of the Company entered into agreements with EchoStar Communications Corporation and its affiliates by which EchoStar Media Holdings Corporation acquired a 20% interest in VOOM HD Holdings LLC (“VOOM HD”) and EchoStar Satellite LLC (the predecessor to DISH Network, LLC (“DISH Network”)) agreed to distribute VOOM on DISH Network for a 15-year term. The affiliation agreement with DISH Network for such distribution provides that if VOOM HD fails to spend $100 million per year (subject to reduction to the extent that the number of offered channels is reduced to fewer than 21), up to a maximum of $500 million in the aggregate, on VOOM, DISH Network may seek to terminate the agreement under certain circumstances. On January 30, 2008, DISH Network purported to terminate the affiliation agreement, effective February 1, 2008, based on its assertion that VOOM HD had failed to comply with this spending provision in 2006. On January 31, 2008, VOOM HD sought and obtained a temporary restraining order from the New York Supreme Court for New York County prohibiting DISH Network from terminating the affiliation agreement. In conjunction with its request for a temporary restraining order, VOOM HD also requested a preliminary injunction and filed a lawsuit against DISH Network asserting that DISH Network did not have the right to terminate the affiliation agreement. In a decision filed on May 5, 2008, the court denied VOOM HD’s motion for a preliminary injunction. On or about May 13, 2008, DISH Network ceased distribution of VOOM on its DISH Network. On May 27, 2008, VOOM HD amended its complaint to seek damages for DISH Network’s improper termination of the affiliation agreement. On June 24, 2008, DISH Network answered VOOM HD’s amended complaint and EchoStar Satellite LLC asserted counterclaims alleging breach of contract and breach of the duty of good faith and fair dealing with respect to the affiliation agreement. On July 14, 2008, VOOM HD replied to DISH Network’s counterclaims. The Company believes that the counterclaims asserted by DISH Network are without merit. VOOM HD and DISH Network each filed cross-motions for summary judgment. In November 2010, the court denied both parties’ cross-motions for summary judgment. The court also granted VOOM HD’s motion for sanctions based on DISH Network’s spoliation of evidence and its motion to exclude DISH Network’s principal damages expert. The trial will be scheduled after DISH Network’s appeal of the latter two rulings.

In connection with the Distribution, CSC Holdings and AMC Networks and its subsidiary, Rainbow Programming Holdings, LLC (collectively, the “AMC Parties”) have entered into an agreement (the “VOOM Litigation Agreement”) which will provide that from and after the Distribution date, CSC Holdings shall retain full control over the pending litigation with DISH Network. Any decision with respect to settlement will be made jointly by CSC Holdings and the AMC Parties. CSC Holdings and the AMC Parties will share equally in the proceeds (including in the value of any non-cash consideration) of any settlement or final judgment in the pending litigation with DISH Network that are received by subsidiaries of the Company from VOOM HD. CSC Holdings and the AMC Parties will also bear equally the legal fees and expenses (above amounts currently budgeted for the remainder of 2011). A form of the VOOM Litigation Agreement has been filed as an exhibit to the registration statement of which this Information Statement forms a part, and the foregoing summary of the agreement is qualified in its entirety by reference to the agreement as so filed.

Broadcast Music, Inc. Matter

Broadcast Music, Inc. (“BMI”), an organization that licenses the performance of musical compositions of its members, had alleged that certain of the Company’s subsidiaries require a license to exhibit musical compositions in its catalog. BMI agreed to interim fees based on revenues covering certain periods (generally the period commencing from the launch or acquisition of each of our programming networks). In May 2011, the parties reached an agreement with respect to the license fees for an amount that approximates amounts previously accrued, which were $7.0 million and $6.1 million at December 31, 2010 and 2009, respectively.

Other Legal Matters

On April 15, 2011, Thomas C. Dolan, who is expected to become a director of the Company and who is a director and Executive Vice President, Strategy and Development, in the Office of the Chairman at Cablevision, filed a lawsuit against Cablevision and RMH, in New York Supreme Court. The lawsuit raises compensation-related claims (seeking approximately $11 million) related to events in 2005. The matter is being handled under the direction of an independent committee of the board of directors of Cablevision. Under the Distribution Agreement, Cablevision will indemnify the Company and RMH against any liabilities and expenses related to this lawsuit. Based on the Company’s assessment of this possible loss contingency, no provision has been made for this matter in the accompanying consolidated financial statements.

In addition to the matters discussed above, the Company is party to various lawsuits and claims in the ordinary course of business. Although the outcome of these other matters cannot be predicted with certainty and the impact of the final resolution of these other matters on the Company’s results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these matters will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due.

Employees

As of May 31, 2011 we had 849 full-time employees and 27 part-time employees. None of our employees are represented by unions.

Properties

We currently use approximately 200,000 square feet of office space that we lease at 11 Penn Plaza, New York, NY 10001, under lease arrangements with remaining terms of six and nine years. We use this space as our corporate headquarters and as the principal business location of our business. We also lease the 55,000 square-foot Broadcasting and Technology Center in Bethpage, New York, from which AMC Networks Broadcasting & Technology conducts its operations. In addition, we maintain leased sales offices in Santa Monica, Atlanta and Chicago.

DIVIDEND POLICY

We do not expect to pay cash dividends on our common stock for the foreseeable future.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2011 and the unaudited pro forma consolidated statements of operations for the three months ended March 31, 2011 and the year ended December 31, 2010 are based on the historical consolidated financial statements of the Company. The unaudited pro forma consolidated financial statements presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated annual and interim financial statements and corresponding notes thereto included elsewhere in this Information Statement. The unaudited pro forma consolidated financial statements reflect certain known impacts as a result of the Distribution and the separation of the Company from Cablevision. The unaudited pro forma consolidated financial statements have been prepared giving effect to the Distribution as if this transaction had occurred as of January 1, 2010 for the unaudited pro forma consolidated statements of operations for the year ended December 31, 2010 and for the three months ended March 31, 2011, and as of March 31, 2011 for the unaudited pro forma condensed consolidated balance sheet.

The unaudited pro forma consolidated financial information set forth below has been derived from the consolidated annual and interim financial statements of the Company including the unaudited consolidated balance sheet as of March 31, 2011, the unaudited consolidated statement of income for the three months ended March 31, 2011 and the audited consolidated statement of operations for the year ended December 31, 2010 included elsewhere within this Information Statement and reflect certain assumptions that we believe are reasonable given the information currently available. While such adjustments are subject to change based upon the finalization of the underlying separation agreements, in management’s opinion, the pro forma adjustments have been developed on a reasonable and rational basis.

Following the Distribution, we will incur corporate costs to operate our business as a separate, stand-alone public entity, which are expected to be lower than our historical expenses, including corporate allocations from and management fees paid to Cablevision, which will not continue to be charged to us subsequent to the Distribution. For the three months ended March 31, 2011 and for the year ended December 31, 2010, our results of operations included corporate and administrative charges from Cablevision of $7.7 million and $32.4 million, respectively, and management fees charged by Cablevision to certain subsidiaries of the Company of $6.7 million and $26.5 million, respectively. Corporate costs to operate our business as a separate, stand-alone public entity principally relate to areas that include, but are not limited to:

•	additional personnel including human resources, finance, accounting, compliance, tax, treasury, internal audit and legal;

•	additional professional fees associated with audits, tax, legal and other services;

•	insurance premiums;

•	board of directors’ fees;

•	stock market listing fees, investor relations costs and fees for preparing and distributing periodic filings with the Securities and Exchange Commission (“SEC”); and

•	other administrative costs and fees, including anticipated incremental executive compensation costs related to existing and new executive management.

Subsequent to the Distribution, the preliminary estimates for the net decrease in corporate expenses to operate our business range between approximately $14 million and $18 million on an annual basis prospectively. Actual expense reductions, if any, could vary from this range estimate and such variations could be material.

These unaudited pro forma consolidated financial statements reflect all other adjustments that, in the opinion of management, are necessary to present fairly the pro forma consolidated results of operations and consolidated financial position of the Company as of and for the periods indicated. The unaudited pro forma consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the Company operated historically as a company independent of Cablevision or if the Distribution had occurred on the dates indicated. The unaudited pro forma consolidated financial information also should not be considered representative of our future consolidated financial condition or consolidated results of operations.

AMC NETWORKS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2011
(Dollars in thousands)

		Pro Forma
	Historical	Adjustments		Pro Forma

ASSETS
Current Assets:
Cash and cash equivalents	$84,073	$52,628	(1)	$136,701
Accounts receivable, trade (less allowance for doubtful accounts)	223,908	—		223,908
Amounts due from affiliates, net	23,755	—		23,755
Program rights, net	199,660	—		199,660
Prepaid expenses and other current assets	44,702	—		44,702
Deferred tax asset	6,301	77,087	(7)	83,388

Total current assets	582,399	129,715		712,114
Property and equipment, net of accumulated depreciation	65,453	—		65,453
Program rights, net	696,030	—		696,030
Amounts due from affiliates	3,433	—		3,433
Deferred tax asset, net	43,123	(43,123	)(7)	—
Deferred carriage fees, net	65,106	—		65,106
Amortizable intangible assets, net of accumulated amortization	345,104	—		345,104
Indefinite-lived intangible assets	19,900	—		19,900
Goodwill	83,173	—		83,173
Other assets	14,204	—		14,204
Deferred financing costs, net of accumulated amortization	6,387	32,613	(2)	39,000

	$1,924,312	$119,205		$2,043,517

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$54,009	$—		$54,009
Accrued liabilities	56,745	(5,033	)(3)	54,212
		2,500	(4)
Amounts due to affiliates, net	15,192	—		15,192
Program rights obligations	127,110	—		127,110
Deferred revenue	15,191	—		15,191
Credit facility debt	50,000	(50,000	)(3)	—
Capital lease obligations	3,838	—		3,838

Total current liabilities	322,085	(52,533)		269,552
Program rights obligations	430,401	—		430,401
Senior notes	299,619	386,381	(3)	686,000
Senior subordinated notes	324,134	(324,134	)(3)	—
Credit facility debt	362,500	1,351,500	(3)	1,714,000
Capital lease obligations	15,360	—		15,360
Deferred tax liability	—	39,116	(7)	39,116
Other liabilities	88,839	(2,700	)(4)	28,688
		(57,451	)(5)

Total liabilities	1,842,938	1,340,179		3,183,117
Commitments and contingencies
Stockholder’s equity (deficiency)	81,374	(1,220,974	)(6)	(1,139,600)

	$1,924,312	$119,205		$2,043,517

AMC NETWORKS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2011
(Dollars in thousands)

		Pro Forma
	Historical	Adjustments		Pro Forma

Revenues, net	$272,903	$—		$272,903

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	90,411	—		90,411
Selling, general and administrative	86,921	—		86,921
Restructuring credit	(34)	—		(34)
Depreciation and amortization	24,926	—		24,926

	202,224	—		202,224

Operating income	70,679	—		70,679

Other income (expense):
Interest expense	(18,350)	(20,360	)(8)	(38,710)
Interest income	457	—		457
Miscellaneous, net	72	—		72

	(17,821)	(20,360)		(38,181)

Income from continuing operations before income taxes	52,858	(20,360)		32,498
Income tax expense	(23,136)	9,204	(9)	(13,932)

Income from continuing operations	$29,722	$(11,156)		$18,566

Pro forma basic and diluted income from continuing operations per share				$0.26

Pro forma basic and diluted common stock (in thousands)				72,350	(10)

AMC NETWORKS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2010
(Dollars in thousands)

		Pro Forma
	Historical	Adjustments		Pro Forma

Revenues, net	$1,078,300	$—		$1,078,300

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	366,093	—		366,093
Selling, general and administrative	328,134	—		328,134
Restructuring credit	(2,218)	—		(2,218)
Depreciation and amortization	106,455	—		106,455

	798,464	—		798,464

Operating income	279,836	—		279,836

Other income (expense):
Interest expense	(75,800)	(80,071	)(8)	(155,871)
Interest income	2,388	—		2,388
Miscellaneous, net	(162)	—		(162)

	(73,574)	(80,071)		(153,645)

Income from continuing operations before income taxes	206,262	(80,071)		126,191
Income tax expense	(88,073)	36,221	(9)	(51,852)

Income from continuing operations	$118,189	$(43,850)		$74,339

Pro forma basic and diluted income from continuing operations per share				$1.03

Pro forma basic and diluted common stock (in thousands)				72,350	(10)

The unaudited pro forma adjustments to the accompanying historical financial information as of March 31, 2011, for the three months ended March 31, 2011, and for the year ended December 31, 2010 are described below (dollars in thousands):

Balance Sheet

(1) Adjustments to cash and cash equivalents relating to (i) estimated net cash proceeds of $1,111,000 that represents a portion of the $2,425,000 of New AMC Networks Debt to be issued as part of the Distribution, net of estimated financing costs of approximately $39,000 and excludes approximately $1,275,000 of New AMC Networks Debt that will be issued directly to CSC Holdings, which will use such New AMC Networks Debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt, partially offset by (ii) the repayment of all of the Company’s outstanding debt and accrued interest (excluding capital leases) of $1,042,533.

The Company intends to repay all of its outstanding credit facility debt and pay the related accrued interest at the Distribution date. As noted in (3) below, in May 2011, the Company redeemed 100% of the outstanding senior notes for $300,000 and borrowed $300,000 under its revolving credit facility in order to fund the redemption. The Company also intends to repay all of its outstanding senior subordinated notes and related accrued interest on or after the Distribution date. In accordance with the senior subordinated notes indenture agreement, if the notes are redeemed prior to September 1, 2011, they would be redeemable, in whole or in part, at a redemption price equal to 103.458% of the face value, which decreases to 101.729% on September 1, 2011. The pro forma adjustment for the senior subordinated notes assumes all the outstanding notes will be redeemed at 103.458% of face value resulting in an $11,239 premium paid by the Company. Although we do not expect the actual premium paid to be materially different, the actual premium paid by the Company in connection with the redemption of the senior subordinated notes could be higher or lower, depending on the timing and manner in which the notes are repaid. An increase or decrease of 0.1% in the premium would decrease or increase, respectively, cash and cash equivalents by $325.

Additional adjustments to cash and cash equivalents also include (i) a payment to Cablevision for the unfunded account balances of the Company’s employees in the Cablevision Cash Balance Pension Plan of approximately $4,000, (ii) a payment to Cablevision of approximately $6,900 to settle accrued liabilities for costs associated with historical allocations of Cablevision’s corporate employee’s outstanding stock appreciation rights and long-term incentive plan obligations partially offset by (iii) the receipt of approximately $6,300 from Cablevision for the historic contributions (net of benefits paid) made by the Company on behalf of its employees in the Cablevision Excess Cash Balance Plan and the Cablevision Excess Savings Plan. For a discussion of the Cablevision Cash Balance Pension Plan, the Cablevision Excess Cash Balance Plan and the Cablevision Excess Savings Plan, see “Executive Compensation — Historical Compensation Information — Pension Benefits.”

(2) Adjustments to deferred financing costs include (i) the capitalization of the estimated financing costs of approximately $39,000 expected to be incurred in connection with the New AMC Networks Debt, consisting of $1,725,000 aggregate principal amount of senior secured term loans and $700,000 aggregate principal amount of senior unsecured notes, partially offset by (ii) the write-off of the unamortized deferred financing costs of $6,387 relating to the Company’s outstanding debt that will be repaid in connection with the Distribution. The Company does not expect a material change to the estimated financing costs of approximately $39,000.

(3) Represents the repayment (net of unamortized discount aggregating $1,247) of the Company’s outstanding credit facility debt, senior notes, senior subordinated notes and accrued interest at March 31, 2011 of $412,500, $299,619, $324,134 and $5,033, respectively, prior to or at the Distribution date offset by the incurrence of the New AMC Networks Debt, consisting of $1,714,000 (net of original issue discount) of senior secured term loans and $686,000 (net of original issue discount) of senior unsecured notes, in connection with the Distribution. On May 13, 2011, the Company redeemed 100% of the outstanding senior notes due 2012 for $300,000. In order to fund the redemption, in May 2011 the Company borrowed $300,000 under its $300,000 revolving credit facility. The $300,000 revolving credit facility will be repaid on the Distribution date. The repayment of the senior notes of $299,619 is reflected as a pro forma adjustment, however, since the May 2011 $300,000 draw down on the revolving credit facility and subsequent repayment on the Distribution date has no net impact on the Company’s total debt, it is not reflected as a pro forma adjustment.

(4) Adjustments to accrued employee-related costs represent (i) an increase in the liability of approximately $3,300 resulting from the transfer to the Company from Cablevision of the Company’s employees’ participant accounts in the Cablevision Excess Savings Plan and (ii) an increase of $3,400 resulting from the transfer to the Company from Cablevision of the Company’s employees’ participant accounts in the Cablevision Excess Cash Balance Plan, offset by (iii) a decrease of approximately $6,900 of liabilities, reflecting the payment to Cablevision of their corporate employees’ outstanding stock appreciation rights and long-term incentive plan liabilities. The net effect of these three adjustments is to increase current liabilities by approximately $2,500 and reduce non-current liabilities by approximately $2,700.

(5) Adjustments to other liabilities represent the elimination of certain liabilities for uncertain tax positions and the related accrued interest aggregating $57,451 that will be retained by Cablevision pursuant to a Tax Disaffiliation Agreement between the Company and Cablevision.

(6) Adjustments to stockholder’s equity (deficiency) include (i) a decrease of approximately $1,250,000 from a portion of the New AMC Networks Debt that will be issued to CSC Holdings, which will use such New AMC Networks Debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt, (ii) a decrease relating to a loss on extinguishment of debt of $11,239 relating to the estimated redemption premium paid by the Company on its senior subordinated notes, partially offset by the related tax effect of $4,173, (iii) a decrease relating to the write-off of the unamortized deferred financing costs of $6,387 relating to the Company’s existing credit facility debt, senior notes and senior subordinated notes that will be repaid with a portion of the remaining proceeds from the issuance of the New AMC Networks Debt in connection with the Distribution, (iv) a decrease of $1,247 related to the unamortized discount on the Company’s existing senior notes and senior subordinated notes that will be repaid with a portion of the proceeds from the issuance of the remaining New AMC Networks Debt in connection with the Distribution, (v) a decrease of approximately $400 related to the transfer to the Company from Cablevision of the Company’s employees’ participant accounts in the Cablevision Excess Cash Balance Plan, (vi) a decrease of $4,000 relating to the contribution to Cablevision for the unfunded account balances of the Company’s employees in the Cablevision Cash Balance Pension Plan, (vii) a decrease of $9,325 as a result of the decrease in the Company’s aggregate net deferred tax asset relating to the impact of the tax adjustments discussed in (7) below, partially offset by (viii) an increase to stockholder’s equity of $57,451 relating to the elimination of certain liabilities for uncertain tax positions and the related accrued interest that will be retained by Cablevision pursuant to a Tax Disaffiliation Agreement between the Company and Cablevision.

(7) The pro forma adjustment recorded to current deferred tax asset, noncurrent deferred tax asset and noncurrent deferred tax liability reflects adjustments that are currently expected to result from the Distribution to Cablevision’s stockholders. Deferred tax assets and liabilities presented in the consolidated financial statements included elsewhere in this Information Statement have been measured using the applicable corporate tax rates historically used by Cablevision. However, primarily due to different state and local apportionment factors that will be applicable to the Company as of the Distribution date, the estimated applicable corporate tax rates used to measure deferred taxes will be lower on a stand-alone basis. In addition, the noncurrent deferred tax asset was reduced by an amount relating to the historical recognition of share-based compensation expense for employees of Cablevision that was allocated to the Company for which the post-Distribution tax benefit upon exercise or vesting of the related share-based payment awards will be realized by Cablevision. Furthermore, at the Distribution date, a portion of the deferred tax asset for net operating loss and tax credit carry forwards is expected to be reclassified from noncurrent deferred tax asset and presented as a current deferred tax asset.

Statement of Operations

(8) Resulting from the issuance of the New AMC Networks Debt and the repayment of outstanding debt discussed in note (1) above, the adjustment represents the net impact of (i) elimination of historical interest expense related to borrowings under the Company’s outstanding debt and the associated amortization of deferred financing costs, offset by an increase in (ii) interest expense on the New AMC Networks Debt, consisting of $1,725,000 aggregate principal amount of senior secured term loans and $700,000 aggregate principal amount of senior unsecured notes to be issued by the Company in connection with the Distribution, fees on any undrawn revolver commitments and the related amortization of deferred financing costs associated with the New AMC Networks Debt. The deferred financing costs will be amortized over the applicable life of the senior secured term loans and senior unsecured notes. The interest rate on the $1,725,000 aggregate principal amount of senior secured term loans and $700,000 aggregate principal amount of senior unsecured notes will be a variable rate and a fixed rate, respectively, in each case to be determined. For purposes of the pro forma presentation, the current estimated weighted average rate on the New AMC Networks Debt is assumed to be 6.0% per annum. The current estimated weighted average rate of 6.0% per annum on the New AMC Networks Debt was calculated based on weighting the (i) current estimated variable rate for the senior secured term loans, (ii) current estimated fixed rate for the senior unsecured notes and (iii) estimated fixed rate fee on any undrawn revolver commitments. An increase of 1/8% in the estimated weighted average interest rate on this debt would increase the pro forma adjustment by approximately $750 and approximately $3,000 for the three months ended March 31, 2011 and for the year ended December 31, 2010, respectively.

(9) Includes the pro forma adjustments to reduce income tax expense by $1,644 and $6,491 for the three months ended March 31, 2011 and for the year ended December 31, 2010, respectively, to reflect the change in the applicable corporate income tax rates that will be lower on a stand-alone basis as compared with the applicable corporate tax rates historically used by Cablevision, as well as the income tax impact related to the pro forma adjustments discussed above.

(10) The number of shares used to compute basic and diluted net income per share is 72,350,000, which is the number of shares of AMC Networks Inc. common stock assumed to be outstanding on the Distribution date, based on the outstanding Cablevision New York Group Class A and Class B Common Stock at March 31, 2011, and on a distribution ratio of one share of AMC Networks Inc. common stock for every four shares of Cablevision common stock outstanding. The actual number of our basic and diluted shares outstanding will not be known until the Distribution date. There is no dilutive impact from common stock equivalents for periods prior to the Distribution, as the Company had no dilutive securities outstanding. The dilutive effect of the Company’s share-based awards that will be issued in connection with the conversion of Cablevision’s share-based payment awards upon the Distribution and for future Company grants will be included in the computation of diluted income from continuing operations per share in periods subsequent to the Distribution.

SELECTED FINANCIAL DATA

The operating and balance sheet data included in the following selected financial data as of December 31, 2010 and 2009 and for each year in the three-year period ended December 31, 2010 have been derived from the audited annual consolidated financial statements of AMC Networks Inc. included elsewhere in this Information Statement, and the balance sheet data as of December 31, 2008, 2007 and 2006 and the income statement data for the years ended December 31, 2007 and 2006 have been derived from the unaudited annual consolidated financial statements of the Company, which are not included in this Information Statement. The operating and balance sheet data included in the following selected financial data for the three months ended and as of March 31, 2011 and 2010 have been derived from the unaudited interim consolidated financial statements of the Company and, in the opinion of the management of the Company, reflect all adjustments necessary for the fair presentation of such data for the respective interim periods. The financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as a separate publicly-traded entity during the periods presented. The results of operations for the three month period ended March 31, 2011 are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2011. The selected financial data presented below should be read in conjunction with the annual and interim financial statements included elsewhere in this Information Statement and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Consolidated Financial Information.”

	Three Months		Year Ended
	Ended March 31,		December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands)

Operating Data(1):
Revenues, net	$272,903	$248,372	$1,078,300	$973,644	$893,557	$754,447	$646,476

Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	90,411	82,425	366,093	310,365	314,960	276,144	246,166
Selling, general and administrative	86,921	78,444	328,134	313,904	302,474	256,995	242,674
Restructuring (credit) expense	(34)	(212)	(2,218)	5,162	46,877	2,245	—
Depreciation and amortization (including impairments)	24,926	26,690	106,455	106,504	108,349	81,101	83,984

	202,224	187,347	798,464	735,935	772,660	616,485	572,824

Operating income	70,679	61,025	279,836	237,709	120,897	137,962	73,652

Other income (expense):
Interest expense, net	(17,893)	(19,116)	(73,412)	(75,705)	(97,062)	(113,841)	(133,202)
(Loss) gain on investments, net	—	—	—	—	(103,238)	(1,812)	27,417
Gain (loss) on equity derivative contracts	—	—	—	—	66,447	24,183	(15,708)
Loss on interest rate swap contracts, net	—	—	—	(3,237)	(2,843)	—	—
Loss on extinguishment of debt and write-off of deferred financing costs	—	—	—	—	(2,424)	(22,032)	(6,084)
Miscellaneous, net	72	26	(162)	187	379	3,140	1,998

	(17,821)	(19,090)	(73,574)	(78,755)	(138,741)	(110,362)	(125,579)

Income (loss) from continuing operations before income taxes	52,858	41,935	206,262	158,954	(17,844)	27,600	(51,927)
Income tax (expense) benefit	(23,136)	(17,906)	(88,073)	(70,407)	(2,732)	(12,227)	21,043

Income (loss) from continuing operations	29,722	24,029	118,189	88,547	(20,576)	15,373	(30,884)
Income (loss) from discontinued operations, net of income taxes	96	(10,596)	(38,090)	(34,791)	(26,866)	(25,867)	(62,808)

	29,818	13,433	80,099	53,756	(47,442)	(10,494)	(93,692)
Cumulative effect of a change in accounting principle, net of income taxes	—	—	—	—	—	—	(155)

Net income (loss)	$29,818	$13,433	$80,099	$53,756	$(47,442)	$(10,494)	$(93,847)

	March 31,		December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands)

Balance Sheet Data(1):
Program rights, net	$895,690	$734,182	$783,830	$683,306	$649,020	$553,555	$495,449
Investment securities pledged as collateral	—	—	—	—	—	472,347	474,131
Total assets	1,924,312	1,950,263	1,853,896	1,934,362	1,987,917	2,423,442	2,474,883
Program rights obligations	557,511	471,792	454,825	435,638	465,588	416,960	432,429
Note payable/advances to affiliate	—	—	—	190,000	190,000	130,000	—
Credit facility debt(2)	412,500	563,750	475,000	580,000	700,000	500,000	510,000
Collateralized indebtedness	—	—	—	—	—	402,965	388,183
Senior notes(2)	299,619	299,350	299,552	299,283	299,014	298,745	298,476
Senior subordinated notes(2)	324,134	323,881	324,071	323,817	323,564	323,311	497,011
Capital lease obligations	19,198	23,572	20,252	24,611	21,106	24,432	18,905
Total debt	1,055,451	1,210,553	1,118,875	1,227,711	1,343,684	1,549,453	1,712,575
Stockholder’s equity (deficiency)	81,374	(27,458)	24,831	(236,992)	(278,502)	(570,665)	(996,541)

(1)	The Company acquired Sundance Channel in June 2008. The results of Sundance Channel’s operations have been included in the consolidated financial statements from the date of acquisition. See Note 3 in the accompanying annual consolidated financial statements.

(2)	As part of the Distribution, we will incur approximately $2,425,000 of New AMC Networks Debt, consisting of $1,725,000 aggregate principal amount of senior secured term loans and $700,000 aggregate principal amount of senior unsecured notes. A portion of the proceeds of the New AMC Networks Debt will be used to repay all outstanding Company debt (excluding capital leases) and approximately $1,275,000 of the New AMC Networks Debt will be issued to CSC Holdings, which will use such New AMC Networks Debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt. See “Description of Financing Transactions and Certain Indebtedness — Financing Transactions in Connection with the Distribution.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward-looking information involving risks and uncertainties. In this Management’s Discussion and Analysis of Financial Condition and Results of Operations there are statements concerning our future operating and future financial performance. Words such as “expects,” “anticipates,” “believes,” “estimates,” “may,” “will,” “should,” “could,” “potential,” “continue,” “intends,” “plans” and similar words and terms used in the discussion of future operating results and future financial performance identify forward-looking statements. Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•	the level of our revenues;

•	demand for advertising inventory;

•	the cost of, and our ability to obtain or produce, desirable programming content for our networks and film distribution businesses;

•	changes in the laws or regulations under which we operate;

•	the outcome of litigation and other proceedings, including the matters described in the notes to our consolidated financial statements;

•	general economic conditions in the areas in which we operate;

•	the state of the market for debt securities and bank loans;

•	the level of our expenses;

•	the level of our capital expenditures;

•	future acquisitions and dispositions of assets;

•	the demand for our programming among multichannel video distributors and our ability to maintain and renew affiliation agreements with multichannel video distributors;

•	market demand for new programming services;

•	whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•	other risks and uncertainties inherent in our programming businesses;

•	financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

All dollar amounts and subscriber data included in the following Management’s Discussion and Analysis of Financial Condition and Results of Operations are presented in thousands.

Introduction

Management’s discussion and analysis, or MD&A, of our results of operations and financial condition is provided as a supplement to the audited annual consolidated financial statements and unaudited interim consolidated financial statements and notes thereto included elsewhere herein to help provide an understanding of our financial condition, changes in financial condition and results of our operations. The information included in MD&A should be read in conjunction with the annual and interim consolidated financial statements included in this Information Statement as well as the financial data set forth under “Selected Financial Data” and the pro forma consolidated financial information set forth under “Unaudited Pro Forma Consolidated Financial Information.” Our MD&A is organized as follows:

Business Overview. This section provides a general description of our business, as well as other matters that we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

Critical Accounting Policies. This section discusses accounting policies considered to be important to an understanding of our financial condition and results of operations, and which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are discussed in the notes to our annual consolidated financial statements included elsewhere in this Information Statement.

Consolidated Results of Operations. This section provides an analysis of our results of operations for the three months ended March 31, 2011 and 2010, and for the years ended December 31, 2010, 2009 and 2008. Our discussion is presented on both a consolidated and segment basis. Our two segments are: (i) National Networks and (ii) International and Other.

Liquidity and Capital Resources. This section provides a discussion of our financial condition as of March 31, 2011 as well as an analysis of our cash flows for the three months ended March 31, 2011 and 2010, and for the years ended December 31, 2010, 2009 and 2008. The discussion of our financial condition and liquidity includes summaries of (i) our primary sources of liquidity and (ii) our contractual obligations and off balance sheet arrangements that existed at December 31, 2010, along with any significant changes at March 31, 2011.

Business Overview

We manage our business through two reportable segments: (i) National Networks, which includes our four national programming networks (AMC, WE tv, IFC and Sundance Channel); and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Entertainment, our independent film distribution business; AMC Networks Broadcasting & Technology, our network technical services business; and VOOM HD. Our national networks are distributed throughout the United States by multichannel video distributors. In addition to our extensive U.S. distribution, AMC and Sundance Channel are available in Canada and Sundance Channel and WE tv are available in certain other countries throughout Europe and Asia.

VOOM HD historically offered a suite of channels, produced exclusively in HD and marketed for distribution to DBS and cable television distributors (“VOOM”). VOOM was available in the United States only on Cablevision’s cable television systems and on DISH Network. On December 18, 2008, the Company decided to discontinue funding the domestic offerings of VOOM. Subsequently, VOOM HD terminated the domestic offerings of VOOM. VOOM HD discontinued the VOOM international channel as of December 31, 2009. As of March 31, 2011, VOOM HD internationally distributes the Rush HD channel, a network dedicated to action and adventure sports. VOOM HD ceased distributing the Rush HD channel in Europe in April 2011. See also “Business — Legal Proceedings — DISH Network Contract Dispute.”

We evaluate segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit and restructuring expense or credit). We have presented the components that reconcile adjusted operating cash flow to operating income. The table below sets forth, for the periods presented, certain historical financial information for our reportable segments. For more discussion of the historical financial information for our reportable segments, see “— Results of Operations — Business Segment Results” and Note 7 and Note 16 in the accompanying interim consolidated financial statements and annual consolidated financial statements, respectively.

	Three Months Ended March 31,
	2011	2010

Revenues, net from continuing operations
National Networks	$251,845	$232,036
International and Other	25,381	19,882
Inter-segment eliminations	(4,323)	(3,546)

	$272,903	$248,372

Operating income (loss) from continuing operations
National Networks	$81,895	$74,004
International and Other	(11,512)	(13,593)
Inter-segment eliminations	296	614

	$70,679	$61,025

Adjusted operating cash flow (deficit) from continuing operations
National Networks	$106,356	$100,272
International and Other	(7,104)	(9,539)
Inter-segment eliminations	296	614

	$99,548	$91,347

	Years Ended December 31,
	2010	2009	2008

Revenues, net from continuing operations
National Networks	$994,573	$896,493	$776,462
International and Other	104,499	95,921	131,028
Inter-segment eliminations	(20,772)	(18,770)	(13,933)

	$1,078,300	$973,644	$893,557

Operating income (loss) from continuing operations
National Networks	$312,525	$278,816	$245,039
International and Other	(29,603)	(37,934)	(123,815)
Inter-segment eliminations	(3,086)	(3,173)	(327)

	$279,836	$237,709	$120,897

Adjusted operating cash flow (deficit) from continuing operations
National Networks	$419,051	$380,824	$328,992
International and Other	(14,686)	(13,553)	(42,283)
Inter-segment eliminations	(3,086)	(3,173)	(327)

	$401,279	$364,098	$286,382

National Networks

In our National Networks segment, which accounted for 92% of our consolidated revenues, net of inter-segment eliminations, for the year ended December 31, 2010, we earn revenues in two principal ways. First, we receive affiliation payments from distributors. These revenues are generally based on a per subscriber fee under multi-year contracts, commonly referred to as “affiliation agreements,” which generally provide for annual affiliation rate increases. The specific affiliation fee revenues we earn vary from period to period, distributor to distributor and also vary among our networks, but are generally based upon the number of each distributor’s subscribers who receive our programming, referred to as “viewing subscribers.” The terms of certain affiliation agreements provide that the affiliation fee revenues we earn are a fixed contractual monthly fee.

The second principal source of revenues is from advertising. Under our affiliation agreements with our distributors, we have the right to sell a specified amount of national advertising time on certain of our programming networks. Our advertising revenues are more variable than affiliation fee revenues because virtually all of our advertising is sold on a short-term basis, not under long-term contracts. Our advertising arrangements with advertisers provide for a set number of advertising units to air over a specific period of time at a negotiated price per unit. In certain advertising sales arrangements, our programming networks guarantee specified viewer ratings for their programming. If these guaranteed viewer ratings are not met, we are generally required to provide additional advertising units to the advertiser at no charge. For these types of arrangements, a portion of the related revenue is deferred if the guaranteed viewer ratings are not met and is subsequently recognized either when we provide the required additional advertising time, the guarantee obligation contractually expires or performance requirements become remote. Most of our advertising revenues vary based upon the popularity of our programming as measured by Nielsen. In 2010, our national programming networks had approximately 800 advertisers representing companies in a broad range of sectors, including the food, health, retail and automotive industries. Our AMC and WE tv programming networks use a traditional advertising sales model, while Sundance Channel principally sells sponsorships. Prior to December 2010, IFC principally sold sponsorships, but since then it migrated to a traditional advertising sales model.

We seek to grow our revenues by increasing the number of viewing subscribers of the distributors that carry our services. We refer to this as our “penetration.” AMC, which is widely distributed, has a more limited ability to increase its penetration than do WE tv, IFC and Sundance Channel. WE tv, IFC and Sundance Channel, although carried by all of the larger distributors, have higher growth opportunities due to their current penetration levels with those distributors. IFC and Sundance Channel are currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers. Therefore, WE tv, IFC and Sundance Channel penetration rates may increase if distributors are successful in converting their analog subscribers to digital tiers of service that include those networks. Our revenues may also increase over time through contractual rate increases stipulated in most of our affiliation agreements. In negotiating for increased or extended carriage, we have in some instances made upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related affiliation agreements, or agreed to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the distributors’ efforts to market our channels. We believe that these transactions generate a positive return on investment over the contract period. We seek to increase our advertising revenues by increasing the number of minutes of national advertising sold and by increasing the rates we charge for such advertising, but, ultimately, the level of our advertising revenues, in most cases, is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by Nielsen.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services, and increasing our ratings. To do this, we must continue to contract for and produce high-quality, attractive programming. There is an increasing concentration of subscribers in the hands of a few distributors, which could create disparate bargaining power between the largest distributors and us by giving those distributors greater leverage in negotiating the price and other terms of affiliation agreements.

International and Other

Our International and Other segment includes the operations of AMC/Sundance Channel Global, our international programming business; IFC Entertainment, our independent film distribution business; AMC Networks Broadcasting & Technology, our network technical services business; and VOOM HD.

Although we view our international expansion as an important long-term strategy, international expansion is currently expected to represent only a small amount of our projected overall financial results over the next five years. However, international expansion could provide a benefit to our financial results if we were able to grow this portion of our business faster than expected. Similar to our domestic businesses, the most significant business challenges we expect to encounter in our international business include programming competition (from both foreign and domestic programmers), limited channel capacity on distributors’ platforms, the growth of subscribers on those platforms and economic pressures on affiliation fees. Other significant business challenges unique to international expansion include increased programming costs for international rights and translation (i.e. dubbing and subtitling), a lack of availability of international rights for a portion of our domestic programming content, increased distribution costs for cable, satellite or fiber feeds and a limited physical presence in each territory.

Corporate Expenses

Our historical results of operations reflected in our consolidated financial statements include management fee charges and the allocation of expenses related to certain corporate functions historically provided by Cablevision. These management fee charges were made pursuant to a consulting agreement with Cablevision and the expense allocations for providing certain management services to subsidiaries of the Company were based on what the Company and Cablevision considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. As a separate, stand-alone public company, we will need to expand our financial, administrative and other staff to support these new requirements. In addition, we will need to add staff and systems to replace many of the functions previously provided by Cablevision. However, our corporate operating costs as a separate company subsequent to the Distribution, including those associated with being a publicly-traded company, are expected to be lower than the historical allocation of expenses related to certain corporate functions (including management fee charges). We will terminate the consulting agreement on the Distribution date and will not replace such agreement.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Impact of Economic Conditions

Our future performance is dependent, to a large extent, on general economic conditions including the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Additional capital and credit market disruptions could cause economic downturns, which may lead to lower demand for our products, such as lower demand for television advertising and a decrease in the number of subscribers receiving our programming networks from our distributors. We have experienced some of the effects of the recent economic downturn. Continuation of events such as these may adversely impact our results of operations, cash flows and financial position.

Critical Accounting Policies

In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Impairment of Long-Lived and Indefinite-Lived Assets

The Company’s long-lived and indefinite-lived assets at March 31, 2011 include property and equipment, net of $65,453, amortizable intangible assets, net of $345,104, identifiable indefinite-lived intangible assets of $19,900 and goodwill of $83,173. These assets accounted for approximately 27% of the Company’s consolidated total assets as of March 31, 2011.

The Company reviews its long-lived assets (property and equipment, and intangible assets subject to amortization that arose from acquisitions) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Goodwill and indefinite-lived intangible assets, which represent Sundance Channel trademarks of $19,900, are tested annually for impairment during the first quarter (“annual impairment test date”) and upon the occurrence of certain events or substantive changes in circumstances.

The Company is required to determine goodwill impairment using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill utilizing an enterprise-value based premise approach. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of goodwill impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination. For the purpose of evaluating goodwill impairment at the annual impairment test date, the Company had five reporting units, which recognized goodwill. These reporting units are AMC, WE tv, IFC and Sundance Channel, which are included in the National Networks reportable segment, and AMC Networks Broadcasting & Technology, which is included in the International and Other reportable segment.

The goodwill balance as of March 31, 2011 by reporting unit is as follows:

Reporting Unit

AMC	$34,251
WE tv	5,214
IFC	13,582
Sundance Channel	28,930
AMC Networks Broadcasting & Technology	1,196

$83,173

In assessing the recoverability of the Company’s goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Fair value estimates are made at a specific point in time, based on relevant information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, and determination of appropriate market comparables and determination of whether a premium or discount should be applied to comparables. These valuations also include assumptions for the projected number of subscribers and the projected average rates per basic and viewing subscribers and growth in fixed price contractual arrangements used to determine affiliation fee revenue, access to program rights and the cost of such program rights, amount of programming time that is advertiser supported, number of advertising spots available and the sell through rates for those spots, average fee per advertising spot, and operating margins, among other assumptions. If these estimates or material related assumptions change in the future, we may be required to record impairment charges related to our long-lived assets.

Based on the Company’s annual impairment test during the first quarter of 2011, the Company’s reporting units had significant safety margins, representing the excess of the estimated fair value of each reporting unit less its respective carrying value (including goodwill allocated to each respective reporting unit). In order to evaluate the sensitivity of the estimated fair value calculations of the Company’s reporting units on the annual impairment calculation for goodwill, the Company applied a hypothetical 30% decrease to the estimated fair values of each reporting unit. This hypothetical decrease would have no impact on the goodwill impairment analysis for any of the Company’s reporting units.

The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

The Company’s indefinite-lived trademark intangible assets relate to the Company’s Sundance Channel trademarks, which were valued using a relief-from-royalty method in which the expected benefits are valued by discounting estimated royalty revenue over projected revenues covered by the trademarks. The Sundance Channel related trademarks were recorded in June 2008 when the Company completed transactions which resulted in the 100% acquisition of Sundance Channel L.L.C. Significant judgments inherent in a valuation include the selection of appropriate discount and royalty rates, estimating the amount and timing of estimated future cash flows and identification of appropriate continuing growth rate assumptions. The discount rates used in the analysis are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

Based on the Company’s annual impairment test during the first quarter of 2011, the Company’s Sundance Channel related trademarks identifiable indefinite-lived intangible assets had significant safety margins, representing the excess of the identifiable indefinite-lived intangible assets estimated fair value less their respective carrying values. In order to evaluate the sensitivity of the fair value calculations of the Company’s identifiable indefinite-lived intangible assets, the Company applied a hypothetical 30% decrease to the estimated fair value of the Company’s identifiable indefinite-lived intangible assets. This hypothetical decrease in estimated fair value would have resulted in an impairment charge of approximately $400.

During 2008, the Company recorded an impairment charge of $15,034, included in depreciation and amortization for the write-off of deferred carriage fees at VOOM HD after DISH Network ceased the distribution of VOOM in May 2008. See “Business — Legal Proceedings — DISH Network Contract Dispute.”

Useful Lives of Finite-Lived Intangible Assets

The Company has recognized intangible assets for affiliation agreements and affiliate relationships, advertiser relationships and other intangible assets as a result of purchase accounting. The Company has determined that such intangible assets have finite lives. The estimated useful lives and net carrying values of these intangible assets at March 31, 2011 are as follows:

	Net Carrying
	Value at
	March 31,	Estimated
	2011	Useful Lives

Affiliation agreements and affiliate relationships	$327,589	4 to 25 years
Advertiser relationships	$17,168	3 to 10 years
Other intangible assets	$347	4 to 10 years

The useful lives for the affiliation agreements and affiliate relationships were determined based upon an analysis of the weighted average remaining terms of existing agreements the Company had in place with its major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements. The Company has been successful in renewing its major affiliation agreements and maintaining customer relationships in the past and believes it will be able to renew its major affiliation agreements and maintain those customer relationships in the future. However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a significant adverse impact on our business.

There have been periods when an existing affiliation agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time. In substantially all these instances, the affiliates continued to carry and pay for the service under oral or written interim agreements until execution of definitive replacement agreements or renewals. If an affiliate were to cease carrying a service on an other than temporary basis, the Company would record an impairment charge for the then remaining carrying value of that affiliation agreement and affiliate relationship intangible asset. If the Company were to renew an affiliation agreement at rates that produced materially less net revenue compared to the net revenue produced under the previous agreement, the Company would evaluate the impact on its cash flows and, if necessary, would further evaluate such indication of potential impairment by following the policy described above under “Impairment of Long-Lived and Indefinite-Lived Assets” for the asset group containing that intangible asset. The Company also would evaluate whether the remaining useful life of the affiliation agreement and affiliate relationship intangible asset remained appropriate. Based on December 31, 2010 carrying values, if the estimated remaining life of all affiliation agreements and affiliate relationships were shortened by 10%, the effect on amortization for the year ending December 31, 2011 would be to increase our annual amortization expense by approximately $7,944.

Program Rights

Rights to programming, including feature films and episodic series, acquired under license agreements are stated at the lower of amortized cost or net realizable value. Such licensed rights along with the related obligations are recorded at the contract value when a license agreement is executed, unless there is uncertainty with respect to either cost, acceptability or availability. If such uncertainty exists, those rights and obligations are recorded at the earlier of when the uncertainty is resolved or when the license period begins. Costs are amortized to technical and operating expense on a straight-line basis over a period not to exceed the respective license periods.

Our owned original programming is primarily produced by independent production companies, with the remainder produced by us. Owned original programming costs, including estimated participation and residual costs, qualifying for capitalization as program rights are amortized to technical and operating expense over their estimated useful lives, commencing upon the first airing, based on attributable revenue for airings to date as a percentage of total projected attributable revenue. Projected program usage is based on the historical performance of similar content. Estimated attributable revenue can change based upon programming market acceptance, levels of affiliation fee revenue and advertising revenue, and program usage. Accordingly, we periodically review revenue estimates and planned usage and revise our assumptions if necessary, which could impact the timing of amortization expense or result in an impairment charge.

We periodically review the programming usefulness of our licensed and owned original program rights based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness for exhibition. If it is determined that film or other program rights have no future programming usefulness, a write-off of the unamortized cost is recorded in technical and operating expense. Other than those recorded in connection with VOOM HD’s restructuring activities (see Note 4 in the accompanying annual consolidated financial statements), impairment charges of $1,122 and $7,778 were recorded for the years ended December 31, 2010 and 2009, respectively, and $274 for the three months ended March 31, 2011. There were no impairment charges recorded for the year ended December 31, 2008 and for the three months ended March 31, 2010.

Valuation of Deferred Tax Assets

Deferred tax assets have resulted primarily from the Company’s future deductible temporary differences and net operating loss carry forwards (“NOLs”). In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income and tax planning strategies to allow for the utilization of its NOLs and deductible temporary differences. If such estimates and related assumptions change in the future, the Company may be required to record additional valuation allowances against its deferred tax assets, resulting in additional income tax expense in the Company’s consolidated statement of operations. Management evaluates the realizability of the deferred tax assets and the need for additional valuation allowances quarterly. At this time, based on current facts and circumstances, management believes that it is more likely than not that the Company will realize benefit for its gross deferred tax assets, except those deferred tax assets against which a valuation allowance has been recorded which relate to certain local tax credit carry forwards. The Company increased the valuation allowance by $1,398, $1,309 and $1,189 in 2010, 2009 and 2008, respectively and by $385 and $358 for the three months ended March 31, 2011 and 2010, respectively.

Certain Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations:

2010 Transactions

On December 31, 2010, RMH transferred its membership interests in News 12 (regional news programming services), RASCO (a cable television advertising company), and certain other businesses to wholly-owned subsidiaries of Cablevision in contemplation of the Distribution. The operating results of these transferred entities through the date of transfer have been presented in discontinued operations for all periods presented in the accompanying consolidated financial statements.

2008 Transaction

In June 2008, the Company acquired a 100% interest in Sundance Channel L.L.C. for a purchase price, including transaction costs, of $482,416 and its results have been included in the accompanying consolidated financial statements from the date of acquisition.

Consolidated Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of revenues, net for the periods indicated.

STATEMENT OF OPERATIONS DATA

	Three Months Ended March 31,
	2011		2010
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$272,903	100%	$248,372	100%	$24,531
Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	90,411	33	82,425	33	(7,986)
Selling, general and administrative	86,921	32	78,444	32	(8,477)
Restructuring credit	(34)	—	(212)	—	(178)
Depreciation and amortization	24,926	9	26,690	11	1,764

Operating income	70,679	26	61,025	25	9,654
Other income (expense):
Interest expense, net	(17,893)	(7)	(19,116)	(8)	1,223
Miscellaneous, net	72	—	26	—	46
Income from continuing operations before income taxes	52,858	19	41,935	17	10,923
Income tax expense	(23,136)	(8)	(17,906)	(7)	(5,230)

Income from continuing operations	29,722	11	24,029	10	5,693
Income (loss) from discontinued operations, net of income taxes	96	—	(10,596)	(4)	10,692

Net income	$29,818	11%	$13,433	5%	$16,385

The following is a reconciliation of operating income to AOCF:

	Three Months Ended March 31,
	2011	2010	Favorable
	Amount	Amount	(Unfavorable)

Operating income	$70,679	$61,025	$9,654
Share-based compensation	3,977	3,844	133
Restructuring credit	(34)	(212)	178
Depreciation and amortization	24,926	26,690	(1,764)

AOCF	$99,548	$91,347	$8,201

STATEMENT OF OPERATIONS DATA (continued)

	Years Ended December 31,
	2010		2009
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$1,078,300	100%	$973,644	100%	$104,656
Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	366,093	34	310,365	32	(55,728)
Selling, general and administrative	328,134	30	313,904	32	(14,230)
Restructuring (credit) expense	(2,218)	—	5,162	1	7,380
Depreciation and amortization	106,455	10	106,504	11	49

Operating income	279,836	26	237,709	24	42,127
Other income (expense):
Interest expense, net	(73,412)	(7)	(75,705)	(8)	2,293
Loss on interest rate swap contracts, net	—	—	(3,237)	—	3,237
Miscellaneous, net	(162)	—	187	—	(349)

Income from continuing operations before income taxes	206,262	19	158,954	16	47,308
Income tax expense	(88,073)	(8)	(70,407)	(7)	(17,666)

Income from continuing operations	118,189	11	88,547	9	29,642
Loss from discontinued operations, net of income taxes	(38,090)	4	(34,791)	(4)	(3,299)

Net income	$80,099	7%	$53,756	6%	$26,343

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,
	2010	2009	Favorable
	Amount	Amount	(Unfavorable)

Operating income	$279,836	$237,709	$42,127
Share-based compensation	17,206	14,723	2,483
Restructuring (credit) expense	(2,218)	5,162	(7,380)
Depreciation and amortization	106,455	106,504	(49)

AOCF	$401,279	$364,098	$37,181

STATEMENT OF OPERATIONS DATA (continued)

	Years Ended December 31,
	2009		2008
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$973,644	100%	$893,557	100%	$80,087
Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	310,365	32	314,960	35	4,595
Selling, general and administrative	313,904	32	302,474	34	(11,430)
Restructuring expense	5,162	1	46,877	5	41,715
Depreciation and amortization (including impairments)	106,504	11	108,349	12	1,845

Operating income	237,709	24	120,897	14	116,812
Other income (expense):
Interest expense, net	(75,705)	(8)	(97,062)	(11)	21,357
Loss on investments, net	—	—	(103,238)	(12)	103,238
Gain on equity derivative contracts	—	—	66,447	7	(66,447)
Loss on interest rate swap contracts, net	(3,237)	—	(2,843)	—	(394)
Loss on extinguishment of debt	—	—	(2,424)	—	2,424
Miscellaneous, net	187	—	379	—	(192)

Income (loss) from continuing operations before income taxes	158,954	16	(17,844)	(2)	176,798
Income tax expense	(70,407)	(7)	(2,732)	—	(67,675)

Income (loss) from continuing operations	88,547	9	(20,576)	(2)	109,123
Loss from discontinued operations, net of income taxes	(34,791)	(4)	(26,866)	(3)	(7,925)

Net income (loss)	$53,756	6%	$(47,442)	(5)%	$101,198

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,
	2009	2008	Favorable
	Amount	Amount	(Unfavorable)

Operating income	$237,709	$120,897	$116,812
Share-based compensation	14,723	10,259	4,464
Restructuring expense	5,162	46,877	(41,715)
Depreciation and amortization (including impairments)	106,504	108,349	(1,845)

AOCF	$364,098	$286,382	$77,716

Comparison of Consolidated Results — Overview

Consolidated Results — AMC Networks Inc.

We classify our operations into two reportable segments:

•	National Networks, consisting of our four nationally distributed programming networks, AMC, WE tv, IFC and Sundance Channel, which are distributed throughout the United States by multichannel video distributors; and

•	International and Other, consisting of AMC/Sundance Channel Global, our international programming business; IFC Entertainment, our independent film distribution business, and AMC Networks Broadcasting & Technology, our network technical services business, which supplies an array of services to the network programming industry, primarily on behalf of the programming networks of the Company. AMC and Sundance Channel are available in Canada and Sundance Channel and WE tv are available in other countries throughout Europe and Asia. The International and Other reportable segment also includes VOOM HD.

On December 31, 2010, RMH transferred its membership interests in News 12, RASCO and certain other businesses to wholly-owned subsidiaries of Cablevision in contemplation of the Distribution. The operating results of these transferred entities through the date of the transfer have been presented in the consolidated statements of operations as discontinued operations for all periods presented. Additionally, the net operating results following the sale of our ownership interests in the Lifeskool and Sportskool video-on-demand services in September and October 2008, respectively, which were recorded under the installment sales method, have been classified as discontinued operations for all periods presented.

We allocate certain amounts of our corporate overhead to each segment based upon their proportionate estimated usage of services. The segment financial information set forth below, including the discussion related to individual line items, does not reflect inter-segment eliminations unless specifically indicated.

Pursuant to a consulting agreement with Cablevision, the Company pays a management fee calculated based on gross revenues (as defined under the terms of the consulting agreement) on a monthly basis. We will terminate the consulting agreement on the Distribution date and will not replace such agreement.

As a separate, stand-alone public company, we will need to expand our financial, administrative and other staff to support these new requirements. In addition, we will need to add staff and systems to replace many of the functions previously provided by Cablevision. However, our corporate operating costs as a separate company subsequent to the Distribution, including those associated with being a publicly-traded company, are expected to be lower than the historical allocation of expenses related to certain corporate functions (including management fee charges). See Note 12 of the accompanying annual consolidated financial statements for a detailed discussion of corporate expenses allocated by Cablevision.

Our consolidated results discussion focuses primarily on the relative performance of our two segments — National Networks and International and Other. Immediately following this discussion are sections that separately address the performance of each of our segments. In those sections, we provide more detailed analysis of the reasons for increases or decreases in the various line items at the segment level.

Comparison of Consolidated Three Months Ended March 31, 2011 Versus Three Months Ended March 31, 2010

Revenues, net for the three months ended March 31, 2011 increased $24,531 (10%) as compared to revenues, net for the same period in the prior year. The net increase is attributable to the following:

Increase (decrease) in:
Revenues of the National Networks segment	$19,809
Revenues of the International and Other segment	5,499
Inter-segment eliminations	(777)

$24,531

Technical and operating expenses (excluding depreciation, amortization and impairments) include primarily:

•	amortization of program rights, including those for feature films and non-film programming, participation and residual costs, and distribution and production related costs; and

•	origination, transmission, uplinking, encryption and other operating costs.

Technical and operating expenses (excluding depreciation and amortization) for the three months ended March 31, 2011 increased $7,986 (10%) as compared to the same period in 2010. The net increase is attributable to the following:

Increase (decrease) in:
Expenses of the National Networks segment	$3,996
Expenses of the International and Other segment	4,376
Inter-segment eliminations	(386)

$7,986

As a percentage of revenues, technical and operating expenses were 33% for the three months ended March 31, 2011 and 2010.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs, and costs of facilities. Selling, general and administrative expenses increased $8,477 (11%) for the three months ended March 31, 2011 as compared to the same period in 2010. The net increase is attributable to the following:

Increase (decrease) in:
Expenses of the National Networks segment	$9,794
Expenses of the International and Other segment	(1,244)
Inter-segment eliminations	(73)

$8,477

As a percentage of revenues, selling, general and administrative expenses were 32% for the three months ended March 31, 2011 and 2010.

Depreciation and amortization decreased $1,764 (7%) for the three months ended March 31, 2011 as compared to the same period in 2010. The net decrease is attributable to the following:

Increase (decrease) in:
Expenses of the National Networks segment	$(1,872)
Expenses of the International and Other segment	108

$(1,764)

Adjusted operating cash flow increased $8,201 (9%) for the three months ended March 31, 2011 as compared to the same period in 2010. The net increase is attributable to the following:

Increase (decrease) in:
AOCF of the National Networks segment	$6,084
AOCF of the International and Other segment	2,435
Inter-segment eliminations	(318)

$8,201

Interest expense, net decreased $1,223 (6%) for the three months ended March 31, 2011 as compared to the same period in 2010. The net decrease is attributable to the following:

Increase (decrease):
Due to the repayment of the promissory note to MSG in March 2010	$(914)
Due to lower average debt balances	(481)
Due to higher average interest rates on our indebtedness	190
Due to a decrease in interest income	93
Other	(111)

$(1,223)

Income tax expense: The Company recorded income tax expense attributable to continuing operations of $23,136 for the three months ended March 31, 2011, representing an effective tax rate of 44%. The effective tax rate was higher than the federal statutory rate of 35% due primarily to state income tax expense of $2,803, tax expense of $385 resulting from an increase in the valuation allowance with regard to certain local income tax credit carry forwards, and tax expense of $1,523, including accrued interest, related to uncertain tax positions.

The Company recorded income tax expense attributable to continuing operations of $17,906 for the three months ended March 31, 2010, representing an effective tax rate of 43%. The effective tax rate was higher than the federal statutory rate of 35% due primarily to state income tax expense of $2,276, tax expense of $358 resulting from an increase in the valuation allowance with regard to certain local income tax credit carry forwards and tax expense of $395, including accrued interest, related to uncertain tax positions.

Income (loss) from discontinued operations

Income (loss) from discontinued operations, net of income taxes, for the three months ended March 31, 2011 and 2010 reflects the following items, net of related income taxes:

	Three Months Ended
	March 31,
	2011	2010

Net operating results of News 12, RASCO and other entities transferred to Cablevision on December 31, 2010, net of income taxes	$—	$(10,698)
Other, net of income taxes	96	102

	$96	$(10,596)

Business Segment Results

National Networks

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues, net for our National Networks segment.

	Three Months Ended March 31,
	2011		2010
		% of		% of
		Net		Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$251,845	100%	$232,036	100%	$19,809
Technical and operating expenses (excluding depreciation and amortization)	75,894	30	71,898	31	(3,996)
Selling, general and administrative expenses	72,745	29	62,951	27	(9,794)
Depreciation and amortization	21,311	8	23,183	10	1,872

Operating income	$81,895	33%	$74,004	32%	$7,891

The following is a reconciliation of operating income to AOCF:

	Three Months Ended March 31,
	2011	2010	Favorable
	Amount	Amount	(Unfavorable)

Operating income	$81,895	$74,004	$7,891
Share-based compensation	3,150	3,085	65
Depreciation and amortization	21,311	23,183	(1,872)

AOCF	$106,356	$100,272	$6,084

Revenues, net for the three months ended March 31, 2011 increased $19,809 (9%) as compared to revenues, net for the same period in the prior year. The net increase is attributable to the following:

Increase (decrease) in:
Advertising revenues primarily at AMC and WE tv resulting from higher pricing per unit sold due to an increased demand for our programming by advertisers, and to a lesser extent increases in advertising and sponsorship revenue at IFC and Sundance. Prior to December 2010, IFC principally sold sponsorships, but since then it migrated to a traditional advertising sales model	$12,961
Affiliation fee revenues primarily at AMC and WE tv resulting from increases in affiliation rates and subscribers (see below)	5,854
Other revenues primarily at AMC resulting from increased licensing revenues and digital download revenues derived from sales of our programming	1,332
Intra-segment eliminations	(338)

$19,809

Revenue increases discussed above are primarily derived from an increase in contractual affiliation rates charged for our services, an increase in the number of subscribers and an increase in the prices and level of advertising on our networks. Affiliation fee revenues are generally based on a per subscriber fee under multi-year affiliation agreements, which generally provide for annual affiliation rate increases. The specific affiliation fee revenues we earn vary from period to period, distributor to distributor and also vary among our networks, but are generally based upon the number of each distributor’s subscribers who receive our programming. The terms of certain affiliation agreements provide that the affiliation fee revenues we earn are a fixed contractual monthly fee. Our advertising revenues are more variable than affiliation fee revenues because virtually all of our advertising is sold on a short-term basis. Our advertising arrangements with advertisers provide for a set number of advertising units to air over a specific period of time at a negotiated price per unit and in certain advertising arrangements, guarantee specified viewer ratings. If these guaranteed viewer ratings are not met, we are generally required to provide additional advertising units to the advertiser, resulting in revenue being deferred until such time as the guarantee has been met. Most of our advertising revenues vary based on the popularity of our programming as measured by Nielsen.

The following table presents certain subscriber information at March 31, 2011, December 31, 2010 and March 31, 2010:

	Estimated Domestic Subscribers
	March 31,	December 31,	March 31,
	2011	2010	2010

National Programming Networks:
AMC(1)	96,800	96,400	95,500
WE tv(1)	77,000	76,800	76,000
IFC(1)	62,200	62,700	61,800
Sundance Channel(2)	40,100	39,900	39,000

(1)	Estimated U.S. subscribers as measured by Nielsen.

(2)	Subscriber counts are based on internal management reports and represent viewing subscribers.

The Company believes the WE tv, IFC and Sundance Channel programming services may benefit from increased distribution, especially on the digital tiers of cable television distributors as digital penetration increases, and increased advertising revenues as cable networks, including advertiser-supported niche programming networks (such as WE tv and IFC), attract a greater advertising market share. These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of distributors and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service. Changes in the viewership ratings of our AMC, WE tv and IFC programming services may also significantly affect future advertising revenues. We believe that the decline in IFC subscribers shown as of March 31, 2011 as compared to December 31, 2011 may reflect the impact on the Nielsen sampling of channel or tiering changes by distributors, as IFC did not lose any affiliate relationships during the relevant periods.

Technical and operating expenses (excluding depreciation and amortization) for the three months ended March 31, 2011 increased $3,996 (6%) as compared to the same period in 2010. The net increase is attributable to the following:

Increase (decrease) in:
Amortization of program rights and series development/original programming costs	$2,439
Programming related costs	1,645
Intra-segment eliminations	(88)

$3,996

The increase in amortization of program rights and series development/original programming costs for the three months ended March 31, 2011 as compared to the same period in the prior year is due primarily to increased amortization of program rights at AMC and WE tv, partially offset by a decrease at IFC and Sundance Channel. The increase in programming related costs resulted principally from increased formatting related costs.

As a percentage of revenues, technical and operating expenses decreased to 30% for the three months ended March 31, 2011 as compared to 31% for the same period in the prior year.

There may be significant changes in the level of our technical and operating expenses from quarter to quarter and/or changes from year to year due to content acquisition and/or original programming costs. As additional competition for programming increases from programming services and alternate distribution technologies continue to develop in the industry, costs for content acquisition and/or original programming may increase.

Selling, general and administrative expenses increased $9,794 (16%) for the three months ended March 31, 2011 as compared to the same period in 2010. The net increase is attributable to the following:

Increase in:
Sales and marketing expenses primarily at IFC and WE tv, partially offset by a decrease at AMC. The net increase in marketing expense resulted from the timing of promotion and marketing of original programming and the number of premieres that occurred during the quarter. Additionally, advertising sales related costs increased at IFC following the migration to an advertising sales model in December 2010	$8,179
Other general and administrative costs	1,498
Management fees	522
Share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	(405)

$9,794

As a percentage of revenues, selling, general and administrative expenses increased to 29% for the three months ended March 31, 2011 as compared to 27% for the same period in the prior year.

The increase in sales and marketing costs is also due to an increase in advertising sales related expenses at AMC and WE tv due to increased advertising sales revenues for the three months ended March 31, 2011 as compared to the same period in 2010. Management fees increased to $6,740 for the three months ended March 31, 2011 as compared to $6,218 for the same period in 2010 due to the increased revenues at AMC and WE tv in 2011 as compared to 2010. Pursuant to a consulting agreement with Cablevision, we pay a management fee calculated based on gross revenues (as defined under the terms of the consulting agreement) on a monthly basis. We will terminate the consulting agreement on the Distribution date and will not replace such agreement.

There may be significant changes in the level of our selling, general and administrative expenses from quarter to quarter and year to year due to the timing of promotion and marketing of original programming. The increase in selling, marketing and advertising costs at IFC and WE tv for the three months ended March 31, 2011 as compared to the same period in 2010 may not be indicative of the full year results for the year ending December 31, 2011.

Depreciation and amortization decreased $1,872 (8%) for the three months ended March 31, 2011 as compared to the same period in 2010. Amortization expense decreased $1,886 for 2011 as compared to 2010 primarily resulting from certain identifiable intangible assets of Sundance Channel becoming fully amortized in the fourth quarter of 2010. Depreciation expense increased $14 for the three months ended March 31, 2011 as compared to the same period in 2010.

Adjusted operating cash flow increased $6,084 (6%) for the three months ended March 31, 2011 as compared to the same period in 2010 due to an increase in revenues, net of $19,809, partially offset by an increase in operating expenses resulting primarily from an increase in amortization of program rights expense and marketing expense due to the increase in the number of original programming premieres, excluding share-based compensation, and depreciation and amortization expense, as discussed above.

International and Other

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues, net for our International and Other segment.

	Three Months Ended March 31,
	2011		2010
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$25,381	100%	$19,882	100%	$5,499
Technical and operating expenses (excluding depreciation and amortization)	18,965	75	14,589	73	(4,376)
Selling, general and administrative expenses	14,347	57	15,591	78	1,244
Restructuring credit	(34)	—	(212)	1	(178)
Depreciation and amortization	3,615	14	3,507	18	(108)

Operating loss	$(11,512)	(45)%	$(13,593)	(68)%	$2,081

The following is a reconciliation of operating loss to AOCF deficit:

	Three Months Ended March 31,
	2011	2010	Favorable
	Amount	Amount	(Unfavorable)

Operating loss	$(11,512)	$(13,593)	$2,081
Share-based compensation	827	759	68
Restructuring credit	(34)	(212)	178
Depreciation and amortization	3,615	3,507	108

AOCF deficit	$(7,104)	$(9,539)	$2,435

The International and Other segment includes the operating results of VOOM HD. As of March 31, 2011, VOOM HD distributed internationally the Rush HD channel, a network dedicated to action and adventure sports. The 2011 operating loss of VOOM HD of $4,491 included primarily legal fees, costs and related expenses of approximately $3,100 incurred in connection with the DISH Network contract dispute and technical expense of approximately $1,200 resulting primarily from a reduction in the estimated useful life of program rights related to ceasing distribution of the Rush HD channel in Europe in April 2011. The 2010 operating loss of VOOM HD of $5,450 included primarily legal fees, costs and related expenses incurred in connection with the DISH Network contract dispute.

Revenues, net for the three months ended March 31, 2011 increased $5,499 (28%) as compared to revenues, net for the same period in the prior year. The net increase is attributable to the following:

Increase (decrease) in:
Other revenues due primarily to increased origination fee revenue at AMC Networks Broadcasting & Technology and electronic streaming revenue at IFC Entertainment	$3,178
Affiliation fee revenues principally from an increase in foreign affiliation fee revenues from the AMC Canadian distribution channel due to an increase in the number of Canadian distributors that carry the service and subscribers, as well as the strengthening of the Canadian dollar (affiliation agreements with Canadian distributors are primarily denominated in Canadian dollars) and, to a lesser extent, increased affiliation fee revenues of our other international distribution channels	2,726
Revenues, net at VOOM HD due to lower foreign distribution revenue	(514)
Intra-segment eliminations	109

$5,499

Technical and operating expenses (excluding depreciation and amortization) for the three months ended March 31, 2011 increased $4,376 (30%) as compared to the same period in the prior year. The net increase is attributable to the following:

Increase (decrease) in:
Costs at our international and other services (excluding VOOM) resulting primarily from increased content acquisition costs at IFC Entertainment and increased programming costs of certain AMC/Sundance Channel Global services	$2,703
Programming costs at VOOM HD resulting primarily from a reduction in the estimated useful life of program rights related to ceasing distribution of the Rush HD channel in Europe in April 2011	1,215
Transmission and programming related expenses primarily at AMC/Sundance Channel Global	626
Intra-segment eliminations	(168)

$4,376

As a percentage of revenues, technical and operating expenses increased to 75% for the three months ended March 31, 2011 as compared to 73% for the three months ended March 31, 2010.

Selling, general, and administrative expenses decreased $1,244 (8%) for the three months ended March 31, 2011 as compared to the same period in the prior year. The net decrease is attributable to the following:

Increase (decrease) in:
Selling, general and administrative expenses at VOOM HD due primarily to lower legal fees, costs and related expenses in connection with the DISH Network contract dispute	$(2,906)
Selling, marketing and advertising costs at AMC/Sundance Channel Global due to increased distribution of our foreign services and at IFC Entertainment due to an increased number of titles distributed	877
General and administrative costs primarily at AMC/Sundance Channel Global and at IFC Entertainment primarily due to an increase in employee related costs	681
Share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	99
Intra-segment eliminations	5

$(1,244)

As a percentage of revenues, selling, general and administrative expenses decreased to 57% for the three months ended March 31, 2011 as compared to 78% for the three months ended March 31, 2010.

Depreciation and amortization increased $108 (3%) in 2011 as compared to 2010 due to an increase in depreciation expense primarily related to AMC Networks Broadcasting & Technology.

Adjusted operating cash flow deficit decreased $2,435 (26%) for the three months ended March 31, 2011 as compared to the same period in 2010 due to an increase in revenues, net of $5,499 and a decrease in selling, general and administrative expenses of $1,312, partially offset by an increase in technical and operating expenses of $4,376, excluding share-based compensation, and depreciation and amortization expense, as discussed above.

Comparison of Consolidated Year Ended December 31, 2010 Versus Year Ended December 31, 2009

Consolidated Results — AMC Networks Inc.

Revenues, net for the year ended December 31, 2010 increased $104,656 (11%) as compared to revenues, net for the prior year. The net increase is attributable to the following:

Increase (decrease) in:
Revenues of the National Networks segment	$98,080
Revenues of the International and Other segment	8,578
Inter-segment eliminations	(2,002)

$104,656

Technical and operating expenses (excluding depreciation, amortization and impairments) include primarily:

•	amortization of program rights, including those for feature films and non-film programming, participation and residual costs, and distribution and production related costs; and

•	origination, transmission, uplinking, encryption and other operating costs.

Technical and operating expenses (excluding depreciation, amortization and impairments) in 2010 increased $55,728 (18%) as compared to 2009. The increase is attributable to the following:

Increase (decrease) in:
Expenses of the National Networks segment	$45,490
Expenses of the International and Other segment	11,910
Inter-segment eliminations	(1,672)

$55,728

As a percentage of revenues, technical and operating expenses increased to 34% for the year ended December 31, 2010 as compared to 32% for the year ended December 31, 2009.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs, and costs of facilities. Selling, general and administrative expenses increased $14,230 (5%) for 2010 as compared to 2009. The net increase is attributable to the following:

Increase (decrease) in:
Expenses of the National Networks segment	$15,749
Expenses of the International and Other segment	(1,102)
Inter-segment eliminations	(417)

$14,230

As a percentage of revenues, selling, general and administrative expenses decreased to 30% for the year ended December 31, 2010 as compared to 32% for the year ended December 31, 2009.

Depreciation and amortization (including impairments) decreased $49 (less than 1%) for 2010 as compared to 2009. The net decrease is attributable to the following:

Increase (decrease) in:
Expenses of the National Networks segment	$3,132
Expenses of the International and Other segment	(3,181)

$(49)

Adjusted operating cash flow increased $37,181 (10%) for the year ended December 31, 2010 as compared to the same period in 2009. The net increase is attributable to the following:

Increase (decrease) in:
AOCF of the National Networks segment	$38,227
AOCF of the International and Other segment	(1,133)
Inter-segment eliminations	87

$37,181

Interest expense, net decreased $2,293 (3%) for 2010 as compared to 2009. The net decrease is attributable to the following:

Increase (decrease):
Due to higher average interest rates on our indebtedness	$21
Due to interest on the promissory note with MSG repaid in March 2010	914
Due to lower average debt balances	(1,698)
Due to an increase in interest income	(1,552)
Other	22

$(2,293)

Loss on interest rate swap contracts, net was $3,237 for the year ended December 31, 2009. The interest rate swap contracts effectively fixed the borrowing rates on a substantial portion of the Company’s floating rate debt to limit the exposure against the risk of rising rates. The loss on interest rate swap contracts resulted from a shift in the yield curve over the life of the swap contracts. The interest rate swap contracts matured in November 2009.

Income tax expense: The Company recorded income tax expense attributable to continuing operations of $88,073 for the year ended December 31, 2010, representing an effective tax rate of 43%. The effective tax rate was higher than the federal statutory rate of 35% due primarily to state income tax expense of $10,937, tax expense of $1,398 resulting from an increase in the valuation allowance with regard to certain local income tax credit carry forwards, tax expense of $1,236 for the impact of a change in the state rate used to measure deferred taxes and tax expense of $1,890, including accrued interest, related to uncertain tax positions.

The Company recorded income tax expense attributable to continuing operations of $70,407 for the year ended December 31, 2009, representing an effective tax rate of 44%. The effective tax rate was higher than the federal statutory rate of 35% due primarily to state income tax expense of $9,238, tax expense of $1,309 resulting from an increase in the valuation allowance with regard to certain local income tax credit carry forwards, tax expense of $638 for the impact of a change in the state rate used to measure deferred taxes and tax expense of $3,250, including accrued interest, related to uncertain tax positions.

Loss from discontinued operations

Loss from discontinued operations, net of income taxes, for the years ended December 31, 2010 and 2009 reflects the following items, net of related income taxes and noncontrolling interests:

	Years Ended December 31,
	2010	2009

Net operating results of News 12, RASCO and other transferred entities, net of income taxes	$(38,555)	$(36,960)
Other, net of income taxes	465	2,169

	$(38,090)	$(34,791)

Business Segment Results

National Networks

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues, net for our National Networks segment.

	Years Ended December 31,
	2010		2009
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$994,573	100%	$896,493	100%	$98,080
Technical and operating expenses (excluding depreciation and amortization)	317,819	32	272,329	30	(45,490)
Selling, general and administrative expenses	271,494	27	255,745	29	(15,749)
Depreciation and amortization	92,735	9	89,603	10	(3,132)

Operating income	$312,525	31%	$278,816	31%	$33,709

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,
	2010	2009	Favorable
	Amount	Amount	(Unfavorable)

Operating income	$312,525	$278,816	$33,709
Share-based compensation	13,791	12,405	1,386
Depreciation and amortization	92,735	89,603	3,132

AOCF	$419,051	$380,824	$38,227

Revenues, net for the year ended December 31, 2010 increased $98,080 (11%) as compared to revenues, net for the prior year. The net increase is attributable to the following:

Increase (decrease) in:
Advertising revenues primarily at AMC and WE tv resulting from higher pricing per unit sold due to an increased demand for our programming by advertisers, and to a lesser extent sponsorship increases at IFC and Sundance due to an increased demand for our programming by sponsors	$56,333
Affiliation fee revenues primarily at AMC and WE tv and, to a lesser extent IFC and Sundance, resulting from increases in affiliation rates and subscribers (see below).	31,978
Other revenues primarily at AMC resulting from increased foreign licensing revenues and digital download revenues derived from sales of our programming.	10,097
Intra-segment eliminations	(328)

$98,080

Revenue increases discussed above are primarily derived from an increase in contractual affiliation rates charged for our services, an increase in the number of subscribers and an increase in the prices and level of advertising on our networks. Affiliation fee revenues are generally based on a per subscriber fee under multi-year affiliation agreements, which generally provide for annual affiliation rate increases. The specific affiliation fee revenues we earn vary from period to period, distributor to distributor and also vary among our networks, but are generally based upon the number of each distributor’s subscribers who receive our programming. The terms of certain affiliation agreements provide that the affiliation fee revenues we earn are a fixed contractual monthly fee. Our advertising revenues are more variable than affiliation fee revenues because virtually all of our advertising is sold on a short-term basis. Our advertising arrangements with advertisers provide for a set number of advertising units to air over a specific period of time at a negotiated price per unit and, in certain advertising arrangements, guarantee specified viewer ratings. If these guaranteed viewer ratings are not met, we are generally required to provide additional advertising units to the advertiser, resulting in revenue being deferred until such time as the guarantee has been met. Most of our advertising revenues vary based on the popularity of our programming as measured by Nielsen.

The following table presents certain subscriber information at December 31, 2010 and 2009:

	Estimated Domestic Subscribers
	2010	2009

National Programming Networks:
AMC(1)	96,400	95,200
WE tv(1)	76,800	74,900
IFC(1)	62,700	60,400
Sundance Channel(2)	39,900	37,900

(1)	Estimated U.S. subscribers as measured by Nielsen.

(2)	Subscriber counts are based on internal management reports and represent viewing subscribers.

The Company believes the WE tv, IFC and Sundance Channel programming services may benefit from increased distribution, especially on the digital tiers of cable television distributors as digital penetration increases, and increased advertising revenues as cable networks, including advertiser-supported niche programming networks (such as WE tv and IFC), attract a greater advertising market share. These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of distributors and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service. Changes in the viewership ratings of our AMC, WE tv and IFC programming services may also significantly affect future advertising revenues.

Technical and operating expenses (excluding depreciation and amortization and impairments) for the year ended December 31, 2010 increased $45,490 (17%) as compared to 2009. The net increase is attributable to the following:

Increase (decrease) in:
Amortization of program rights and series development/original programming costs	$40,380
Programming related costs	5,438
Intra-segment eliminations	(328)

$45,490

The increase in amortization of program rights and series development/original programming costs for the year ended December 31, 2010 as compared to the prior year is due primarily to increased amortization of program rights at AMC and, to a lesser extent increased amortization of program rights at WE tv and IFC. The increase in programming related costs resulted principally from increased presentation, interstitial and formatting related costs.

As a percentage of revenues, technical and operating expenses increased to 32% for the year ended December 31, 2010 as compared to 30% for the year ended December 31, 2009.

There may be significant changes in the level of our technical and operating expenses from quarter to quarter and/or changes from year to year due to content acquisition and/or original programming costs. As additional competition for programming increases from programming services and alternate distribution technologies continue to develop in the industry, costs for content acquisition and/or original programming may increase.

Selling, general and administrative expenses increased $15,749 (6%) for 2010 compared to 2009. The net increase is attributable to the following:

Increase in:
Sales and marketing primarily at AMC due to an increase in marketing expense related to an increase in the number of original programming premieres, partially offset by a decrease in such costs at IFC	$8,540
Other general and administrative costs	752
Management fees	2,738
Share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	3,719

$15,749

As a percentage of revenues, selling, general and administrative expenses decreased to 27% for the year ended December 31, 2010 as compared to 29% for the year ended December 31, 2009.

The increase in sales and marketing costs is also due to an increase in advertising sales related expenses at AMC and WE tv due to increased advertising sales revenues in 2010 compared to 2009. Management fees of $26,511 in 2010 compared to $23,773 in 2009 increased due to the increased revenues at AMC and WE tv in 2010. Pursuant to a consulting agreement with Cablevision, the Company pays a management fee calculated based on gross revenues (as defined under the terms of the consulting agreement) on a monthly basis. We will terminate the consulting agreement on the Distribution date and will not replace such agreement.

There may be significant changes in the level of our selling, general and administrative expenses from quarter to quarter and year to year due to the timing of promotion and marketing of original programming.

Depreciation and amortization increased $3,132 (3%) in 2010 as compared to 2009. Depreciation expense increased $158 for the year ended December 31, 2010 as compared to 2009. Amortization expense increased $2,974 for 2010 as compared to 2009 primarily due to the increase in amortization resulting from a reduction in the estimated useful life of certain identifiable intangible assets acquired in connection with the acquisition of Sundance Channel in June 2008, partially offset by a decrease in amortization due to certain intangible assets of AMC, WE tv and IFC becoming fully amortized in the second quarter of 2009.

Adjusted operating cash flow increased $38,227 (10%) in 2010 compared to 2009 due to an increase in revenues, net of $98,080, partially offset by an increase in operating expenses resulting primarily from an increase in amortization of program rights expense and marketing expense due to the increase in the number of original programming premieres, excluding share-based compensation, and depreciation and amortization expense, as discussed above.

International and Other

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues, net for our International and Other segment.

	Years Ended December 31,
	2010		2009
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$104,499	100%	$95,921	100%	$8,578
Technical and operating expenses (excluding depreciation, amortization and impairments)	65,635	63	53,725	56	(11,910)
Selling, general and administrative expenses	56,965	55	58,067	61	1,102
Restructuring (credit) expense	(2,218)	(2)	5,162	5	7,380
Depreciation and amortization (including impairments)	13,720	13	16,901	18	3,181

Operating loss	$(29,603)	(28)%	$(37,934)	(40)%	$8,331

The following is a reconciliation of operating loss to AOCF deficit:

	Years Ended December 31,
	2010	2009	Favorable
	Amount	Amount	(Unfavorable)

Operating loss	$(29,603)	$(37,934)	$8,331
Share-based compensation	3,415	2,318	1,097
Restructuring (credit) expense	(2,218)	5,162	(7,380)
Depreciation and amortization (including impairments)	13,720	16,901	(3,181)

AOCF deficit	$(14,686)	$(13,553)	$(1,133)

In January 2009, the domestic programming of VOOM was shut down. This decision had a favorable impact on the operating loss of our International and Other reportable segment of $20,089 for the year ended December 31, 2010 as the loss of revenues from our VOOM domestic business was more than offset by the elimination of most operating expenses of VOOM HD. The 2010 operating loss of VOOM HD of $9,303 included primarily legal fees, costs and related expenses of approximately $11,100 in connection with the DISH Network contract dispute, partially offset by a restructuring credit of $2,218. The 2009 operating loss of VOOM HD of $29,392 represents primarily legal fees, costs and related expenses of approximately $16,800 in connection with the DISH Network contract dispute and restructuring expense of $5,162.

Revenues, net for the year ended December 31, 2010 increased $8,578 (9%) as compared to revenues, net for the prior year. The net increase is attributable to the following:

Increase (decrease) in:
Affiliation fee revenues principally from an increase in foreign affiliation fee revenues from the AMC Canadian distribution channel due to strengthening of the Canadian dollar (affiliation agreements with Canadian distributors are primarily denominated in Canadian dollars) as well as an increase in subscribers and the number of Canadian distributors who carry the service and, to a lesser extent, increased film distribution revenues of IFC Entertainment due to an increased number of titles being distributed and increased affiliation revenues of our other international distribution channels	$10,917
Other revenues due primarily to increased foreign licensing revenue and digital download revenue of IFC Entertainment, partially offset by a decrease in origination fee revenue at AMC Networks Broadcasting & Technology due to the termination of the Fox Sports Florida transmission agreement in November 2009	2,672
Revenues, net due to the shutdown of the domestic programming of VOOM in January 2009 and VOOM’s lower foreign distribution revenue	(3,548)
Intra-segment eliminations	(1,463)

$8,578

The decrease in revenues of VOOM was due primarily to the loss of carriage by Cablevision effective January 20, 2009.

Technical and operating expenses (excluding depreciation and amortization) for the year ended December 31, 2010 increased $11,910 (22%) as compared to the prior year. The net increase is attributable to the following:

Increase (decrease) in:
Costs at our other services (excluding VOOM) resulting primarily from increased programming costs of certain AMC/Sundance Channel Global services as a result of launches in additional territories in Europe and Asia in 2010 and increased content acquisition costs at IFC Entertainment due to an increased number of titles being distributed, partially offset by other decreases at AMC Networks Broadcasting & Technology	$7,269
Programming costs at VOOM due to the shutdown of the domestic programming of VOOM in January 2009 and certain foreign programming of VOOM	(5,133)
Transmission and programming related expenses primarily at AMC/Sundance Channel Global as a result of launches in additional territories in Europe and Asia in 2010	7,845
Intra-segment eliminations	1,929

$11,910

As a percentage of revenues, technical and operating expenses increased to 63% for the year ended December 31, 2010 as compared to 56% for the year ended December 31, 2009.

Selling, general, and administrative expenses decreased $1,102 (2%) for the year ended December 31, 2010 as compared to the prior year. The net decrease is attributable to the following:

Increase (decrease) in:
General and administrative costs primarily at AMC/Sundance Channel Global and at IFC Entertainment due to increased cost allocations from RMH	$1,163
Selling, marketing and advertising costs at AMC/Sundance Channel Global due to an increased distribution of our foreign services as a result of launches in additional territories in Europe and Asia in 2010 and at IFC Entertainment due to an increased number of titles being distributed	4,363
Selling, general and administrative expenses at VOOM due primarily to lower legal fees, costs and related expenses in connection with the DISH Network contract dispute	(9,176)
Share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	2,017
Intra-segment eliminations	531

$(1,102)

As a percentage of revenues, selling, general and administrative expenses decreased to 55% for the year ended December 31, 2010 as compared to 61% for the year ended December 31, 2009.

Depreciation and amortization (including impairments) decreased $3,181 (19%) in 2010 as compared to 2009 due to a decrease in depreciation expense primarily related to VOOM HD, AMC Networks Broadcasting & Technology and corporate fixed assets.

Restructuring credit of $2,218 for the year ended December 31, 2010 represents primarily the negotiated reductions of contract termination costs originally recorded in 2008 following the Company’s decision to discontinue funding the domestic programming of VOOM HD.

Restructuring expense of $5,162 for the year ended December 31, 2009 represents primarily the impairment of program rights and contract termination costs due to the Company’s decision in 2009 to discontinue funding certain international VOOM HD programming.

Adjusted operating cash flow deficit increased $1,133 (8%) for the year ended December 31, 2010 as compared to 2009. The increase was due primarily to an increase in operating expenses (excluding depreciation and amortization and share-based compensation) due primarily to the launch of certain AMC/Sundance Channel Global services and an increased number of titles being distributed by IFC Entertainment, partially offset by an increase in revenues, net.

Comparison of Consolidated Year Ended December 31, 2009 Versus Year Ended December 31, 2008

Consolidated Results — AMC Networks Inc.

Revenues, net for the year ended December 31, 2009 increased $80,087 (9%) as compared to revenues, net for the prior year. The net increase is attributable to the following:

Increase (decrease) in:
Revenues of the National Networks segment	$120,031
Revenues of the International and Other segment	(35,107)
Inter-segment eliminations	(4,837)

$80,087

Technical and operating expenses (excluding depreciation, amortization and impairments) in 2009 decreased $4,595 (1%) as compared to 2008. The net decrease is attributable to the following:

Increase (decrease) in:
Expenses of the National Networks segment	$42,683
Expenses of the International and Other segment	(45,190)
Inter-segment eliminations	(2,088)

$(4,595)

As a percentage of revenues, technical and operating expenses decreased to 32% for the year ended December 31, 2009 as compared to 35% for the year ended December 31, 2008.

Selling, general and administrative expenses increased $11,430 (4%) for 2009 as compared to 2008. The net increase is attributable to the following:

Increase (decrease) in:
Expenses of the National Networks segment	$29,561
Expenses of the International and Other segment	(18,228)
Inter-segment eliminations	97

$11,430

As a percentage of revenues, selling, general and administrative expenses decreased to 32% for the year ended December 31, 2009 as compared to 34% for the year ended December 31, 2008.

Restructuring expense of $5,162 for the year ended December 31, 2009 represents primarily the impairment of program rights and contract termination costs due to the Company’s decision in 2009 to discontinue funding certain international VOOM HD programming.

Restructuring expense of $46,877 for the year ended December 31, 2008 represents primarily the impairment of program rights of $40,974 and employee severance and other costs of $5,821 due to the Company’s decision to discontinue the domestic programming of VOOM.

Depreciation and amortization (including impairments) decreased $1,845 (2%) for 2009 as compared to 2008. The net decrease is attributable to the following:

Increase (decrease) in:
Expenses of the National Networks segment	$14,092
Expenses of the International and Other segment	(15,937)

$(1,845)

Adjusted operating cash flow increased $77,716 (27%) for the year ended December 31, 2009 as compared to the same period in 2008. The net increase is attributable to the following:

Increase (decrease) in:
AOCF of the National Networks segment	$51,832
AOCF of the International and Other segment	28,730
Inter-segment eliminations	(2,846)

$77,716

Interest expense, net decreased $21,357 (22%) for 2009 as compared to 2008. The net decrease is attributable to the following:

Increase (decrease):
Due to lower average interest rates on our indebtedness	$(16,113)
Due to higher average debt balances	711
Due to the settlement of our collateralized indebtedness in June 2008	(6,766)
Due to lower interest income	746
Other	65

$(21,357)

Loss on investments, net for the year ended December 31, 2008 of $103,238 represents primarily the decrease in the fair value of General Electric common stock owned by the Company through its disposition in June 2008. The effects of these losses are partially offset by gains on the related equity derivative contracts, net described below.

Gain on equity derivative contracts for the year ended December 31, 2008 consists of a gain on equity derivative contracts of $66,447. The gain on equity derivative contracts consists of realized gains due to the change in fair value of the Company’s equity derivative contracts relating to the General Electric common stock which was disposed of in connection with the acquisition of Sundance Channel L.L.C. in June 2008. The effect of this gain is partially offset by losses on investment securities pledged as collateral, which are included in loss on investments, net discussed above.

Loss on interest rate swap contracts, net for the years ended December 31, 2009 and 2008 consist of the loss on interest rate swap contracts of $3,237 and $2,843, respectively. The interest rate swap contracts effectively fixed the borrowing rates on a substantial portion of the Company’s floating rate debt to limit the exposure against the risk of rising rates. The loss on interest rate swap contracts resulted from a shift in the yield curve over the life of the swap contracts. The interest rate swap contracts matured in November 2009.

Loss on extinguishment of debt of $2,424 for the year ended December 31, 2008 resulted from the repayment of the Company’s collateralized indebtedness relating to its holdings of General Electric common stock during the second quarter of 2008.

Income tax expense The Company recorded income tax expense attributable to continuing operations of $70,407 for the year ended December 31, 2009, representing an effective tax rate of 44%. The effective tax rate was higher than the federal statutory rate of 35% due primarily to state income tax expense of $9,238, tax expense of $1,309 resulting from an increase in the valuation allowance with regard to certain local income tax credit carry forwards, tax expense of $638 for the impact of a change in the state rate used to measure deferred taxes and tax expense of $3,250, including accrued interest, related to uncertain tax positions.

The Company recorded income tax expense attributable to continuing operations of $2,732 for the year ended December 31, 2008, representing an effective tax rate of 15%. The effective tax rate was lower than the federal statutory rate of 35% due primarily to state income tax benefit of $985, tax expense of $1,189 resulting from an increase in the valuation allowance with regard to certain local income tax credit carry forwards, tax expense of $2,604 for the impact of a change in the state rate used to measure deferred taxes, tax expense of $1,689, including accrued interest, related to uncertain tax positions and a reduction in tax benefit of $4,054 resulting from using a lower state tax rate to measure the deferred tax benefit on an unrealized loss on a stock investment.

Loss from discontinued operations

Loss from discontinued operations, net of income taxes, for the years ended December 31, 2009 and 2008 reflects the following items, net of related income taxes and noncontrolling interests:

	Years Ended December 31,
	2009	2008

Net operating results of News 12, RASCO and other transferred entities, net of income taxes	$(36,960)	$(29,991)
Other, net of income taxes	2,169	3,125

	$(34,791)	$(26,866)

Business Segment Results

National Networks

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues, net for our National Networks.

	Years Ended December 31,
	2009		2008
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$896,493	100%	$776,462	100%	$120,031
Technical and operating expenses (excluding depreciation and amortization)	272,329	30	229,646	30	(42,683)
Selling, general and administrative expenses	255,745	29	226,184	29	(29,561)
Restructuring expense	—	—	82	—	82
Depreciation and amortization	89,603	10	75,511	10	(14,092)

Operating income	$278,816	31%	$245,039	32%	$33,777

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,
	2009	2008	Favorable
	Amount	Amount	(Unfavorable)

Operating income	$278,816	$245,039	$33,777
Share-based compensation	12,405	8,360	4,045
Restructuring expense	—	82	(82)
Depreciation and amortization	89,603	75,511	14,092

AOCF	$380,824	$328,992	$51,832

Revenues, net for the year ended December 31, 2009 increased $120,031 (15%) as compared to the prior year. The net increase is attributable to the following:

Increase (decrease) in:
Revenues, net due to the acquisition of Sundance Channel in June 2008	$46,363
Affiliation fee revenues at AMC, WE tv and IFC due primarily to increases in affiliation rates and in subscribers (see below).	37,384
Advertising revenues due primarily to higher units sold at AMC resulting from increased inventory, as well as improved program ratings and greater advertiser demand at WE tv	35,570
Other revenues, net	853
Intra-segment eliminations	(139)

$120,031

Revenue increases discussed above are primarily derived from increases in contractual affiliation rates charged for our services, an increase in the number of subscribers and an increase in the prices and level of advertising on our networks. Affiliation fee revenues are generally based on a per subscriber fee under multi-year affiliation agreements, which generally provide for annual affiliation rate increases. The specific affiliation fee revenues we earn vary from period to period, distributor to distributor and also vary among our networks, but are generally based upon the number of each distributor’s subscribers who receive our programming. The terms of certain affiliation agreements provide that the affiliation fee revenues we earn are a fixed contractual monthly fee. Our advertising revenues are more variable than affiliation fee revenues because virtually all of our advertising is sold on a short-term basis. Our advertising arrangements with advertisers provide for a set number of advertising units to air over a specific period of time at a negotiated price per unit and, in certain advertising arrangements, guarantee specified viewer ratings. If these guaranteed viewer ratings are not met, we are generally required to provide additional advertising units to the advertiser, resulting in revenue being deferred until such time as the guarantee has been met. Most of our advertising revenues vary based on the popularity of our programming as measured by Nielsen.

The following table presents certain subscriber information at December 31, 2009 and 2008:

	Estimated Domestic
	Subscribers
	2009	2008
	(In thousands)

National Programming Networks:
AMC(1)	95,200	94,500
WE tv(1)	74,900	72,000
IFC(1)	60,400	58,700
Sundance Channel(2)	37,900	30,800

(1)	Estimated U.S. subscribers as measured by Nielsen.

(2)	Subscriber counts are based on internal management reports and represent viewing subscribers.

Technical and operating expenses (excluding depreciation and amortization) for the year ended December 31, 2009 increased $42,683 (19%) as compared to 2008. The net increase is attributable to the following:

Increase (decrease) in:
Amortization of program rights and series development/original programming costs and programming related costs (excluding the costs of Sundance Channel (acquired in June 2008)) due to increased amortization of non-film program rights	$36,278
Amortization of program rights and series development/original programming costs and programming related costs of Sundance Channel (acquired in June 2008)	6,544
Intra-segment eliminations	(139)

$42,683

The increase in amortization of program rights and series development/original programming costs for the year ended December 31, 2009 as compared to the prior year is due primarily to increased amortization of program rights at AMC and, to a lesser extent, increased amortization of program rights at WE tv and IFC.

As a percentage of revenues, technical and operating expenses were 30% for the years ended December 31, 2009 and 2008.

Selling, general and administrative expenses increased $29,561 (13%) in 2009 as compared to 2008. The net increase is attributable to the following:

Increase (decrease) in:
Selling, general and administrative costs due to the acquisition of Sundance Channel in June 2008	$16,307
Other general and administrative costs due primarily to a shift of cost allocations from the International and Other reportable segment to the National Networks reportable segment (excluding the costs of Sundance Channel (acquired in June 2008))	6,382
Selling and marketing costs due primarily to a decrease in costs for the marketing and promotion of original programming at IFC	(1,153)
Management fees due to increased revenues at AMC and WE tv	2,260
Share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	5,765

$29,561

As a percentage of revenues, selling, general and administrative expenses were 29% for the years ended December 31, 2009 and 2008.

Management fees of $23,773 in 2009 compared to $21,513 in 2008 increased due to the increased revenues at AMC and WE tv in 2009. Pursuant to a consulting agreement with Cablevision, the Company pays a management fee calculated based on gross revenues (as defined under the terms of the consulting agreement) on a monthly basis. We will terminate the consulting agreement on the Distribution date and will not replace such agreement.

Depreciation and amortization increased $14,092 (19%) in 2009 as compared to 2008. Amortization expense increased $13,554 for 2009 as compared to 2008 primarily due to an increase of $15,053 due to the amortization of identifiable intangible assets resulting from the acquisition of Sundance Channel in June 2008, partially offset by a decrease in amortization expense of $1,499 due to certain identifiable intangible assets at AMC, WE tv and IFC becoming fully amortized in the second quarter of 2009. Depreciation expense increased $538 in 2009 as compared to 2008.

Adjusted operating cash flow increased $51,832 (16%) in 2009 compared to 2008 due to an increase in revenues, net of $120,031, partially offset by an increase in operating expenses, excluding share-based compensation, restructuring and depreciation and amortization expenses, as discussed above.

International and Other

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues, net for our International and Other segment.

	Years Ended December 31,
	2009		2008
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$95,921	100%	$131,028	100%	$(35,107)
Technical and operating expenses (excluding depreciation and amortization shown below)	53,725	56	98,915	75	45,190
Selling, general and administrative expenses	58,067	61	76,295	58	18,228
Restructuring expense	5,162	5	46,795	36	41,633
Depreciation and amortization (including impairments)	16,901	18	32,838	25	15,937

Operating loss	$(37,934)	(40)%	$(123,815)	(94)%	$85,881

In January 2009, the domestic programming of VOOM was shut down. This decision had a favorable impact on the operating loss of our International and Other reportable segment of $76,760 for the year ended December 31, 2009 compared to the year ended December 31, 2008 as the loss of revenues from our VOOM domestic business was more than offset by the elimination of a significant portion of the operating expenses of VOOM HD. The 2009 operating loss of VOOM HD of $29,392 included primarily legal fees, costs and related expenses of approximately $16,800 in connection with the DISH Network contract dispute and restructuring expense of $5,162. The 2008 operating loss of VOOM HD of $106,152 included revenues, net of $59,855, offset by operating expenses of $104,178, restructuring expense of $46,795 and an impairment charge of $15,034 for the write-off of deferred carriage fees at VOOM HD after DISH Network ceased the distribution of VOOM in May 2008.

The following is a reconciliation of operating loss to AOCF deficit:

	Years Ended
	December 31,
	2009	2008	Favorable
	Amount	Amount	(Unfavorable)

Operating loss	$(37,934)	$(123,815)	$85,881
Share-based compensation	2,318	1,899	419
Restructuring expense	5,162	46,795	(41,633)
Depreciation and amortization (including impairments)	16,901	32,838	(15,937)

AOCF deficit	$(13,553)	$(42,283)	$28,730

Revenues, net for the year ended December 31, 2009 decreased $35,107 (27%) as compared to revenues, net for the prior year. The net decrease is attributable to the following:

Increase (decrease) in:
Revenues, net primarily at IFC Entertainment due to an increase in the number of titles being distributed through cable television distributors as on demand offerings	$3,796
Other revenues due primarily to an increase in film distribution revenues at IFC Entertainment due to an increased number of titles being distributed and transmission revenue at AMC Networks Broadcasting & Technology, partially offset by a decrease in production studio leasing revenue	10,808
Revenues, net due to the Company’s decision in December 2008 to discontinue the domestic programming of VOOM (January 2009) (see below)	(51,519)
Intra-segment eliminations	1,808

$(35,107)

The decrease in revenues of VOOM was due primarily to the loss of DISH Network’s carriage in May 2008 and the loss of carriage by Cablevision effective January 20, 2009.

Technical and operating expenses (excluding depreciation, amortization and impairments) for the year ended December 31, 2009 decreased $45,190 (46%) as compared to the prior year. The net decrease is attributable to the following:

Increase (decrease) in:
Programming costs at VOOM due to the shutdown of the domestic programming of VOOM in January 2009	$(54,892)
Programming costs (excluding VOOM) resulting primarily from an increase in distribution related costs at IFC Entertainment due to an increased number of titles being distributed and an increase at AMC/Sundance Channel Global due to the launch of Sundance Channel in certain territories of Europe and Asia and the launch of WE tv in Asia in 2009, partially offset by a decrease in transmission expenses at AMC Networks Broadcasting & Technology	1,032
Program acquisition related expenses primarily at IFC Entertainment due to an increased number of titles being distributed and transmission and programming related expenses at AMC/Sundance Channel Global due to the launch of Sundance Channel in certain territories of Europe and Asia and the launch of WE tv in Asia in 2009	4,715
Intra-segment eliminations	3,955

$(45,190)

As a percentage of revenues, technical and operating expenses decreased to 56% in 2009 as compared to 75% in 2008 due primarily to the decrease in programming costs at VOOM HD.

Selling, general, and administrative expenses decreased $18,228 (24%) for the year ended December 31, 2009 as compared to the prior year. The net decrease is attributable to the following:

Increase (decrease) in:
Selling, general and administrative expenses at VOOM due to the shutdown of the domestic programming of VOOM in January 2009, partially offset by increased legal fees, costs and related expenses in connection with the DISH Network contract dispute	$(12,815)
Administrative costs due primarily to a shift of cost allocations to the National Networks reportable segment from the International and Other reportable segment	(5,100)
Selling and marketing costs at IFC Entertainment due to an increased number of titles being distributed and an increase at AMC/Sundance Channel Global due to the launch of Sundance Channel in certain territories of Europe and Asia and the launch of WE tv in Asia in 2009	2,254
Share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	(1,042)
Intra-segment eliminations	(1,525)

$(18,228)

As a percentage of revenues, selling, general and administrative expenses increased to 61% in 2009 from 58% in 2008.

Restructuring expense of $5,162 for the year ended December 31, 2009 represents primarily the impairment of program rights and contract termination costs due to the Company’s decision in 2009 to discontinue funding certain international VOOM HD programming.

Restructuring expense of $46,795 for the year ended December 31, 2008 represents the impairment of program rights of $40,974 and employee severance and other costs of $5,821 due to the Company’s decision to discontinue the domestic programming of VOOM HD.

Depreciation and amortization (including impairments) decreased $15,937 (49%) in 2009 as compared to 2008. Amortization expense (including impairments) decreased $15,034 for 2009 as compared to 2008 primarily due to the write-off of deferred carriage fees recorded in 2008 at VOOM HD after DISH Network ceased the distribution of VOOM in May 2008. Depreciation expense decreased $903 in 2009 as compared to 2008.

Adjusted operating cash flow deficit decreased $28,730 (68%) for the year ended December 31, 2009 as compared to 2008 due to a decrease in operating expenses and revenues, net, as discussed above, excluding depreciation and amortization and share-based compensation.

Cash Flow Discussion

Continuing Operations

Operating Activities

Net cash provided by operating activities amounted to $48,436 for the three months ended March 31, 2011 as compared to $40,643 for the three months ended March 31, 2010. The March 31, 2011 cash provided by operating activities resulted from $139,218 of net income before depreciation and amortization and other non-cash items and an increase in cash resulting from a decrease in accounts receivable, trade of $17,856, partially offset by a decrease in cash resulting from the acquisition of and payment of obligations relating to program rights totaling $63,791, deferred carriage fee payments of $2,008, a decrease in accounts payable, accrued expenses and other liabilities of $29,334, a decrease in amounts due from/to affiliates, net of $12,613, and an increase in other assets of $892.

The March 31, 2010 cash provided by operating activities resulted from $125,735 of net income before depreciation and amortization and other non-cash items and an increase in cash resulting from a decrease in accounts receivable, trade of $6,496 and a decrease in other assets of $12,125, partially offset by a decrease in cash resulting from the acquisition of and payment of obligations relating to program rights totaling $63,270, deferred carriage fee payments of $1,663, a decrease in accounts payable, accrued expenses and other liabilities of $29,166 and a decrease in amounts due from/to affiliates, net of $9,614.

Net cash provided by operating activities amounted to $265,995 for the year ended December 31, 2010 compared to $204,002 for the year ended December 31, 2009. The 2010 cash provided by operating activities resulted from $571,984 of net income before depreciation and amortization and other non-cash items, partially offset by the acquisition of and payment of obligations relating to program rights totaling $301,745, deferred carriage fee payments of $3,031 and an increase in net other assets totaling $1,213.

Net cash provided by operating activities amounted to $204,002 for the year ended December 31, 2009 compared to $80,130 for the year ended December 31, 2008. The 2009 cash provided by operating activities resulted from $486,705 of net income before depreciation and amortization and other non-cash items, partially offset by the acquisition of and payment of obligations relating to program rights totaling $249,951, deferred carriage fee payments of $3,888, an increase in accounts receivable, trade totaling $27,641, and an increase in net other assets totaling $1,223.

Net cash provided by operating activities amounted to $80,130 for the year ended December 31, 2008. The 2008 cash provided by operating activities resulted from $383,285 of net income before depreciation and amortization and other non-cash items, partially offset by the acquisition of and payment of obligations relating to program rights totaling $244,947, deferred carriage fee payments of $17,882, an increase in accounts receivable, trade and prepaid expenses and other assets of $22,185, an increase in amounts due from/to affiliates of $6,449 and a decrease in net other liabilities totaling $11,692.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2011 and 2010 was $1,721 and $377, respectively, which consisted primarily of capital expenditures of $1,599 and $577 for the three months ended March 31, 2011 and 2010, respectively, primarily for the purchase of technical and transmission related equipment.

Net cash used in investing activities for the years ended December 31, 2010, 2009 and 2008 was $17,157, $13,169 and $133,779, respectively, which consisted primarily of capital expenditures of $17,243, $13,419, and $23,577 for the years ended December 31, 2010, 2009 and 2008, respectively, primarily for the purchase of technical and transmission related equipment. Additionally, 2008 investing activities included payments for acquisitions of businesses of $110,415 primarily related to the acquisition of Sundance Channel in June 2008.

Financing Activities

Net cash used in financing activities amounted to $42,780 for the three months ended March 31, 2011 as compared to $24,863 for the three months ended March 31, 2010. In 2011, financing activities consisted of capital contributions from Cablevision of $20,813, repayment of credit facility debt of $62,500 and principal payments on capital leases of $1,093. In 2010, financing activities consisted of repayment of a note payable to an affiliate of Cablevision (see below) of $190,000, capital distributions to Cablevision of $8,491, repayment of credit facility debt of $16,250 and principal payments on capital leases of $1,040, partially offset by capital contributions from Cablevision of $190,918. On June 3, 2011, the Company made a cash capital distribution of approximately $21,000 to Cablevision.

Net cash used in financing activities amounted to $148,816 for the year ended December 31, 2010 compared to $132,474 for the year ended December 31, 2009. In 2010, financing activities consisted of capital contributions from Cablevision of $204,018, repayment of a note payable to an affiliate of Cablevision (see below) of $190,000, capital distributions to Cablevision of $53,754, repayment of credit facility debt of $105,000 and principal payments on capital leases of $4,080.

Net cash used in financing activities amounted to $132,474 for the year ended December 31, 2009 compared to net cash provided by financing activities of $55,836 for the year ended December 31, 2008. In

2009, financing activities consisted of net capital distributions to Cablevision of $9,440, repayment of credit facility debt of $120,000 and principal payments on capital leases of $3,034.

Net cash provided by financing activities amounted to $55,836 for the year ended December 31, 2008. In 2008, financing activities consisted of proceeds from credit facility debt of $276,000, capital contributions from Cablevision of $235,353 and proceeds from a note payable to affiliate of $60,000, partially offset by the repayment of collateralized indebtedness of $368,097, repayment of credit facility debt of $76,000, capital distributions to Cablevision of $65,938, payment of financing costs of $2,941 associated with a new incremental revolver supplement entered into in June 2008 and principal payments on capital leases of $2,541.

Discontinued Operations

The net effect of discontinued operations on cash and cash equivalents amounted to a cash inflow (outflow) of $178 and $(8,384) for the three months ended March 31, 2011 and 2010, respectively.

The net effect of discontinued operations on cash and cash equivalents amounted to a cash outflow of $49,890, $54,011 and $48,602 for the years ended December 31, 2010, 2009 and 2008, respectively.

Operating Activities

Net cash provided by (used in) operating activities of discontinued operations amounted to $178 for the three months ended March 31, 2011 as compared to $(7,437) for the three months ended March 31, 2010. The March 31, 2011 cash provided by operating activities resulted from a decrease in net assets of $178. The March 31, 2010 cash used in operating activities resulted from $14,978 of net loss excluding depreciation and amortization and other non-cash items and a decrease in other liabilities, net of $339, partially offset by an increase in cash resulting from a decrease in amounts due from affiliates, net of $7,880.

Net cash used in operating activities of discontinued operations amounted to $30,870 for the year ended December 31, 2010 compared to $48,967 for the year ended December 31, 2009. The 2010 cash used in operating activities resulted from $52,287 of loss excluding depreciation and amortization and other non-cash items and a decrease in accounts payable and other liabilities of $9,423, partially offset by an increase in cash resulting from a decrease in current and other assets of $30,840.

Net cash used in operating activities of discontinued operations amounted to $48,967 for the year ended December 31, 2009 compared to $99,423 for the year ended December 31, 2008. The 2009 cash used in operating activities resulted primarily from $50,528 of loss excluding depreciation and amortization and other non-cash items, partially offset by a net increase in cash resulting from the net change in assets and liabilities of $1,561.

Net cash used in operating activities of discontinued operations amounted to $99,423 for the year ended December 31, 2008. The 2008 cash used in operating activities resulted from $36,763 of loss excluding depreciation and amortization and other non-cash items, and a net decrease in cash resulting from a payment relating to the settlement of a contract dispute of $58,293 and the net change in other assets and liabilities of $4,367.

Investing Activities

Net cash used in investing activities of discontinued operations for the three months ended March 31, 2010 was $505, which consisted of capital expenditures of $630, partially offset by proceeds from the sale of affiliate interests of $125.

Net cash used in investing activities of discontinued operations for the year ended December 31, 2010 was $10,183 compared to $4,753 for the year ended December 31, 2009. The 2010 investing activities consisted of capital expenditures of $10,744, partially offset by proceeds from the sale of affiliate interests of $561.

Net cash used in investing activities of discontinued operations for the year ended December 31, 2009 was $4,753 compared to net cash provided by investing activities of $46,173 for the year ended December 31,

2008. The 2009 investing activities consisted of capital expenditures of $7,259, partially offset by proceeds from the sale of affiliate interests and other net cash receipts of $2,506.

Net cash provided by investing activities of discontinued operations for the year ended December 31, 2008 was $46,173 and consisted of a decrease in restricted cash of $52,838 primarily relating to the settlement of a contract dispute, proceeds from the sale of affiliate interests and other net cash receipts of $1,485, partially offset by capital expenditures of $8,150.

Liquidity and Capital Resources

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities. However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities for the three months ended March 31, 2011 and for each of the three years ended December 31, 2010, 2009 and 2008. Sources of cash have included primarily cash flow from the operations of our businesses and borrowings under the revolving credit facilities of Rainbow National Services LLC (“RNS”), our indirect wholly-owned subsidiary. As discussed below, we intend to terminate the RNS revolving credit facilities in connection with the Distribution, and to replace these facilities with a new revolving credit facility that we will enter into in connection with the Distribution.

Cablevision is not a guarantor of, and has not otherwise had any obligations relating to, the RNS revolving credit facilities or any of our other indebtedness. During the three years ended December 31, 2010, and for the three months ended March 31, 2011, we have serviced our debt exclusively through cash flows from our own operations or from financing sources independent of Cablevision, except in connection with the repayment of the RMH Promissory Note in March 2010, as discussed below.

Our principal uses of cash include our debt service, the acquisition and development of program rights and the net funding and investment requirements of our developing services. Our businesses do not require significant capital expenditures. As a percentage of revenues, net, capital expenditures were less than 2% for the years ended December 31, 2010 and 2009. In anticipation of the Distribution, commencing on January 1, 2011 we are no longer funding the operations of those businesses that will not be transferred to us in the Distribution. From January 1, 2011 through March 22, 2011, we repaid the entire outstanding balance under the RNS revolving credit facility of $50,000 at December 31, 2010. On May 13, 2011, we redeemed 100% of our outstanding 8 3/4% senior notes due September 2012 at a redemption price equal to 100% of the principal amount of the notes of $300,000, plus accrued and unpaid interest of $5,250, to the redemption date. In order to fund the May 13, 2011 redemption, in May 2011 we borrowed $300,000 under our $300,000 revolving credit facility. We used cash on hand to fund the payment of accrued and unpaid interest of $5,250. In connection with the redemption, we will recognize a loss on extinguishment of debt of $1,183, representing the write-off of the related unamortized deferred financing costs.

As part of the Distribution, we intend to enter into a $500,000 Senior Secured Revolving Credit Facility which will be undrawn at closing and which will provide us with additional liquidity. In addition, an incremental facility of up to $400,000 will be available subject to meeting certain conditions. Although we currently believe that amounts available under our revolving credit facility will be available when, and if needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets. The obligations of the financial institutions under our revolving credit facility are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.

As a result of our incurrence of the New AMC Networks Debt in connection with the Distribution, our contractual debt obligations will increase to $2,444,198, from $1,055,451 as of March 31, 2011. We believe that a combination of cash-on-hand, cash generated from operating activities, and availability under our revolving credit facility will provide sufficient liquidity to service the increased principal and interest payments on our indebtedness, along with our other funding and investment requirements over the next twelve months and over the longer term. However, we do not expect to generate sufficient cash from operations to repay at maturity the entirety of the New AMC Networks Debt. As a result, we will be dependent upon our ability to access the capital and credit markets in order to repay or refinance this indebtedness. Failure to raise significant amounts of funding to repay these obligations at maturity would adversely affect our business. In such a circumstance, we would need to take other actions including selling assets, seeking strategic investments from third parties or reducing other discretionary uses of cash.

Our increased amount of debt could have important consequences on our business including, but not limited to, increasing our vulnerability to general adverse economic and industry conditions, limiting the availability of our cash flow to fund future programming investments, capital expenditures, working capital, business activities and other general corporate requirements, and limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

In addition, economic or market disruptions could lead to lower demand for our services, such as lower levels of advertising. These events would adversely impact our results of operations, cash flows and financial position.

The following table summarizes our outstanding debt, including capital lease obligations, interest expense and capital expenditures as of and for the three months ended March 31, 2011:

Credit facility	$412,500
Capital lease obligations	19,198
Senior notes	299,619
Senior subordinated notes	324,134

Total debt	$1,055,451

Interest expense	$18,350

Capital expenditures	$1,599

Total amounts payable by the Company in connection with its outstanding obligations during the five years subsequent to December 31, 2010 and thereafter, including capital leases and related interest, as of December 31, 2010 are as follows:

Years Ending December 31,

2011	$56,321
2012	402,796
2013	327,796
2014	327,796
2015	2,796
Thereafter	11,804

Total	$1,129,309

As of March 31, 2011, total amounts payable by the Company in connection with its outstanding obligations during the five years subsequent to December 31, 2010 and thereafter, including capital leases and related interest, decreased by $64,542 to $1,064,767 at March 31, 2011 primarily due to the repayment of credit facility debt of $62,500 in the three months ended March 31, 2011.

Giving effect to our incurrence of the New AMC Networks Debt (including the use of a portion of the proceeds thereof to repay our existing indebtedness) in connection with the Distribution, the total amounts payable during the five years subsequent to December 31, 2010 and thereafter, including capital leases and related interest, as of March 31, 2011 would have been as follows:

Years Ending December 31,

2011	$7,254
2012	36,996
2013	93,496
2014	149,996
2015	206,496
Thereafter	1,958,029

Total	$2,452,267

Debt Financing Agreements

The RNS credit facilities consist of an $800,000 senior secured credit facility (the “RNS Credit Facility”), comprising a $500,000 term A loan facility and a $300,000 revolving credit facility. The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012. The RNS Credit Facility allows RNS to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan. Further, the RNS Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000. On June 3, 2008, RNS entered into an Incremental Revolver Supplement (the “RNS Incremental Revolver”) whereby RNS received commitments from lenders in the amount of $280,000. The interest rate under the RNS Incremental Revolver is 2.0% over the Eurodollar rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the RNS Incremental Revolver). The terms and conditions of the RNS Incremental Revolver are no more restrictive than those of the RNS Credit Facility. Borrowings under the RNS Incremental Revolver may be repaid without penalty at any time. There were no borrowings outstanding under the RNS Incremental Revolver facility at March 31, 2011.

Outstanding borrowings under the term A loan facility were $412,500 at March 31, 2011. At March 31, 2011, the interest rate on the term A loan facility was 1.25%. As of March 31, 2011, RNS had $580,000 in total undrawn revolver commitments consisting of $300,000 under the RNS original revolver and $280,000 under the RNS Incremental Revolver, which undrawn amounts were available to be drawn to meet our net funding and investment requirements. The borrowings under the RNS Credit Facility may be repaid without penalty at any time. RNS is obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

RNS was in compliance with all of its financial covenants under the RNS Credit Facility as of March 31, 2011.

As of March 31, 2011, RNS also has outstanding $300,000 principal amount of 8 3/4% senior notes due September 1, 2012 and $325,000 principal amount of 10 3/8% senior subordinated notes due September 1, 2014. The indentures under which the senior notes and senior subordinated notes were issued contain various other covenants, which are generally less restrictive than those contained in the RNS Credit Facility. RNS was in compliance with all of its financial covenants under its senior notes and senior subordinated notes as of March 31, 2011.

On May 13, 2011, we redeemed 100% of our outstanding 8 3/4% senior notes due September 2012 at a redemption price equal to 100% of the principal amount of the notes of $300,000, plus accrued and unpaid interest of $5,250, to the redemption date (see discussion above).

As part of the Distribution, we will incur approximately $2,425,000 of New AMC Networks Debt, consisting of $1,725,000 aggregate principal amount of senior secured term loans and $700,000 aggregate principal amount of senior unsecured notes. A portion of the proceeds of the New AMC Networks Debt will be used to repay all outstanding Company debt (excluding capital leases), including all amounts outstanding under the RNS Credit Facility and all of the RNS senior notes and senior subordinated notes, and approximately $1,275,000 of the New AMC Networks Debt will be issued to CSC Holdings, which will use such New AMC Networks Debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt. For a description of the material terms and covenants of our new senior secured term loans and senior unsecured notes, see “Description of Financing Transactions and Certain Indebtedness.”

RMH Promissory Note

At December 31, 2009, RMH had a $190,000 intercompany payable to Madison Square Garden, L.P., a subsidiary of MSG, an affiliate of Cablevision, in the form of a non-interest bearing advance. On January 28, 2010, in connection with the spin-off of MSG from Cablevision, the intercompany advance was replaced with a promissory note having a principal amount of $190,000, an interest rate of 3.25% and a maturity date of June 30, 2010. In March 2010, the $190,000 of indebtedness was repaid, including $914 of interest accrued from January 28, 2010 through the date of repayment, which was funded by a capital contribution from Cablevision.

Contractual Obligations and Off Balance Sheet Commitments

The Company’s contractual obligations to affiliates and non-affiliates as of December 31, 2010, which consist primarily of our debt obligations, and the effect such obligations are expected to have on our liquidity and cash flow in future periods, are summarized in the following table:

	Payments Due by Period
		Year	Years	Years	More Than
	Total	1	2-3	4-5	5 Years	Other

Off balance sheet arrangements:
Purchase obligations(1)	$126,677	$94,211	$31,544	$922	$—	$—
Operating lease obligations(2)	89,925	13,277	26,269	25,522	24,857	—
Guarantees	359	359	—	—	—	—

	216,961	107,847	57,813	26,444	24,857	—

Contractual obligations reflected on the balance sheet:
Debt obligations(3)	1,279,515	115,742	816,294	347,479	—	—
Program rights obligations	454,825	116,190	185,922	105,977	46,736	—
Capital lease obligations(4)	29,309	6,321	5,592	5,592	11,804	—
Contract obligations(5)	2,909	1,782	1,041	86	—	—
Taxes(6)	66,369	2,474	—	—	—	63,895

	1,832,927	242,509	1,008,849	459,134	58,540	63,895

Total	$2,049,888	$350,356	$1,066,662	$485,578	$83,397	$63,895

See Note 8 to our annual consolidated financial statements for a discussion of our long-term debt. See Note 11 to our annual consolidated financial statements for a discussion of our leases. See Note 2 to our annual consolidated financial statements for a discussion of our program rights obligations.

(1)	Purchase obligation amounts not reflected on the balance sheet consist primarily of (i) long-term program rights obligations that have not yet met the criteria to be recorded in the balance sheet and (ii) long-term transmission service commitments.

(2)	Operating lease commitments represent future minimum payment obligations on various long-term, noncancelable leases for office space and office equipment.

(3)	Includes future payments due on the Company’s (i) credit facility debt, (ii) senior notes and (iii) senior subordinated notes includes related interest for fixed rate debt and estimated interest on variable rate debt calculated based on the prevailing interest rate as of December 31, 2010). The principal portion of these amounts will be repaid on the Distribution date with the proceeds from a portion of the New AMC Networks Debt we are incurring as part of the Distribution.

(4)	Reflects the principal amount of capital lease obligations, including related interest.

(5)	This amount represents primarily long-term carriage fees payable to distributors and additional annual required payments relating to the acquisitions of film website businesses in 2008 and 2009.

(6)	This amount represents tax liabilities, including accrued interest, relating to uncertain tax positions.

As of March 31, 2011, the Company’s off balance sheet arrangements not reflected on the Company’s consolidated balance sheet increased approximately $19,500 to approximately $236,500 as compared to approximately $217,000 at December 31, 2010. The increase relates primarily to an increase of commitments for future program rights obligations. Additionally, the Company’s debt obligations of $1,279,515 at December 31, 2010 decreased approximately $94,800 to approximately $1,184,700 at March 31, 2011. The decrease primarily relates to the payment of credit facility debt of $62,500 of which $12,500 and $50,000 are presented in Year 1 and Years 2-3, respectively, in the table above, and the payment of interest on the senior notes and the senior subordinated notes of approximately $30,000 presented in Year 1 in the table above.

The incurrence of the New AMC Networks Debt will significantly increase our contractual debt obligations for periods subsequent to the Distribution, to approximately $2,444,198 from $1,055,451 as of March 31, 2011. Based on the assumptions described in Note 3 to our unaudited pro forma consolidated statement of operations, included under “Unaudited Pro Forma Consolidated Financial Information,” we estimate that payments due with respect to the New AMC Networks Debt (including principal and interest payments) will be $72,758, $399,375, $604,641 and $2,369,830, respectively, during year 1, years 2-3, years 4-5 and after year 5, in each case following the Distribution date.

DISH Network was issued a 20% interest in VOOM HD, the Company’s subsidiary operating VOOM, and that 20% interest will not be diluted until $500,000 in cash has been invested in VOOM HD by the Company. On the fifth or eighth anniversary of the effective date of the investment agreement, the termination of the affiliation agreement by DISH Network, or other specified events, DISH Network has a put right to require a wholly-owned subsidiary of RMH to purchase all of its equity interests in VOOM HD at fair value. On the seventh or tenth anniversary of the effective date of the investment agreement, or the second anniversary date of the termination of the affiliation agreement by DISH Network, a wholly-owned subsidiary of RMH has a call right to purchase all of DISH Network’s ownership in VOOM HD at fair value. The table above does not include any future payments that would be required upon the exercise of this put right, if any. See “Business — Legal Proceedings — DISH Network Contract Dispute.”

Managing our Interest Rate Risk

To manage interest rate risk, we enter into interest rate swap contracts from time to time to adjust the proportion of total debt that is subject to variable interest rates. Such contracts effectively fix the borrowing rates on floating rate debt to limit the exposure against the risk of rising rates. We do not enter into interest rate swap contracts for speculative or trading purposes and we only enter into interest rate swap contracts with financial institutions that are rated investment grade. We monitor the financial institutions that are counterparties to our interest rate swap contracts and diversify our swap contracts among various counterparties to mitigate exposure to any single financial institution. There were no outstanding interest rate swap contracts as of March 31, 2011.

Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

All interest rate swap contracts are carried at their fair values on our consolidated balance sheets, with changes in value reflected in the consolidated statements of operations.

As of March 31, 2011, we have $1,036,253 of debt outstanding (excluding capital leases), of which $412,500 outstanding under our Credit Facility is subject to variable interest rates. A hypothetical 100 basis point increase in interest rates prevailing at March 31, 2011 could have an adverse effect on our annual interest expense of approximately $4,100.

Fair Value of Debt

Based on the level of interest rates prevailing at March 31, 2011, the fair value of our fixed rate debt of $637,610 was more than its carrying value of $623,753 by $13,857. The fair value of these financial instruments is estimated based on reference to quoted market prices for these or comparable securities. A hypothetical 100 basis point decrease in interest rates prevailing at March 31, 2011 would increase the estimated fair value of our fixed rate debt by approximately $11,300 to $648,910. This estimate is based on the assumption of an immediate and parallel shift in interest rates across all maturities.

Our floating rate borrowings bear interest in reference to current LIBOR-based market rates and thus their carrying values approximate fair value.

CORPORATE GOVERNANCE AND MANAGEMENT

Corporate Governance

General

Our Class A Common Stock will be listed on NASDAQ under the symbol “AMCX.” As a result, we are generally subject to NASDAQ corporate governance listing standards.

A listed company that meets the NASDAQ definition of “controlled company” may elect not to comply with certain of these requirements. Holders of Cablevision NY Group Class B Common Stock who are members of the Dolan family and certain related family entities entered into a Stockholders Agreement relating, among other things, to the voting of their shares of Cablevision NY Group Class B Common Stock and filed a Schedule 13D with the SEC as a “group” under the rules of the SEC. We have been informed that these parties have entered into a similar stockholders agreement with respect to the voting of their shares of the Class B Common Stock that will be issued in the Distribution. As a result, following the Distribution, we will be a “controlled company.” As a controlled company, we will have the right to elect not to comply with the corporate governance rules of NASDAQ requiring: (i) a majority of independent directors on our Board of Directors, (ii) an independent compensation committee and (iii) an independent corporate governance and nominating committee. Our Board of Directors has elected for the Company to be treated as a “controlled company” under the NASDAQ corporate governance rules and not to comply with the NASDAQ requirement for a majority independent board of directors and an independent corporate governance and nominating committee because of our status as a controlled company.

In connection with the consideration of the Distribution by the board of directors of Cablevision, a committee of the Cablevision board, composed of two independent Class A directors, recommended to the full Cablevision board of directors the principal elements of our governance structure, including the replication in our amended and restated certificate of incorporation of the Cablevision common stock voting structure, which the Cablevision board adopted as part of its approval of the filing with the SEC of the registration statement of which this Information Statement forms a part.

Corporate Governance Guidelines

Our Board of Directors will adopt our Corporate Governance Guidelines. These guidelines will set forth our practices and policies with respect to Board composition and selection, Board meetings, executive sessions of the Board, Board committees, the expectations we have of our directors, selection of the Executive Chairman and the President and Chief Executive Officer, management succession, Board and executive compensation, and Board self-evaluation. The full text of our Corporate Governance Guidelines will be available on our website at http://investors.amcnetworks.com. A copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001.

Executive Sessions of Independent Board Members

Under our Corporate Governance Guidelines, our non-management directors may meet in executive sessions with no members of management present. The non-management directors may specify the procedure to designate the director who may preside at any such executive session. Non-management directors who are not independent under the rules of NASDAQ may participate in these executive sessions, but directors who are independent under the rules of NASDAQ must meet separately in regularly scheduled executive sessions at least twice each year.

Communicating with Our Directors

Our Board will adopt policies designed to allow stockholders and other interested parties to communicate with our directors. Any interested party that wishes to communicate directly with the Board or any director or the Non-management directors as a group should send communications in writing to Chairman of the Audit Committee, AMC Networks Inc., 11 Penn Plaza, New York, NY 10001. Any person, whether or not an employee, who has a concern with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate those concerns to our Audit Committee by contacting The Network, Inc., which has been designated to act as a confidential contact organization for this purpose, at 1-888-217-8076.

Code of Conduct and Ethics

Our Board of Directors will adopt a Code of Conduct and Ethics for our directors, officers and employees. We expect that a portion of this Code of Conduct and Ethics will also serve as a code of conduct and ethics for our senior financial officers and principal accounting officers or controller. Among other things, our Code of Conduct and Ethics will cover conflicts of interest, disclosure responsibilities, legal compliance, reporting and compliance under the Code, confidentiality, corporate opportunities, fair dealing, protection and proper use of assets, and equal employment opportunity and harassment. The full text of the code will be available on our website at http://investors.amcnetworks.com. In addition, a copy may be obtained by writing AMC Networks Inc., 11 Penn Plaza, New York, NY 10001.

Our Directors

The following individuals are expected to be elected by CSC Holdings, our sole stockholder prior to the Distribution, to serve as directors of the Company commencing on the Distribution date.

Class A Directors

NEIL ASHE, 43, President of CBS Interactive from July 2008 to March 2011 and currently Special Advisor to the Chief Executive Officer of CBS Corporation. Chief Executive Officer of CNET Networks, Inc. from October 2006 to July 2008; Executive Vice President of CNET Networks, Inc. from October 2005 to October 2006; Senior Vice President of CNET Networks, Inc. from May 2002 to October 2005. Mr. Ashe is also a director of Hungry Machine Inc. d.b.a. Living Social and was a director of CNET Networks.

In light of Mr. Ashe’s business leadership and management experience gained as the president and the chief executive officer of major internet content and information providers, including content relating to a major television network, we expect that our sole stockholder will conclude that he should be elected to the Board commencing on or prior to the time of the Distribution.

ALAN D. SCHWARTZ, 61, Executive Chairman of Guggenheim Partners, LLC since 2009. Consultant for Rothschild Inc. from 2008 to 2009. President of The Bear Stearns Companies, Inc. from 2007 to 2008; Chief Executive Officer of The Bear Stearns Companies, Inc. from January 2008 to March 2008; Co-President of The Bear Stearns Companies, Inc. from 2001 to 2007; and President and Co-Chief Operating Officer of The Bear Stearns Companies, Inc. from 2001 to 2008. Mr. Schwartz is also a director of MSG and Marvin & Palmer Associates, Inc. He is a trustee of Duke University and a member of the boards of the Robin Hood Foundation, MENTOR: The National Mentoring Partnership, St. Vincent’s Services for Children and NYU Medical Center.

In light of Mr. Schwartz’s experience as an investment banker, his experience as a senior executive of other businesses and his service as a director of other public companies and charitable institutions, we expect that our sole stockholder will conclude that he should be elected to the Board commencing on or prior to the time of the Distribution.

DR. LEONARD TOW, 83, Chief Executive Officer of New Century Holdings LLC, an outdoor advertising company, since January 2005. Chairman and Chief Executive Officer of Citizens Communications Company from 1990 to September 2004. Dr. Tow is also a director of Cablevision and was a director of Citizens Communications Company from 1989 to 2004.

In light of Mr. Tow’s experience as a founder and chief executive officer of a major cable television company, his experience as the chief executive officer of a private company, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of Cablevision, we expect that our sole stockholder will conclude that he should be elected to the Board commencing on or prior to the time of the Distribution.

ROBERT WRIGHT, 68, Senior Adviser of THL Investment Capital since 2008. He served as Vice Chairman of General Electric Company and President, Chief Executive Officer and Chairman of NBC and NBC Universal from 1986 to 2007. Mr. Wright is also a director of Polo Ralph Lauren Corporation, Mission Product LLC and EMI Group Global Ltd. Mr. Wright has served on the boards of General Electric Company and NBC Universal. He is a trustee of the New York Presbyterian Hospital and co-founder of Autism Speaks.

In light of Mr. Wright’s extensive business leadership and management experience at a major television network and leading media and entertainment company and his service as a director of other public companies, we expect that our sole stockholder will conclude that he should be elected to the Board commencing on or prior to the time of the Distribution.

Class B Directors

WILLIAM J. BELL, 71, Consultant to Cablevision since 2005 and various positions at Cablevision and its predecessor since 1979, including its Vice Chairman and Chief Financial Officer until 2004.

In light of Mr. Bell’s experience in various positions with Cablevision since 1979, including as its former Chief Financial Officer, we expect that our sole stockholder will conclude that he should be elected to the Board commencing on or prior to the time of the Distribution.

CHARLES F. DOLAN, 84, Director of the Company since March 9, 2011. Executive Chairman of the Company since June 6, 2011. Chairman of Cablevision since 1985. Chief Executive Officer of Cablevision from 1985 to October 1995. Founded and acted as the General Partner of Cablevision’s predecessor from 1973 to 1985. Established Manhattan Cable Television in 1961 and Home Box Office in 1971. Mr. Dolan will continue in his role as Chairman of Cablevision following the Distribution. He serves as a director of Cablevision and MSG. Charles F. Dolan is the father of James L. Dolan, Patrick F. Dolan, Thomas C. Dolan, Marianne Dolan Weber, and the father-in-law of Kristin A. Dolan and Brian G. Sweeney.

In light of Mr. Dolan’s experience as founder, his service as Chairman and, previously, as the Chief Executive Officer of Cablevision and its predecessors, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of Cablevision, we expect that our sole stockholder will conclude that he should be reelected to the Board commencing on or prior to the time of the Distribution.

JAMES L. DOLAN, 56, Director of the Company since March 9, 2011. President of Cablevision since June 1998. Chief Executive Officer of Cablevision since October 1995. Executive Chairman of MSG since July 2009. Chairman of MSG since October 1999. Chief Executive Officer of RMH from September 1992 to October 1995. Vice President of Cablevision from 1987 to September 1992. He serves as a director of Cablevision and MSG. James L. Dolan is the son of Charles F. Dolan, the spouse of Kristin A. Dolan, the brother of Patrick F. Dolan, Thomas C. Dolan and Marianne Dolan Weber and the brother-in-law of Brian G. Sweeney.

In light of Mr. Dolan’s experience in various positions with Cablevision since 1979, including as its Chief Executive Officer since 1995, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of Cablevision, we expect that our sole stockholder will conclude that he should be reelected to the Board commencing on or prior to the time of the Distribution.

KRISTIN A. DOLAN, 45, Senior Vice President of Cablevision since 2003. She serves as a director of Cablevision and MSG. Kristin A. Dolan is the daughter-in-law of Charles F. Dolan, the spouse of James L. Dolan and the sister-in-law of Patrick F. Dolan, Thomas C. Dolan, Brian G. Sweeney and Marianne Dolan Weber.

In light of Ms. Dolan’s experience in various positions with Cablevision since 1990, as well as the knowledge and experience she has gained and contributions she has made during her tenure as a director of Cablevision, we expect that our sole stockholder will conclude that she should be elected to the Board commencing on or prior to the time of the Distribution.

PATRICK F. DOLAN, 59, President of News 12 Networks, a subsidiary of Cablevision, since February 2002. Vice President of News 12 Networks from September 1995 to February 2002. News Director of News 12 Long Island, a subsidiary of Cablevision, from December 1991 to September 1995. He serves as a director of Cablevision. Patrick F. Dolan is the son of Charles F. Dolan, the brother of James L. Dolan, Thomas C. Dolan and Marianne Dolan Weber and the brother-in-law of Kristin A. Dolan and Brian G. Sweeney.

In light of Mr. Dolan’s experience as a member of Cablevision’s founding family and in various positions with Cablevision since 1989, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of Cablevision, we expect that our sole stockholder will conclude that he should be elected to the Board commencing on or prior to the time of the Distribution.

THOMAS C. DOLAN, 58, Executive Vice President-Strategy and Development, Office of the Chairman of Cablevision since September 2008. Executive Vice President and Chief Information Officer of Cablevision from October 2001 until April 2005. Mr. Dolan was on unpaid leave of absence from Cablevision from April 2005 until September 2008. Senior Vice President and Chief Information Officer of Cablevision from February 1996 to October 2001. Vice President and Chief Information Officer of Cablevision from July 1994 to February 1996. General Manager of the Cablevision’s East End Long Island cable system from November 1991 to July 1994. System Manager of the Cablevision’s East End Long Island cable system from August 1987 to October 1991. He serves as a director of Cablevision and MSG. He also served as a director of Cablevision from March 1998 to May 2005. Thomas C. Dolan is the son of Charles F. Dolan, the brother of James L. Dolan, Patrick F. Dolan and Marianne Dolan Weber and the brother-in-law of Kristin A. Dolan and Brian G. Sweeney.

In light of Mr. Dolan’s experience as a member of Cablevision’s founding family and in various positions with Cablevision since 1987, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of Cablevision, we expect that our sole stockholder will conclude that he should be elected to the Board commencing on or prior to the time of the Distribution. See “Business — Legal Proceedings — Other Legal Matters” for a discussion of a lawsuit filed by Mr. Dolan against the Company and Cablevision.

BRIAN G. SWEENEY, 46, Senior Vice President — eMedia of Cablevision since January 2000. He serves as a director of Cablevision and MSG. Brian G. Sweeney is the son-in-law of Charles F. Dolan and the brother-in-law of James L. Dolan, Kristin A. Dolan, Patrick F. Dolan, Thomas C. Dolan and Marianne Dolan Weber.

In light of Mr. Sweeney’s experience in various positions with Cablevision since 1993, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of Cablevision, we expect that our sole stockholder will conclude that he should be elected to the Board commencing on or prior to the time of the Distribution.

MARIANNE DOLAN WEBER, 53, President of Dolan Family Foundation from 1986 to September 1999. Chairman of Dolan Family Foundation since September 1999. President of Dolan Children’s Foundation from 1997 to September 1999. Chairman of Dolan Children’s Foundation since September 1999. Manager of Dolan Family Office, LLC since 1997. She serves as a director of Cablevision and MSG. Marianne Dolan Weber is the daughter of Charles F. Dolan, the sister of James L. Dolan, Patrick F. Dolan and Thomas C. Dolan and the sister-in-law of Kristin A. Dolan and Brian G. Sweeney.

In light of Ms. Dolan Weber’s experience as a member of Cablevision’s founding family and as chairman of the Dolan Family Foundation and the Dolan Children’s Foundation, as well as the knowledge and experience she has gained and contributions she has made during her tenure as a director of Cablevision, we expect that our sole stockholder will conclude that she should be elected to the Board commencing on or prior to the time of the Distribution.

For a discussion of the manner in which our directors are nominated for election, see “— Board Committees — Absence of Nominating Committee.”

The term of office of our directors will expire at the 2012 annual meeting of stockholders and at each succeeding annual meeting after that. The business address for each director is c/o AMC Networks Inc., 11 Penn Plaza, New York, NY 10001 and each director is a citizen of the United States. We will encourage our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at meetings of the Board.

Because we did not have any operations in 2010 and were not organized in 2010, our Board did not hold any meetings during that year.

Director Compensation

A director who is a Company employee will receive no extra compensation for serving as a director. Each non-employee director will receive a base fee of $50,000 per year; $2,000 per Board, committee and Non-management director meeting attended in person; and $500 per Board, committee and Non-management director meeting attended by telephone. Non-employee directors will also receive $5,000 annually per committee membership and $10,000 annually per committee chairmanship.

We will also pay our non-employee directors compensation in restricted stock units. Each year, each non-employee director will receive a number of restricted stock units for the number of shares of common stock equal to $110,000 divided by the fair market value of a share of our Class A Common Stock. The restricted stock units the non-employee directors will receive will be fully vested on the date of grant. Such compensation will be made pursuant to our Stock Plan for Non-Employee Directors. See “Executive Compensation — Our Stock Plan for Non-Employee Directors” for information concerning our Stock Plan for Non-Employee Directors.

Board Committees

The board will have two permanent committees: the Audit Committee and the Compensation Committee.

Audit Committee

At the time of the Distribution, our Audit Committee will consist of at least three members. The primary purposes and responsibilities of our Audit Committee are: (a) to assist the Board of Directors (i) in its oversight of the integrity of our financial statements, (ii) in its oversight of our compliance with legal and regulatory requirements, (iii) in assessing our independent registered public accounting firm’s qualifications and independence, and (iv) in assessing the performance of our internal audit function and independent registered public accounting firm; (b) to decide whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve, or to adopt appropriate procedures to pre-approve, all audit, audit-related and other services, if any, to be provided by the independent registered public accounting firm; (c) to review the appointment and replacement of the head of our internal audit department; (d) to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees or any provider of accounting related services of concerns regarding questionable accounting and auditing matters and review of submissions and treatment of any such complaints; (e) to conduct and review with the Board an annual performance review of the Audit Committee; and (f) to prepare any report of the Audit Committee required by the rules and regulations of the SEC for inclusion in our annual proxy statement. The text of our Audit Committee charter will be available on our website at http://investors.amcnetworks.com. A copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001.

Under the Audit Committee’s charter, our Board of Directors must determine that each member of our Audit Committee is “independent” within the meaning of the rules of both NASDAQ and the SEC, has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years and is able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. Our Board must also determine that at least one member of our Audit Committee is an “audit committee financial expert” within the meaning of the rules of the SEC.

Our Board will establish a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee. This procedure is described under “Communicating with Our Directors” above.

Our Audit Committee did not exist in 2010.

Compensation Committee

At the time of the Distribution, our Compensation Committee will consist of not less than two members, each of whom our Board has determined is “independent” under the rules of NASDAQ. The primary purposes of our Compensation Committee are to: (a) establish our general compensation philosophy and, in consultation with management, oversee the development and implementation of compensation programs; (b) review and approve corporate goals and objectives relevant to the compensation of our Executive Chairman and President and Chief Executive Officer, evaluate their performance in light of these goals and objectives and determine and approve their compensation based upon that evaluation; (c) make recommendations to the Board with respect to the compensation of our executive officers (other than the Executive Chairman and President and Chief Executive Officer) who are required to file reports with the SEC under Section 16 of the Securities Exchange Act of 1934 (together with the Executive Chairman and President and Chief Executive Officer, the “Senior Employees”), (d) approve any new equity compensation plan or material changes to an existing plan; (e) oversee the activities of the committee or committees administering our retirement plans; (f) in consultation with management, oversee regulatory compliance with respect to compensation matters; (g) determine and approve any severance or similar termination payments to be made to Senior Employees (current or former); (h) determine the components and amount of Board compensation and review such determinations from time to time in relation to other similarly situated companies; (i) prepare any reports of the Compensation Committee to be included in the Company’s annual proxy statement; and (j) conduct and review with the Board an annual performance review of the Compensation Committee. The text of our Compensation Committee charter will be available on our website at http://investors.amcnetworks.com. A copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001.

Our Compensation Committee did not exist in 2010.

We expect our Board to determine that each member of our Compensation Committee is “independent” under the rules of NASDAQ.

Absence of Nominating Committee

We will not have a nominating committee. We believe that it is appropriate not to have a nominating committee because of our stockholder voting structure. Under the terms of our amended and restated certificate of incorporation, the holders of our Class B Common Stock will have the right to elect 75% of the members of our Board. We believe that creating a committee consisting solely of independent directors charged with responsibility for recommending nominees for election as directors would be inconsistent with the vested rights of the holders of Class B Common Stock under our certificate of incorporation. Instead, our Corporate Governance Guidelines provide a mechanism for the selection of nominees for election as directors by the holders of our Class A Common Stock (“Class A Directors”) and by the holders of our Class B Common Stock (“Class B Directors”). Under the terms of our amended and restated certificate of incorporation, the holders of our Class A Common Stock will have the right to elect 25% of the members of our Board. Under our Corporate Governance Guidelines, nominees for election as Class A Directors shall be recommended to the Board by the Class A Directors then in office who were elected by the holders of our Class A Common Stock. Nominees for election as Class B Directors shall be recommended to our Board by the Class B Directors then in office who were elected by the holders of the Class B Common Stock.

We do not expect our directors to set specific, minimum qualifications that nominees must meet in order for them to be nominated for election to the Board, but rather believe that each nominee should be evaluated based on his or her individual merits, taking into account, among other matters, the factors set forth in our Corporate Governance Guidelines under “Board Composition” and “Selection of Directors.” Those factors include:

•	The desire to have a Board that encompasses a broad range of skills, expertise, industry knowledge, diversity of viewpoints, opinions, background and experience, and contacts relevant to our business;

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Ability and willingness to commit adequate time to Board and committee matters; and

•	The fit of the individual’s skill and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of our Company.

The Class A Directors will evaluate possible candidates to recommend to the Board for nomination as Class A Directors and suggest individuals for the Board to explore in more depth. The Board will consider nominees for Class A Directors recommended by holders of our Class A Common Stock. Nominees recommended by stockholders will be given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for consideration by the Board for election at our annual meeting of stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with the other information required by our By-Laws. Any such nominee must be submitted to the Corporate Secretary of the Company, at AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, not less than 60 or more than 90 days prior to the date of our annual meeting of stockholders, provided that if the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, such notice must be given not more than ten days after such date is first announced or disclosed.

The Class B Directors will consult from time to time with one or more of the holders of Class B Common Stock to assure that all Class B Director nominees recommended to the Board are individuals who will make a meaningful contribution as Board members and will be individuals likely to receive the approving vote of the holders of a majority of the outstanding Class B Common Stock. The Class B Directors do not intend to consider unsolicited suggestions of nominees by holders of our Class A Common Stock. We believe that this is appropriate in light of the voting provisions of our amended and restated certificate of incorporation, which vest exclusively in the holders of our Class B Common Stock the right to elect our Class B Directors.

Other Committees

In addition to standing committees, the Company has adopted a policy whereby a committee of our Board of Directors consisting entirely of independent directors (the “Independent Committee”) will review and approve or take such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K of the SEC (“Item 404”) has or will have a direct or indirect material interest. This approval requirement will cover any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently apply to any transaction (or any series of similar transactions) in which the amount involved exceeds $120,000. The policy will not cover decisions on compensation or benefits or the hiring or retention of any person. The hiring or retention of executive officers will be determined by our full Board of Directors. Compensation of executive officers is subject to the approval of our Compensation Committee. This policy also does not cover any pro rata distributions to all Company stockholders, including a pro rata distribution of our Class A Common Stock to holders of our Class A Common Stock and our Class B Common Stock to holders of our Class B Common Stock. No director on the Independent Committee will participate in the consideration of a related party transaction with that director or any related person of that director.

Similarly, an Independent Committee will oversee approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and Cablevision System Corporation and its subsidiaries, or MSG and its subsidiaries, on the other hand, to the extent involving amounts in excess of the dollar threshold set forth in Item 404. See “Certain Relationships and Related Party Transactions — Related Party Transaction Approval Policy.”

Our By-Laws provide for the formation of an Executive Committee of the Board of Directors which would have the power to exercise all of the powers and authority of the Board in the management of the business and affairs of the Company, except as limited by the Delaware General Corporation Law. Our Board has not formed an Executive Committee, although it could do so in the future.

Risk Oversight

The oversight of risk management is an important Board responsibility. The Audit Committee will take the lead on behalf of the Board in monitoring risk management. The Audit Committee will discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company access and manage the Company’s exposure to risk and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. AMC Networks believes that its executive compensation program, with its emphasis on long-term performance, its close connection to Company-wide and divisional performance and its significant equity components is designed to align the executives’ compensation with the Company’s long-term strategy and growth and, as a result, does not encourage excessive risk taking. Our Compensation Committee will consider the issue of the Company’s exposure to risk in establishing and implementing our executive compensation programs.

Our Executive Officers

The following individuals are expected to continue to serve as our executive officers at the time of the Distribution.

Mr. Charles F. Dolan(1)	Executive Chairman
Mr. Joshua W. Sapan	President and Chief Executive Officer
Mr. Edward A. Carroll	Chief Operating Officer
Mr. Sean S. Sullivan	Executive Vice President and Chief Financial Officer
Mr. James G. Gallagher	Executive Vice President and General Counsel
Mr. John P. Giraldo	Chief Accounting Officer

(1)	The biography for Mr. Dolan is on page 104 of this Information Statement.

JOSHUA W. SAPAN, 60, President and Chief Executive Officer of the Company since March 9, 2011. Chief Executive Officer of RMH since 1995. Chief Operating Officer of Rainbow Media Holdings from 1991 to 1995. President of AMC and Bravo from 1987 to 1991. Serves on the boards of The Cable Center, the Cable & Telecommunications Association for Marketing (CTAM) Educational Foundation, the International Radio and Television Society (IRTS) Foundation, the Museum of the Moving Image, the National Association for Multi-Ethnicity in Communications (NAMIC) Foundation, WNYC Radio and The New School University.

EDWARD A. CARROLL, 47, Chief Operating Officer of the Company since June 6, 2011. Various positions at RMH since 1987, including as Chief Operating Officer of Rainbow Entertainment Services since January 2009; President of Rainbow Entertainment Services from 2004 to 2009; and General Manager of IFC and/or Bravo from 1997 to 2004.

SEAN S. SULLIVAN, 44, Executive Vice President and Chief Financial Officer of the Company since June 6, 2011. Chief Corporate Officer of RMH since September 2010. Chief Financial Officer of HiT Entertainment from 2009 to 2010. Chief Financial Officer and President of Commercial Print and Packaging division of Cenveo, Inc. from 2005 to 2008. Executive Vice President and Chief Financial Officer of Spencer Press, Inc. from 2004 to 2005. Executive Vice President of Burton Capital Management from 2003 to 2004. Senior Vice President, Finance and Corporate Development for Moore Corporation Limited from 2001 to 2002.

JAMES G. GALLAGHER, 52, Executive Vice President and General Counsel of the Company since June 6, 2011. Executive Vice President and General Counsel of RMH since February 2008. Executive Vice President and General Counsel of Tommy Hilfiger Corporation from 2005 to 2006. Executive Vice President and General Counsel of HSN (Home Shopping Network) from 1996 to 2002.

JOHN P. GIRALDO, 43, Chief Accounting Officer of the Company since June 6, 2011. Senior Vice President and Chief Accounting Officer of Scholastic Corporation from 2009 to 2011. Vice President, Controller of MTV Games from 2008 to 2009. Senior Vice President, Corporate Accounting at New Line Cinema from 2002 through 2008. Vice President of Finance at Major League Soccer from 1998 to 2001.

EXECUTIVE COMPENSATION

Introduction

This section presents information concerning compensation arrangements for our executive officers. We present historical information concerning the compensation of Mr. Charles F. Dolan, who is also an executive officer of Cablevision, and Messrs. Joshua W. Sapan, Edward A. Carroll, Sean S. Sullivan and James G. Gallagher, each of whom is an officer of RMH. The historical compensation information, including in particular the information set forth below under “Historical Compensation Information,” may not be directly relevant to the compensation that any of such individuals will receive from the Company. With respect to current compensation, we have presented information below under “Key Elements of 2011 Compensation from the Company” concerning the compensation that Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher will receive from the Company under their employment agreements or similar arrangements with the Company that will be in place at the time of the Distribution.

Each of Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher holds various cash and equity-based long-term incentive awards that were granted by Cablevision. Treatment of these in the Distribution is described under “Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards.”

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the specific arrangements that the Company has in place for its named executive officers as well as a discussion of Cablevision’s compensation philosophy for its named executive officers for 2010. Cablevision’s compensation philosophy may be relevant to the Company because it is anticipated that the elements of our compensation will be similar to the elements of Cablevision’s compensation. However, our Compensation Committee will review the impact of the Distribution and will review all aspects of compensation and make appropriate adjustments.

For purposes of this Compensation Discussion and Analysis, the Company’s named executive officers are Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher. These individuals are referred to collectively as our Named Executive Officers (“NEOs”). Mr. Dolan is also a named executive officer of Cablevision and will continue to be an executive officer of Cablevision following the Distribution.

Compensation Consultant

In accordance with their charters, Cablevision’s compensation committee has, and our Compensation Committee will have, the authority to engage outside consultants to assist in the performance of its duties and responsibilities. Cablevision’s compensation committee uses a compensation consultant to assist the Cablevision compensation committee in determining whether the elements of Cablevision’s executive compensation program are reasonable and consistent with Cablevision’s objectives. The compensation consultant advises Cablevision’s compensation committee on designing Cablevision’s executive compensation program and the reasonableness of individual compensation awards. The compensation consultant reports directly to Cablevision’s compensation committee, although the compensation consultant meets with members of Cablevision’s management from time to time for purposes of gathering information on management proposals and recommendations to be presented to Cablevision’s compensation committee.

As part of its ongoing engagement, Cablevision’s compensation consultant, ClearBridge Compensation Group (“ClearBridge”) conducted a review of Cablevision’s 2010 executive compensation to assist Cablevision’s compensation committee in determining compensation programs and decisions for 2011. The Cablevision compensation committee has retained ClearBridge to assist in designing and establishing the Company’s executive compensation program for 2011. Our Compensation Committee is also expected to engage a compensation consultant to assist our Compensation Committee in making compensation decisions in the future.

Cablevision Compensation Overview and Philosophy

Cablevision’s executive compensation program is designed to meet the following key objectives:

•	The majority of compensation for Cablevision’s executive officers should be at risk and based on the performance of Cablevision, so that actual compensation levels depend upon Cablevision’s actual performance as determined by its compensation committee.

•	Over time, incentive compensation of Cablevision’s executive officers should focus more heavily on long-term rather than short-term accomplishments and results.

•	Equity-based compensation should be used to align Cablevision’s executive officers’ interests with the stockholders’ interests.

•	The overall executive compensation program should be competitive, equitable and structured so as to ensure Cablevision’s ability to attract, retain, motivate and reward the talented executives who are essential to Cablevision’s continuing success. Total direct compensation, rather than individual compensation elements, is the focus in providing competitive compensation opportunities.

Cablevision Elements of In-Service Compensation

Cablevision’s compensation committee seeks to fulfill the objectives described above by maintaining appropriate balances between (1) short-term and long-term compensation, (2) cash and equity compensation, and (3) performance-based and non-performance-based compensation. We expect our compensation committee to use a similar mix of these compensation elements.

The Cablevision executive compensation program consists of three principal elements, each of which is important to Cablevision’s desire to attract, retain, motivate and reward highly-qualified executives. The three principal compensation elements are: base salary, annual cash incentives and long-term incentives. In addition, each executive officer is also eligible to receive certain benefits, which are generally provided to all other eligible employees, and certain perquisites described below.

A significant percentage of total direct compensation is allocated to incentive compensation in accordance with the philosophy of Cablevision’s compensation committee as described above. Cablevision’s compensation committee reviews historical Cablevision compensation and other information provided by its compensation consultant and other factors such as experience, performance and length of service to determine the level and mix of compensation for its executive officers, by position and grade level, that the Cablevision compensation committee has deemed appropriate.

Base Salaries

The Cablevision compensation committee was responsible for setting the base salary of Mr. Dolan in 2010. Base salaries for Cablevision’s named executive officers have been set at levels that are intended to reflect the competitive marketplace in attracting and retaining quality executives. The Cablevision employment agreement with Mr. Dolan contains a minimum base salary level of $400,000. Cablevision’s compensation committee reviews the salaries of each of its named executive officers no less frequently than on an annual basis. Cablevision’s compensation committee evaluates each of its executive’s performance, experience and grade level and may increase its executives’ salaries. Based on their performance and in accordance with the terms of the Cablevision employment agreements, the Cablevision compensation committee, in its discretion, has increased base salaries for certain of its executive officers over time. Mr. Dolan’s base salary in 2010 remained at the same level as in 2009 (which was $1,664,000).

Mr. Sapan was not an executive officer of Cablevision in 2010. As the President and Chief Executive Officer of RMH, the 2010 base salary of Mr. Sapan was reviewed by Cablevision’s executive management, working within guidelines and procedures established by Cablevision’s compensation committee. Mr. Sapan’s base salary was increased from $1,200,000 in 2009 to $1,240,000 in 2010.

Messrs. Carroll, Sullivan and Gallagher were not executive officers of Cablevision in 2010. As employees of RMH, their base salaries were reviewed by the Company’s executive management, working within guidelines and established by Cablevision’s compensation committee. The base salaries of Messrs. Carroll and Gallagher were increased from $900,000 to $950,000 and from $420,000 to $436,800, respectively, in 2010 from 2009. Mr. Sullivan joined RMH in mid-2010, and his base salary was established at $575,000 at that time.

Pursuant to their employment agreements or arrangements with the Company and the determinations of the executive management of the Company, as of the Distribution date, the Company’s NEOs will receive the following base salaries from the Company for 2011 at the following annualized rates: Mr. Dolan — $400,000; Mr. Sapan — $1,280,000; Mr. Carroll — $1,035,000; Mr. Sullivan — $585,000; and Mr. Gallagher — $450,000. Because Mr. Dolan will remain as an officer of Cablevision following the Distribution, he will also continue to receive an annual base salary from Cablevision.

Annual Incentives

Under Cablevision’s executive compensation program, annual incentive awards, or bonuses, are made to its executive officers and other members of Cablevision management. For the Cablevision individuals that the compensation committee determines may be covered by Section 162(m) of the Code, as amended, 2010 bonuses were granted under Cablevision’s 2006 Cash Incentive Plan (“Cablevision CIP”), a stockholder approved plan. For all other members of management, bonuses were granted under a management performance incentive program administered by the compensation committee.

Cablevision’s annual incentive awards are designed to link directly executive compensation to performance and provide incentives and rewards for excellent business performance during the year. Each bonus-eligible employee is assigned a target bonus equal to a percentage of that employee’s annual base salary. The target bonus is determined based upon the applicable employee’s position, grade level, responsibilities, and historical and expected future contributions to Cablevision. Cablevision’s compensation committee currently reviews the target bonus levels of its named executive officers no less frequently than on an annual basis. Cablevision’s compensation committee evaluates each of its executive’s performance, experience and grade level and may adjust executive target bonus levels accordingly. Based on their performance, Cablevision’s compensation committee, in its discretion, has increased the target bonus levels for Messrs. Dolan and Sapan over time. Similarly, the target bonus level for Mr. Carroll has also been increased by the Company’s executive management over time. Target bonuses for 2010 were as follows (expressed as a percentage of base salary): Mr. Dolan — 175%; Mr. Sapan — 105%; Mr. Carroll — 100%; Mr. Sullivan — 60%; and Mr. Gallagher — 45%.

The payment of Cablevision annual incentive awards depends on the extent to which Cablevision business units achieve performance objectives established by Cablevision’s compensation committee. These performance objectives include a number of financial and operating metrics measured at the business unit level, such as revenue, AOCF, capital spending, subscriber growth and viewership, with each business unit generally having between five and ten measured objectives. As a result, actual payouts under the annual incentive program represent the aggregate effect of achievement levels for a large number of unit-specific performance objectives. The aggregated targets are generally designed to be achievable but reaching the target amounts is not assured. The payout scale is also generally designed to provide some payout even if aggregated targets are missed.

For each performance objective at a given business unit, actual results are measured against targeted amounts, and the resulting scores are then weighted according to the terms of the plan. Annual incentive payouts for senior executives are based on the scores achieved at each business unit for which a participant has management responsibility, and then adjusted based on relative individual performance ratings. In the case of Messrs. Sapan, Sullivan and Gallagher, payouts under the annual incentive program in 2010 depended on achievement of performance objectives at all business units within the RMH subsidiary of Cablevision, including each of our national programming networks. Payouts to such individuals in 2010 were based on a rolled-up weighted-average achievement of all relevant business units of 116.5%, and then modified slightly to reflect individual performance ratings. In the case of Mr. Carroll, payouts under the annual incentive program in 2010 depended on achievement of performance objectives at each of our national programming networks. The payout to Mr. Carroll in 2010 was based on a rolled-up weighted-average achievement of all relevant business units of 113.63%, and then modified slightly to reflect individual performance ratings. In the case of Mr. Dolan, payouts under the annual incentive program in 2010 depended on achievement of performance objectives at all business units at Cablevision. The payout to Mr. Dolan in 2010 was based on a rolled-up weighted-average achievement of all Cablevision business units of 147.3%. Mr. Dolan’s annual incentive is not adjusted for individual performance.

Pursuant to their employment agreements with the Company and the determinations of the executive management of the Company, the Company’s NEOs have the following target bonus levels for 2011 bonuses, if any, that may be paid by the Company (expressed as a percentage of base salary): Mr. Dolan — 175%; Mr. Sapan — 200%; Mr. Carroll — 100%; Mr. Sullivan — 60%; and Mr. Gallagher — 45%. Because Mr. Dolan will remain an officer of Cablevision following the Distribution, he is also eligible to receive an annual bonus from Cablevision.

Long-Term Incentives

Cablevision’s executive compensation program is designed to achieve the objectives described above. Its core long-term incentive program in 2010 consisted of two elements: restricted stock and cash performance awards. These long-term incentives were awarded to members of management based upon each individual’s grade level and provided approximately 50% of the value of their long-term incentive awards in restricted stock and approximately 50% of the value of their long-term incentive awards as cash performance awards. Cablevision’s most senior executives, including Mr. Dolan and Mr. Sapan, received approximately 40% of the value of their total long-term incentive awards in restricted stock and approximately 60% of the value of their long-term incentive awards as cash performance awards. Cablevision believed restricted stock would provide its executive officers with an incentive to improve Cablevision’s stock price performance and a direct alignment with stockholders’ interests, as well as a continuing stake in the long-term success of Cablevision. The cash performance awards also would provide strong incentives for the executives to help Cablevision achieve specific long-term financial objectives. In addition, because these equity and cash awards would vest over time, Cablevision believed these awards would provide strong incentives for the executives to remain with Cablevision. In 2010, Messrs. Dolan and Sapan received approximately 40% of the value of their total long-term incentive award from Cablevision in restricted stock and approximately 60% of the value of their total long-term incentive award as a cash performance award. In 2010, Messrs. Carroll, Sullivan and Gallagher received approximately 50% of the value of their total long-term incentive award from RMH in restricted stock and approximately 50% of the value of their total long-term incentive award as cash performance awards.

Grants of long-term incentives are made under Cablevision’s stockholder-approved plans. Prior to 2006, restricted stock, stock options and stock appreciation rights awards were granted under Cablevision’s 1996 Amended and Restated Employee Stock Plan, which expired by its terms in February 2006. This plan was replaced by Cablevision’s 2006 Employee Stock Plan, which was approved by stockholders at Cablevision’s annual meeting in May 2006. Cash awards have been made under Cablevision’s Long-Term Incentive Plan, which was replaced by the Cablevision CIP in May 2006.

In March 2011, Cablevision’s compensation committee approved long-term incentive awards with the following targeted values for 2011: Mr. Dolan — $7,300,000; Mr. Sapan — $3,100,000; Mr. Carroll — $1,300,000; Mr. Sullivan — $500,000; and Mr. Gallagher — $480,000. See “‘— Key Elements of 2011 Compensation from the Company — Transition of Awards Granted by Cablevision to Certain of our NEOs” for a discussion of the treatment of these awards following the Distribution. In addition, as discussed in the description of Mr. Sapan’s employment agreement under “— Employment Agreements,” on or about the six-month anniversary of the Distribution date, Mr. Sapan will receive a one-time special award of restricted stock and/or restricted stock units, in such form or forms as determined by the Company’s Compensation Committee, having a value of $4,750,000. The special award will be subject to forfeiture restrictions expiring on the third anniversary of the grant and will be subject to the satisfaction of AMC performance objectives, which are expected to be substantially similar in type to the AMC performance objectives contained in Mr. Sapan’s March 2011 Cablevision restricted stock grant agreement.

Restricted Stock

Under Cablevision’s executive compensation program, annual grants of restricted stock are made to its executive officers and other members of Cablevision’s management. An award of restricted stock provides the recipient with a specified number of shares of Cablevision NY Group Class A Common Stock as long as the recipient remains employed by Cablevision through the date that the restrictions lapse. Under the current executive compensation program, restricted stock awards will vest in their entirety on the third anniversary of the date of grant (i.e., 3-year cliff-vesting) as long as the recipient is continuously employed until such date. Grants by Cablevision of restricted stock made prior to 2006 generally vested at the end of a four-year period, subject to certain limited exceptions. Information regarding restricted stock awards for Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher in 2010 is set forth in the Summary Compensation Table below. More information regarding other restricted stock grants appears in the Outstanding Cablevision Equity Awards at 2010 Fiscal Year-End Table below. See “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards” for a discussion of the impact of the Distribution on Cablevision restricted stock.

Performance Awards

The current Cablevision executive compensation program contemplates annual grants of three-year performance awards to its executive officers and other members of Cablevision’s management to be earned on the basis of long-term performance relative to pre-established financial goals. Cablevision’s compensation committee sets the performance objectives for each award in the first quarter of the year of grant. Each recipient will be eligible to receive a specified dollar amount, depending on the employee’s grade level, to the extent that the performance objectives are achieved.

The performance awards granted in 2010 will be payable in 2013 if Cablevision achieves specified targets of net revenues and AOCF in the 12-month period ending December 31, 2012. The target levels of net revenues and AOCF were derived from Cablevision’s five-year plan for its operating business units presented to the Cablevision board of directors in connection with Cablevision’s 2010 annual budget and risk adjusted by the compensation committee. These targets were intended to measure ongoing operating performance of Cablevision and are subject to various adjustments such as for acquisitions and dispositions and investments in new business initiatives and exclude all charges for long-term performance-based compensation. In determining achievement of the 2010 performance awards, each performance measure is weighted equally. The awards provide for a potential payout on a sliding scale such that the actual payment may range from zero (if both incremental operating business unit net revenues and incremental operating business unit AOCF fail to reach at least 60% of the targets) to 200% (if, for example, both incremental operating business unit net revenues and incremental operating business unit AOCF equal or exceed 158% of the targets). If Cablevision does not achieve threshold levels of performance, the award does not provide for any payment. If Cablevision exceeds threshold levels but does not achieve the targeted amounts, or if Cablevision achieves one target but not both, the award provides for partial payments. In addition, if results exceed the desired targets, recipients will receive payments in excess of the target award for the exceptional performance. The Cablevision performance awards of Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher granted in 2010 are set forth in the Grants of Cablevision Plan-Based Awards Table below.

Cablevision performance awards earned in 2010 were granted in 2008 and are reflected below under “— Historical Compensation Information — Summary Compensation Table.” The amount earned under these awards was based on incremental net revenues and AOCF from 2007 to 2010, calculated exclusive of certain corporate expenses and subject to certain adjustments to reflect changes in Cablevision’s business and other factors over the course of the award measurement period, including to account for acquisitions of or investments in new businesses, dispositions or discontinuation of businesses and changes in the application of GAAP. The expenses to be excluded and all adjustments are established at the time the award is granted. We refer to incremental net revenues and incremental AOCF, as so adjusted for purposes of performance awards, as “Award-Adjusted Incremental Net Revenue” and “Award-Adjusted Incremental AOCF,” respectively.

Amounts earned under performance awards in 2010 were based on achievements against target Award-Adjusted Incremental Net Revenue of $1.655 billion and target Award-Adjusted Incremental AOCF of $781 million.

For the period between 2007 and 2010, Award-Adjusted Incremental Net Revenue was $1.234 billion and Award-Adjusted Incremental AOCF was $652 million. Each of these measures is weighted equally for purposes of determining amounts earned under the performance awards. Under the sliding-scale payout described above, this resulted in an earned amount equal to 91.2% of the targeted payout amount for performance awards granted in 2008.

Because the targets for all performance awards have been derived from Cablevision’s confidential five-year strategic plans, which are not disclosed publicly for competitive reasons, Cablevision does not believe it is appropriate to disclose specific future numerical targets. Disclosure of these targets could provide information that could lead to competitive harm to Cablevision. Cablevision believes that its five-year plans, and consequently the targets set for the performance awards, are ambitious and reflect desired above-market performance. In determining the threshold levels of performance, Cablevision’s compensation committee considered, among other factors, Cablevision’s five-year plan and the degree of difficulty in achieving the targets, including a comparison of the five-year plan with analysts’ published projections of our growth as well as of some of our competitors. The 2010 performance award includes a sliding scale of payouts based upon the levels of incremental net revenues and AOCF. Cablevision believes that the lowest levels on the sliding scale should be achieved, although there can be no assurance this will occur. As the payout scale increases, the likelihood of achievement decreases and the payouts increase. Cablevision’s compensation committee has the authority to amend or waive the performance targets under these awards and to make interpretations and adjustments thereto.

See “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards” for a discussion of the impact of the Distribution on Cablevision performance awards.

Stock Options

Cablevision does not include options as part of its executive compensation program every year. Options were issued to Cablevision’s most senior executives, including Mr. Dolan and Mr. Sapan as part of its 2009 program and to Messrs. Dolan, Sapan and Carroll prior to 2007. Each stock option granted in 2009 was granted with an exercise price no less than the closing price of Cablevision NY Group Class A Common Stock on the date of grant. No stock options were granted in 2010. Stock options will have value only if, and to the extent that, the price of Cablevision NY Group Class A Common Stock on the date the stock option is exercised exceeds this exercise price.

The stock options vest over three years in 33 1/3% annual increments and expire 5 1/2 years from the grant date, although options granted prior to 2009 generally expire after ten years. More information regarding stock option grants to our NEOs appears in the Outstanding Cablevision Equity Awards at 2010 Fiscal Year-End Table below. See “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards” for a discussion of the impact of the Distribution on Cablevision stock options.

Other Types of Awards in Prior Years

In the past, Cablevision has issued other types of long-term incentives to its executive officers and other members of Cablevision management, such as performance-based stock options, stock appreciation rights, performance retention awards and deferred compensation awards.

Under Cablevision’s former executive compensation program, grants of stock appreciation rights were made to its executive officers and other members of Cablevision management. Stock appreciation rights are the right to receive the appreciation in the value of Cablevision NY Group Class A Common Stock over a specified period of time. Upon exercise of a stock appreciation right, the award recipient will receive an amount of cash, common stock or a combination of cash and common stock equal to the amount of the appreciation. Historically, Cablevision granted stock appreciation rights in tandem with options. Each stock appreciation right was required to be granted with an exercise price no less than the closing price of a share of Cablevision NY Group Class A Common Stock on the date of grant; for a tandem stock appreciation right, the exercise price is equal to the exercise price per share of the related option. Generally, the stock appreciation rights vest over three years in 33 1/3% annual increments and expire ten years from the grant date. More information regarding Cablevision stock appreciation right grants to our NEOs appears in the Outstanding Cablevision Equity Awards at 2010 Fiscal Year-End Table below. See “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards” for a discussion of the impact of the Distribution on Cablevision stock appreciation rights.

Cablevision’s former executive compensation program also included special retention incentives called deferred compensation awards. Although Cablevision referred to these awards as “deferred compensation awards,” it does not believe that they constitute “deferred compensation” under Section 409A of the Code. These awards were generally made to its executive officers and other members of Cablevision management. The purpose of these deferred compensation awards was to attract and retain senior executives.

The Cablevision deferred compensation awards contemplated an initial award amount for each recipient of $500,000. Each year, on the anniversary date of the award, the award amount grows by an additional amount equal to the lesser of 20% of the individual’s annual base salary in effect at that time and $150,000. In addition, the award amount is increased by quarterly interest, at an annual interest rate equal to the average of the one-year LIBOR fixed-rate equivalent for the ten business days immediately preceding October 1st of each year. The deferred compensation award is paid in installments: 50% of the then current award amount was paid on the fifth anniversary of the effective date of the award (October 2009 for Messrs. Dolan, Sapan and Carroll), and the balance of the then current award amount is payable on the seventh anniversary of the effective date (October 2011 for Messrs. Dolan, Sapan and Carroll), so long as the recipient continues to be employed. Information regarding the Cablevision deferred compensation awards of Messrs. Dolan, Sapan and Carroll is set forth in the Summary Compensation Table below. See “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards” for a discussion of the impact of the Distribution on Cablevision deferred compensation awards.

Benefits

Cablevision offers benefits to its executive officers generally to provide for retirement income and serve as a safety net against hardships that can arise from illness, disability or death.

Cablevision’s executive officers are eligible to participate in the same health and welfare benefit plans made available to the other benefits-eligible employees of Cablevision, including, for example, medical, dental, vision, life insurance and disability coverage.

For a description of Cablevision’s defined benefit plans and defined contribution plans, see “— Historical Compensation Information — Cablevision Cash Balance Pension Plan,” “— Historical Compensation Information — Cablevision Excess Cash Balance Plan,” “— Historical Compensation Information — Nonqualified Supplemental Benefit Plan,” “— Historical Compensation Information — Cablevision 401(k) Plan” and “— Historical Compensation Information — Cablevision Excess Savings Plan” below.

In addition to the standard life insurance available to all Cablevision employees (based on a multiple of base salary, up to a $4,000,000 cap on the total amount of life insurance), Cablevision purchased whole life insurance policies for certain current and former senior executives of Cablevision, including Messrs. Dolan and Sapan. The policies originally provided coverage (before the application of any dividends to purchase increased insurance) in the amount of the greater of three times the individual’s annual base salary as in effect in 1996 or the estimated death benefit provided under previous policies. As of each respective policy’s most recent anniversary date, the policies for Messrs. Dolan and Sapan provided estimated death benefits of $3,489,919 and $1,298,751, respectively. Based on current projections, Cablevision believes the policy for Mr. Dolan is fully funded and Cablevision does not anticipate the need to make any additional premium payments. The expected death benefits are expected to grow over time to the extent that the dividends payable on the policy values exceed the premiums required to fund the death benefit. Information regarding premiums paid by Cablevision in 2010 with respect to Mr. Sapan is set forth in the Summary Compensation Table below. As of the Distribution date, the Company will assume responsibility for the payment of premiums with respect to Mr. Sapan, to the extent necessary. With respect to Mr. Dolan, this program will not become a responsibility of the Company.

Perquisites

Cablevision provides certain perquisites to its executive officers as described below. The aggregate value of Cablevision perquisites received by our NEOs in 2010 is set forth in the Summary Compensation Table below. Following the Distribution, we expect to provide certain perquisites to our eligible employees and executive officers as described below.

Telecommunications Services

Cablevision perquisites include access to telecommunications services (cable television, high-speed data and voice) at no monthly cost to its employees, including its executive officers, living in Cablevision’s service area. Certain Cablevision employees living outside the service area are eligible for reimbursement of certain costs in purchasing similar services. The services provided vary depending on the grade level of the Cablevision employee.

It is currently expected that for a period of two months following the Distribution, as Company employees, our executive officers will continue to have access to the telecommunications benefit they received from Cablevision immediately prior to the Distribution. Following the Distribution, and for such time as he is employed by Cablevision, Mr. Dolan is expected to continue to receive the same telecommunications benefits as other Cablevision employees.

Executive Security

In order to address its security concerns, Cablevision has established an executive security program for the protection of certain of its executive officers, including Mr. Dolan. Recommendations of a third-party security expert have been implemented for office, home and travel, at Cablevision’s cost, to the extent approved by the compensation committee. Because certain of these costs can be viewed as conveying personal benefits to Cablevision’s executive officers, they are reported as perquisites.

Car and Driver

In connection with Cablevision’s executive security program, Mr. Dolan has a Cablevision car and driver assigned to him on a full-time basis, which he is permitted to use for his personal use in addition to business purposes. Certain Cablevision executive officers and members of management have used Cablevision cars and drivers on a limited basis for personal use.

To the extent Cablevision employees use a Cablevision car and driver for personal use, those employees are imputed compensation for tax purposes. For compensation reporting purposes, the benefit attributable to the personal use of Company cars is valued at a portion of the cost of the driver and car plus car maintenance, fuel and other related costs, based on an estimated percentage of use.

Following the Distribution, the Company may provide car and driver services to certain of its executive officers.

Aircraft

Cablevision owns and operates passenger helicopters and leases and operates a jet to facilitate business travel of senior executives. Cablevision also has agreements with entities controlled by Charles F. Dolan or other members of the Dolan family pursuant to which the Company has a right to use fixed-wing aircraft owned by such entities.

Generally, Mr. Dolan is permitted to use the helicopters and the jet for personal travel. Certain other Cablevision executive officers and other members of its management are permitted to use the helicopters and jet for personal travel upon the approval of Cablevision’s Chief Executive Officer or his designee. Personal use of the helicopters by Cablevision’s executives has primarily been for purposes of commuting.

To the extent any Cablevision employee uses any of the aircraft for personal travel without reimbursement, they are imputed compensation for tax purposes based on the Standard Industry Fare Level rates that are published biannually by the IRS. For compensation reporting purposes, Cablevision valued the incremental cost of the personal use of the aircraft based on the variable costs incurred by Cablevision net of reimbursements received from executives. The incremental cost of the use of the aircraft does not include any costs that would have been incurred by Cablevision whether or not the personal trip was taken, such as lease and insurance payments, pilot salaries and other overhead costs.

In connection with any personal travel on the jet, Mr. Dolan reimburses Cablevision for the actual expenses of each specific flight at the maximum amount Cablevision may legally charge under part 91 of the Federal Aviation Regulations.

Other

Certain of the Cablevision executive officers have, from time to time, used Cablevision’s travel department to make their personal travel arrangements. For compensation reporting purposes, Cablevision valued the incremental cost of personal use of the travel department as a portion of the cost of the travel department employees and related overhead, based on the time spent making the arrangements.

Following the Distribution, we may provide similar and additional perquisites to certain of our executive officers or senior executives as determined by our Compensation Committee.

Post-Termination Compensation

Cablevision believes that its post-termination benefits described below are integral to Cablevision’s ability to attract and retain qualified executives. Following the Distribution, we expect to provide post-termination benefits for our NEOs. See “— Employment Agreements” for a description of the severance arrangements we have agreed to provide to our NEOs.

Under certain circumstances, payments or other benefits may be provided by Cablevision to employees upon the termination of their employment with Cablevision. The amount and type of any payment or benefit will depend upon the circumstances of the termination of employment. These may include termination by Cablevision without cause, termination by the employee for good reason, other voluntary termination by the employee, retirement, death, disability, or termination following a change in control of Cablevision or following a going-private transaction. The definitions of “cause” and “good reason” vary among the different Cablevision employment agreements with executive officers and the Cablevision award agreements. The Distribution is not a change in control under any of Cablevision’s employment agreements or award agreements.

The Cablevision award agreements regarding the various long-term incentives also address employment termination events, including the circumstances upon which vesting, payment and/or forfeiture of all or a portion of the long-term incentives may be accelerated. If an executive’s employment agreement with Cablevision refers to the treatment of any award upon a triggering event, the particular award agreement does not supersede the terms of the employment agreement unless otherwise provided in the award agreement.

Tax Deductibility of Compensation

Section 162(m) of the Code, as amended, establishes a $1 million limit on the amount that a publicly held corporation may deduct for compensation paid to the chief executive officer and the next three most highly paid named executive officers (other than the chief financial officer) in a taxable year. This limitation does not apply to any compensation that is “qualified performance-based compensation” under Section 162(m), which is defined as compensation paid in connection with certain stock options or that is paid only if the individual’s performance meets pre-established objective goals based on performance criteria established under a plan approved by stockholders. Our short-term and long-term incentive compensation plans are expected to be generally designed to qualify for this exemption from the deduction limitations of Section 162(m) and to be consistent with providing appropriate compensation to executives.

From time to time, to the extent it deems appropriate, Cablevision’s compensation committee may make awards (or modifications to awards) that would not qualify for an exemption from Section 162(m). For example, Cablevision expects that, for 2010, the amount of base salary in excess of $1 million for Cablevision’s chief executive officer and the next three most highly paid named executive officers, plus any other annual compensation paid or imputed to Cablevision’s chief executive officer and the next three most highly paid named executive officers of Cablevision covered by Section 162(m) that causes their non-performance-based compensation to exceed the $1 million limit, will not be deductible by Cablevision for federal income tax purposes. Our Compensation Committee may also make awards (or modifications to awards) that would not qualify for an exemption from Section 162(m).

Although it is the Company’s intent generally to qualify compensation for the exemption from the deduction limitations, we believe that it is in the best interests of the Company’s stockholders to allow our Compensation Committee the flexibility and discretion to design an appropriate executive compensation program so that the Company can attract, retain and motivate our executives, notwithstanding Section 162(m).

Employment Agreements

Messrs. Dolan and Sapan will each enter into employment agreements with the Company that become effective on the date of the Distribution. Mr. Dolan will also amend his employment agreement with Cablevision, which amendment will become effective at the date of the Distribution, to allow for his simultaneous service to us and Cablevision. Set forth below is a description of the employment agreements between the Company and Messrs. Dolan and Sapan. These employment agreements were negotiated by the Cablevision compensation committee prior to the Distribution with the assistance of its compensation consultant. In addition, the Company’s existing employment arrangements with Messrs. Carroll and Sullivan are each described below.

The employment agreements of Messrs. Carroll and Sullivan will not be revised or replaced prior to the Distribution. It is possible that new agreements will be put in place for Messrs. Carroll, Sullivan and/or Gallagher following the Distribution but no decision has been made on whether that will happen or on the terms of any such revised or new agreement.

Charles F. Dolan

Mr. Dolan’s new employment agreement with the Company provides for his employment as our Executive Chairman. The employment agreement with the Company has an initial term of one year and automatically renews for successive one-year terms unless terminated by either party at least three months prior to the end of the then existing term. The agreement provides for an annual base salary of not less than $400,000 per year, subject to increase by the Company’s Compensation Committee. Mr. Dolan is also eligible for an annual bonus with a target of 175% of his annual base salary, as the Company’s Compensation Committee shall determine in its discretion, which will be prorated for 2011. Under the agreement, Mr. Dolan continues to be eligible to participate in the Company’s long-term cash or equity programs or arrangements, at the level determined by the Company’s Compensation Committee, in its discretion consistent with his role and responsibilities as Executive Chairman. For example, in 2012 he will be entitled to receive one or more long-term cash and/or equity awards with an aggregate target value of $900,000, and as determined by the Company’s Compensation Committee in its discretion. Although there is no guarantee, it is currently expected that long-term cash or equity awards or similar target values will be made to Mr. Dolan annually.

Mr. Dolan will be eligible to participate in the Company’s Excess Savings Plan, when established, and the Company will provide Mr. Dolan with life and accidental death and dismemberment insurance. Any such life and accidental death and dismemberment insurance provided by the Company will be based on Mr. Dolan’s base salary from the Company (provided that, to the extent the Company and Cablevision continue to use the same insurance carriers, any payout under the Company’s plans will be aggregated with similar payouts under the Cablevision plan with respect to any applicable maximum coverage). Mr. Dolan will not participate in any other employee welfare benefit or pension plan of the Company. The employment agreement authorizes Mr. Dolan, in carrying out his responsibilities and duties under the agreement, to make expenditures from time to time on behalf of the Company for the performance, furtherance and maintenance of the Company’s business, including travel relating to the business of the Company, entertainment and similar items, and the Company agrees to promptly reimburse Mr. Dolan for such expenditures or in some cases to advance the amount thereof to Mr. Dolan.

Mr. Dolan’s employment agreement does not provide for any post-employment benefits in the event of the termination of his employment by him or the Company other than in the case of his death or disability. In the event of Mr. Dolan’s death, his agreement provides for payment to his estate of an amount equal to the greater of one year’s base salary or one-half of the compensation that would have been payable to Mr. Dolan during the remaining term of his agreement. The Company has the right under the employment agreement to terminate the agreement if Mr. Dolan is incapacitated for more than six consecutive months. In that event, Mr. Dolan will be entitled to receive all his compensation and benefits until the end of the remaining term of his agreement. Mr. Dolan’s employment agreement does not address (or provide for any benefits in the event of) termination by the Company without cause, by Mr. Dolan for good reason or termination in connection with retirement, a change in control or a going private transaction.

Mr. Dolan acknowledges in the employment agreement that any continuing service requirements with respect to any options to purchase Company stock or restricted shares of Company stock issued in connection with the Distribution will be based solely on his service to Cablevision and its affiliates (other than the Company and our subsidiaries). The Company will have no liability to Mr. Dolan with respect to any cash payable pursuant to the outstanding long-term cash and equity awards that were granted to him under the plans of Cablevision prior to the Distribution date, and Mr. Dolan has agreed that he will not assert any such liability against the Company.

In the employment agreement, the Company acknowledges that, in addition to Mr. Dolan’s services pursuant to the agreement, he will simultaneously serve, and is expected to devote most of his business time and attention to serving, as Chairman of Cablevision. The Company recognizes and agrees that his responsibilities to Cablevision will preclude him from devoting a substantial portion of his time and attention to the Company’s affairs. The agreement states the Company’s recognition that there may be certain potential conflicts of interest and fiduciary duty issues associated with Mr. Dolan’s dual roles at the Company and Cablevision and that none of (i) his dual responsibilities at the Company and Cablevision, (ii) his inability to devote a substantial portion of his time and attention to the Company’s affairs, (iii) the actual or potential conflicts of interest and fiduciary duty issues that are waived in the Company’s certificate of incorporation, or (iv) any actions taken, or omitted to be taken, by him in good faith to comply with his duties and responsibilities to the Company or Cablevision in light of his dual responsibilities to the Company and Cablevision, will be deemed to be a breach by him of his obligations under the employment agreement.

Joshua W. Sapan

Mr. Sapan’s new employment agreement with the Company provides for Mr. Sapan’s employment as President and Chief Executive Officer of the Company until the fifth anniversary of the Distribution (the “Scheduled Expiration Date”) at a minimum annual base salary of $1,280,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus equal to 200% of his annual base salary (and a possible range of 0% to 400%) in the discretion of our Compensation Committee. Under the agreement, Mr. Sapan continues to be eligible to participate in all the Company’s employee benefits and retirement plans at the level available to other members of senior management of the Company subject to meeting the relevant eligibility requirements and the terms of the plans.

Mr. Sapan will also be eligible to participate in the Company’s long-term cash or equity programs and arrangements at the level determined by our Compensation Committee in its discretion consistent with the role and responsibilities of President and Chief Executive Officer. For example, in calendar year 2012, Mr. Sapan will be entitled to receive one or more long-term cash and/or equity awards with an aggregate target value of $5,210,000, as determined by our Compensation Committee in its discretion. Although not guaranteed, it is currently expected that long-term cash or equity awards of similar target values will be made to him annually.

Mr. Sapan will also be eligible to receive, subject to the approval of our Compensation Committee, a one-time special award of restricted stock and/or restricted stock units, in such form or forms as determined by our Compensation Committee, with an aggregate target value of $4,750,000 (the “Special Equity Award”). The Special Equity Award will be made to Mr. Sapan on or about the six-month anniversary of the Distribution date. The number of shares to be granted shall be determined by dividing the total value to be awarded by the average closing price of the Class A Common Stock of the Company for the twenty trading days prior to the date of grant. The Special Equity Award shall be subject to terms substantially similar to the terms contained in the agreements historically used by Cablevision for restricted stock or restricted stock unit awards for its senior executives, except that the forfeiture restrictions for the Special Equity Award shall expire on the third anniversary of the grant, and the grant shall be subject to performance objectives to be determined by our Compensation Committee at the time of grant. Although not guaranteed, it is currently expected that the types of performance objectives applicable to the Special Equity Award will be substantially similar to the AMC performance objectives contained in Mr. Sapan’s March 2011 Cablevision restricted stock grant agreement.

If, prior to the Scheduled Expiration Date, Mr. Sapan’s employment with the Company is terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause does not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement) which separation agreement will include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement (a “Separation Agreement”), we will provide him with the following benefits and rights:

(a) A cash severance payment equal to two times the sum of his annual base salary and annual target bonus will be made on the 90th day after the termination of his employment;

(b) Each of the Company’s outstanding long-term cash performance awards granted under the plans of the Company and, prior to the Distribution date, Cablevision will immediately vest in full and will be paid to the same extent that other members of senior management receive payment for such awards as determined by our Compensation Committee (subject to the satisfaction of any applicable performance objectives);

(c) Each of his outstanding long-term cash awards (including any deferred compensation awards under the long-term cash award program) that are not subject to performance criteria granted under the plans of the Company and, prior to the Distribution date, Cablevision will immediately vest in full and will be payable on the 90th day after the termination of his employment;

(d) (i) All of the time-based restrictions on his outstanding restricted stock and restricted stock units granted under the plans of the Company (including the Special Equity Award) and an outstanding restricted stock of Cablevision and MSG will immediately be eliminated, (ii) deliveries with respect to all such restricted stock that are not subject to performance criteria will be made to him immediately after the effective date of the Separation Agreement, (iii) payment and deliveries with respect to all such restricted stock units that are not subject to performance criteria will be made to him on the 90th day after the termination of his employment, and (iv) payments or deliveries with respect to his restricted stock and restricted stock units that are subject to performance criteria will be made with respect to the Special Equity Award, only to the extent our Compensation Committee determines that such performance criteria have been satisfied, as soon as practicable after such determination, and with respect to other awards only if, when and to the same extent that other executive officers receive payment or deliveries for such awards as determined by our Compensation Committee (subject to satisfaction of any applicable performance objectives);

(e) Each of his outstanding stock options and stock appreciation awards under the plans of the Company and any outstanding stock options or stock appreciation awards of Cablevision or MSG held by him as of the effective date of the Separation Agreement will immediately vest and become exercisable and he will have the right to exercise each of those options and stock appreciation awards for the remainder of the term of the option or award; and

(f) A prorated annual bonus for the year in which such termination occurred to the same extent that other executive officers receive payment of bonuses for such year as determined by our Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), payable at the same time annual bonuses for such year are payable to other executive officers, and, if not previously paid, his annual bonus for the preceding year, to the same extent that other members of senior management receive payment of annual bonuses for such preceding year as determined by our Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), which annual bonus shall be payable at the same time annual bonuses for such preceding year are payable to other members of senior management.

If Mr. Sapan ceases to be an employee of the Company or any of its affiliates prior to the Scheduled Expiration Date as a result of his death or physical or mental disability, Mr. Sapan (or his estate or beneficiary) will be provided with the benefits and rights set forth in (b) through (f) of the preceding paragraph, and, in the event of his death, such longer period to exercise his then outstanding stock options and stock appreciation awards as may otherwise be permitted under the applicable plan and award letter.

If, after the Scheduled Expiration Date, Mr. Sapan’s employment with the Company is terminated (i) by the Company, (ii) by him for Good Reason, or (iii) by him without Good Reason but only if he had provided the Company with at least six months’ advance written notice of his intent to terminate his employment and such written notice specifies an effective date of termination no sooner than the first day after the Scheduled Expiration Date, or (iv) as a result of his death or disability, and at the time of any such termination, Cause does not exist, then, subject to (except in the case of his death) his execution of a Separation Agreement, he or his estate or beneficiary, as the case may be, will be provided with the benefits and rights set forth above in (b) through (f) of the next preceding paragraph.

If, prior to, on, or after the Scheduled Expiration Date, Mr. Sapan ceases to be employed by the Company for any reason other than his being terminated for Cause, he will have three years to exercise outstanding stock options and stock appreciation awards, unless he is afforded a longer period for exercise pursuant to his employment agreement or any applicable award letter. In no event, however, will stock options or stock appreciation rights remain exercisable beyond their regularly scheduled term (except as may otherwise be permitted under the applicable award in the case of death).

Upon the termination of Mr. Sapan’s employment with the Company, except as otherwise specifically provided in the employment agreement, his rights to benefits and payments under the Company’s pension and welfare plans (other than severance benefits) and any outstanding long-term cash or equity awards will be determined in accordance with the then current terms and provisions of such plans, agreements and awards under which such benefits and payments (including such long-term cash or equity awards) were granted.

The employment agreement contains certain covenants by Mr. Sapan, including a noncompetition agreement that restricts Mr. Sapan’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.

For purposes of Mr. Sapan’s employment agreement, the following definitions apply:

“Cause” is defined as (1) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (2) commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

“Change in Control” of the Company means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all its assets (as constituted immediately prior to such transaction or transactions).

Termination for “Good Reason” means that (1) without Mr. Sapan’s consent, (A) Mr. Sapan’s base salary or annual bonus target is reduced, (B) the Company requires that Mr. Sapan’s principal office be located more than fifty miles from Manhattan, (C) the Company materially breaches its obligations to Mr. Sapan under his employment agreement, (D) Mr. Sapan is no longer the President and Chief Executive Officer of the Company, (E) Mr. Sapan no longer reports directly to the Chairman (or an Executive Chairman) of the Board of Directors of the Company, or (F) Mr. Sapan’s responsibilities are materially diminished, (2) Mr. Sapan has given the Company written notice, referring specifically to this definition, that he does not consent to such action, (3) the Company has not corrected such action within 15 days of receiving such notice, and (4) Mr. Sapan voluntarily terminates his employment within 90 days following the happening of the action described in subsection (1) of this definition.

Edward A. Carroll

On April 16, 2010, Rainbow Media Enterprises, a subsidiary of RMH, entered into an employment agreement with Edward A. Carroll. The agreement provides for Mr. Carroll’s employment as President, National Programming Services through April 15, 2013. Mr. Carroll’s current title is Chief Operating Officer of the Company. The employment agreement provides for a minimum annual base salary of $950,000 (subject to review and potential increase by the Company in its discretion) and an annual target bonus opportunity equal to 100% of his annual base salary in the discretion of the Company. He will be eligible for our standard benefits programs and to participate in our long-term equity and other incentive programs, in each case on the same basis as similarly situated executives at the Company.

Mr. Carroll’s employment agreement provides severance benefits if Mr. Carroll’s employment is terminated prior to April 15, 2013 (1) involuntarily by the Company or (2) by Mr. Carroll for Good Reason, and at the time of such termination under clauses (1) or (2) Cause does not exist. These benefits consist of the payment of an amount in cash equal to not less than two times the sum of Mr. Carroll’s annual base salary and his annual target bonus as in effect at that time. In addition, to the extent termination occurs prior to the payment of an annual bonus for the preceding year, Mr. Carroll shall remain eligible to receive an annual bonus for the preceding year if, when and to the same extent that other similarly situated employees receive payment of bonuses for such year as determined by Cablevision’s compensation committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives). All benefits would be conditioned on Mr. Carroll executing a Separation Agreement.

In connection with any termination of Mr. Carroll’s employment, other than as specifically provided above, (i) all equity or cash incentive grants or awards he may then have outstanding will be treated in accordance with their terms, and (ii) he shall not be eligible for any annual bonus with respect to his or the Company’s performance during the calendar year in which termination occurs.

For purposes of Mr. Carroll’s employment agreement the following definitions apply:

“Cause” means, as determined by the Board of Directors (or an appropriate committee thereof) of the Company, (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

Termination for “Good Reason” means that (1) without Mr. Carroll’s consent, (A) his base salary or annual bonus target is reduced, (B) his title is reduced, (C) he reports directly to someone other than the Chairman or the President and Chief Executive Officer of the Company or a Chairman, President, Chief Executive Officer, Vice Chairman or Chief Operating Officer of Cablevision, or (D) the Company requires that his principal office be located more than 50 miles from Manhattan, (2) he has given the Company written notice, referring specifically to this letter and definition, that he does not consent to such action, (3) the Company has not corrected such action within 30 days of receiving such notice, and (4) he voluntarily terminates his employment within 90 days following the happening of the action described in subsection (1) above.

Sean S. Sullivan

On August 17, 2010, Sean S. Sullivan agreed to the terms set forth in an employment offer letter from Cablevision, which provides for Mr. Sullivan’s employment as Chief Corporate Officer of RMH. Mr. Sullivan’s current title is Executive Vice President and Chief Financial Officer. The agreement expires on the 24-month anniversary of his start date (for purposes of Mr. Sullivan’s agreement, the “Reference Date”), which was September 20, 2010, and provides for a base salary of $575,000 and an annual target bonus opportunity equal to 60% of his annual base salary in the discretion of the Company. He is eligible for our standard benefits programs and to participate in our long-term incentive programs, in each case on the same basis as similarly situated executives at the Company. The agreement provides that the then-existing long-term incentive program contemplated that a similarly situated employee would be recommended to Cablevision’s compensation committee annually for a cash and equity award with a target value of $500,000 (as determined by Cablevision’s compensation committee), subject to three-year cliff vesting. In addition, the agreement provides for a special bonus of $150,000, payable within 30 days of Mr. Sullivan’s start date (which has been paid) and a second special bonus of $150,000, payable on the first anniversary of his start date, provided that his employment with the Company has not been terminated by the Company for Cause and he has not voluntarily terminated his employment with the Company prior to the first anniversary of his start date.

The agreement provides severance benefits if Mr. Sullivan’s employment is terminated prior to the Reference Date by the Company for any reason other than Cause. These benefits consist of an amount equal to the greater of (a) his prorated base salary from the effective date of the termination of his employment through the Reference Date and (b) six months of his base salary. All payments would be conditioned on Mr. Sullivan executing a Separation Agreement. In addition, in the event his employment is involuntarily terminated by the Company for any reason other than Cause, the Company will pay Mr. Sullivan the amount owed to him on account of the special bonus, if any, to the extent not previously paid. In connection with any termination of employment, all of Mr. Sullivan’s equity and cash incentive awards will be treated in accordance with their terms.

For purposes of the agreement relating to Mr. Sullivan’s employment, “Cause” means (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

Key Elements of 2011 Compensation from the Company

As a newly-formed entity, we did not have any executive officers or pay any compensation during 2009 or 2010. The following summarizes the principal components of 2011 compensation for each of our NEOs based upon employment agreements and compensation arrangements that will be in place at the time of the Distribution. The amounts set forth below have been annualized. Actual amounts paid will be prorated based upon the date of the Distribution. Except as noted, we have not yet determined the form of any long-term incentives.

Charles F. Dolan:
Base Salary	$400,000
Target Bonus (percent of Base Salary)	175% (prorated for 2011)
Target 2011 Long-Term Incentives	$0
Joshua W. Sapan:
Base Salary	$1,280,000
Target Bonus (percent of Base Salary)	200%
Target 2011 Long-Term Incentives	$3,100,000
Edward A. Carroll:
Base Salary	$1,035,500
Target Bonus (percent of Base Salary)	100%
Target 2011 Long-Term Incentives	1,300,000
Sean S. Sullivan:
Base Salary	$585,000
Target Bonus (percent of Base Salary)	60%
Target 2011 Long-Term Incentives	$500,000
James G. Gallagher:
Base Salary	$450,000
Target Bonus (percent of Base Salary)	45%
Target 2011 Long-Term Incentives	$480,000

In addition, these NEOs are expected to receive other benefits and perquisites as discussed above.

Transition of Awards Granted by Cablevision in 2011 to Certain of Our NEOs

Each of our NEOs who was employed at RMH on March 8, 2011 (Messrs. Sapan, Carroll, Sullivan and Gallagher) received annual incentive awards, restricted stock awards and performance awards from Cablevision in 2011. Following is a description of how these 2011 awards will be affected by the Distribution. The treatment of awards made prior to 2011 is described under “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards.” The awards received by Mr. Dolan from Cablevision in 2011 are not subject to the adjustments set forth in this section.

Annual Incentive Awards

The performance objectives applicable to annual incentive awards granted by Cablevision in 2011 to our NEOs who were employed at RMH on March 8, 2011 are based on the executive’s individual performance and on the financial and operating performance of the RMH business alone. Because the RMH business will be operated by AMC Networks following the Distribution, the 2011 annual incentive awards currently in place for these NEOs previously employed at RMH will remain in force without substantive change after the occurrence of the Distribution, except that AMC Networks will assume the responsibility for determining achievement of performance criteria and administering any payouts.

Restricted Stock Awards

There currently are no performance criteria applicable to restricted stock awards granted by Cablevision in 2011 to our NEOs who were employed at RMH on March 8, 2011. Following the Distribution, these restricted stock awards will be cancelled and reissued in the form of AMC Networks restricted stock awards under our Employee Stock Plan (see “— Our Employee Stock Plan”). When these awards are cancelled and reissued, performance criteria will apply to restricted stock awards granted to these NEOs whose compensation is potentially subject to Section 162(m) of the Code. Vesting of restricted stock awards to those individuals is subject to the Company achieving a performance condition designed to achieve tax deductibility under section 162(m). The performance condition will require the Company to achieve a target rate of growth in AOCF of the Company over the base year of 2010.

Performance Awards

Performance awards granted by Cablevision in 2011 to our NEOs who were employed at RMH on March 8, 2011 currently contain performance measures based on Cablevision’s financial results. Following the Distribution, these awards will be cancelled and replaced with awards issued under AMC Networks’ cash incentive plan (see “— Our Cash Incentive Plan”) and will contain performance measures based solely on AMC Networks’ revenue, business unit AOCF and business unit free cash flow results.

Performance awards to be granted to these NEOs in 2011 will be payable in 2014 if we achieve specified targets of incremental net revenues ($366 million) and business unit AOCF ($122 million) and a measure of cumulative free cash flow ($1.2 billion) through December 31, 2013. These targets are intended to measure our ongoing operating performance and are subject to various adjustments such as for certain impacts of the Distribution such as the elimination of management fees and corporate allocations to Cablevision and the inclusion of costs to operate the business as a separate, stand-alone public entity, as well as acquisitions and dispositions and investments in new business initiatives and exclude all charges for long-term performance-based compensation. In determining achievement of the 2011 performance awards, net revenues, business unit AOCF and cumulative business unit free cash flow will be weighted at 30%, 50% and 20%, respectively. The awards provide for a potential payout on a sliding scale such that the actual payment may range from zero (if both incremental net revenues and business unit AOCF fail to reach at least 60% of the targets and cumulative business unit free cash flow fails to reach at least 87% of the target) to 200% (if, for example, incremental net revenues equal or exceed 125% of the target, incremental business unit AOCF equals or exceeds 135% of the target and cumulative business unit free cash flow equals or exceeds 117% of the target). If we do not achieve threshold levels of performance, the award will not provide for any payment. If we exceed threshold levels but do not achieve the targeted amounts, or if we achieve one target but not all three, the award will provide for partial payments. In addition, if results exceed the desired targets, recipients will receive payments in excess of the target award for the exceptional performance.

We believe that the targets set for the performance awards, are ambitious and reflect desired above-market performance. In determining the threshold levels of performance, the Cablevision compensation committee considered, among other factors, AMC Networks’ five-year plan and the degree of difficulty in achieving the targets. The Cablevision compensation committee believes that the lowest levels on the sliding scale should be achieved, although there can be no assurance this will occur. As the payout scale increases, the likelihood of achievement decreases and the payouts increase. Our Compensation Committee will have the authority to amend or waive the performance targets under these awards and to make interpretations thereof and adjustments thereto.

Historical Compensation Information

All of the information set forth in the following table reflects compensation earned during 2010 based upon services rendered to Cablevision by Mr. Dolan, and is based upon services rendered to RMH by Messrs. Sapan, Carroll, Sullivan and Gallagher. The services rendered by these executives in 2010 were, in some instances, in capacities not equivalent to the positions in which they will serve the Company or our subsidiaries. The information below is therefore not necessarily indicative of the compensation that each NEO will receive in 2011. For information on the compensation of these executives, see “— Key Elements of 2011 Compensation from the Company.”

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
					Option	Incentive	Deferred
				Stock	and Rights	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Mr. Charles F. Dolan	2010	1,664,000	—	3,000,000	—	8,366,016	274,004	469,547	13,773,567
Executive Chairman
Mr. Joshua W. Sapan	2010	1,240,000	—	1,274,400	—	3,321,320	170,007	207,471	6,213,198
President and Chief Executive Officer of RMH
Mr. Edward A. Carroll	2010	950,000	—	669,600	—	1,685,800	40,662	208,269	3,554,331
Chief Operating Officer
Mr. Sean S. Sullivan	2010	154,808	150,000	63,000	—	104,000	—	10,839	482,647
Executive Vice President and Chief Financial Officer(7)
Mr. James G. Gallagher	2010	436,800	—	247,200	—	438,880	26,002	13,077	1,161,959
Executive Vice President and General Counsel

(1)	For 2010, salaries paid to the NEOs accounted for the following percentage of their total compensation: Mr. Dolan — 12%; Mr. Sapan — 20%; Mr. Carroll — 27%; Mr. Sullivan — 32%; and Mr. Gallagher — 38%.

(2)	This column reflects the aggregate grant date fair value of restricted stock awards granted in 2010.

(3)	No stock options and/or rights were granted in 2010.

(4)	This information reflects the annual incentive awards for performance in 2010 and the value of performance awards granted in 2008, earned at the end of 2010 as follows: Mr. Dolan, $4,289,376 and $4,076,640, respectively; Mr. Sapan, $1,625,000 and $1,696,320 respectively; Mr. Carroll, $1,093,000 and $592,800, respectively; and Mr. Gallagher, $220,000 and $218,880, respectively. For Mr. Sullivan, $104,000 reflects his annual incentive award for performance during the period of his employment in 2010.

(5)	This column represents, for each individual, the sum of the increase in the present value of his accumulated cash balance pension plan account and accumulated excess cash balance account. There were no above-market earnings on nonqualified deferred compensation. For more information regarding the NEOs’ pension benefits, please see the Pension Benefits Table below.

(6)	The table below shows the components of this column:

			401(k)	Excess		Deferred
		Supplemental	Plan	Savings Plan	Life Insurance	Compensation
		Benefit	Match	Match	Premiums	Awards	Dividends	Perquisites
Name	Year	Plan(a)	$(b)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	Total ($)

Mr. Dolan	2010	$49,000	$4,400	$45,520	—	$159,098	$59,700	$151,829	$469,547
Mr. Sapan	2010	—	—	—	10,786	159,098	25,380	12,207	$207,471
Mr. Carroll	2010	—	7,071	21,348	—	158,886	12,300	8,664	208,269
Mr. Sullivan	2010	—	2,654	—	—	—	—	8,185	10,839
Mr. Gallagher	2010	—	7,333	5,744	—	—	—	—	13,077

(a)	This column represents the allocation credited to Mr. Dolan pursuant to the defined contribution portion of Cablevision’s Nonqualified Supplemental Benefit Plan.

(b)	These columns represent, for each individual, a matching contribution by Cablevision on behalf of such individual under Cablevision’s 401(k) Plan or Excess Savings Plan, as applicable.

(c)	This column represents amounts paid for premiums on whole life insurance policies purchased by the Company for Messrs. Dolan and Sapan.

(d)	This column represents, for each individual, the following amounts allocated under his deferred compensation award in 2010: a notional contribution of $150,000 for Messrs. Dolan, Sapan and Carroll, and notional interest of $9,098 for Messrs. Dolan and Sapan, and $8,886 for Mr. Carroll. For more information regarding deferred compensation awards, see “— Compensation Discussion and Analysis — Cablevision Elements of In-Service Compensation — Other Types of Awards in Prior Years.”

(e)	This column represents quarterly cash dividends declared by Cablevision since August 2008. Holders of stock options and stock appreciation rights that had vested prior to December 31, 2004 received a cash dividend upon exercise. In October 2009, the compensation committee of the board of directors approved exercise price adjustments for all dividend eligible stock options and stock appreciation rights so that the future cash dividends will result in a reduction of the exercise price rather than a cash payment. Holders of restricted shares are entitled to receive a cash amount equal to the dividends when the restricted shares vest. This column represents restricted stock dividend payments made upon vesting in the respective periods.

(f)	This column includes the following components: (A) free cable television service, high-speed data and voice service; (B) use of Cablevision’s aircraft for personal travel; (C) use of Cablevision’s travel department to arrange for personal travel and (D) personal use of a car and driver. With respect to Mr. Dolan, this column includes $132,061 for personal use of a car and driver. Other amounts for components (A) through (C) do not exceed the greater of $25,000 or 10% of the total amount of the perquisite. For more information regarding the calculation of these perquisites, see “— Compensation Discussion and Analysis — Perquisites.”

(7)	Mr. Sullivan joined the Company on September 20, 2010 and the amounts presented are the actual amounts paid by the Company in 2010, including a special bonus paid in accordance with his employment agreement.

Grants of Cablevision Plan-Based Awards

The table below presents information regarding awards granted in 2010 to each NEO under Cablevision’s plans, including estimated possible and future payouts under non-equity incentive plan awards and other restricted stock and stock option awards. See “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards” for a discussion of the impact of the Distribution on certain of the awards discussed in the following table.

							All
							Other
							Stock
							Awards:	All Other	Exercise	Grant Date
							Number of	Option	or Base	Fair Value
							Shares of	Awards:	Price of	of Stock
				Estimated Future Payouts Under Non-			Stock	Securities	Option	and Option
		Grant		Equity Incentive Plan Awards			or	Underlying	Awards	Awards
Name	Year	Date		Threshold($)	Target($)	Maximum($)	Units(#)	Options(#)	($/Sh)	($)(1)

Mr. Dolan	2010	3/10/10	(2)		2,912,000	5,824,000
	2010	3/10/10	(3)				125,000			3,000,000
	2010	3/10/10	(4)	2,190,000	4,380,000	8,760,000
Mr. Sapan	2010	3/10/10	(2)		1,302,000	2,604,000
	2010	3/10/10	(3)				53,100			1,274,400
	2010	3/10/10	(4)	930,000	1,860,000	3,720,000
Mr. Carroll	2010	3/10/10	(2)		950,000	1,900,000
	2010	3/10/10	(3)				27,900			669,600
	2010	3/10/10	(4)	325,000	650,000	1,300,000
Mr. Sullivan	2010	10/20/10	(2)		92,880	185,760
	2010	10/20/10	(3)				2,390			63,000
	2010	10/20/10	(4)	31,250	62,500	125,000
Mr. Gallagher	2010	3/10/10	(2)		196,560	393,120
	2010	3/10/10	(3)				10,300			247,200
	2010	3/10/10	(4)	120,000	240,000	480,000

(1)	This amount reflects the aggregate grant date fair value of the restricted stock award granted to each NEO in 2010, as calculated under ASC Topic 718 on the date of grant.

(2)	This row reflects the possible payouts with respect to grants of annual incentive awards under Cablevision’s Cash Incentive Plan for performance in 2010. Each Cablevision named executive officer is assigned a target bonus percentage and amount; there is no threshold amount for annual incentive awards. Under the terms of the awards, each Cablevision named executive officer is eligible to receive payment of an annual incentive award equal to the lesser of $10 million or two times his bonus target, subject to Cablevision’s compensation committee’s discretion to reduce the award. The amounts of annual incentive awards actually paid for performance in 2010 are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For more information regarding the terms of these annual incentive awards, please see “— Compensation Discussion and Analysis — Cablevision Elements of In-Service Compensation — Annual Incentives.”

(3)	This row reflects the number of shares and grant date fair value of restricted stock awarded in 2010. These grants of restricted stock, which were made under Cablevision’s 2006 Employee Stock Plan, are scheduled to vest in their entirety on March 10, 2013. The award to Mr. Dolan was also subject to performance criteria that have been achieved.

(4)	This row reflects the future payout with respect to performance awards that were granted under Cablevision’s Long-Term Incentive Plan in 2010. Each performance award was granted with a target amount, subject to actual payment based on a sliding scale ranging from zero to two times the target amount. These performance awards will be payable in the first quarter of 2013 if Cablevision achieves specified performance targets in the 12-month period ending December 31, 2012. For more information regarding the terms of these performance awards, see “— Compensation Discussion and Analysis — Cablevision Elements of In-Service Compensation — Performance Awards.”

Outstanding Cablevision Equity Awards at 2010 Fiscal Year-End

The table below shows (i) each grant of stock options and stock appreciation rights of Cablevision that are still unexercised and outstanding and (ii) the aggregate number of shares of unvested restricted stock of Cablevision outstanding for our NEOs as of December 31, 2010. See “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards” for a discussion of the impact of the Distribution on certain of the awards discussed in the following table.

	Option and Restricted Stock Awards						Stock Awards
												Equity
												Incentive
												Plan
											Equity	Awards:
											Incentive	Market or
				Equity							Plan	Payout
				Incentive							Awards:	Value of
				Plan							Number of	Unearned
				Awards:						Market	Unearned	Shares,
	Number of	Number of		Number of				Number of		Value of	Shares,	Units or
	Securities	Securities		Securities				Shares or		Shares or	Units or	Other
	Underlying	Underlying		Underlying				Units of		Units of	Other	Rights
	Unexercised	Unexercised		Unexercised	Option		Option	Stock That		Stock That	Rights That	That
	Options(#)	Options(#)		Unearned	Exercise		Expiration	Have Not		Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Options(#)	Price($)(3)		Date	Vested(#)		Vested(1)	Vested(#)	Vested($)

Mr. Dolan								403,900	(2)	13,667,976
	83,334				7.95	(4)(5)	6/25/2013
	166,666				8.91	(4)	6/25/2013
	148,800				12.82	(4)	10/1/2014
	74,400				12.82	(4)	10/1/2014
	120,000				12.82	(4)	11/8/2015
	60,000				12.82	(4)	11/8/2015
	264,000				16.95		6/5/2016
	294,967	589,933	(6)		8.47		9/5/2014
Mr. Sapan	125,267	250,533	(6)		8.47		9/5/2014	170,600	(7)	5,773,104
Mr. Carroll	8,680				12.82	(4)	10/1/2014	101,800	(8)	3,444,912
	10,000				12.82	(4)	11/8/2015
	10,000				12.82	(4)	11/8/2015
	33,000				16.95		6/5/2016
Mr. Sullivan								2,390	(9)	80,878
Mr. Gallagher								37,700	(10)	1,275,768

(1)	Calculated using the closing price of Cablevision NY Group Class A Common Stock on the New York Stock Exchange on December 31, 2010 of $33.84 per share.

(2)	This reflects (i) a grant of 113,200 shares of restricted stock made on March 3, 2008 that vested on March 3, 2011 and (ii) a grant of 165,700 shares of restricted stock made on March 5, 2009 that is scheduled to vest on March 5, 2012, and (iii) a grant of 125,000 shares of restricted stock made on March 10, 2010 that is scheduled to vest on March 10, 2013.

In connection with the MSG Distribution, Mr. Dolan received, in respect of his Cablevision restricted stock, 69,725 shares of MSG restricted Class A Common Stock with a market value of $1,797,511; 28,300 shares of this restricted stock vested on March 3, 2011.

(3)	The prices of unexercised options were adjusted to reflect the impact of the MSG Distribution. The MSG Distribution took place in February 2010. In connection with the MSG Distribution, each outstanding Cablevision stock option became two options, one of which was an option covering a number of shares of Cablevision common stock equal to the number covered by the original option and one of which was an option covering one share of MSG common stock for every four shares covered by the original Cablevision option. The existing exercise price was allocated 82.6% to the Cablevision option and 17.4% to the MSG option.

As of December 31, 2010, (i) Mr. Dolan held 450,524 MSG stock options (303,040 of which were vested); (ii) Mr. Sapan held 93,950 MSG stock options (31,316 of which were vested); and (iii) Mr. Carroll held 15,420 MSG stock options (15,420 of which were vested).

(4)	As a result of the special dividend declared by Cablevision in April 2006, stock options that had not vested by December 31, 2004 were adjusted to reduce their per share exercise price by the $10.00 amount of the special dividend.

(5)	In October 2009, Cablevision’s compensation committee approved exercise price adjustments to reflect the value of quarterly dividends. Exercise prices on dividend eligible options were adjusted and are now also reduced by the amount of quarterly dividends.

(6)	This award vests in thirds on the first three anniversaries of the grant date. One-third of the award vested on March 5, 2010, one-third on March 5, 2011 and the remaining one-third will vest on March 5, 2012.

(7)	This reflects (i) a grant of 47,100 shares of restricted stock made on March 3, 2008 that vested on March 3, 2011; (ii) a grant of 70,400 shares of restricted stock made on March 5, 2009 that is scheduled to vest on March 5, 2012; and (iii) a grant of 53,100 shares of restricted stock made on March 10, 2010 that is scheduled to vest on March 10, 2013.

In connection with the MSG Distribution, Mr. Sapan received, in respect of his Cablevision restricted stock, 29,375 shares of MSG restricted Class A Common Stock with a market value of $757,288; 11,775 of these shares vested on March 3, 2011.

(8)	This reflects (i) a grant of 24,700 shares of restricted stock made on March 3, 2008 that vested on March 3, 2011; (ii) a grant of 49,200 shares of restricted stock made on March 5, 2009 that is scheduled to vest on March 5, 2012; and (iii) a grant of 27,900 shares of restricted stock made on March 10, 2010 that is scheduled to vest on March 10, 2013.

In connection with the MSG Distribution, Mr. Carroll received, in respect of his Cablevision restricted stock, 18,475 shares of MSG restricted Class A Common Stock with a market value of $476,286; 6,175 of these shares vested on March 3, 2011.

(9)	This reflects a grant of 2,390 shares of restricted stock made on October 20, 2010 that is scheduled to vest on March 10, 2013.

(10)	This reflects (i) a grant of 9,200 shares of restricted stock made on March 3, 2008 that vested on March 3, 2011, (ii) a grant of 18,200 shares of restricted stock made on March 5, 2009 that is scheduled to vest on March 5, 2012 and (iii) a grant of 10,300 shares of restricted stock made on March 10, 2010 that is scheduled to vest on March 10, 2013.

In connection with the MSG Distribution, Mr. Gallagher received, in respect of his Cablevision restricted stock, 6,850 shares of MSG restricted Class A Common Stock with a market value of $176,593; 2,300 of these shares vested on March 3, 2011.

Cablevision Option Exercises and Stock Vested

The table below shows any exercises of Cablevision stock options during 2010 and awards of Cablevision restricted stock that vested during 2010. See “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards” for a discussion of the impact of the Distribution on certain of the awards discussed in the following table.

	Option Exercises		Restricted Stock
	Number of Shares	Value Realized on	Number of Shares	Value Realized
Name	Acquired on Exercise	Exercise ($)(1)	Acquired on Vesting	on Vesting ($)(2)(3)

Mr. Dolan			99,500	2,419,840
Mr. Sapan			42,300	1,028,736
Mr. Carroll	10,122	200,112	20,500	498,560

(1)	Calculated using the closing price of Cablevision NY Group Class A Common Stock on the New York Stock Exchange on the date of exercise less the option price per share multiplied by the number of options exercised.

(2)	Calculated using the closing price of Cablevision NY Group Class A Common Stock on the New York Stock Exchange on March 2, 2010 multiplied by the number of shares vesting.

(3)	Dividends of $0.10 per share declared in August and November 2008, as well as February, May, July and November 2009 were associated with this vesting in addition to the value realized and reflected in the table.

Pension Benefits

The table below shows the present value of accumulated benefits payable to the NEOs, including the number of years of service credited to each NEO, under the defined benefit pension plans as of December 31, 2010.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)

Mr. Dolan	Cablevision Nonqualified
	Supplemental Benefit Plan	25	3,108,001	—
	Cablevision Cash Balance
	Pension Plan	13	22,050	23,006
	Cablevision Excess
	Cash Balance Plan	10	1,553,089	—
Mr. Sapan	Cablevision Cash Balance
	Pension Plan	13	204,472	—
	Cablevision Excess
	Cash Balance Plan	10	855,333	—
Mr. Carroll	Cablevision Cash Balance
	Pension Plan	13	119,413	—
	Cablevision Excess
	Cash Balance Plan	10	205,053	—
Mr. Sullivan	Cablevision Cash Balance
	Pension Plan	—	—	—
	Cablevision Excess
	Cash Balance Plan	—	—	—
Mr. Gallagher	Cablevision Cash Balance
	Pension Plan	2	29,762	—
	Cablevision Excess
	Cash Balance Plan	2	18,237	—

(1)	Years of service are calculated based on elapsed time measured from date of plan participation. Actual elapsed time as an employee of Cablevision is as follows: Mr. Dolan, 38 years; Mr. Sapan, 23 years; Mr. Carroll, 23 years; Mr. Sullivan, 0 years; and Mr. Gallagher, 2 years.

(2)	Assumes that each individual will take a lump sum payment of the cash balance benefits at retirement. The lump sum payment is based on an assumed retirement age of 65 for each NEO other than Mr. Dolan. For Mr. Dolan, the lump sum payment is based on a December 31, 2010 retirement date. The lump sum payable under the Nonqualified Supplemental Benefit Plan was calculated using an interest rate of 7% and the 1971 Group Annuity mortality table, as required under the terms of the Nonqualified Supplemental Benefit Plan. The lump sum payable under the cash balance plans was determined by crediting the account balances with an assumed interest-crediting rate of 3.94% until age 65, other than for Mr. Dolan. The present value of the accumulated benefits under the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Plan were calculated using a discount rate of 5.25%, other than for Mr. Dolan. For Mr. Dolan, the present value of the accumulated benefits under each of the Cash Balance Pension Plan and the Excess Cash Balance Plan equals the respective December 31, 2010 account balances.

Cablevision Cash Balance Pension Plan

The Cablevision Cash Balance Pension Plan is a tax-qualified defined benefit plan that generally covers regular full-time and part-time nonunion employees of Cablevision and certain of its affiliates who have completed one year of service. A notional account is maintained for each participant under the plan, including each of our NEOs, which consists of (i) annual allocations made by Cablevision as of the end of each year on behalf of each participant who has completed 800 hours of service during the year that range from 3% to 9% of the participant’s compensation, based on the participant’s age, and (ii) monthly interest credits based on the average of the annual rate of interest on the 30-year U.S. Treasury Bonds for the months of September, October and November of the prior year. Compensation includes all direct cash compensation received while a participant as part of the participant’s primary compensation structure (excluding bonuses, fringe benefits, and other compensation that is not received on a regular basis), and before deductions for elective deferrals (in accordance with the Code limits, the maximum compensation taken into account in determining benefits was limited to $245,000 in 2010).

A participant’s interest in the cash balance account is subject to vesting limitations for the first three years of employment. A participant’s account will vest in full upon his or her termination due to death, disability or retirement after attaining age 65. Upon retirement or other termination of employment with Cablevision, the participant may elect a distribution of the vested portion of the cash balance account. Any amounts remaining in the plan will continue to be credited with interest until the account is paid. The normal form of benefit payment for an unmarried participant is a single life annuity and the normal form of benefit payment for a married participant is a 50% joint and survivor annuity. The participant, with spousal consent if applicable, can waive the normal form and elect a single life annuity or a lump sum.

Cablevision Excess Cash Balance Plan

Cablevision’s Excess Cash Balance Plan is a non-qualified deferred compensation plan that is intended to provide eligible participants, including each of our NEOs, with the portion of their benefit that cannot be paid to them under the Cablevision Cash Balance Pension Plan due to Code limits on the amount of compensation (as defined in the Cablevision Cash Balance Pension Plan) that can be taken into account in determining benefits under tax-qualified plans ($245,000 in 2010). Cablevision maintains a notional excess cash balance account for each eligible participant, and for each calendar year, credits these accounts with the portion of the allocation that could not be made on his behalf under the Cablevision Cash Balance Pension Plan due to the compensation limitation. In addition, Cablevision credits each notional excess cash balance account monthly with interest at the same rate used under the Cablevision Cash Balance Pension Plan. A participant vests in the excess cash balance account according to the same schedule in the Cablevision Cash Balance Pension Plan. The excess cash balance account, to the extent vested, is paid in a lump sum to the participant as soon as practicable following his or her retirement or other termination of employment with Cablevision.

Nonqualified Supplemental Benefit Plan

Mr. Dolan is the only NEO who participates in Cablevision’s Nonqualified Supplemental Benefit Plan. The Nonqualified Supplemental Benefit Plan provides actuarially determined pension benefits for certain employees of Cablevision or its subsidiaries and affiliates who were previously employed by CSSC, L.L.C., successor to Cablevision Systems Services Corporation (“CSSC”), which is wholly owned by Mr. Dolan and his spouse, and which provided management services to Cablevision Company (the predecessor of Cablevision) and to certain affiliates of Cablevision. The Nonqualified Supplemental Benefit Plan was designed to provide participants, in combination with certain qualified benefit plans maintained by Cablevision and certain qualified retirement plans formerly maintained by CSSC, with the same retirement benefits they would have enjoyed had they remained employees of CSSC and continued to participate in the former CSSC qualified plans.

The defined benefit feature of the Nonqualified Supplemental Benefit Plan provides that, upon attaining the later of age 65 or the completion of five years of service, a participant will receive an annual benefit equal to the lesser of (i) 75% of his or her average compensation (not including bonuses and overtime) for his or her three most highly compensated years or (ii) the maximum benefit permitted by the Internal Revenue Code (the maximum in 2010 was $195,000 for employees who retire at age 65), reduced by the amount of any benefits paid to the participant under the qualified defined benefit plan formerly maintained by CSSC as well as benefits under the Cash Balance Pension Plan and Excess Cash Balance Plan.

Cablevision Nonqualified Deferred Compensation

The table below shows (i) the contributions made by the NEOs and by Cablevision in 2010, (ii) aggregate earnings on each NEO’s account balance in 2010 and (iii) the account balance of such executive officer under the Cablevision Excess Savings Plan as of December 31, 2010.

		Executive	Registrant	Aggregate
		Contributions	Contributions	Earnings	Aggregate	Aggregate
		in 2010 FY(1)	in 2010 FY(2)	in 2010 FY(3)	Withdrawals/	Balance at
Name	Plan Name	($)	($)	($)	Distributions ($)	2010 FYE ($)

Mr. Dolan	Cablevision Excess Savings Plan	93,240	45,520	32,682	—	1,621,790
	Cablevision Nonqualified Supplemental Benefit Plan	—	49,000	24,869	—	1,121,522
Mr. Sapan	Cablevision Excess Savings Plan	—	—	5,326	—	231,708
Mr. Carroll	Cablevision Excess Savings Plan	42,696	21,348	9,050	—	435,978
Mr. Sullivan	Cablevision Excess Savings Plan	—	—	—	—	—
Mr. Gallagher	Cablevision Excess Savings Plan	15,154	5,744	552	—	39,504

(1)	These amounts represent a portion of the NEOs’ salaries, which are included in the numbers reported in the “Salary” column of the Summary Compensation Table that the executives contributed to the respective plans.

(2)	Does not include deferred compensation awards earned in 2010 and included in the Summary Compensation Table under “All Other Compensation” and described in Note 5 to that table.

(3)	These amounts are not reported in the “All Other Compensation” column of the Summary Compensation Table.

Cablevision 401(k) Plan

Under the Cablevision 401(k) Savings Plan (the “Cablevision 401(k) Plan”), a tax-qualified retirement savings plan, participating employees, including executive officers, may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis as well as a percentage of their eligible pay on an after-tax basis. Cablevision matches 50% of the first 6% of eligible pay contributed by participating employees. The Cablevision matching contributions are subject to vesting limitations for the first three years of employment.

Cablevision Excess Savings Plan

The Cablevision Excess Savings Plan is a non-qualified deferred compensation plan that operates in conjunction with the Cablevision 401(k) Plan. An employee is eligible to participate in the Cablevision Excess Savings Plan for a calendar year if his compensation (as defined in the Cablevision Cash Balance Pension Plan described above) in the preceding year exceeded (or would have exceeded, if the employee had been employed for the entire year) the IRS limit on the amount of compensation that can be taken into account in determining contributions under tax-qualified retirement plans ($245,000 in 2010) and he makes an election to participate prior to the beginning of the year. An eligible employee whose contributions to the Cablevision 401(k) Plan are limited as a result of this compensation limit or as a result of reaching the maximum 401(k) deferral limit ($16,500 or $22,000 if 50 or over, for 2010) can continue to make pre-tax contributions under the Cablevision Excess Savings Plan of up to 6% of his eligible pay. In addition, Cablevision will make matching contributions of up to 50% of the first 6% of eligible pay contributed by the employee. A participant is always fully vested in his own contributions and vests in Cablevision matching contributions over three years (subject to full vesting upon death, disability or retirement after attaining age 65). Account balances under the Cablevision Excess Savings Plan are credited monthly with the rate of return earned by the Stable Value Fund offered as an investment alternative under the Cablevision 401(k) Plan. Distributions are made in a lump sum as soon as practicable after the participant’s termination of employment with Cablevision.

Our Retirement Benefits

After the Distribution date, the Company does not intend to maintain a defined benefit pension plan. Employees of the Company who participate in the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Plan will stop accruing benefits thereunder as of the Distribution date. Benefits accrued under the Cablevision Cash Balance Pension Plan will remain in the Cablevision Cash Balance Pension Plan. The actuarially-determined amount of any unfunded liability with respect to the accrued benefits of the Company employees in the Cablevision Cash Balance Pension Plan will be paid by the Company to Cablevision.

Following the Distribution, the Company will offer a 401(k) plan and an excess savings plan to its employees, and is evaluating enhancements to the employer-provided contributions under such plans. Participant accounts in the Cablevision 401(k) Plan and Cablevision Excess Savings Plan (collectively, the “Cablevision 401(k) Plans”) relating to Company employees will be transferred to the Company. Liabilities for benefits under the Cablevision Excess Savings Plan will be transferred and assumed by the Company.

The actuarial present values of the accumulated pension benefits of Messrs. Dolan, Sapan, Sullivan and Gallagher, each of whom participated in the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Plan as of the end of 2010, are reported in the Pension Benefits Table herein. Information concerning the Cablevision Excess Savings Plan as of the end of 2010 is reported in the Non-Qualified Deferred Compensation Table herein.

Termination and Severance

This section describes the payments that would be received by our NEOs upon various termination of employment scenarios. The information under “Separation from the Company” is based upon the provisions of each executive officer’s current employment agreement or arrangement, if any, with the Company as described under “— Employment Agreements” and assumes that the NEO was employed by the Company under that agreement or arrangement at December 31, 2010. The information under “Separation from Cablevision” for Messrs. Dolan and Sapan is based upon their employment agreements as executives of Cablevision as in effect as of December 31, 2010. This information is presented to illustrate the payment each executive officer would have received from Cablevision under the various termination scenarios. The consummation of the Distribution is not a termination of employment with Cablevision for these purposes. The Company would have no liability for the payment of any amounts to Messrs. Dolan and Sapan with respect to the amounts shown as the payments they would receive from Cablevision.

Separation from the Company

Payments may be made to employees upon the termination of their employment with the Company depending upon the circumstances of their termination, which include termination by the Company without cause, termination by the employee for good reason, other voluntary termination by the employee, retirement, death, disability, or termination following a change in control of the Company or following a going-private transaction. Certain of these circumstances are addressed in employment agreements between the Company and the executives. For a description of termination provisions in the employment agreements, see “— Employment Agreements” above. In addition, future award agreements for any long-term incentives will also address some of these circumstances.

The following table sets forth the estimated cash severance benefits payable by the Company to each of its NEOs as of December 31, 2010 in connection with their current employment agreements, if any, with the Company.

			Voluntary Termination
	Termination without		by the Executive	Termination in
	Cause by the		due to Retirement	Connection with a
	Company or with	Termination due to	or	Company Change in
	Good Reason by the	Death	Termination for Cause	Control or Going
Executive	Executive	or Disability	by the Company	Private Transaction

Charles F. Dolan	—	$550,000	—	—
Joshua W. Sapan	$7,680,000	—	—	$7,680,000
Edward A. Carroll	$3,800,000	—	—	$3,800,000
Sean S. Sullivan	$958,333	—	—	$958,333
James G. Gallagher	—	—	—	—

In addition, the above table does not include any amounts with respect to accelerated vesting or payment of any Company long-term cash or equity incentives, given that the Company had not granted any such awards as of December 31, 2010. The above table similarly does not reflect any amounts with respect to accelerated vesting or payment of outstanding Cablevision long-term cash or equity incentives. In the case of Mr. Dolan, such awards will be the responsibility of Cablevision (and not the Company). In the case of Mr. Sapan, he would be entitled to the following upon a termination without Cause by the Company, for Good Reason by Mr. Sapan, or due to his death or disability: (i) restricted stock vesting — $6,662,538; (ii) stock option vesting — $7,524,772; (iii) performance awards vesting — $4,650,000; (iv) deferred compensation award vesting — $878,432; and (v) annual bonus payment — $2,560,000. In the case of Messrs. Carroll, Sullivan and Gallagher, the treatment of such awards is the same as that described below under “— Quantification of Termination and Severance Payable by Cablevision.” The outstanding Cablevision long-term cash and equity incentive awards held by Mr. Dolan may, however, be subject to accelerated vesting and/or payment by Cablevision (not by the Company) under certain types of termination of his employment with Cablevision and, in the case of Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher, may be subject to accelerated vesting and/or payment in connection with certain types of Cablevision change in control or Cablevision going private transactions.

We expect that, over time, our executive officers will receive long-term awards from the Company, and, as a result, actual aggregate potential termination payments in the future will be materially higher in certain of the termination scenarios.

Separation from Cablevision

This section presents historical information concerning payments that would have been made to our NEOs upon termination of their employment with Cablevision at December 31, 2010. The amount of these payments would have depended upon the circumstances of their termination, which include termination without cause, termination by the executive for good reason, other voluntary termination by the executive, retirement, death, disability, or termination following a change in control or following a going-private transaction. Payments in such circumstances would have also been affected by the terms of employment agreements between Cablevision and our NEOs that were in effect at such time as well as by the terms of applicable award agreements.

Cablevision Award Agreements

Under the applicable Cablevision award agreements, vesting of restricted stock, stock options and stock appreciation rights granted to employees, including to our NEOs, may be affected upon a “change of control” of Cablevision or a going private transaction (as defined in Rule 13e-3 of the Securities Exchange Act of 1934). A “change of control” is defined in the Cablevision award agreements as the acquisition by any person or group, other than Charles F. Dolan or members of his immediate family (or trusts for the benefit of Charles F. Dolan or his immediate family) or any employee benefit plan sponsored or maintained by Cablevision, of (1) the power to direct the management of substantially all of the cable television systems then owned by Cablevision in the New York City metropolitan area, or (2) after any fiscal year of Cablevision in which Cablevision’s cable television systems in the New York City metropolitan area contributed in the aggregate less than a majority of the net revenues of Cablevision and its consolidated subsidiaries, the power to direct the management of Cablevision or substantially all of its assets. Upon a change in control, as defined, the restricted stock, stock options and stock appreciation rights may be converted into either a right to receive an amount of cash based upon the highest price per share of Cablevision NY Group Class A Common Stock paid in the transaction resulting in the change of control, or, as long as the surviving entity is a public company, into a corresponding award with equivalent profit potential in the surviving entity, at the election of the Cablevision compensation committee. Upon a going private transaction, the restricted stock, stock options and stock appreciation rights would be converted into a right to receive an amount of cash based upon the highest price per share of Cablevision NY Group Class A Common Stock paid in the transaction. Following the change of control or going private transaction, the award of restricted stock, stock options or stock appreciation rights will become payable on the earlier to occur of (1) the date on which the award was originally scheduled to vest or (2) the date on which the recipient’s employment with Cablevision or the surviving entity is terminated (A) by Cablevision or the surviving entity other than for cause or (B) by the recipient for good reason, if such termination occurs within three years after the change of control or going private transaction, or by the recipient for any reason if such termination occurs at least six months, but not more than nine months, after completion of the change of control or going private transaction. In addition, the amount payable under the award agreement will include interest from the date of the change of control or going private transaction.

Under the Cablevision applicable award agreements, vesting of restricted stock, stock options and stock appreciation rights granted to employees, including our NEOs, may be forfeited or accelerated in certain other circumstances. Under stock option or stock appreciation rights award agreements, upon termination for cause, the entire award is forfeited. Upon termination by Cablevision without cause, termination by the employee, death, disability or retirement, the unvested portion of the award is forfeited; provided, however, that only with respect to stock options granted in 2006, upon death, the entire award is immediately vested. Depending on the type of termination and specific option grant, the time to exercise the vested portion varies from 90 days to three years. With respect to stock options granted in March 2009, depending on the type of termination, the time to exercise the vested option varies from 90 days to the remainder of the term. In no event is this period later than the expiration date, except in the case of death, in which the time to exercise may be extended for one year after the expiration date. Under restricted stock award agreements, upon any termination for any reason prior to the third anniversary of the grant date other than death or change of control or going private transaction, the entire award is forfeited; upon death, the entire award is immediately vested. Under the applicable award agreements for performance awards, upon termination for cause, the entire award is forfeited. Under the applicable award agreements for all performance awards, upon a change in control, the entire award vests and is immediately payable, regardless of the performance objectives. Under subsequent performance award agreements, upon any termination for any reason prior to the payment date other than death, the entire award is forfeited. Upon death before the end of the performance period, a pro rata portion of the award will vest and be immediately payable; upon death after the end of the performance period but prior to the payment date, the entire award will be payable upon the payment date. In the event of a going private transaction, the entire award vests and is immediately payable, regardless of the performance objectives.

Under the applicable Cablevision award agreements for deferred compensation awards, upon termination for cause, the entire award is forfeited. Upon death or disability, the then current award amount outstanding on that date is immediately payable. Upon termination by Cablevision without cause, termination by the employee or retirement prior to the second anniversary of the grant date, the entire award is forfeited. Upon termination by Cablevision without cause, termination by the employee or retirement after the second anniversary of the grant date, the then-current award amount outstanding on the date of termination vests on a pro rata basis and the pro rata portion is payable (adjusted, if applicable, for any amount that may have been paid out on the fifth anniversary of the date of grant). Upon a change in control, the entire award vests and is immediately payable. The award agreements for deferred compensation do not provide for any special benefits in the event of a going private transaction.

Quantification of Termination and Severance Payable by Cablevision

The following tables set forth a quantification of estimated severance and other benefits payable to our NEOs under various circumstances regarding the termination of their employment. In calculating these severance and other payments, we have taken into consideration or otherwise assumed the following:

•	Termination of employment occurred after the close of business on December 31, 2010.

•	We have valued equity awards using the closing market price of Cablevision NY Group Class A Common Stock on the New York Stock Exchange on December 31, 2010, the last trading day of the year, of $33.84.

•	We have valued stock options at their intrinsic value, equal to the difference between $33.84 and the per share exercise price, multiplied by the number of shares underlying the stock options.

•	Where applicable, we have included in the calculation of the value of equity awards the payment of any quarterly dividends declared through December 31, 2010.

•	In the event of termination of employment, the payment of certain long-term incentive awards and other amounts may be delayed, depending upon the terms of each specific award agreement, the provisions of the applicable NEO’s employment agreement and the applicability of Section 409A. In quantifying aggregate termination payments, we have not taken into account the timing of the payments and we have not discounted the value of payments that would be made over time, except where otherwise disclosed.

•	We have assumed that all performance metrics for performance-based awards are achieved (but not exceeded).

Benefits Payable As a Result of Voluntary Termination of Employment by Employee*

Elements	Mr. Dolan		Mr. Sapan		Mr. Carroll		Mr. Sullivan	Mr. Gallagher

Severance	—		—		—		—	—
Most recent bonus	—		$1,625,000		—		—	—
Unvested restricted stock	—		—		—		—	—
Unvested stock options	—		—		—		—	—
Unvested performance options	—		—		—		—	—
Performance awards	$4,470,000	(1)	$1,860,000	(1)	$650,000	(1)	—	$240,000	(1)
Deferred compensation award	$707,427	(2)	$707,427	(2)	$694,063	(2)	—	—
Consulting arrangements	—		—		—		—	—
Health insurance benefits	—		—		—		—	—
Executive life insurance premiums	—		—		—		—	—

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2010 or any pension or other vested retirement benefits.

(1)	Represents the full value of the executive’s 2008 three-year performance award; all other performance awards would be forfeited.

(2)	Represents an estimated prorated share of the then current amount of the deferred compensation award at December 31, 2010.

Benefits Payable As a Result of Termination of Employment Due to Retirement*

Elements	Mr. Dolan		Mr. Sapan		Mr. Carroll		Mr. Sullivan	Mr. Gallagher

Severance	—		—		—		—	—
Most recent bonus	—		$1,625,000		——		—	—
Unvested restricted stock	—		—		—		—	—
Unvested stock options	—		—		—		—	—
Unvested performance options	—		—		—		—	—
Performance awards	$4,470,000	(1)	$1,860,000	(1)	$650,000	(1)	—	$240,000	(1)
Deferred compensation award	$707,427	(2)	$707,427	(2)	$694,063	(2)	—	—
Consulting arrangements	—		—		—		—	—
Health insurance benefits	—		—		—		—	—
Executive life insurance premiums	—		—		—		—	—

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2010 or any pension or other vested retirement benefits.

(1)	Represents the full value of the executive’s 2008 three-year performance award; all other performance awards would be forfeited.

(2)	Represents an estimated pro rata share of the then current amount of the deferred compensation award at December 31, 2010.

Benefits Payable As a Result of Termination of Employment by Cablevision for Cause

In the event of termination by Cablevision for cause, none of our NEOs would have been entitled to any payments at December 31, 2010.

Benefits Payable As a Result of Termination of Employment by Cablevision Without Cause*

Elements	Mr. Dolan		Mr. Sapan		Mr. Carroll		Mr. Sullivan		Mr. Gallagher

Severance	—		$7,626,000	(1)	$3,800,000	(2)	$958,333	(3)	—
Most recent bonus	—		$1,625,000		$1,093,000		—		—
Unvested restricted stock	—				—		—		—
Unvested stock options	—				—		—		—
Unvested performance options	—		—		—		—		—
Performance awards	$4,470,000	(4)	$1,860,000	(4)	$650,000	(4)	—		$240,000	(4)
Deferred compensation award	$707,427	(5)	$707,427	(5)	$694,063	(5)	—		—
Consulting arrangements	—		—		—		—		—
Health insurance benefits	—		—		—		—		—
Executive life insurance premiums	—		—		—		—		—

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2010 or any pension or other vested retirement benefits.

(1)	Represents severance equal to three times the sum of the executive’s salary and target bonus.

(2)	Represents severance equal to two times the sum of the executive’s salary and target bonus.

(3)	Represents severance for the period January 1, 2011 to September 20, 2012 in accordance with the executive’s employment agreement.

(4)	Represents full vesting of the executive’s 2008 performance award; the executive’s remaining performance awards would be forfeited.

(5)	Represents an estimated pro rata share of the then current amount of the deferred compensation award at December 31, 2010.

Benefits Payable As a Result of Termination of Employment by Employee For Good Reason*

Elements	Mr. Dolan		Mr. Sapan			Mr. Carroll		Mr. Sullivan	Mr. Gallagher

Severance	—			$7,626,000	(4)	$3,800,000	(3)	—	—
Most recent bonus	—			$1,625,000		$1,093,000		—	—
Unvested restricted stock	—		$			—		—	—
Unvested stock options	—		$			—		—	—
Unvested performance options	—			—		—		—	—
Performance awards	$4,470,000	(1)		$1,860,000	(1)	$650,000	(1)	—	$240,000	(1)
Deferred compensation award	$707,427	(2)		$707,427	(2)	$694,063	(2)	—	—
Consulting arrangements	—			—		—		—	—
Health insurance benefits	—			—		—		—	—
Executive life insurance premiums	—			—		—		—	—

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2010 or any pension or other vested retirement benefits.

(1)	Represents full vesting of the executive’s 2008 performance award; the executive’s remaining performance awards would be forfeited.

(2)	Represents an estimated pro rata share of the then current amount of the deferred compensation award at December 31, 2010.

(3)	Represents severance equal to two times the sum of the executive’s salary and target bonus.

(4)	Represents severance equal to three times the sum of the executive’s salary and target bonus.

Benefits Payable As a Result of Termination of Employment Due to Death*

Elements	Mr. Dolan		Mr. Sapan		Mr. Carroll		Mr. Sullivan		Mr. Gallagher

Severance	—		—		—		—		—
Salary	$1,664,000	(1)	—		—		—		—
Most recent bonus	—		$1,625,000		—		—		—
Unvested restricted stock	$15,779,040	(2)	$6,662,538	(3)	$4,001,264	(4)	$81,176	(6)	$1,482,039	(5)
Unvested stock options	$17,718,651	(7)	$7,524,772	(8)	—		—		—
Unvested performance options	—		—		—		—		—
Performance awards	$7,390,000	(9)	$3,100,000	(9)	$1,300,000	(9)	$20,833	(10)	$480,000	(9)
Deferred compensation award	$878,432	(11)	$878,432	(11)	$861,457	(11)	—		—
Consulting arrangements	—		—		—		—		—
Health insurance benefits	—		—		—		—		—
Executive life insurance premiums	—		—		—		—		—

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2010 or any pension or other vested retirement benefits.

(1)	Represents one year of base salary.

(2)	Represents full vesting of the 2008, 2009 and 2010 grants of 113,200, 165,700 and 125,000 shares of restricted stock, respectively, with a value of $3,952,378, $5,752,276 and $4,276,875, respectively. The 2008 and 2009 grants include the vesting of 28,300 and 41,425 MSG dividend shares with a value of $729,574 and $1,067,937, respectively.

(3)	Represents full vesting of the 2008, 2009 and 2010 grants of 47,100, 70,400 and 53,100 shares of restricted stock, respectively, with a value of $1,644,497, $2,443,936 and $1,816,817, respectively. The 2008 and 2009 grants include the vesting of 11,775 and 17,600 MSG dividend shares with a value of $303,560 and $453,728, respectively.

(4)	Represents full vesting of the 2008, 2009 and 2010 grants of 24,700, 49,200 and 27,900 shares of restricted stock, respectively, with a value of $862,401, $1,707,978 and $954,599, respectively. The 2008 and 2009 grants include the vesting of 6,175 and 12,300 MSG dividend shares with a value of $159,192 and $317,094, respectively.

(5)	Represents full vesting of the 2008, 2009 and 2010 grants of 9,200, 18,200 and 10,300 shares of restricted stock, respectively, with a value of $321,218, $631,813 and $352,415, respectively. The 2008 and 2009 grants include the vesting of 2,300 and 4,550 MSG dividend shares with a value of $59,294 and $117,299, respectively.

(6)	Represents full vesting of the 2010 grant of 2,390 shares of restricted stock with a value of $81,176.

(7)	Represents vesting of the unvested portion of the executive’s 589,933 Cablevision stock options with a value of $14,966,600 and associated 147,484 MSG stock options issued to the executive in connection with the MSG Distribution would also vest with a value of $2,752,051.

(8)	Represents vesting of the unvested portion of the executive’s 250,533 Cablevision stock options with a value of $6,356,022 and associated 62,634 MSG stock options issued to the executive in connection with the MSG Distribution would also vest with a value of $1,168,750.

(9)	Represents full vesting of the executive’s 2008 performance award and pro rata vesting of the 2009 and 2010 performance awards; the remaining amounts of the executive’s performance award would be forfeited.

(10)	Represents pro rata vesting of the executive’s 2010 performance award; the remaining amount of the executive’s performance award would be forfeited.

(11)	Represents the estimated full value of the then current amount of the deferred compensation award as of December 31, 2010.

Benefits Payable As a Result of Termination of Employment Due to Disability*

Elements	Mr. Dolan		Mr. Sapan		Mr. Carroll		Mr. Sullivan	Mr. Gallagher

Severance	—		—		—		—	—
Salary	$1,664,000	(1)	—		—		—	—
Most recent bonus	—		$1,625,000		—		—	—
Unvested restricted stock	—		—		—		—	—
Unvested stock options	—		—		—		—	—
Unvested performance options	—		—		—		—	—
Performance awards	$4,470,000	(2)	$1,860,000	(2)	$650,000	(2)	—	$240,000	(2)
Deferred compensation award	$878,432	(3)	$878,432	(3)	$861,457	(3)	—	—
Consulting arrangements	—		—		—		—	—
Health insurance benefits	$11,346	(4)	—		—		—	—
Executive life insurance premiums	—		—		—		—	—

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2010 or any pension or other vested retirement benefits.

(1)	Represents one year of base salary.

(2)	Represents full vesting of the executive’s 2008 performance award; the executive’s other performance awards would be forfeited.

(3)	Represents the estimated full value of the award amount of the executive’s then current deferred compensation award as of December 31, 2010.

(4)	Represents payments of the executive’s medical and dental insurance for one year.

Benefits Payable As a Result of Termination of Employment In Connection with a Change in Control or Going Private Transaction(1)*

Elements	Mr. Dolan		Mr. Sapan		Mr. Carroll		Mr. Sullivan		Mr. Gallagher

Severance	—		$7,626,000	(2)	$3,800,000		$958,333	(3)	—
Most recent bonus	—		$1,625,000		—		—		—
Unvested restricted stock	$15,779,040	(4)	$6,662,538	(5)	$4,001,264	(6)	$81,176	(7)	$1,482,039	(8)
Unvested stock options	$17,718,651	(9)	$7,524,772	(10)	—		—		—
Unvested performance options	—		—		—		—		—
Performance awards	$11,040,000	(11)	$4,650,000	(12)	$1,950,000	(13)	$62,500	(14)	$720,000	(15)
Deferred compensation award	$878,432	(16)	$878,432	(16)	$861,457	(16)	—		—
Consulting arrangements	—		—		—		—		—
Health insurance benefits	—		—		—		—		—
Executive life insurance premiums	—		—		—		—		—

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2010 or any pension or other vested retirement benefits.

(1)	The numbers presented in this table reflect amounts payable as a result of termination of employment by the executive or Cablevision following a change in control. The amounts payable as a result of termination of employment by the executive or Cablevision following a going private transaction are generally equal to or less than the amounts payable as a result of termination of employment by the executive or Cablevision following a change in control.

(2)	Represents severance equal to three times the sum of his salary and target bonus.

(3)	Represents severance for the period January 1, 2011 to September 20, 2012 in accordance with the executive’s employment agreement.

(4)	Represents full vesting of the 2008, 2009 and 2010 grants of 113,200, 165,700 and 125,000 shares of restricted stock, respectively, with a value of $3,952,378, $5,752,276 and $4,276,875, respectively. The 2008 and 2009 grants include the vesting of 28,300 and 41,425 MSG dividend shares with a value of $729,574 and $1,067,937, respectively.

(5)	Represents full vesting of the 2008, 2009 and 2010 grants of 47,100, 70,400 and 53,100 shares of restricted stock, respectively, with a value of $1,644,497, $2,443,936, and $1,816,817, respectively. The 2008 and 2009 grants include the vesting of 11,775 and 17,600 MSG dividend shares with a value of $303,560 and $453,728, respectively.

(6)	Represents full vesting of the 2008, 2009 and 2010 grants of 24,700, 49,200 and 27,900 shares of restricted stock, respectively, with a value of $862,401, $1,707,978, and $954,599, respectively. The 2008 and 2009 grants include the vesting of 6,175 and 12,300 MSG dividend shares with a value of $159,192 and $317,094, respectively.

(7)	Represents full vesting of the 2010 grant of 2,390 shares of restricted stock with a value of $81,176.

(8)	Represents full vesting of the 2008, 2009 and 2010 grants of 9,200, 18,200 and 10,300 shares of restricted stock, respectively, with a value of $321,218, $631,813, and $352,415, respectively. The 2008 and 2009 grants include the vesting of 2,300 and 4,550 MSG dividend shares with a value of $59,294 and $117,299, respectively.

(9)	Represents vesting of the unvested portion of the executive’s 589,933 Cablevision stock options with a value of $14,966,600 and associated 147,484 MSG stock options issued to the executive in connection with the MSG Distribution which would also vest with a value of $2,752,051.

(10)	Represents vesting of the unvested portion of the executive’s 250,533 Cablevision stock options with a value of $6,356,022 and associated 62,634 MSG stock options issued to the executive in connection with the MSG Distribution which would also vest with a value of $1,168,750.

(11)	Represents the full amount of the executive’s 2008, 2009 and 2010 performance awards of $4,470,000, $2,190,000 and $4,380,000, respectively.

(12)	Represents the full amount of the executive’s 2008, 2009 and 2010 performance awards of $1,860,000, $930,000 and $1,860,000, respectively.

(13)	Represents the full amount of the executive’s 2008, 2009 and 2010 performance awards of $650,000, $650,000 and $650,000, respectively.

(14)	Represents the full amount of the executive’s 2010 performance award of $62,500.

(15)	Represents the full amount of the executive’s 2008, 2009 and 2010 performance awards of $240,000, $240,000 and $240,000, respectively.

(16)	Represents the estimated full value of the award amount of the executive’s then current deferred compensation award as of December 31, 2010.

Our Equity Compensation Plan Information

We plan to adopt an Employee Stock Plan and a Stock Plan for Non-Employee Directors, both of which are discussed below.

Our Employee Stock Plan

Prior to the Distribution, we will adopt an Employee Stock Plan (the “Employee Stock Plan”), subject to the approval of CSC Holdings as our sole stockholder at such time.

A form of the Employee Stock Plan has been filed as an exhibit to the registration statement of which this Information Statement forms a part, and the following description of the Employee Stock Plan is qualified in its entirety by reference to the Employee Stock Plan as so filed.

Overview

The purpose of the Employee Stock Plan is to compensate employees of the Company and its affiliates who are responsible for the management and growth of the business of the Company and its affiliates and to advance the interest of the Company by encouraging and enabling the acquisition of a personal proprietary interest in the Company by employees upon whose judgment and keen interest the Company and its affiliates are largely dependent for the successful conduct of their operations. It is anticipated that the acquisition of such a proprietary interest in the Company will stimulate the efforts of these employees on behalf of the Company and its affiliates, and strengthen their desire to remain with the Company and its affiliates. It is also expected that the opportunity to acquire such a proprietary interest will enable the Company and its affiliates to attract and retain desirable personnel. The Employee Stock Plan provides for grants of incentive stock options (as defined in Section 422A of the Code), non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units and other equity-based awards (collectively, “Awards”). The Employee Stock Plan will terminate, and no more Awards will be granted, after ten years from the effective date of the plan (unless sooner terminated by our Board of Directors or our Compensation Committee). The termination of the Employee Stock Plan will not affect previously granted Awards.

Shares Subject to the Employee Stock Plan; Other Limitations

The Employee Stock Plan will be administered by the Company’s Compensation Committee. Awards may be granted under the Employee Stock Plan to such employees of the Company and its affiliates as the Compensation Committee may determine. An “affiliate” is defined in the Employee Stock Plan to mean any entity controlling, controlled by, or under common control with the Company or any other affiliate and also includes any entity in which the Company owns at least five percent of the outstanding equity interests. Cablevision’s compensation committee will be authorized to grant Awards under the Employee Stock Plan with respect to outstanding equity awards of Cablevision in connection with the Distribution. Such awards may include options or rights with exercise prices that are less than the fair market value of the underlying shares in order to preserve the intrinsic value of the outstanding Cablevision equity awards prior to the Distribution. The total number of shares of the Company’s Class A Common Stock that may be issued pursuant to Awards under the Employee Stock Plan may not exceed an aggregate of 5,000,000, which may be either treasury shares or authorized and unissued shares. To the extent that (i) an Award is paid, settled or exchanged or expires, lapses, terminates or is cancelled for any reason without the issuance of shares, (ii) any shares under an Award are not issued because of payment or withholding obligations or (iii) restricted shares revert back to the Company prior to the lapse of the restrictions or are applied by the Company for purposes of tax withholding obligations, then the Compensation Committee may also grant Awards with respect to such shares or restricted shares. Awards payable only in cash or property other than shares do not reduce the aggregate remaining number of shares with respect to which Awards may be made under the Employee Stock Plan and shares relating to any other Awards that are settled in cash or property other than shares, when settled, will be added back to the aggregate remaining number of shares with respect to which Awards may be made under the Employee Stock Plan. Any shares underlying Awards that the Company becomes obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not count against the shares available to be delivered pursuant to Awards under the Employee Stock Plan. No single employee may be issued Awards during any one calendar year for, or that relate to, a number of shares exceeding 2,000,000. In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects shares such that the failure to make an adjustment to an Award would not fairly protect the rights represented by the Award in accordance with the essential intent and principles thereof (each such event, an “Adjustment Event”), then the Compensation Committee will, in such manner as it may determine to be equitable in its sole discretion, adjust any or all of the terms of an outstanding Award (including, without limitation, the number of shares covered by such outstanding Award, the type of property to which the Award is subject and the exercise price of such Award).

As a result of the Distribution, options with respect to approximately 1,745,900 shares of the Company’s Class A Common Stock and stock appreciation rights with respect to approximately 28,000 shares of the Company’s Class A Common Stock will be issued under the Employee Stock Plan in respect of outstanding Cablevision options and stock appreciation rights previously issued to employees of the Company and Cablevision. In addition, as a result of the Distribution, approximately 562,000 restricted shares of the Company’s Class A Common Stock will be issued under the Employee Stock Plan in respect of Cablevision restricted shares granted in 2011 to employees of the Company that will be automatically cancelled and converted into shares of our restricted Class A Common Stock. The number of shares we will issue will be based upon the relative trading prices of the Cablevision NY Group Class A Common Stock and our Class A Common Stock during a ten trading-day period following the Distribution date. See “Shares Eligible for Future Sale — Employee Stock Awards” and “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards.”

Awards

All employees of the Company and its affiliates will be eligible to receive Awards under the Employee Stock Plan. Under the Employee Stock Plan, the Company may grant options and stock appreciation rights, which will be exercisable at a price determined by the Compensation Committee on the date of the Award grant, which price will be no less than the fair market value of a share of Class A Common Stock on the date the option or stock appreciation right is granted. Other than in the case of the death of a participant, such options and stock appreciation rights may be exercised for a term fixed by the Compensation Committee but no longer than ten years from the date of grant. An award agreement may provide that, in the event the participant dies while the option or stock appreciation right is outstanding, the option or stock appreciation right will remain outstanding until the first anniversary of the participant’s death, whether or not such first anniversary occurs after such ten-year period. Upon its exercise, a stock appreciation right will be settled (and an option may be settled, in the Compensation Committee’s discretion) for an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date of exercise over the exercise price of the stock appreciation right (or option).

The Company may also grant restricted shares and restricted stock units. A restricted share is a share of Class A Common Stock that is registered in the participant’s name, but that is subject to certain transfer and/or forfeiture restrictions for a period of time as specified in the participant’s award agreements. The recipient of a restricted share will have the rights of a stockholder, subject to any restrictions and conditions specified by the Compensation Committee in the recipient’s award agreement. Notwithstanding the previous sentence, unless the Compensation Committee determines otherwise, all ordinary cash dividends paid upon any restricted share prior to its vesting will be retained by the Company for the account of the relevant participant and upon vesting will be paid to the relevant participant.

A restricted stock unit is an unfunded, unsecured right to receive a share of Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by the Compensation Committee in the award agreement. Unless otherwise provided by the Compensation Committee, a restricted stock unit will also carry a dividend equivalent right representing an unfunded and unsecured promise to pay to the relevant participant, upon the vesting of the restricted stock unit, an amount equal to the ordinary cash dividends that would have been paid upon any share underlying a restricted stock unit had such shares been issued.

The Compensation Committee may grant other equity-based or equity-related awards to participants subject to terms and conditions it may specify. These awards may entail the transfer of shares or payment in cash based on the value of shares.

Under the Employee Stock Plan, the Compensation Committee will have the authority, in its discretion, to add performance criteria as a condition to any employee’s exercise of a stock option or stock appreciation right, or the vesting or payment of any restricted shares or restricted stock units, granted under the Employee Stock Plan. Additionally, the Employee Stock Plan specifies certain performance criteria that may, in the case of certain executive officers of the Company, be conditions precedent to the vesting of bonus award shares or restricted shares granted to such executives under the Employee Stock Plan. The performance criteria may be determined by reference to the performance of the Company, an affiliate or a business unit, program, production, network or service thereof or any combination of the foregoing. Such criteria may also be measured on a per customer, subscriber, sponsor, viewer (or available viewer), basic or diluted share basis or any combination of the foregoing and may reflect absolute performance, incremental performance or comparative performance to other companies (or their products or services) determined on a gross, net, GAAP or non-GAAP basis, with respect to one or more of the following: (i) net or operating income or other measures of profit; (ii) measures of revenue; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) cash flow, free cash flow, adjusted operating cash flow and similar measures; (v) return on equity, investment, assets or capital; (vi) gross or operating margins or savings; (vii) performance relative to budget, forecast or market expectations; (viii) market share or penetration, subscriber or customer acquisition or retention, ratings or viewership; (ix) operating metrics relating to sales, subscriptions or customer service or satisfaction; (x) capital spending management or product or service deployments; (xi) achievement of strategic business objectives such as acquisitions, dispositions or investments; (xii) a specified increase in the fair market value of the Company’s Class A Common Stock; (xiii) a specified increase in the private market value of the Company; (xiv) the price of the Company’s Class A Common Stock; (xv) earnings per share; and/or (xvi) total shareholder return.

Amendment; Termination

The Board of Directors or the Compensation Committee may discontinue the Employee Stock Plan at any time and from time to time may amend or revise the terms of the Employee Stock Plan or any award agreement, as permitted by applicable law, except that it may not (a) make any amendment or revision to an outstanding award agreement in a manner unfavorable to a participant (other than if immaterial), without the consent of the participant or (b) make any amendment or revision without the approval of the stockholders of the Company if such approval is required by the rules of NASDAQ. Consent of the participant will not be required solely pursuant to the previous sentence in respect of any adjustment made in light of an Adjustment Event, except to the extent the terms of an award agreement expressly refer to an Adjustment Event, in which case such terms will not be amended in a manner unfavorable to a participant (other than if immaterial) without such participant’s consent.

U.S. Federal Tax Implications of Certain Awards under the Employee Stock Plan

The following summary generally describes the principal Federal (but not state and local) income tax consequences of certain awards under the Employee Stock Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or the Company. The provisions of the Code and the regulations thereunder relating to these matters are complex and their impact in any one case may depend upon the particular circumstances.

Incentive Stock Options

An employee will not be subject to tax upon the grant of an incentive stock option (an “ISO”) or upon the exercise of an ISO. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be included in the employee’s alternative minimum taxable income. Whether the employee is subject to the alternative minimum tax will depend on his or her particular circumstances. The employee’s basis in the shares received will be equal to the exercise price paid, and the holding period in such shares will begin on the day following the date of exercise. If an employee disposes of the shares on or after (i) the second anniversary of the date of grant of the ISO and (ii) the first anniversary of the date of exercise of the ISO (the “statutory holding period”), the employee will recognize a capital gain or loss in an amount equal to the difference between the amount realized on such disposition and his or her basis in the shares.

Nonstatutory Stock Options

For the grant of an option that is not intended to be (or does not qualify as) an ISO, an employee will not be subject to tax upon the grant of such an option (a “nonstatutory stock option”). Upon exercise of a nonstatutory stock option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid is taxable to an employee as ordinary income, and such amount is generally deductible by the Company. This amount of income will be subject to income tax withholding and employment taxes. An employee’s basis in the shares received will equal the fair market value of the shares on the date of exercise, and an employee’s holding period in such shares will begin on the day following the date of exercise.

Restricted Stock

An employee will not be subject to tax upon receipt of an award of shares subject to forfeiture conditions and transfer restrictions (the “restrictions”) under the Employee Stock Plan unless the employee makes the election referred to below. Upon lapse of the restrictions, an employee will recognize ordinary income equal to the fair market value of the shares on the date of lapse (less any amount the employee may have paid for the shares), and such income will be subject to income tax withholding and employment taxes. An employee’s basis in the shares received will be equal to the fair market value of the shares on the date the restrictions lapse, and an employee’s holding period in such shares begins on the day after the restrictions lapse. If any dividends are paid on such shares prior to the lapse of the restrictions they will be includible in an employee’s income during the restricted period as additional compensation (and not as dividend income) and will be subject to income tax withholding and employment taxes.

If permitted by the applicable award agreement, an employee may elect, within 30 days after the date of the grant of the restricted stock, to recognize immediately (as ordinary income) the fair market value of the shares awarded (less any amount an employee may have paid for the shares), determined on the date of grant (without regard to the restrictions). Such income will be subject to income tax withholding and employment taxes at such time. This election is made pursuant to Section 83(b) of the Code and the regulations thereunder. If an employee makes this election, the employee’s holding period will begin the day after the date of grant, dividends paid on the shares will be subject to the normal rules regarding distributions on stock, and no additional income will be recognized by the employee upon the lapse of the restrictions. However, if the employee forfeits the restricted shares before the restrictions lapse, no deduction or capital loss will be available to the employee (even though the employee previously recognized income with respect to such forfeited shares).

In the taxable year in which an employee recognizes ordinary income on account of shares awarded to the employee, the Company generally will be entitled to a deduction equal to the amount of income recognized by the employee. In the event that the restricted shares are forfeited by an employee after having made the Section 83(b) election referred to above, the Company generally will include in our income the amount of our original deduction.

Stock Appreciation Rights

An employee will not be subject to tax upon the grant of a stock appreciation right. Upon exercise of a stock appreciation right, an amount equal to the cash and/or the fair market value (measured on the date of exercise) of shares receivable by the employee in respect of a stock appreciation right will be taxable to the employee as ordinary income, and such amount generally will be deductible by the Company. This amount of income will be subject to income tax withholding and employment taxes. An employee’s basis in any shares received will be equal to the fair market value of such shares on the date of exercise, and an employee’s holding period in such shares will begin on the day following the date of exercise.

Restricted Stock Units

An employee will not be subject to tax upon the grant of a restricted stock unit. Upon vesting of a restricted stock unit, the fair market value of the shares covered by the award on the vesting date will be subject to employment taxes. Upon distribution of the cash and/or shares underlying a restricted stock unit, an employee will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the Distribution date) of the shares received, and such amount will generally be deductible by the Company. This amount of income will generally be subject to income tax withholding on the date of Distribution. An employee’s basis in any shares received will be equal to the fair market value of the shares on the date of Distribution, and an employee’s holding period in such shares will begin on the date of distribution. If any dividend equivalent amounts are paid to an employee, they will be includible in the employee’s income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding.

Disposition of Shares

Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding awards, an employee will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the employee’s basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months. Currently, capital gain is generally taxed at a maximum rate of 15% if the property is held more than one year.

Section 162(m) Deductibility Rules

The Company generally is not entitled to a tax deduction with respect to any amount that represents compensation in excess of $1 million paid to “covered employees” that is not “qualified performance-based compensation” under Section 162(m) of the Code. To the extent possible, the Company intends to utilize the benefits of certain transition rules under Section 162(m) to insure the deductibility of compensation in excess of $1 million.

Our Stock Plan for Non-Employee Directors

Prior to the Distribution, we will adopt a Stock Plan for Non-Employee Directors (the “Director Stock Plan”), subject to the approval of CSC Holdings as our sole stockholder at such time.

A form of the Director Stock Plan has been filed as an exhibit to the registration statement of which this Information Statement forms a part, and the following description of the Director Stock Plan is qualified in its entirety by reference to the Director Stock Plan as so filed.

Overview

We believe that the Company’s ability to attract and retain capable persons as non-employee directors will be enhanced if it can provide its non-employee directors with equity-based awards and that the Company will benefit from encouraging a sense of proprietorship of such persons stimulating the active interest of such persons in the development and financial success of the Company. The Director Stock Plan provides for potential grants of non-qualified stock options, restricted stock units and other equity-based awards (collectively, “Director Awards”). The Director Stock Plan will terminate, and no more Director Awards will be granted, after ten years from the effective date of the plan (unless sooner terminated by our Board of Directors or our Compensation Committee). The termination of the Director Stock Plan will not affect previously granted Director Awards.

Shares Subject to the Director Stock Plan; Other Limitations

The Director Stock Plan will be administered by the Company’s Compensation Committee. However, Cablevision’s compensation committee will be authorized to grant Awards under the Director Stock Plan with respect to outstanding equity awards of Cablevision in connection with the Distribution. Such Awards may include options with exercise prices that are less than the fair market value of the underlying shares in order to preserve the intrinsic value of the outstanding Cablevision equity awards prior to the Distribution. Director Awards may be granted under the Director Stock Plan to members of the Board of Directors who are not current employees of the Company or its subsidiaries as the Compensation Committee may determine. Immediately following the Distribution, there will be 11 non-employee directors who will be eligible to participate in the Director Stock Plan. In addition, non-employee directors of Cablevision will receive grants under the Director Stock Plan in connection with the Distribution in respect of their outstanding awards issued by Cablevision. The total number of shares of the Company’s Class A Common Stock that may be issued pursuant to Director Awards under the Director Stock Plan may not exceed an aggregate of 165,000, which may be either treasury shares or authorized and unissued shares. To the extent that (i) a Director Award is paid, settled or exchanged or expires, lapses, terminates or is cancelled for any reason without the issuance of shares or (ii) any shares under a Director Award are not issued because of payment or withholding obligations, then the Compensation Committee may also grant Director Awards with respect to such shares. Director Awards payable only in cash or property other than shares do not reduce the aggregate remaining number of shares with respect to which Director Awards may be made under the Director Stock Plan and shares relating to any other Director Awards that are settled in cash or property other than shares, when settled, will be added back to the aggregate remaining number of shares with respect to which Director Awards may be made under the Director Stock Plan.

Any shares underlying Awards that the Company becomes obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not count against the shares available to be delivered pursuant to Awards under the Director Stock Plan. In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects shares such that the failure to make an adjustment to a Director Award would not fairly protect the rights represented by the Director Award in accordance with the essential intent and principles thereof (each such event, a “Director Stock Plan Adjustment Event”), then the Compensation Committee will, in such manner as it may determine to be equitable in its sole discretion, adjust any or all of the terms of an outstanding Director Award (including, without limitation, the number of shares covered by such outstanding Director Award, the type of property to which the Director Award is subject and the exercise price of such Director Award).

As a result of the Distribution, options with respect to approximately 19,900 shares of the Company’s Class A Common Stock will be issued to directors under the Director Stock Plan with respect to outstanding Cablevision stock options and approximately 61,600 shares of the Company’s Class A Common Stock will be issued to Cablevision directors under the Director Stock Plan in connection with Cablevision’s outstanding restricted stock units. See “Shares Eligible for Future Sale — Non-Employee Director Stock Awards” and “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards.”

Director Awards

Under the Director Stock Plan, the Company may grant options to participants. The options will be exercisable at a price determined by the Compensation Committee on the date of the Director Award grant, which price will be no less than the fair market value of a share of Class A Common Stock on the date the option is granted, and will otherwise be subject to such terms and conditions as specified by the Compensation Committee, provided that, unless determined otherwise by the Compensation Committee, such options will be fully vested and exercisable on the date of grant. Each option granted pursuant to the Director Stock Plan will terminate upon the earlier to occur of (i) the expiration of ten years following the date upon which the option is granted and (ii) a period fixed by the Compensation Committee in the award agreement, however, an award agreement may provide that in the event that a participant dies while an option is exercisable, the option will remain exercisable by the participant’s estate or beneficiary only until the first anniversary of the participant’s date of death and whether or not such first anniversary occurs prior to or following the expiration of the relevant period referred to above. Upon its exercise, an option may be settled, in the Compensation Committee’s discretion, for an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date of exercise over the exercise price of the option.

The Company may also grant restricted stock units to participants. A restricted stock unit is an unfunded, unsecured right to receive a share of Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by the Compensation Committee in the award agreement. Unless otherwise provided by the Compensation Committee, such restricted stock units will be fully vested on the date of grant and will also carry a dividend equivalent right representing an unfunded and unsecured promise to pay to the relevant participant an amount equal to the ordinary cash dividends that would have been paid upon any share underlying a restricted stock unit had such shares been issued. If a restricted stock unit is not fully vested at the date of grant, the dividend equivalent right will not apply until such restricted stock unit is vested.

The Compensation Committee may grant other equity-based or equity-related awards to non-employee directors subject to terms and conditions it may specify. These awards may entail the transfer of shares or payment in cash based on the value of shares.

Amendment; Termination

The Board of Directors or the Compensation Committee may discontinue the Director Stock Plan at any time and from time to time may amend or revise the terms of the Director Stock Plan or any award agreement, as permitted by applicable law, except that it may not (a) make any amendment or revision in a manner unfavorable to a participant (other than if immaterial), without the consent of the participant or (b) make any amendment or revision without the approval of the stockholders of the Company if such approval is required by the rules of NASDAQ. Consent of the participant will not be required solely pursuant to the previous sentence in respect of any adjustment made in light of a Director Stock Plan Adjustment Event, except to the extent the terms of an award agreement expressly refer to a Director Stock Plan Adjustment Event, in which case such terms will not be amended in a manner unfavorable to a participant (other than if immaterial) without such participant’s consent.

U.S. Federal Tax Implications of Options and Restricted Stock Units Under the Director Stock Plan

The following summary generally describes the principal Federal (but not state and local) income tax consequences of the issuance and exercise of options and restricted stock units under the Director Stock Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or the Company. The provisions of the Code and the regulations thereunder relating to these matters are complex and subject to change and their impact in any one case may depend upon the particular circumstances.

A non-employee director will not realize any income, and the Company will not be entitled to a deduction, at the time that a stock option is granted under the Director Stock Plan. Upon exercising an option, a non-employee director will realize ordinary income (not as capital gain), and the Company will be entitled to a corresponding deduction, in an amount equal to the fair market value on the exercise date of the shares subject to the option over the exercise price of the option. The non-employee director will have a basis in the shares received as a result of the exercise, for purposes of computing capital gain or loss, equal to the fair market value of those shares on the exercise date and the non-employee director’s holding period in the shares received will commence on the day after the date of exercise. If an option is settled by the Company in cash, shares or a combination thereof, the non-employee directors will recognize ordinary income at the time of settlement equal to the fair market value of such cash, shares or combination thereof, and the Company will be entitled to a corresponding deduction.

A non-employee director will not realize any income, and the Company will not be entitled to a deduction, at the time that a restricted stock unit is granted under the Director Stock Plan. Upon payment or settlement of a restricted stock unit award in Class A Common Stock or cash, the non-employee director will recognize ordinary income, and the Company will be entitled to a corresponding deduction, equal to the fair market value of any Class A Common Stock or cash received.

Our Cash Incentive Plan

Prior to the Distribution, we will adopt a Cash Incentive Plan (the “CIP”), subject to the approval of CSC Holdings as our sole stockholder at such time.

A form of the CIP has been filed as an exhibit to the registration statement of which this Information Statement forms a part, and the following description of the CIP is qualified in its entirety by reference to the CIP as so filed.

Overview

The purposes of the CIP are (i) to advance the interest of the Company and its stockholders by providing a means to motivate the employees of the Company and its affiliates, upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent; (ii) to link the rewards of the employees of the Company and its affiliates to the achievement of specific performance objectives and goals when so desired; (iii) to assist the Company and its affiliates in maintaining a competitive total compensation program that serves to attract and retain the most highly qualified individuals; and (iv) to permit the grant and payment of awards that are deductible to the Company pursuant to Section 162(m) of the Code when so desired. The CIP provides for cash awards. No awards shall be made under this Plan after the five-year anniversary of the Distribution.

As a result of the Distribution, performance awards will be issued under the CIP with substantially identical terms and our performance objectives in respect of outstanding Cablevision performance awards previously issued to employees of the Company and Cablevision. See “— Compensation Discussion and Analysis — Cablevision Elements of In-Service Compensation — Performance Awards” and “— Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards.”

CIP Awards

The Plan will be administered by the Company’s Compensation Committee. Awards may be granted under the CIP to such employees of the Company or an affiliate of the Company, as the Compensation Committee may determine. An “affiliate” is defined in the CIP to mean any entity controlling, controlled by, or under common control with the Company or any other affiliate and also includes any entity in which the Company owns at least five percent of the outstanding equity interests. The CIP provides for two types of cash awards: Long-Term Incentive Awards and Annual Incentive Awards. Long-Term Incentive Awards may be subject to such terms and conditions (including the performance criteria described below) as the Compensation Committee determines; however, no Long-Term Incentive Award will cover a period of more than ten years. In no event may any covered employee be granted Long-Term Incentive Awards that are intended to satisfy the requirements of Section 162(m) in any fiscal year of the Company exceeding in the aggregate $10 million. Annual Incentive Awards may also be subject to such terms and conditions (including the performance criteria described below) as the Compensation Committee determines. In no event may any covered employee be granted Annual Incentive Awards that are intended to satisfy the requirements of Section 162(m) in any fiscal year of the Company exceeding in the aggregate $10 million.

The Compensation Committee may establish one or more conditions which must be satisfied in order for an employee to be entitled to an award under the CIP. The CIP specifies that, to the extent that an award under the CIP is intended to qualify for deductibility under Section 162(m), the payment of the award will be conditioned on the satisfaction of one or more of the performance criteria listed below over a period or periods selected by the Compensation Committee. The performance criteria may be determined by reference to the performance of the Company, an affiliate or a business unit, program, production, network or service thereof or any combination of the foregoing. Such criteria may also be measured on a per customer, subscriber, sponsor, viewer (or available viewer), basic or diluted share basis or any combination of the foregoing and may reflect absolute performance, incremental performance or comparative performance to other companies (or their products or services) determined on a gross, net, GAAP or non-GAAP basis, with respect to one or more of the following: (i) net or operating income or other measures of profit; (ii) measures of revenue; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) cash flow, free cash flow, adjusted operating cash flow and similar measures; (v) return on equity, investment, assets or capital; (vi) gross or operating margins or savings; (vii) performance relative to budget, forecast or market expectations; (viii) market share or penetration, subscriber or customer acquisition or retention, ratings or viewership; (ix) operating metrics relating to sales, subscriptions or customer service or satisfaction; (x) capital spending management or product or service deployments; (xi) achievement of strategic business objectives such as acquisitions, dispositions or investments; (xii) a specified increase in the fair market value of the Company’s Class A Common Stock; (xiii) a specified increase in the private market value of the Company; (xiv) the price of the Company’s Class A Common Stock; (xv) earnings per share; and/or (xvi) total shareholder return.

If the Compensation Committee establishes conditions to the entitlement of a Long-Term Incentive Award or Annual Incentive Award for a covered employee relating to the achievement of performance criteria, the Compensation Committee must determine whether the performance criteria have been met with respect to the employee and, if they have, so certify and ascertain the amount of the applicable Long-Term Incentive Award or Annual Incentive Award. No Long-Term Incentive Award or Annual Incentive Award (if contingent on such performance criteria) will be paid until such certification is made by the Compensation Committee.

Amendment; Termination

The Board of Directors or the Compensation Committee may discontinue the CIP at any time and from time to time may amend or revise the terms of the CIP, as permitted by applicable law, except that it may not amend or revise, in any manner unfavorable to a recipient (other than if immaterial), any Long-Term Incentive Award, without the consent of the recipient of that Long-Term Incentive Award.

Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards

Cablevision has issued options to purchase, and stock appreciation rights in respect of, its Cablevision NY Group Class A Common Stock. In connection with the Distribution, each Cablevision option outstanding (whether held by a Cablevision employee or our employee) will become two options: one will be an option to acquire Cablevision NY Group Class A Common Stock and one an option to acquire our Class A Common Stock. Similarly, each Cablevision right outstanding (whether held by a Cablevision employee or our employee) will become a right with respect to Cablevision NY Group Class A Common Stock and a right with respect to our Class A Common Stock. The options and the rights with respect to our Class A Common Stock will be issued under our Employee Stock Plan. The existing exercise price will be allocated between the existing Cablevision options/rights and our new options/rights based upon the average of the volume weighted average prices (“VWAP”) of the Cablevision NY Group Class A Common Stock and our Class A Common Stock for each trading day in the ten trading-day period immediately following the Distribution, and the underlying share amount will take into account the distribution ratio (i.e., the number of shares of Cablevision NY Group Class A Common Stock in respect of which one share of our Class A Common Stock will be issued). The Cablevision options/rights and our new options/rights will not be exercisable during a period beginning on a date prior to the Distribution determined by Cablevision in its sole discretion, and continuing until the exercise prices of the Cablevision options/rights and our new options/rights are determined after the Distribution, or such longer period as Cablevision or we determine is necessary with respect to our and Cablevision’s respective awards. Other than the split of the Cablevision options and rights and the allocation of the existing exercise price, upon issuance of our new options and rights there will be no additional adjustment to the existing Cablevision options and rights in connection with the Distribution and the terms of each employee’s applicable Cablevision award agreement will continue to govern the Cablevision options and rights. The options and rights that we issue in respect of outstanding Cablevision stock options and rights will be affected by a change in control or going private transaction of the Company or Cablevision, as set forth in the terms of the award agreement.

Cablevision has issued restricted stock to its employees which vests according to a vesting schedule that was established when the shares were issued. In connection with the Distribution, and except as described in the next paragraph, each holder of Cablevision restricted shares will receive one share of our Class A Common Stock in respect of every four Cablevision restricted shares. Our shares will be subject to the same conditions and restrictions as the Cablevision restricted shares in respect of which they are issued. Following the Distribution, if a holder of Cablevision restricted stock forfeits such restricted stock and therefore forfeits our accompanying shares, Cablevision has agreed that our restricted shares will be returned to us.

Cablevision restricted share awards made in 2011 to persons who, on the date of Distribution, remain our employees will be cancelled, and such employees will be granted equivalent replacement restricted share awards with respect to our Class A Common Stock. The replacement award will cover a number of restricted shares of our Class A Common Stock with a value equal to the value of Cablevision shares covered by the cancelled award, rounded down to the nearest share. The value of our Class A Common Stock and the Cablevision NY Group Class A Common Stock for this purpose will be based upon the average of the VWAPs of the Cablevision NY Group Class A Common Stock and our Class A Common Stock, respectively, for each trading day in the ten trading-day period immediately following the Distribution. Cablevision restricted share awards issued in 2011 to persons who transfer from Cablevision to us within 365 days of the Distribution will be cancelled and such employees will be granted equivalent replacement restricted share awards with respect to our Class A Common Stock, based upon the average of the VWAPs of the Cablevision NY Group Class A Common Stock and our Class A Common Stock, respectively, for each trading day in the ten trading-day period immediately following the date of transfer. Our shares will be subject to substantially equivalent conditions and restrictions as the Cablevision restricted shares they replace. Cablevision’s restricted share awards granted in 2011 to our executive officers whose compensation is potentially subject to Section 162(m) of the Code provide that the vesting of such grants will be subject to meeting certain Company-based performance criteria, as specified in the award agreement.

Cablevision has issued restricted stock units to its non-employee directors which represent unfunded, unsecured rights to receive shares of Cablevision NY Group Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by the Compensation Committee in the award agreement. Such restricted stock units were fully vested on the date of grant. In connection with the Distribution, each holder of a restricted stock unit will receive one share of our Class A Common Stock in respect of every four Cablevision restricted stock units owned on the record date upon the Distribution and continue to be entitled to a share of Cablevision NY Group Class A Common Stock (or cash or other property) in accordance with the award agreement. Such shares of Class A Common Stock will be issued under our Director Stock Plan. Cablevision has issued to its non-employee directors options to purchase its Cablevision NY Group Class A Common Stock, and such options are fully vested. In connection with the Distribution, each Cablevision option will become two options: one will be an option to acquire Cablevision NY Group Class A Common Stock and one an option to acquire our Class A Common Stock. The allocation of exercise price between the existing non-employee director Cablevision options and our new non-employee director options and the number of shares subject to those new options will be determined in the same manner as described above for our options/rights to be issued under our Employee Stock Plan at the time of the Distribution.

As a result of the Distribution, there will be outstanding options to acquire approximately 1,745,900 shares of our Class A Common Stock and stock appreciation rights with respect to approximately 28,000 shares of our Class A Common Stock, most of which will be held by employees of Cablevision and its affiliates other than us. In addition, approximately 2,200,000 shares of our Class A Common Stock will be distributed by Cablevision in respect of outstanding Cablevision restricted shares, most of which will be to employees of Cablevision and its affiliates other than us. In addition, as a result of the Distribution, restricted shares of the Company’s Class A Common Stock will be issued under the Employee Stock Plan in respect of Cablevision restricted shares granted in 2011 to employees of the Company that will be automatically cancelled and converted into shares of our restricted Class A Common Stock. The number of shares we will issue will be based upon a ten-day pricing period for the Cablevision NY Group Class A Common Stock and our Class A Common Stock following the Distribution, as described above.

Since 2008, Cablevision has made annual grants of three-year performance awards to executives and certain other members of management of the Company under Cablevision’s 2006 CIP. To the extent required by the terms of the applicable award agreement, the performance objectives in an employee’s award agreement will be adjusted to reflect the exclusion of our business from the business of Cablevision.

The performance awards made in 2011 to holders who are our employees immediately following the Distribution, or who transfer from Cablevision to us within 365 days of the Distribution, will be cancelled and such employees will be granted awards under the CIP having substantially similar terms, including an identical target amount, as the Cablevision performance awards they replace, other than the fact that performance will be measured based on our performance (instead of Cablevision performance).

Deferred compensation awards granted by Cablevision pursuant to Cablevision’s Long-Term Incentive Plan (which was superseded by Cablevision’s 2006 CIP) will be unaffected by the Distribution.

With respect to outstanding long-term cash and equity awards, the Company and Cablevision will not be regarded as competitive entities of each other for purposes of any non-compete provisions contained in the applicable award agreements. With respect to all outstanding Cablevision awards (and our options and stock appreciation rights issued in connection with such awards) holders of such awards will continue to vest in them so long as they remain employed by the Company, Cablevision or affiliates of either entity, provided that an employee who moves between the Company or one of its subsidiaries, on the one hand, and Cablevision or one of its subsidiaries, on the other hand, at a time when the two entities are no longer affiliates will not continue to vest in our awards and such change will constitute a termination of employment for purposes of the award agreement. Notwithstanding the foregoing, Mr. Dolan will continue to vest in his outstanding Cablevision awards (as well as in Company stock options and stock appreciation rights issued upon the Distribution with respect to such outstanding Cablevision awards) based solely on his continued service with Cablevision and not in respect of his continued service with the Company.

We will not be responsible for any payments associated with any annual, long-term cash or deferred compensation award granted by Cablevision to Mr. Dolan that is outstanding as of the Distribution. Payment of such awards will be the sole responsibility of Cablevision. Payments of any annual, long-term cash or deferred compensation awards granted to Messrs. Sapan, Carroll, Sullivan and Gallagher will continue to be the responsibility of the Company.

The performance awards, deferred compensation awards and stock appreciation rights applicable to our employees will be assigned by Cablevision to us and will be assumed by us.

DESCRIPTION OF FINANCING TRANSACTIONS AND CERTAIN INDEBTEDNESS

Financing Transactions in Connection with the Distribution

As part of the Distribution, we will issue an aggregate of $2,425,000,000 in new senior secured and senior unsecured debt of the Company. This indebtedness will consist of:

•	$1,725,000,000 in senior secured term loans issued under our new senior secured credit facility described below; and

•	$700,000,000 in senior unsecured notes, which we refer to as the senior notes.

We refer to the senior secured term loans and the senior notes as the New AMC Networks Debt.

Cablevision Debt Exchange

A portion of the proceeds of the New AMC Networks Debt will be used to repay all outstanding Company debt (including debt of RNS but excluding capital leases) and approximately $1,275,000,000 of the New AMC Networks Debt will be issued to CSC Holdings, which will use such New AMC Networks Debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt.

CSC Holdings will accomplish such satisfaction and discharge of the outstanding debt by entering into a transaction with the Exchange Entities, whereby CSC Holdings will exchange a portion of the New AMC Networks Debt for outstanding Cablevision or CSC Holdings debt, a substantial portion of which will have been acquired from Cablevision’s lenders by the Exchange Entities for this purpose. Following the exchange, we expect that affiliates of the Exchange Entities, in an unrelated transaction, will syndicate our senior secured term loans to several lenders and distribute our senior unsecured notes in an exempt offering.

Senior Secured Credit Facilities

In connection with the Distribution, we expect to enter into new credit facilities that will provide for an aggregate amount of approximately $2,425,000,000 in financing, consisting of the following:

•	a senior secured revolving credit facility in a principal amount of $500,000,000, and

•	senior secured term loan facilities in an aggregate principal amount of $1,725,000,000.

We refer to the revolving credit facility and the term loan facilities collectively as the senior secured credit facilities.

We will describe the terms and covenants of the senior secured credit facilities in a Current Report on Form 8-K after we enter into definitive agreements relating thereto. We expect that the revolving credit facility will be available for working capital and for general corporate purposes. The revolving credit facility will be undrawn on the Distribution date.

Senior Notes

In connection with the Distribution, we will issue $700,000,000 in aggregate principal amount of senior notes, under an indenture between us and U.S. Bank, National Association, as Trustee, dated as of the Distribution date.

We will describe the terms and covenants of the senior notes in a Current Report on Form 8-K after we enter into definitive agreements relating thereto.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship Between Cablevision and Us After the Distribution

Following the Distribution, we will be a separate, stand-alone public company and Cablevision will have no continuing common stock ownership interest in us. As described under “The Distribution — Results of the Distribution,” both Cablevision and we will be under the control of Charles F. Dolan, members of his family and certain related family entities immediately following the Distribution. See “Unaudited Pro Forma Consolidated Financial Information” and Note 12 of “Notes to Consolidated Financial Statements” for information concerning historical intercompany payments between us and Cablevision.

For purposes of governing the ongoing relationships between Cablevision and us after the Distribution and to provide for an orderly transition, Cablevision and we have entered or will enter into the agreements described in this section prior to the Distribution.

Certain of the agreements summarized in this section have been included as exhibits to the registration statement of which this Information Statement forms a part, and the following summaries of those agreements are qualified in their entirety by reference to the agreements.

Distribution Agreement

We have entered into the Distribution Agreement with Cablevision and CSC Holdings as part of a series of transactions pursuant to which we have received or will receive prior to the Distribution all of the limited liability company interests in RMH, the wholly-owned indirect subsidiary of Cablevision through which Cablevision has historically conducted the AMC Networks business. The Distribution Agreement has been filed as an exhibit to the registration statement of which this Information Statement forms a part, and the following description of the Distribution Agreement is qualified in its entirety by reference to the Distribution Agreement as so filed.

Under the Distribution Agreement, Cablevision will distribute our common stock to its common stockholders.

As part of the Distribution, we will incur approximately $2,425,000,000 of New AMC Networks Debt, consisting of $1,725,000,000 aggregate principal amount of senior secured term loans and $700,000,000 aggregate principal amount of senior unsecured notes. A portion of the proceeds of the New AMC Networks Debt will be used to repay all outstanding Company debt (excluding capital leases) and approximately $1,275,000,000 of the New AMC Networks Debt will be issued to CSC Holdings, which will use such New AMC Networks Debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt.

CSC Holdings will accomplish such satisfaction and discharge of the outstanding debt by entering into a transaction with the Exchange Entities, whereby Cablevision or CSC Holdings will exchange a portion of the New AMC Networks Debt for outstanding Cablevision or CSC Holdings debt, a substantial portion of which will have been acquired from Cablevision’s lenders by the Exchange Entities for this purpose. Following the exchange, we expect that affiliates of the Exchange Entities, in an unrelated transaction, will syndicate our senior secured term loans to several lenders and distribute our senior unsecured notes in an exempt offering. We refer to these transactions as the “Financing Transactions.” See “Description of Financing Transactions and Certain Indebtedness.”

Under the Distribution Agreement, Cablevision provides us with indemnities with respect to liabilities, damages, costs and expenses arising out of any of (i) Cablevision’s businesses (other than businesses of ours); (ii) certain identified claims or proceedings; (iii) any breach by Cablevision of its obligations under the Distribution Agreement; and (iv) any untrue statement or omission in the Registration Statement or the Information Statement relating to Cablevision and its subsidiaries. We will provide Cablevision with indemnities with respect to liabilities, damages, costs and expenses arising out of any of (i) our businesses; (ii) any breach by the Company of its obligations under the Distribution Agreement; and (iii) any untrue statement or omission in the Registration Statement or Information Statement other than any such statement or omission relating to Cablevision and its subsidiaries.

In the Distribution Agreement we release Cablevision from any claims we might have arising out of:

•	the management of the businesses and affairs of AMC Networks on or prior to the Distribution;

•	the terms of the Distribution, our amended and restated certificate of incorporation, our by-laws and the other agreements entered into in connection with the Distribution;

•	the Financing Transactions; and

•	any decisions that have been made, or actions taken, relating to AMC Networks, the Distribution or the Financing Transactions.

The Distribution Agreement also provides that Cablevision will have the sole and absolute discretion to determine whether to proceed with the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and satisfaction of conditions to the consummation of the Distribution.

The Distribution Agreement also provides for access to records and information, cooperation in defending litigation, as well as methods of resolution for certain disputes.

Contribution Agreement

As part of the series of transactions described above under “— Distribution Agreement,” we have entered into a Contribution Agreement with Cablevision and CSC Holdings pursuant to which CSC Holdings contributed to us, on the effective date of the Contribution Agreement, 100% of the limited liability company interests in RMH. In consideration of this contribution, we (i) issued, on the effective date of the Contribution Agreement, shares of our common stock to CSC Holdings and (ii) will issue, on the Distribution date, approximately $1,275,000,000 of New AMC Networks Debt to Cablevision or CSC Holdings. The Contribution Agreement does not provide for any ongoing obligations for any party following the Distribution.

Financing Arrangements

In connection with the Financing Transactions, we have entered or will enter into various agreements with CSC Holdings relating to the issuance of our debt and the subsequent exchange of that debt in satisfaction of outstanding debt of Cablevision or CSC Holdings. See “Description of Financing Transactions and Certain Indebtedness — Financing Transactions in Connection with the Distribution — Cablevision Debt Exchange.”

Transition Services Agreement

We have entered into a Transition Services Agreement with Cablevision under which, in exchange for the fees specified in such agreement, Cablevision has agreed to provide transition services with regard to such areas as tax, information systems, risk management and employee services, compensation and benefits. Under the Transition Services Agreement, we will also provide certain services to MSG on behalf of Cablevision in connection with the MSG Distribution. A form of the Transition Services Agreement has been filed as an exhibit to the registration statement of which this Information Statement forms a part, and the following description of the Transition Services Agreement is qualified in its entirety by reference to the Transition Services Agreement as so filed.

We have agreed to provide transition services to Cablevision with regard to our information technology systems that we and Cablevision may share. The Company and Cablevision, as parties receiving services under the agreement, agree to indemnify the party providing services for losses incurred by such party that arise out of or are otherwise in connection with the provision by such party of services under the agreement, except to the extent that such losses result from the providing party’s gross negligence, willful misconduct or breach of its obligations under the agreement. Similarly, each party providing services under the agreement agrees to indemnify the party receiving services for losses incurred by such party that arise out of or are otherwise in connection with the indemnifying party’s provision of services under the agreement if such losses result from the providing party’s gross negligence, willful misconduct or breach of its obligations under the agreement. We believe that the terms and conditions of the Transition Services Agreement are as favorable to us as those available from unrelated parties for a comparable arrangement.

Tax Disaffiliation Agreement

We have entered into a Tax Disaffiliation Agreement with Cablevision that governs Cablevision’s and our respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters. The Tax Disaffiliation Agreement has been filed as an exhibit to the registration statement of which this Information Statement forms a part, and the following description of the Tax Disaffiliation Agreement is qualified in its entirety by reference to the Tax Disaffiliation Agreement as so filed. References in this summary description of the Tax Disaffiliation Agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

We and our eligible subsidiaries currently join with Cablevision in the filing of a consolidated return for U.S. federal income tax purposes and also join with Cablevision in the filing of certain consolidated, combined, and unitary returns for state, local, and other applicable tax purposes. However, for periods (or portions thereof) beginning after the Distribution, we generally will not join with Cablevision in the filing of any federal, state, local or other applicable consolidated, combined or unitary tax returns.

Under the Tax Disaffiliation Agreement, with certain exceptions, Cablevision will generally be responsible for all of our U.S. federal, state, local and other applicable income taxes for any taxable period or portion of such period ending on or before the Distribution date. With certain exceptions, we will generally be responsible for all other taxes (including certain New York City income taxes) for all taxable periods ending on or before the Distribution date, and all taxes that are attributable to us or one of our subsidiaries after the Distribution date.

Notwithstanding the Tax Disaffiliation Agreement, under U.S. Treasury Regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods in which we have been included in Cablevision’s consolidated group, we could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of such consolidated group. However, if any such liability were imposed, we would generally be entitled to be indemnified by Cablevision for tax liabilities allocated to Cablevision under the Tax Disaffiliation Agreement.

We will be responsible for filing all tax returns for any period ending after the Distribution date that include us or one of our subsidiaries other than any consolidated, combined or unitary income tax return for periods after such date (if any) that includes us or one of our subsidiaries, on the one hand, and Cablevision or one of its subsidiaries (other than us or any of our subsidiaries), on the other hand. Where possible, we have waived the right to carry back any losses, credits, or similar items to periods ending prior to or on the Distribution date, however, if we cannot waive the right, we would be entitled to receive the resulting refund or credit, net of any taxes incurred by Cablevision with respect to the refund or credit.

Generally, we will have the authority to conduct all tax proceedings, including tax audits, relating to taxes or any adjustment to taxes for which we are responsible for filing a return under the Tax Disaffiliation Agreement, and Cablevision will have the authority to conduct all tax proceedings, including tax audits, relating to taxes or any adjustment to taxes for which Cablevision is responsible for filing a return under the Tax Disaffiliation Agreement. However, if one party acknowledges a liability to indemnify the other party for a tax to which such proceeding relates, and provides evidence to the other party of its ability to make such payment, the first-mentioned party will have the authority to conduct such proceeding. The Tax Disaffiliation Agreement further provides for cooperation between Cablevision and the Company with respect to tax matters, the exchange of information and the retention of records that may affect the tax liabilities of the parties to the agreement.

Finally, the Tax Disaffiliation Agreement requires that neither we nor any of our subsidiaries will take, or fail to take, any action where such action, or failure to act, would be inconsistent with or preclude the

Distribution from qualifying as a tax-free transaction to Cablevision and its stockholders under Section 355 of the Code, or would otherwise cause holders of Cablevision stock receiving our stock in the Distribution to be taxed as a result of the Distribution and certain transactions undertaken in connection with the Distribution. Additionally, for the two-year period following the Distribution, we may not engage in certain activities that may jeopardize the tax-free treatment of the Distribution to Cablevision and its stockholders, unless we receive Cablevision’s consent or otherwise obtain a ruling from the IRS or a legal opinion, in either case reasonably satisfactory to Cablevision, that the activity will not alter the tax-free status of the Distribution to Cablevision and its stockholders. Such restricted activities include:

•	entering into any transaction pursuant to which 50% or more of our equity securities or assets would be acquired, whether by merger or otherwise, unless certain tests are met;

•	issuing equity securities, if any such issuances would, in the aggregate, constitute 50% or more of the voting power or value of our capital stock;

•	certain repurchases of our common shares;

•	ceasing to actively conduct our business;

•	amendments to our organizational documents (i) affecting the relative voting rights of our stock or (ii) converting one class of our stock to another;

•	liquidating or partially liquidating; and

•	taking any other action that prevents the Distribution and related transactions from being tax-free.

Furthermore, the Tax Disaffiliation Agreement limits our ability to pre-pay, pay down, redeem, retire, or otherwise acquire a portion of the New AMC Networks Debt. Moreover, we must indemnify Cablevision and its subsidiaries, officers and directors for any taxes, resulting from action or failure to act, if such action or failure to act precludes the Distribution from qualifying as a tax-free transaction (including taxes imposed as a result of a violation of the restrictions set forth above).

Employee Matters Agreement

Upon completion of the Distribution, we will have in place an Employee Matters Agreement with Cablevision that will allocate assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs and certain other related matters. A form of the Employee Matters Agreement has been filed as an exhibit to the registration statement of which this Information Statement forms a part, and the following description of the Employee Matters Agreement is qualified in its entirety by reference to the Employee Matters Agreement as so filed.

In general, our employees currently participate in various Cablevision retirement, health and welfare, and other employee benefit plans. After the Distribution, it is anticipated that our employees will generally participate in similar plans and arrangements established and maintained by the Company; however, we will continue to be a participating company in certain Cablevision employee benefit plans during a transition period. Effective as of the Distribution date, we and Cablevision will each be responsible for our respective employees and compensation plans.

For a description of the impact of the Distribution on holders of Cablevision options, restricted stock and other awards, see “Executive Compensation — Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards.”

Consulting Agreement

We have historically paid a management fee pursuant to a consulting agreement between CSC Holdings and certain of our subsidiaries. Cablevision and its subsidiaries will no longer be obligated under that agreement to provide any management services to our subsidiaries. We will terminate the consulting agreement on the Distribution date and will not replace such agreement. We were charged management fees of $26.5 million in 2010.

AMC Networks Broadcasting & Technology Services Agreement

AMC Networks Broadcasting & Technology, a wholly-owned indirect subsidiary of AMC Networks, has entered into services agreements with Madison Square Garden, L.P. and Fuse Networks LLC, for the provision by AMC Networks Broadcasting & Technology of certain transponder services and technical support services in connection therewith.

Other Arrangements and Agreements with Cablevision

The Company has also entered into a number of commercial and technical arrangements and agreements with Cablevision and its subsidiaries, none of which will be material to the Company. These will include arrangements for the Company’s use of equipment, offices and other premises, provision of technical and transport services and vendor services, and access to technology. Cablevision is a party to affiliation agreements with each of AMC, WE tv, IFC and Sundance Channel relating to the carriage of those programming networks on Cablevision’s cable systems.

See “Business — Legal Proceedings — DISH Network Contract Dispute” for a description of our agreement with Cablevision on the control and funding of, and distribution of any proceeds from, the pending litigation with DISH Network.

Equity Administration Agreement

Upon completion of the Distribution, we will have in place an Equity Administration Agreement with MSG that will set forth responsibilities and liabilities of the parties regarding vesting, exercise and forfeiture of stock options, stock appreciation rights and restricted shares: (i) of the Company that are held by employees or former employees of MSG; and (ii) of MSG that are held by employees or former employees of the Company.

Dolan Family Arrangements

Aircraft Arrangements

RMH has entered into a Time Sharing Agreement with CSC Transport, Inc. (“CSC Transport”), a subsidiary of Cablevision, pursuant to which CSC Transport leases to RMH on a “time-sharing” basis a Gulfstream Aerospace G-V aircraft and three helicopters. RMH pays CSC Transport an amount equal to the actual non-fuel expenses of each flight it elects to utilize and 200% of the actual fuel usage for such flights, but not exceeding the maximum amount payable under Federal Aviation Administration (“FAA”) rules. In calculating the amounts payable under the agreement, RMH and CSC Transport will allocate in good faith the treatment of any flight that is for the benefit of both RMH and Cablevision. The agreement becomes effective as of the Distribution date.

RMH has entered into a Time Sharing Agreement with Dolan Family Office, LLC (“DFO LLC”), a company controlled by Charles F. Dolan, the Executive Chairman and a director of the Company. Under this agreement, DFO LLC has agreed to sublease to RMH on a “time sharing” basis, a Gulfstream Aerospace GIV-SP aircraft. The Company pays DFO LLC an amount equal to the actual non-fuel expenses of each flight it elects to utilize and 200% of the actual fuel usage for such flights, but not exceeding the maximum amount payable under FAA rules. The agreement becomes effective as of the Distribution date.

RMH has entered into an Aircraft Dry Lease Agreement, effective as of the Distribution date, with New York Aircam Corp., an entity owned by Patrick F. Dolan, a director of the Company, pursuant to which RMH may lease a Cessna aircraft owned by that entity at a cost of $650 per hour plus the actual costs of operating the aircraft during the lease periods. RMH is also responsible for obtaining and paying the cost of the flight crew to operate the aircraft. RMH and CSC Transport have also entered into an Aircraft Management Agreement, pursuant to which CSC Transport has agreed to provide pilots and certain other services in connection with the use by RMH of the Cessna aircraft leased by it under the dry lease with New York Aircam Corp. The agreement provides for a fee of $100 per month in addition to reimbursement of certain expenses incurred by CSC Transport in connection with the provision of services thereunder.

Each of the foregoing agreements has been included as an exhibit to the registration statement of which this Information Statement forms a part, and the foregoing summaries are qualified in their entirety by reference to the agreements as so filed.

In addition, from time to time, certain other services of the Company may be made available to members of the Dolan family and to entities owned by them. It is the policy of the Company to receive reimbursement for the costs of these services. There were no reimbursements in 2010.

See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for a description of registration rights agreements among Dolan family interests and the Company.

Certain Relationships and Potential Conflicts of Interest

Following the Distribution, there will be an overlap between the senior management of the Company and Cablevision. Charles F. Dolan will serve as the Executive Chairman of the Company and as the Chairman of Cablevision. In addition, immediately following the Distribution, eight of the members of our Board of Directors will also serve as directors of Cablevision and/or MSG concurrently with their service on our Board of Directors. Therefore, these directors may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example there will be the potential for a conflict of interest when we, Cablevision or MSG consider certain acquisitions and other corporate opportunities that may be suitable for us and either or both of them. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between Cablevision or MSG and us. See “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.” In addition, after the Distribution, certain of our officers and directors will continue to own Cablevision and MSG stock and options to purchase Cablevision or MSG stock, as well as cash performance awards with any payout based on the performance of Cablevision or MSG. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for the Company and Cablevision or MSG. See “— Related Party Transaction Approval Policy” below for a discussion of certain procedures we will institute to help ameliorate any such potential conflicts that may arise.

The Company’s amended and restated certificate of incorporation will acknowledge that the Company may have overlapping directors and officers with Cablevision and its subsidiaries and successors or MSG and its subsidiaries and successors and that the Company may engage in material business transactions with such entities. The Company will renounce its rights to certain business opportunities and the Company’s amended and restated certificate of incorporation will provide that in certain circumstances our directors and officers will not have liability to the Company or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Cablevision or any of its subsidiaries or MSG or any of its subsidiaries instead of the Company, or does not refer or communicate information regarding such corporate opportunity to the Company. These provisions in our amended and restated certificate of incorporation will also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and Cablevision, MSG and/or any of their respective subsidiaries and will provide that, to the fullest extent permitted by law, the actions of the overlapping directors and officers in connection therewith are not breaches of fiduciary duties owed to the Company or its stockholders. See “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.” A form of our amended and restated certificate of incorporation has been filed as an exhibit to an amendment to the registration statement of which this Information Statement forms a part, and the foregoing description of our amended and restated certificate of incorporation is qualified in its entirety by reference to the amended and restated certificate of incorporation as so filed.

Prior to the Distribution, the members of the Dolan family group have entered into an agreement with the Company in which they will agree that during the 12-month period beginning on the Distribution date, the Dolan family group must obtain the prior approval of a majority of the Company’s Independent Directors prior to acquiring common stock of the Company through a tender offer that results in members of the Dolan family group owning more than 50% of the total number of outstanding shares of common stock of the Company. For purposes of this agreement, the term “Independent Directors” means the directors of the

Company who have been determined by our Board of Directors to be independent directors for purposes of NASDAQ corporate governance standards.

Related Party Transaction Approval Policy

We have adopted a written policy whereby an Independent Committee of our Board of Directors will review and approve or take such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K of the SEC (“Item 404”) has or will have a direct or indirect material interest. This approval requirement will cover any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently apply to transactions (or any series of similar transactions) in which the amount involved exceeds $120,000. To simplify the administration of the approval process under this policy, the Independent Committee may, where appropriate, establish guidelines for certain of those transactions. The policy will not cover decisions on compensation or benefits or the hiring or retention of any person. The hiring or retention of executive officers will be determined by our full Board of Directors. Compensation of executive officers is subject to the approval of our Compensation Committee. This policy also will not cover any pro rata distributions to all Company stockholders, including a pro rata distribution of our Class A Common Stock to holders of our Class A Common Stock and our Class B Common Stock to holders of our Class B Common Stock. No director on an Independent Committee will participate in the consideration of a related party transaction with that director or any related person of that director.

Following the Distribution, our Board of Directors will also adopt a special approval policy for transactions with Cablevision and its subsidiaries or with MSG and its subsidiaries (collectively, the “Other Company”) whether or not such transactions qualify as “related party” transactions described above. Under this policy, the Independent Committee will oversee approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and the Other Company, on the other hand, in which the amount exceeds the dollar threshold set forth in Item 404 (currently $120,000). To simplify the administration of the approval process under this policy, the Independent Committee may, where appropriate, establish guidelines for certain of these transactions. The approval requirement will not apply to the implementation and administration of these intercompany arrangements under the related party transaction approval policy but will cover any amendments, modifications, terminations or extensions, other than ministerial, nonsubstantive amendments or modifications, as well as the handling and resolution of any disputes. Our executive officers and directors who are also senior executives or directors of the Other Company may participate in the negotiation, execution, implementation, amendment, modification, or termination of these intercompany arrangements, as well as in any resolution of disputes thereunder, on behalf of either or both of the Company and the Other Company, in each case under the direction of an Independent Committee or the comparable committee of the board of directors of the Other Company.

Our related party transaction approval policy cannot be amended or terminated without the prior approval of a majority of the independent directors and by a majority of the directors elected by our Class B Common Stockholders. For purposes of this policy, “independent directors” means those directors who have been determined by our Board to be independent directors for purposes of NASDAQ corporate governance standards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Stock

This table shows the number and percentage of shares of our Class A common stock and our Class B common stock that will be owned of record and beneficially at the time of the Distribution by each director and each named executive officer of the Company named in the summary compensation table. The table also shows the name, address and the number and percentage of shares owned by persons beneficially owning more than five (5%) percent of any class at the time of the Distribution. All information in the table is based upon information available to Cablevision as of May 31, 2011 as to the ownership of Cablevision common stock and is presented as if the Distribution has occurred prior to the dates of ownership information used in the table.

				Combined Voting
				Power of All
		Beneficial		Classes of Stock
	Title of	Ownership	Percent	Beneficially
Name and Address	Stock Class(1)	(1)(2)	of Class	Owned(1)(2)

Dolan Family Group(3) c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	1,893,870	3.3%	71.0%
	Class B common stock	13,534,408	100%

Charles F. Dolan(3)(4)(5)(6)(7)(13)(27)(28) c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	862,483	1.5%	42.0%
	Class B common stock	8,020,245	59.3%

Helen A. Dolan(3)(4)(5)(6)(7)(13)(27)(28) c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	862,483	1.5%	42.0%
	Class B common stock	8,020,245	59.3%

Charles F. Dolan 2011 Grantor Retained Annuity Trust #1C(3)(5) c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	—	*	12.2%
	Class B common stock	2,363,456	17.5%

Helen A. Dolan 2011 Grantor Retained Annuity Trust #1C(3)(7) c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	—	*	7.3%
	Class B common stock	1,418,073	10.5%

Joshua W. Sapan(13)	Class A common stock	130,328	*	*
	Class B common stock	—	—

Edward A. Carroll(13)	Class A common stock	40,471	*	*
	Class B common stock	—	—

Sean S. Sullivan	Class A common stock	2,297	*	*
	Class B common stock	—	—

James G. Gallagher	Class A common stock	8,775	*	*
	Class B common stock	—	—

William J. Bell	Class A common stock	—	*	*
	Class B common stock	—	—

James L. Dolan(3)(13)(16)(18)(34) P.O. Box 420 Oyster Bay, NY 11771	Class A common stock	643,925	1.1%	5.2%
	Class B common stock	942,114	7.0%

				Combined Voting
				Power of All
		Beneficial		Classes of Stock
	Title of	Ownership	Percent	Beneficially
Name and Address	Stock Class(1)	(1)(2)	of Class	Owned(1)(2)

Kristin A. Dolan(13)(16)(18)(34) P.O. Box 420 Oyster Bay, NY 11771	Class A common stock	643,925	1.1%	5.2%
	Class B common stock	942,114	7.0%

Patrick F. Dolan(3)(13)(19)(32) c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	90,715	*	4.6%
	Class B common stock	886,015	6.5%

Thomas C. Dolan(3)(13)(20)(33) c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	89,428	*	4.8%
	Class B common stock	926,958	6.8%

Brian G. Sweeney(13)(21)(22)(30) 1111 Stewart Avenue Bethpage, NY 11714	Class A common stock	90,956	*	4.8%
	Class B common stock	918,981	6.8%

Marianne Dolan Weber(3)(14)(23)(31) c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	59,573	*	4.6%
	Class B common stock	890,802	6.6%

Neil Ashe	Class A common stock	—	*	*
	Class B common stock	—	—

Alan D. Schwartz	Class A common stock	—	*	*
	Class B common stock	—	—

Leonard Tow(14)(15)	Class A common stock		*	*
	Class B common stock	8,139	—

Robert Wright	Class A common stock	—	*	*
	Class B common stock	—	—

All executive officers and directors as a group(4)(5)(6)(7)(13)(14)(15)(16)(18)(19)(20)(21)(22)(23)(30)(31)(32)(33)(34)	Class A common stock	2,307,244	4.0%	66.3%
	Class B common stock	12,585,115	93.0%

Kathleen M. Dolan(3)(17)(29)(30)(31)(32)(33)(34) 94B Bowman Road Barnard, VT 05031	Class A common stock	280,154	*	28.6%
	Class B common stock	5,499,007	40.6%

Deborah A. Dolan-Sweeney(3)(13)(21)(22)(30) c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	90,956	*	4.8%
	Class B common stock	918,981	6.8%

Paul J. Dolan(3)(24)(29)(34) Progressive Field 2401 Ontario St. Cleveland, OH 44115	Class A common stock	188,807	*	9.7%
	Class B common stock	1,845,939	13.6%

Mary S. Dolan(3)(25)(30)(32) 300 So. Riverside Plaza, Suite 1480 Chicago, IL 60606	Class A common stock	108,347	*	9.4%
	Class B common stock	1,804,996	13.3%

Matthew J. Dolan(3)(26)(31)(33) Corporate Place, 100 7th Avenue, Suite 150 Chardon, OH 44024	Class A common stock	90,187	*	9.5%
	Class B common stock	1,817,760	13.4%

				Combined Voting
				Power of All
		Beneficial		Classes of Stock
	Title of	Ownership	Percent	Beneficially
Name and Address	Stock Class(1)	(1)(2)	of Class	Owned(1)(2)

Lawrence J. Dolan(3)(27) Progressive Field 2401 Ontario St. Cleveland, OH 44115	Class A common stock	1,600	*	14.8%
	Class B common stock	2,854,915	21.1%

David M. Dolan(3)(28) 7 Glenmaro Lane St. Louis, MO 63131	Class A common stock	309,613	*	14.9%
	Class B common stock	2,854,915	21.1%

Charles F. Dolan Children Trust(3)(29) FBO Kathleen M. Dolan c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	47,864	*	4.8%
	Class B common stock	918,981	6.8%

Charles F. Dolan Children Trust(3)(30) FBO Deborah A. Dolan-Sweeney c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	47,864	*	4.8%
	Class B common stock	918,981	6.8%

Charles F. Dolan Children Trust(3)(31) FBO Marianne Dolan Weber c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	47,864	*	4.6%
	Class B common stock	890,802	6.6%

Charles F. Dolan Children Trust(3)(32) FBO Patrick F. Dolan c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	47,864	*	4.6%
	Class B common stock	886,015	6.5%

Charles F. Dolan Children Trust(3)(33) FBO Thomas C. Dolan c/o Dolan Family Office 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	39,886	*	4.8%
	Class B common stock	926,958	6.8%

Charles F. Dolan Children Trust(3)(34) FBO James L. Dolan P.O. Box 420 Oyster Bay, NY 11771	Class A common stock	39,886	*	4.8%
	Class B common stock	926,958	6.8%

GAMCO Investors, Inc.(8) GAMCO Asset Management Inc. One Corporate Center Rye, NY 10580	Class A common stock	4,356,695	7.5%	2.3%
	Class B common stock	—	—

ClearBridge Advisors, LLC(9) 620 8th Avenue New York, NY 10018	Class A common stock	5,300,902	9.2%	2.7%
	Class B common stock	—	—

T. Rowe Price Associates, Inc.(10) 100 East Pratt Street Baltimore, MD 21202	Class A common stock	3,488,394	6.0%	1.8%
	Class B common stock	—	—

M.A.M. Investments Ltd.(11) Marathon Asset Management (Services) Ltd. Marathon Asset Management LLC William Arah, Neil Ostrer, Jeremey Hosking Orion House, 5 Upper St. Martin’s Lane London, United Kingdom WC2H 9EA	Class A common stock	4,554,618	7.9%	2.4%
	Class B common stock	—	—

Combined Voting
Power of All
		Beneficial		Classes of Stock
	Title of	Ownership	Percent	Beneficially
Name and Address	Stock Class(1)	(1)(2)	of Class	Owned(1)(2)

The Vanguard Group, Inc. LLC(12) Vanguard Fiduciary Trust Company 100 Vanguard Blvd. Malvern, PA 19355	Class A common stock	3,206,694	5.5%	1.7%
	Class B common stock	—	—

*	Less than 1%.

(1)	Beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding and relationship or otherwise. Unless indicated, beneficial ownership disclosed consists of sole voting and investment power. Beneficial ownership of Class A common stock is exclusive of the shares of Class A common stock that are issuable upon conversion of shares of Class B common stock.

(2)	Shares of Class B common stock are convertible into shares of Class A common stock at the option of the holder on a share for share basis. The holder of one share of Class A common stock has one vote per share at a meeting of our stockholders and the holder of one share of Class B common stock has 10 votes per share at a meeting of our stockholders, except in the separate elections of directors. Holders of Class A common stock have the right to elect 25% of the Board of Directors rounded up to the nearest whole director and the holders of Class B common stock have the right to elect the remaining members of the Board of Directors.

(3)	Members of the Dolan family will form a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934. The members of this group (the “Group Members”) will be: Charles F. Dolan, individually and as Trustee of the Charles F. Dolan 2011 Grantor Retained Annuity Trust #1C (“CFD 2011 GRAT”) and the Charles F. Dolan 2009 Revocable Trust (“CFD 2009 Trust”); Helen A. Dolan, individually and as Trustee of the Helen A. Dolan 2011 Grantor Retained Annuity Trust #1C (“HAD 2011 GRAT”) and the Helen A. Dolan 2009 Revocable Trust (“HAD 2009 Trust”); James L. Dolan; Thomas C. Dolan; Patrick F. Dolan; Kathleen M. Dolan, individually and as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Charles F. Dolan Children Trust FBO Thomas C. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan (hereinafter collectively referred to as the “Dolan Children Trusts,” and individually, a “Dolan Children Trust”) and as sole Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust; Marianne Dolan Weber; Deborah A. Dolan-Sweeney; Lawrence J. Dolan, as a Trustee of the Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan, the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan, the Charles F. Dolan 2009 Family Trust FBO James L. Dolan, the Charles F. Dolan 2009 Family Trust FBO Marianne Dolan Weber, the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan and the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney (collectively, the “2009 Family Trusts” and individually, a “2009 Family Trust”) and as Trustee of the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber, Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan and Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of James L. Dolan (hereinafter collectively referred to as the “CFD 2010 Grandchildren Trusts,” and individually, a “CFD 2010 Grandchildren Trust”); David M. Dolan, as a Trustee of each of the 2009 Family Trusts and each of the CFD 2010 Grandchildren Trusts; Paul J. Dolan, as a Trustee of the Dolan Children Trusts FBO Kathleen M. Dolan and James L. Dolan; Matthew J. Dolan, as a Trustee of the Dolan Children Trusts FBO Marianne Dolan Weber and Thomas C. Dolan; Mary S. Dolan, as a Trustee of the Dolan Children Trusts FBO Deborah Dolan-Sweeney and Patrick F. Dolan; Dolan Children Trust FBO Kathleen M. Dolan; Dolan Children Trust FBO Marianne Dolan Weber; Dolan Children Trust FBO Deborah Dolan-Sweeney; Dolan Children

Trust FBO James L. Dolan; Dolan Children Trust FBO Thomas C. Dolan; Dolan Children Trust FBO Patrick F. Dolan; 2009 Family Trust FBO James L. Dolan; 2009 Family Trust FBO Thomas C. Dolan; 2009 Family Trust FBO Patrick F. Dolan; 2009 Family Trust FBO Kathleen M. Dolan; 2009 Family Trust FBO Marianne Dolan Weber; 2009 Family Trust FBO Deborah A. Dolan-Sweeney; Ryan Dolan 1989 Trust; Tara Dolan 1989 Trust; CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney; CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan; CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber; CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan; CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan; CFD 2011 GRAT; and HAD 2011 GRAT. The Group Members may be deemed to beneficially own an aggregate of 15,428,278 shares of Class A common stock as a result of their beneficial ownership of (i) 1,893,870 shares of Class A common stock (including 225,830 shares of restricted stock and 737,316 shares of Class A common stock issuable upon the exercise of options that will be granted pursuant to the Company’s Employee Stock Plan or Director Stock Plan, which on May 31, 2011, were unexercised but would be exercisable within a period of 60 days) and (ii) 13,534,408 shares of shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof. Individuals who are parties to the stockholders agreement solely in their capacity as trustees of trusts beneficially own an additional 427,326 shares of Class A common stock. See footnotes (4) through (7) (13), 14 and (16) through (34).

(4)	Charles F. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 565,146 shares of Class A common stock (including 16,067 shares of Class A common stock, 92,525 unvested shares of restricted stock, 376,783 shares of Class A common stock issuable upon exercise of options which on May 31, 2011 were unexercised but were exercisable within a period of 60 days owned personally and 79,771 shares of Class A common stock owned by the CFD 2009 Trust); 225,298 shares of shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned personally, 626,577 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2009 Trust and 2,363,456 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2011 GRAT; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 297,337 shares of Class A common stock owned by the Dolan Family Foundation; 450,000 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned personally by his spouse, Helen A. Dolan; 81,926 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the HAD 2009 Trust; 1,418,073 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the HAD 2011 GRAT; 2,219,795 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the 2009 Family Trusts; and 635,120 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts. Includes 2,219,795 shares of Class B common stock owned by the 2009 Family Trusts; and 635,120 shares of Class B common stock owned by the CFD 2010 Grandchildren Trusts which Charles F. Dolan may be deemed to have the right to acquire because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. He disclaims beneficial ownership of 297,337 shares of Class A common stock owned by the Dolan Family Foundation; 450,000 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned personally by his spouse; 81,926 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the HAD 2009 Trust; 1,418,073 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the HAD 2011 GRAT; 2,219,795 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the 2009 Family Trusts; and 635,120 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts. See footnotes (5)(6)(7)(13)(27)(28).

(5)	Charles F. Dolan, as trustee of the CFD 2011 GRAT, has the sole power to vote and dispose of 2,363,456 shares of shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2011 GRAT.

(6)	Helen A. Dolan may be deemed to have (i) the sole power to vote or direct the vote of 1,949,999 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof (including 450,000 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned personally and 81,926 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the HAD 2009 Trust and 1,418,073 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the HAD 2011 GRAT) and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 297,337 shares of Class A common stock owned by the Dolan Family Foundation and an aggregate of 565,146 shares of Class A common stock (including 16,067 shares of Class A common stock 92,525 unvested shares of restricted stock, 376,783 shares of Class A common stock issuable upon exercise of options which on May 31, 2011 were unexercised but were exercisable within a period of 60 days owned personally by her spouse, Charles F. Dolan, and 79,771 shares of Class A common stock owned by the CFD 2009 Trust) and 225,298 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned personally by her spouse; 626,577 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2009 Trust; 2,363,456 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2011 GRAT; 2,219,795 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the 2009 Family Trusts; and 635,120 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts. Includes 2,219,795 shares of Class B common stock owned by the 2009 Family Trusts; and 635,120 shares of Class B common stock owned by the CFD 2010 Grandchildren Trusts which Helen A. Dolan’s spouse, Charles F. Dolan, may be deemed to have the right to acquire because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. She disclaims beneficial ownership of 297,337 shares of Class A common stock owned of the Dolan Family Foundation, an aggregate of 565,146 shares of Class A common stock (including 16,067 shares of Class A common stock, 92,525 unvested shares of restricted stock, 376,783 shares of Class A common stock issuable upon exercise of options which on May 31, 2011 were unexercised but were exercisable within a period of 60 days owned personally by her spouse and 79,771 shares of Class A common stock owned by the CFD 2009 Trust); 225,298 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned personally by her spouse; 626,577 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2009 Trust; 2,363,456 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2011 GRAT; 2,219,795 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the 2009 Family Trusts; and 635,120 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts. See footnotes (4)(5)(7)(13)(27)(28).

(7)	Helen A. Dolan, as trustee of the HAD 2011 GRAT, has the sole power to vote and dispose of 1,418,073 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the HAD 2011 GRAT.

(8)	Based upon the most recent filings with respect to Cablevision common stock, certain operating subsidiaries of GAMCO Investors, Inc. would beneficially hold, or exercise investment discretion over various institutional accounts which held an aggregate of 4,356,695 shares of Class A common stock.

(9)	Based upon the most recent filings with respect to Cablevision common stock, ClearBridge Advisors, LLC, an investment adviser, would beneficially hold sole voting power over 4,282,808 shares of Class A common stock and sole dispositive power over 5,300,902 shares of Class A common stock.

(10)	Based upon the most recent filings with respect to Cablevision common stock, T. Rowe Price Associates, Inc. (“Price Associates”) would beneficially hold 3,488,394 and sole voting power over 913,835 and sole dispositive power over 3,469,069 shares of Class A common stock. These securities are owned by various individual and institutional investors, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(11)	Based upon the most recent filings with respect to Cablevision common stock, M.A.M. Investments Ltd., Marathon Asset Management (Services) Ltd., Marathon Asset Management LLP, William James Arah, Jeremy John Hosking and Neil Mark Ostrer (collectively, “Marathon”) would hold as a group in accordance with Rule 240.13d-1(b)(1)(ii)(J) 4,554,618 shares of Class A common stock. Marathon would hold sole voting and dispositive power over 162,500 shares of Class A common stock, shared voting power over 3,331,902 shares of Class A common stock and shared dispositive power over 4,392,118 shares of Class A common stock. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Marathon is deemed to be the beneficial owner of such securities; however, Marathon expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

(12)	The Company has been informed that The Vanguard Group, Inc., an investment adviser, would beneficially hold 3,206,694 shares of Class A common stock and sole voting power over 83,336 shares of Class A common stock, shared dispositive power over 83,336 shares of Class A common stock and sole dispositive power over 3,123,358 shares of Class A common stock. The Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., would be the beneficial owner of 83,336 shares of Class A common stock as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of 83,336 shares of Class A common stock.

(13)	Includes shares of Class A common stock issuable upon the exercise of options to be granted in respect of options granted pursuant to the Cablevision 2006 Employee Stock Plan and predecessor plans, which on May 31, 2011, were unexercised but were exercisable within a period of 60 days. These amounts include the following number of shares of Class A common stock for the following individuals: Mr. Charles F. Dolan 376,783; Mr. James L. Dolan 351,783; Ms. Kristin A. Dolan 0; Mr. Patrick F. Dolan 3,000; Mr. Thomas C. Dolan 0; Mr. Sweeney 3,750; Mr. Sapan 78,291; Mr. Carroll 15,420, and 2,307,244 for all executive officers and directors as a group.

(14)	Includes shares of Class A common stock issuable upon the exercise of options to be granted in respect of options granted pursuant to the Cablevision 2006 Stock Plan for Non-Employee Directors and predecessor plans, which on May 31, 2011, were unexercised but were exercisable within a period of 60 days. These amounts include the following number of shares of Class A common stock for the following individuals: Dr. Tow 2,000; and Ms. Dolan Weber 2,000.

(15)	Includes 6,139 shares of Class A common stock issued as a dividend on Cablevision’s restricted stock units.

(16)	James L. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 593,281 shares of Class A common stock (including 147,373 shares of Class A common stock, 91,300 unvested shares of restricted stock and 351,783 shares of Class A common stock issuable upon exercise of options which on May 31, 2011 were unexercised but were exercisable within a period of 60 days owned personally); 15,156 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned personally and an aggregate of 2,825 shares of Class A common stock held as custodian for one or more of his children and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 8,708 shares of Class A common stock (including 2,098 shares of Class A common stock, 6,205 unvested shares of restricted stock and 405 shares of Class A common stock held in the Cablevision 401(k) Savings Plan’s Cablevision Stock Fund) owned personally by his spouse, Kristin A. Dolan; 1,250 shares of Class A common stock owned jointly with his spouse; 800 shares of Class A common stock owned by a member of his household; 39,886 shares of Class A common stock and 926,958 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of an aggregate of 2,825 shares of Class A common stock held as custodian for one or more minor children; 800 shares of Class A common stock owned by a member of his household; 8,708 shares of Class A common stock (including 2,098 shares of Class A common stock, 6,205 unvested shares of restricted stock and 405 shares of Class A common stock held in the Cablevision 401(k) Savings Plan’s Cablevision Stock Fund) owned personally by his spouse; and 39,886 shares of Class A common stock and 926,958 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion-thereof owned by the Dolan Children Trust for his benefit.

(17)	Kathleen M. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 6,076 shares of Class A common stock owned personally (including 4,481 shares of Class A common stock issued as a dividend on Cablevision’s restricted stock units); an aggregate of 1,600 shares of Class A common stock held as custodian for one or more minor children; and an aggregate of 30,312 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust for which she serves as trustee and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,250 shares of Class A common stock owned jointly with her former spouse; an aggregate of 271,228 shares of Class A common stock owned by the Dolan Children Trusts (of which 47,864 shares are held for her benefit) and an aggregate of 5,468,695 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trusts (of which 918,981 shares are held for her benefit) and for which she serves as co-trustee. She disclaims beneficial ownership of an aggregate of 1,600 shares of Class A common stock held as custodian for one or more minor children, an aggregate of 30,312 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust for which she serves as trustee; an aggregate 271,228 shares of Class A common stock owned by the Dolan Children Trusts (of which 47,864 shares are held for her benefit) and an aggregate of 5,468,695 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trusts of which 918,981 shares are held for her benefit and for which she serves as co-trustee.

(18)	Kristin A. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 8,708 shares of Class A common stock (including 2,098 shares of Class A common stock, 6,205 unvested shares of restricted stock and 405 shares of Class A common stock held in the Cablevision 401(k) Savings Plan’s Cablevision Stock Fund) owned personally and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 635,217 shares of Class A common stock (including 147,373 shares of Class A common stock, 91,300 unvested shares of restricted stock and 351,783 shares of Class A common stock issuable upon exercise of options which on May 31, 2011 were unexercised but were exercisable within a period of 60 days) owned personally by her spouse, James L. Dolan; 1,250 shares of Class A common stock owned jointly with her spouse; an aggregate of 2,825 shares of Class A common stock held by her spouse as custodian for one or more minor children; 800 shares of Class A common stock owned by a member of her household; 39,886 shares of Class A common stock and 926,958 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of her spouse. She disclaims beneficial ownership of an aggregate 2,825 shares of Class A common stock held by her spouse as custodian for one or more minor children; 800 shares of Class A common stock owned by a member of her household; 635,217 shares of Class A common stock (including 147,373 shares of Class A common stock, 91,300 unvested shares of restricted stock and 351,783 shares of Class A common stock issuable upon exercise of options which on May 31, 2011 were unexercised but were exercisable within a period of 60 days) owned personally by her spouse; and 39,886 shares of Class A common stock and 926,958 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of her spouse.

(19)	Patrick F. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 40,026 shares of Class A common stock (including 27,451 shares of Class A common stock, 8,775 unvested shares of restricted stock and 3,000 shares of Class A common stock issuable upon exercise of options which on May 31, 2011 were unexercised but were exercisable within a period of 60 days) owned personally and 800 shares of Class A common stock held as custodian for one or more minor children; and (ii) the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 1,250 shares of Class A common stock owned jointly with his spouse; 175 shares of Class A common stock owned personally by his spouse; 800 shares of Class A common stock owned by a member of his household; 600 shares owned by the Daniel P. Mucci Trust (the “Mucci Trust”) for which he serves as co-trustee; and 47,864 shares of Class A common stock owned by the Dolan Children Trust for his benefit and 886,015 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of 175 shares of Class A common stock owned personally by his spouse; an aggregate of 800 shares of Class A common stock held as custodian for one or more minor children; 800 shares of Class A common stock owned by a member of his household; 600 shares of Class A common stock held by the Mucci Trust; and 47,864 shares of Class A common stock and 886,015 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit.

(20)	Thomas C. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 49,542 shares of Class A common stock (including 31,292 shares of Class A common stock, 18,250 unvested shares of restricted stock) owned personally and (ii) the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 39,886 shares of Class A common stock and 926,958 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of 39,886 shares of Class A common stock and 926,958 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit.

(21)	Brian G. Sweeney may be deemed to have (i) the sole power to vote or direct the vote of and dispose or direct the disposition of 32,224 shares of Class A common stock (including 19,699 shares of Class A common stock, 8,775 unvested shares of restricted stock and 3,750 shares of Class A common stock issuable upon exercise of options which on May 31, 2011 were unexercised but were exercisable within a period of 60 days) owned personally and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,643 shares of Class A common stock owned personally by his spouse, Deborah A. Dolan-Sweeney; an aggregate of 5,225 shares Class A common stock held in trusts for his children for which he serves as co-trustee; and 47,864 shares of Class A common stock and 918,981 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of his spouse. He disclaims beneficial ownership of the 5,643 shares of Class A common stock owned personally by his spouse (including 3,423 shares of Class A common stock issued as a dividend on Cablevision’s restricted stock units); an aggregate of 5,225 shares of Class A common stock held in trusts for his children for which he serves as co-trustee; and 47,864 shares of Class A common stock and 918,981 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of his spouse.

(22)	Deborah A. Dolan-Sweeney may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 5,643 shares of Class A common stock owned personally (including 3,423 shares of Class A common stock issued as a dividend on Cablevision’s restricted stock units) and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 32,224 shares of Class A common stock (including 19,699 shares of Class A common stock, 8,775 unvested shares of restricted stock and 3,750 shares of Class A common stock issuable upon exercise of options which on May 31, 2011 were unexercised but were exercisable within a period of 60 days) owned personally by her spouse, Brian G. Sweeney; an aggregate of 5,225 shares of Class A common stock held in trusts for her children for which her spouse serves as co-trustee; and 47,864 shares of Class A common stock and 918,981 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit. She disclaims beneficial ownership of 32,224 shares of Class A common stock (including 19,699 shares of Class A common stock, 8,775 unvested shares of restricted stock and 3,750 shares of Class A common stock issuable upon exercise of options which on May 31, 2011 were unexercised but were exercisable within a period of 60 days) owned personally by her spouse; an aggregate of 5,225 shares of Class A common stock held in trusts for her children for which her spouse serves as co-trustee; and 47,864 shares of Class A common stock and 918,981 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit.

(23)	Marianne Dolan Weber may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 11,159 shares of Class A common stock (including 8,359 shares of Class A common stock and 2,000 shares of Class A common stock issuable upon exercise of options which on May 31, 2011 were unexercised but were exercisable within a period of 60 days) owned personally (including 6,139 shares of Class A common stock issued as a dividend on Cablevision’s restricted stock units) and 800 shares of Class A common stock held as custodian for her child and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 550 shares of Class A common stock owned personally by her spouse, and 47,864 shares of Class A common stock and 890,802 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit. She disclaims beneficial ownership of 550 shares of Class A common stock owned personally by her spouse 800 shares of Class A common stock owned by her child; and 47,864 shares of Class A common stock and 890,802 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit.

(24)	Paul J. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 95,850 shares of Class A common stock (including 4,408 shares of Class A common stock held as custodian for one or more minor children and 91,442 shares of Class A common stock owned by the CFD Trust No. 10) and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,207 shares of Class A common stock owned jointly with his spouse; and an aggregate of 87,750 shares of Class A common stock and 1,845,939 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan. He disclaims beneficial ownership of an aggregate of 4,408 shares of Class A common stock held as custodian for one or more minor children; 91,442 shares of Class A common stock owned by the CFD Trust No. 10; and an aggregate of 87,750 shares of Class A common stock and 1,845,939 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan.

(25)	Mary S. Dolan may be deemed to have (i) the sole power to vote or direct the vote and to dispose of or direct the disposition of 5,060 shares of Class A common stock held as custodian for one or more minor children and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 7,559 shares of Class A common stock owned jointly with her spouse; an aggregate of 95,728 shares of Class A common stock and 1,804,996 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan. She disclaims beneficial ownership of 5,060 shares of Class A common stock held as custodian for one or more minor children; an aggregate of

95,728 shares of Class A common stock and 1,804,996 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan.

(26)	Matthew J. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 1,400 shares of Class A common stock owned personally and 1,037 shares of Class A common stock held as custodian for his child and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 87,750 shares of Class A common stock and 1,817,760 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan. He disclaims beneficial ownership of 1,037 shares of Class A common stock held as custodian for his child and an aggregate of 87,750 shares of Class A common stock and 1,817,760 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan.

(27)	Lawrence J. Dolan may be deemed to have the shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,600 shares of Class A common stock owned jointly with his spouse; an aggregate of 2,219,795 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the 2009 Family Trusts and an aggregate of 635,120 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts. He disclaims beneficial ownership of an aggregate of shares of Class B common stock and the equal number of shares of 2,219,795 Class A common stock issuable upon conversion thereof owned by the 2009 Family Trusts and an aggregate of 635,120 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts.

(28)	David M. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 302,176 shares of Class A common stock (including 2,971 shares of Class A common stock owned by the David M. Dolan Revocable Trust and 299,205 shares of Class A common stock owned by the Charles F. Dolan Charitable Remainder Trust) and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 7,437 shares of Class A common stock (including 1,600 shares of Class A common stock owned jointly with his spouse; 5,250 shares of Class A common stock owned by the Ann H. Dolan Revocable Trust, 587 shares of Class A common stock held by his spouse as custodian for a minor child); and 2,854,915 shares of Class B common stock (including an aggregate of 2,219,795 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the 2009 Family Trusts and an aggregate of 635,120 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts). He disclaims beneficial ownership of 299,205 shares of Class A common stock owned by the Charles F. Dolan Charitable Remainder Trust; 5,250 shares of Class A common stock owned by the Ann H. Dolan Revocable Trust; 587 shares of Class A common stock held by his spouse as custodian for a minor child; an aggregate of 2,219,795 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the 2009 Family Trusts and an aggregate of 635,120 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts.

(29)	Kathleen M. Dolan and Paul J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 47,864 shares of Class A common stock and 918,981 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Kathleen M. Dolan.

(30)	Kathleen M. Dolan and Mary S. Dolan serve as co-trustees and have the shared power to vote and dispose of the 47,864 shares of Class A common stock and 918,981 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Deborah A. Dolan-Sweeney.

(31)	Kathleen M. Dolan and Matthew J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 47,864 shares of Class A common stock and 890,802 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Marianne Dolan-Weber.

(32)	Kathleen M. Dolan and Mary S. Dolan serve as co-trustees and have the shared power to vote and dispose of the 47,864 shares of Class A common stock and 886,015 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Patrick F. Dolan.

(33)	Kathleen M. Dolan and Matthew J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 39,886 shares of Class A common stock and 926,958 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Thomas C. Dolan.

(34)	Kathleen M. Dolan and Paul J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 39,886 shares of Class A common stock and 926,958 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO James L. Dolan.

Charles F. Dolan, members of his family and related family entities, by virtue of their ownership of Class B Common Stock, are able collectively to control stockholder decisions on matters in which holders of Class A Common Stock and Class B Common Stock vote together as a class, and to elect up to 75% of the Company’s Board of Directors. In addition, Charles F. Dolan, members of his family and related family entities have entered into a Class B stockholders agreement that has the effect of causing the voting power of these Class B stockholders to be cast as a block on all matters on which the holders of Class B Common Stock are entitled to vote. A purpose of this agreement is to consolidate the Dolan family control of the Company.

Charles F. Dolan, all other holders of Class B Common Stock (other than the Charles F. Dolan Children Trusts), the Dolan Children’s Foundation, the Dolan Family Foundation and the Company have entered into a registration rights agreement (the “Dolan Registration Rights Agreement”), which will become effective upon consummation of the Distribution. Under this agreement, the Company will provide the parties to the Dolan Registration Rights Agreement (the “Dolan Parties”) (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). The Dolan Parties are expected to receive in the Distribution approximately 8.1 million shares of Class B Common Stock (the “Dolan Shares”), which are expected to represent approximately 60% of our Class B Common Stock, as well as approximately 2.0 million shares of Class A Common Stock, which are expected to represent approximately 3% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, are expected to represent approximately 14% of our Common Stock and approximately 43% of the aggregate voting power of our Common Stock.

The Charles F. Dolan Children Trusts (the “Children Trusts”) and the Company have entered into a registration rights agreement (the “Children Trusts Registration Rights Agreement”), which will become effective upon consummation of the Distribution. Under this agreement, the Company will provide the Children Trusts (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). The Children Trusts are expected to receive in the Distribution approximately 5.5 million shares of Class B Common Stock (the “Children Trust Shares”), which are expected to represent approximately 40% of our Class B Common Stock, as well as approximately 0.3 million shares of Class A Common Stock, which are expected to represent less than 1% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, are expected to represent approximately 8% of our Common Stock and approximately 28% of the aggregate voting power of our Common Stock.

In the Children Trusts Registration Rights Agreement, each Children Trust agrees that in the case of any sale or disposition of its shares of Class B Common Stock (other than to Charles F. Dolan or other Dolan family interests) by such Children Trust, or of any of the Children Trust Shares by any other Dolan family interest to which such shares of Class B Common Stock are transferred, such stock will be converted to Class A Common Stock. The Dolan Registration Rights Agreement does not include a comparable conversion obligation, and the conversion obligation in the Children Trusts Registration Rights Agreement does not apply to the Dolan Shares.

Forms of the Dolan Registration Rights Agreement and the Children Trusts Registration Rights Agreement have been filed as exhibits to the registration statement of which this Information Statement forms a part, and the foregoing discussion of those agreements is qualified in its entirety by reference to those agreements so filed.

SHARES ELIGIBLE FOR FUTURE SALE

Sales or the availability for sale of substantial amounts of our Class A Common Stock in the public market could adversely affect the prevailing market price for such stock. Upon completion of the Distribution, we will have outstanding an aggregate of approximately 57.9 million shares of our Class A Common Stock and 13.5 million shares of our Class B Common Stock based upon the shares of Cablevision common stock outstanding on May 31, 2011, excluding treasury stock and assuming no exercise of outstanding options. We will also have an additional number of shares of Class A Common Stock outstanding in respect of Cablevision restricted stock granted in 2011 to our employees. See “— Employee Stock Awards.” All of the shares of Class A Common Stock will be freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. Shares held by “affiliates” may be sold in the public market only if registered or if they qualify for an exemption from registration or in compliance with Rule 144 under the Securities Act, which is summarized below. Further, as described below, we plan to file a registration statement to cover the shares issued under our Employee Stock Plan.

Rule 144

In general, under Rule 144 as currently in effect, an affiliate would be entitled to sell within any three-month period a number of shares of Class A Common Stock that does not exceed the greater of:

•	one percent of the number of shares of our Class A Common Stock then outstanding; or

•	the average weekly trading volume of our Class A Common Stock on NASDAQ during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain holding period requirements, manner of sale provisions and notice requirements and to the availability of current public information about us.

Employee Stock Awards

In connection with the Distribution we will issue under our Employee Stock Plan options with respect to approximately 1,745,900 shares of our Class A Common Stock and stock appreciation rights with respect to approximately 28,000 shares of our Class A Common Stock, all in respect of previously outstanding awards by Cablevision. We will also issue additional shares of Class A Common Stock under our Employee Stock Plan in respect of Cablevision restricted stock granted in 2011 to our employees and cancelled in connection with the Distribution, in an amount based on the relative trading prices of Cablevision NY Group Class A Common Stock and our Class A Common Stock during a ten trading-day period following the Distribution date. See “Executive Compensation — Treatment of Outstanding Options, Rights, Restricted Stock, Restricted Stock Units and Other Awards,” for a discussion of these issuances under our Employee Stock Plan.

In addition, we anticipate making other equity-based awards to our employees in the future. We currently expect to file a registration statement under the Securities Act to register shares to be issued under our Employee Stock Plan, including the options, stock appreciation rights and restricted stock that will be granted in connection with the Distribution. Shares covered by such registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

Non-Employee Director Stock Awards

We also currently expect to file a registration statement under the Securities Act to register shares to be issued under our Director Stock Plan, including the options with respect to approximately 19,900 shares of the Company’s Class A Common Stock that will be issued in respect of previously outstanding Cablevision stock options and approximately 61,600 shares of the Company’s Class A Common Stock that will be issued in connection with Cablevision’s restricted stock units, in each case held by Cablevision directors. These options and shares will be granted, issued and fully vested as of the Distribution date. Shares covered by such registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

Registration Rights Agreements

Charles F. Dolan, all other holders of Class B Common Stock (other than the Charles F. Dolan Children Trusts), the Dolan Children’s Foundation, the Dolan Family Foundation and the Company have entered into the Dolan Registration Rights Agreement, which will become effective upon consummation of the Distribution. Under this agreement, the Company will provide the Dolan Parties (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). The Dolan Parties are expected to receive in the Distribution approximately 8.1 million shares of Class B Common Stock, which are expected to represent approximately 60% of our Class B Common Stock, as well as approximately 2.0 million shares of Class A Common Stock, which are expected to represent approximately 3% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, are expected to represent approximately 14% of our Common Stock and approximately 43% of the aggregate voting power of our Common Stock.

The Children Trusts and the Company have entered into the Children Trusts Registration Rights Agreement, which will become effective upon consummation of the Distribution. Under this agreement, the Company will provide the Children Trusts (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). The Children Trusts are expected to receive in the Distribution approximately 5.5 million shares of Class B Common Stock, which are expected to represent approximately 40% of our Class B Common Stock, as well as approximately 0.3 million shares of Class A Common Stock, which are expected to represent less than 1% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, are expected to represent approximately 8% of our Common Stock and 28% of the aggregate voting power of our Common Stock.

Forms of the Dolan Registration Rights Agreement and the Children Trusts Registration Rights Agreement have been filed as exhibits to the registration statement of which this Information Statement forms a part, and the foregoing discussion of those agreements is qualified in its entirety by reference to those agreements as so filed.

DESCRIPTION OF CAPITAL STOCK

We are currently authorized to issue 10,000 shares of common stock. Prior to the Distribution we will amend our certificate of incorporation to provide authorization for us to issue 495,000,000 shares of capital stock, of which 360,000,000 shares will be Class A Common Stock, par value $.01 per share, 90,000,000 shares will be Class B Common Stock, par value $.01 per share, and 45,000,000 shares will be Preferred Stock, par value $.01 per share. The amended certificate of incorporation will provide that our common stock and preferred stock will have the rights described below.

Class A Common Stock and Class B Common Stock

All shares of our common stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

Voting

Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Class A Common Stock will vote together as a separate class and be entitled to elect 25% of the total number of directors constituting the whole Board of Directors and, if such 25% is not a whole number, then the holders of Class A Common Stock, voting together as a separate class, will be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting together as a separate class, will be entitled to elect the remaining directors.

If, however, on the record date for any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of common stock, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class with respect to the election of directors and the holders of Class A Common Stock will not have the right to elect 25% of the total number of directors but will have one vote per share for all directors and the holders of Class B Common Stock will have ten votes per share for all directors. (On the date of the Distribution, we anticipate that the number of outstanding shares of Class A Common Stock will represent approximately 81% of the total number of outstanding shares of both classes of common stock.)

If, on the record date for notice of any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is less than 12 1/2% of the total number of outstanding shares of both classes of common stock, then the holders of Class A Common Stock, voting as a separate class, would continue to elect a number of directors equal to 25% of the total number of directors constituting the whole Board of Directors and, in addition, would vote together with the holders of Class B Common Stock, as a single class, to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share.

In addition, under our amended and restated certificate of incorporation, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Class B Common Stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Class B Common Stock and for any amendment, alteration or repeal of any provisions of our amended and restated certificate of incorporation which would affect adversely the powers, preferences or rights of the Class B Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the common stock. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Advance Notification of Stockholder Nominations and Proposals

Our amended and restated by-laws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors. In particular, stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended and restated by-laws. To be timely, the notice must be received by our corporate secretary not less than 60 or more than 90 days prior to the date of the stockholders’ meeting, provided that if the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, the notice must be given not more than 10 days after such date is first announced or disclosed.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation will provide that, except as otherwise provided as to any series of preferred stock in the terms of that series, no action of stockholders required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of the stockholders to consent in writing to the taking of any action without a meeting is specifically denied.

Conversions

The Class A Common Stock has no conversion rights. The Class B Common Stock is convertible into Class A Common Stock in whole or in part at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock. In certain circumstances certain holders of our Class B Common Stock will be required to convert their Class B Common Stock to Class A Common Stock prior to transferring such stock. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters — Beneficial Ownership of Stock.”

Dividends

Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends equally on a per share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor. No dividend may be declared or paid in cash or property or shares of either Class A Common Stock or Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of common stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same dividend on a percentage basis (payable in shares of or securities convertible to shares of Class A Common Stock and other securities of us or any other person) as holders of Class B Common Stock receive (payable in shares of or securities convertible into shares of Class A Common Stock, shares of or securities convertible into shares of Class B Common Stock and other securities of us or any other person). The distribution of shares or other securities of the Company or any other person to common stockholders is permitted to differ to the extent that the common stock differs as to voting rights and rights in connection with certain dividends.

Liquidation

Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of a liquidation.

Other Terms

Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed, except as expressly provided in our amended and restated certificate of incorporation, unless the other class of common stock is subdivided, consolidated, reclassified or otherwise changed at the same time, in the same proportion and in the same manner.

In any merger, consolidation or business combination the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of common stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights differ in our amended and restated certificate of incorporation between Class A Common Stock and Class B Common Stock.

Transfer Agent

The transfer agent and registrar for the Class A Common Stock is Wells Fargo Shareowner Services.

Preferred Stock

Under our amended and restated certificate of incorporation, our Board of Directors will be authorized, without further stockholder action, to provide for the issuance of up to 45,000,000 shares of preferred stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designations. There will be no shares of our preferred stock outstanding at the time of the Distribution. Any issuance of preferred stock may adversely affect the rights of holders of our common stock and may render more difficult certain unsolicited or hostile attempts to take over the Company.

Certain Corporate Opportunities and Conflicts

Our amended and restated certificate of incorporation will recognize that certain directors and officers of the Company (the “Overlap Persons”) may serve as directors, officers, employees, consultants and agents of Cablevision and its subsidiaries and successors and/or MSG and its subsidiaries and successors (each of the foregoing is an “Other Entity”) and will provide that if a director or officer of the Company who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Company or any of its subsidiaries, in which the Company or any of its subsidiaries could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”), (i) such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such director or officer refers such Potential Business Opportunity to an Other Entity, such director or officer shall have no duty or obligation to refer such Potential Business Opportunity to the Company or to any of its subsidiaries or to give any notice to the Company or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto), (ii) if such director refers a Potential Business Opportunity to an Other Entity, such director or officer will not be liable to the Company or to any of its subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Company, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Company regarding such Potential Business Opportunity or any matter relating thereto, (iii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person, and (iv) if a director or officer who is an Overlap Person refers a Potential Business Opportunity to an Other Entity, then, as between the Company and/or its subsidiaries on the one hand, and such Other Entity, on the other hand, the Company and its subsidiaries shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such director or officer having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity unless in each case referred to in clause (i), (ii), (iii) or (iv), all of the following conditions are satisfied: (A) such Potential Business Opportunity was expressly presented or offered to the director or officer of the Company solely in his or her capacity as a director or officer of the Company; (B) the director or officer believed that the Company possessed, or would reasonably be expected to be able to possess, the resources necessary to exploit such Potential Business Opportunity; and (C) substantially all of such opportunity, at the time it is presented to the Overlap Person, is, and is expected to remain, an “Independent Film Network;” provided, that the Company or any of its subsidiaries is directly engaged in that business at the time the Potential Business Opportunity is presented or offered to the Overlap Person. For purposes of this provision in our amended and restated certificate of incorporation, an “Independent Film Network” means a nationally distributed cable television network that (i) has at least fifty million viewing subscribers in the United States, (ii) at least 75% of its (x) programming is comprised of and (y) revenues are derived from, independent films and other programming relating to the world of independent film, and (iii) is not targeted to sports fans or music fans (including, without limitation, such network does not feature a material portion of music or sports-related programming). In our amended and restated certificate of incorporation, the Company has renounced to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event that our Board of Directors declines to pursue a Restricted Potential Business Opportunity, the Overlap Persons are free to refer such Restricted Potential Business Opportunity to an Other Entity.

Our amended and restated certificate of incorporation will provide that no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Company and/or any of its subsidiaries, on the one hand, and an Other Entity, on the other hand, before the Company ceased to be an indirect, wholly-owned subsidiary of Cablevision shall be void or voidable or be considered unfair to the Company or any of its subsidiaries because an Other Entity is a party thereto, or because any directors, officers or employees of an Other Entity was present at or participated in any meeting of the Board of Directors, or a committee thereof, of the Company or of any subsidiary of the Company, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Company may from time to time enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Company or any subsidiary of the Company or an Other Entity, shall be considered contrary to any fiduciary duty owed to the Company (or to any subsidiary of the Company, or to any stockholder of the Company or any of its subsidiaries) by any director or officer of the Company (or by any director or officer of any subsidiary of the Company) who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Company or any subsidiary of the Company who is an Overlap Person thereof shall have or be under any fiduciary duty to the Company (or to any subsidiary of the Company, or to any stockholder of the Company or any of its subsidiaries) to refrain from acting on behalf of the Company or an Other Entity, or any of their respective subsidiaries, in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and each such director or officer of the Company or any subsidiary of the Company who is an Overlap Person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and shall be deemed not to have breached his or her duties of loyalty to the Company (or to any subsidiary of the Company, or to any stockholders of the Company or any of its subsidiaries) and not to have derived an improper personal benefit therefrom.

No amendment, repeal or adoption of any provision inconsistent with the foregoing provisions will have any effect upon (a) any agreement between the Company or a subsidiary thereof and any Other Entity, that was entered into before the time of such amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time, (b) any transaction entered into between the Company or a subsidiary thereof and any Other Entity, before the Amendment Time, (c) the allocation of any business opportunity between the Company or any subsidiary thereof and any Other Entity before the Amendment Time, or (d) any duty or obligation owed by any director or officer of the Company or any subsidiary of the Company (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

Section 203 of the Delaware General Corporation Law

Section 203 of the General Corporation Law of the State of Delaware prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Company’s Board of Directors, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the Company in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the Board of Directors and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the Company’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Our amended and restated certificate of incorporation will not contain such an election. However, our Board of Directors exercised its right under Section 203 to approve the acquisition of our common stock in the Distribution by Dolan family members and entities. This will have the effect of making Section 203 inapplicable to transactions between the Company, on the one hand, and Dolan family members and entities, on the other hand.

Limitation on Personal Liability

We have provided, consistent with the Delaware General Corporation Law, in our amended and restated certificate of incorporation that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation will provide that each person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. Our certificate of incorporation will also specifically authorize us to maintain insurance and to grant similar indemnification rights to our employees or agents.

The Distribution Agreement between us and Cablevision provides for indemnification by us of Cablevision and its directors, officers and employees and by Cablevision of us and our directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934. The amount of these indemnity obligations is unlimited.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement under the Securities Exchange Act of 1934 and the rules and regulations promulgated under the Securities Exchange Act of 1934 with respect to the shares of our Class A Common Stock being distributed to Cablevision stockholders in the Distribution. This Information Statement does not contain all of the information set forth in the registration statement and its exhibits and schedules, to which reference is made hereby. Statements in this Information Statement as to the contents of any contract, agreement or other document are qualified in all respects by reference to such contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the full text of such contract, agreement or document for a more complete understanding of the document or matter involved. For further information with respect to us and our Class A Common Stock, we refer you to the registration statement, including the exhibits and the schedules filed as a part of it.

We intend to furnish the holders of our Class A Common Stock with annual reports and proxy statements containing financial statements audited by an independent public accounting firm and file with the SEC quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information. We also intend to furnish other reports as we may determine or as required by law.

The registration statement of which this Information Statement forms a part and its exhibits and schedules, and other documents which we file with the SEC can be inspected and copied at, and copies can be obtained from, the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You can also obtain reports, proxy statements and other information about us at NASDAQ’s website at http://www.nasdaq.com.

Information that we file with the SEC after the date of this Information Statement may supersede the information in this Information Statement. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.

No person is authorized to give any information or to make any representations other than those contained in this Information Statement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Information Statement nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

AMC NETWORKS INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-3
Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008	F-4
Consolidated Statements of Stockholder’s Equity (Deficiency) for the years ended December 31, 2010, 2009 and 2008	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	F-6
Notes to Consolidated Financial Statements	F-7
Schedule II — Valuation and Qualifying Accounts	F-46
Consolidated Financial Statements as of March 31, 2011 (Unaudited) and December 31, 2010 and for the three months ended March 31, 2011 and 2010 (Unaudited)
Consolidated Balance Sheets as of March 31, 2011 (Unaudited) and December 31, 2010	F-47
Consolidated Statements of Income for the three months ended March 31, 2011 and 2010 (Unaudited)	F-48
Consolidated Statement of Stockholder’s Equity for the three months ended March 31, 2011 (Unaudited)	F-49
Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and 2010 (Unaudited)	F-50
Notes to Consolidated Financial Statements (Unaudited)	F-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AMC Networks Inc.:

We have audited the accompanying consolidated balance sheets of AMC Networks Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholder’s equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2010. In connection with our audits of the consolidated financial statements, we also have audited the related consolidated financial statement schedule as listed in the index to Item 15. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMC Networks Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

New York, New York
June 8, 2011

AMC NETWORKS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009
(Dollars in thousands)

	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$79,960	$29,828
Accounts receivable, trade (less allowance for doubtful accounts of $8,321 and $7,767)	242,699	212,341
Amounts due from affiliates, net	6,840	24,472
Program rights, net	186,475	162,741
Prepaid expenses and other current assets	42,950	48,716
Deferred tax asset	7,516	7,499
Assets distributed to Cablevision in 2010	—	34,477

Total current assets	566,440	520,074
Property and equipment, net of accumulated depreciation of $156,885 and $153,826	68,977	71,665
Program rights, net	597,355	520,565
Amounts due from affiliates	3,502	4,920
Note receivable from affiliate	16,832	3,492
Deferred tax asset, net	41,250	36,452
Deferred carriage fees, net	69,343	91,626
Amortizable intangible assets, net of accumulated amortization of $675,038 and $588,388	364,882	451,532
Indefinite-lived intangible assets	19,900	19,900
Goodwill	83,173	83,173
Other assets	15,043	22,754
Deferred financing costs, net of accumulated amortization of $16,388 and $13,138	7,199	10,449
Assets distributed to Cablevision in 2010	—	97,760

	$1,853,896	$1,934,362

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$46,459	$37,589
Accrued liabilities:
Interest	20,046	20,353
Employee related costs	44,578	39,849
Deferred carriage fees payable	2,218	1,677
Other accrued expenses	23,888	29,301
Amounts due to affiliates, net	10,678	11,888
Program rights obligations	116,190	118,742
Deferred revenue	17,859	15,081
Note payable to affiliate	—	190,000
Credit facility debt	50,000	25,000
Capital lease obligations	4,575	4,286
Liabilities distributed to Cablevision in 2010	—	65,189

Total current liabilities	336,491	558,955
Program rights obligations	338,635	316,896
Senior notes	299,552	299,283
Senior subordinated notes	324,071	323,817
Credit facility debt	425,000	555,000
Capital lease obligations	15,677	20,325
Other liabilities	89,639	88,485
Liabilities distributed to Cablevision in 2010	—	8,593

Total liabilities	1,829,065	2,171,354

Commitments and contingencies
Stockholder’s equity (deficiency)	24,831	(236,992)

	$1,853,896	$1,934,362

See accompanying notes to consolidated financial statements.

AMC NETWORKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

	2010	2009	2008

Revenues, net (including revenues, net from affiliates of Cablevision of $29,203, $31,796 and $71,124, respectively)	$1,078,300	$973,644	$893,557

Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below and including charges (credits) from affiliates of Cablevision of $3,971, $(2,043) and $(446), respectively)	366,093	310,365	314,960
Selling, general and administrative (including charges from affiliates of Cablevision of $100,230, $87,239, and $77,406 respectively)	328,134	313,904	302,474
Restructuring (credits) expense	(2,218)	5,162	46,877
Depreciation and amortization (including impairments)	106,455	106,504	108,349

	798,464	735,935	772,660

Operating income	279,836	237,709	120,897

Other income (expense):
Interest expense	(75,800)	(76,541)	(98,644)
Interest income	2,388	836	1,582
Loss on investments, net	—	—	(103,238)
Gain on equity derivative contracts	—	—	66,447
Loss on interest rate swap contracts, net	—	(3,237)	(2,843)
Loss on extinguishment of debt	—	—	(2,424)
Miscellaneous, net	(162)	187	379

	(73,574)	(78,755)	(138,741)

Income (loss) from continuing operations before income taxes	206,262	158,954	(17,844)
Income tax expense	(88,073)	(70,407)	(2,732)

Income (loss) from continuing operations	118,189	88,547	(20,576)
Loss from discontinued operations, net of income taxes	(38,090)	(34,791)	(26,866)

Net income (loss)	$80,099	$53,756	$(47,442)

See accompanying notes to consolidated financial statements.

AMC NETWORKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIENCY)
Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

Balance, January 1, 2008	$(570,665)
Non-cash capital contributions, net	193,155
VOOM HD non-controlling interest (see Note 15)	18,101
Cash contributions from Cablevision	235,353
Cash distributions to Cablevision	(65,938)
Deemed capital distribution related to utilization of Company tax losses by Cablevision	(41,066)
Net loss	(47,442)

Balance, December 31, 2008	(278,502)
Non-cash capital contributions, net	17,260
Cash contributions from Cablevision	682
Cash distributions to Cablevision	(10,122)
Deemed capital distribution related to utilization of Company tax losses by Cablevision	(20,066)
Net income	53,756

Balance, December 31, 2009	(236,992)
Non-cash capital contributions, net	19,909
Cash contributions from Cablevision	204,018
Cash distributions to Cablevision	(53,754)
Deemed capital contribution related to utilization of Cablevision tax losses by the Company	52,824
Distribution of net assets to Cablevision (see Note 5)	(41,273)
Net income	80,099

Balance, December 31, 2010	$24,831

See accompanying notes to consolidated financial statements.

AMC NETWORKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

	2010	2009	2008

Cash flows from operating activities:
Income (loss) from continuing operations	$118,189	$88,547	$(20,576)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization (including impairments)	106,455	106,504	108,349
Non-cash restructuring expense	—	1,731	41,047
Share-based compensation expense related to Cablevision equity classified awards	16,267	13,716	11,781
Amortization and write-off of program rights	219,859	184,096	168,035
Amortization of deferred carriage fees	25,213	23,646	22,611
Amortization of deferred financing costs, discounts on indebtedness and other costs	3,773	3,962	10,245
Provision for doubtful accounts	1,484	2,528	3,120
Loss on investments, net	—	—	103,238
Gain on equity derivative contracts	—	—	(66,447)
Loss on interest rate swap contracts	—	—	2,697
Loss on extinguishment of debt	—	—	2,424
Deferred income tax expense (benefit)	80,744	61,975	(3,239)
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, trade	(36,422)	(27,641)	(5,691)
Amounts due from/to affiliates, net	5,049	4,004	(6,449)
Prepaid expenses and other assets	17,388	(4,220)	(16,494)
Program rights	(321,082)	(222,111)	(283,725)
Deferred carriage fees	(2,930)	(585)	(2,710)
Accounts payable, accrued expenses and other liabilities	12,772	(1,007)	(11,692)
Program rights obligations	19,337	(27,840)	38,778
Deferred carriage fees payable	(101)	(3,303)	(15,172)

Net cash provided by operating activities	265,995	204,002	80,130

Cash flows from investing activities:
Capital expenditures	(17,243)	(13,419)	(23,577)
Payments for acquisitions of businesses, net	(320)	(470)	(110,415)
Proceeds from sale of equipment, net of costs of disposal	406	720	213

Net cash used in investing activities	(17,157)	(13,169)	(133,779)

Cash flows from financing activities:
Capital contributions from Cablevision	204,018	682	235,353
Capital distributions to Cablevision	(53,754)	(10,122)	(65,938)
Additions to deferred financing costs	—	—	(2,941)
Proceeds from note payable to affiliate	—	—	60,000
Repayment of note payable to affiliate	(190,000)	—	—
Repayment of collateralized indebtedness	—	—	(368,097)
Proceeds from credit facility debt	—	—	276,000
Repayment of credit facility debt	(105,000)	(120,000)	(76,000)
Principal payments on capital lease obligations	(4,080)	(3,034)	(2,541)

Net cash (used in) provided by financing activities	(148,816)	(132,474)	55,836

Net increase in cash and cash equivalents from continuing operations	100,022	58,359	2,187

Cash flows from discontinued operations:
Net cash used in operating activities	(30,870)	(48,967)	(99,423)
Net cash (used in) provided by investing activities	(10,183)	(4,753)	46,173
Net cash used in financing activities	—	—	—
Effect of change in cash related to net assets distributed to Cablevision in 2010	(8,837)	(291)	4,648

Net decrease in cash and cash equivalents from discontinued operations	(49,890)	(54,011)	(48,602)

Cash and cash equivalents at beginning of year	29,828	25,480	71,895

Cash and cash equivalents at end of year	$79,960	$29,828	$25,480

See accompanying notes to consolidated financial statements.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

Note 1.	Nature of Operations and Basis of Presentation

Nature of Operations

AMC Networks Inc. and its subsidiaries (the “Company” or “AMC Networks”) represent certain entertainment businesses and assets owned and operated as integral parts of Cablevision Systems Corporation (Cablevision Systems Corporation and its subsidiaries are referred to as “Cablevision”), consisting of the following reportable segments:

•	National Networks: Includes four nationally distributed programming networks: AMC, WE tv, IFC and Sundance Channel. These programming networks are distributed throughout the United States via cable and other multichannel distribution platforms, including direct broadcast satellite and platforms operated by telecommunications providers (we refer collectively to these cable and other multichannel distributors as “multichannel video distributors” or “distributors”); and

•	International and Other: Includes AMC/Sundance Channel Global, the Company’s international programming business; IFC Entertainment, the Company’s independent film distribution business; and AMC Networks Broadcasting & Technology (formerly Rainbow Network Communications), the Company’s network technical services business, which supplies an array of services to the network programming industry, primarily on behalf of the programming networks of the Company. AMC and Sundance Channel are available in Canada and Sundance Channel and WE tv are available in other countries throughout Europe and Asia. The International and Other reportable segment also includes VOOM HD Holdings LLC (“VOOM HD”), which historically offered a suite of channels, produced exclusively in HD and marketed for distribution to digital broadcast satellite and cable television distributors (“VOOM”). VOOM was available in the United States only on Cablevision’s cable television systems and on DISH Network, LLC, formerly a subsidiary of EchoStar Communications Corporation (“DISH Network”) (see Notes 4 and 15). On December 18, 2008, Cablevision decided to discontinue funding the domestic offerings of VOOM. Subsequently, VOOM HD terminated the domestic offerings of VOOM. VOOM HD discontinued the VOOM international channel as of December 31, 2009. As of December 31, 2010, VOOM HD distributed internationally the Rush HD channel, a network dedicated to action and adventure sports. The results of VOOM HD are presented in continuing operations.

On December 16, 2010, Cablevision’s board of directors authorized Cablevision’s management to move forward with the spin-off of Rainbow Media Holdings LLC (“RMH”), the direct wholly-owned subsidiary of AMC Networks, to Cablevision’s stockholders (the “Distribution”). It is anticipated that the spin-off will be in the form of a pro rata distribution to all stockholders of Cablevision, with holders of Cablevision NY Group (“CNYG”) Class A Common Stock receiving Class A Common Stock of AMC Networks and holders of CNYG Class B Common Stock receiving Class B Common Stock of AMC Networks. Both Cablevision and AMC Networks will continue to be controlled by the Dolan family through their ownership of Class B Common Stock.

As part of the Distribution, the Company expects to incur approximately $2,425,000 of new debt (the “New AMC Networks Debt”), consisting of $1,725,000 aggregate principal amount of senior secured term loans and $700,000 aggregate principal amount of senior unsecured notes. A portion of the proceeds of the New AMC Networks Debt will be used to repay all outstanding Company debt (excluding capital leases) (see Note 8) and, as partial consideration for Cablevision’s contribution of the membership interests of RMH to the Company, approximately $1,250,000 (net of discount) of New AMC Networks Debt will be issued to CSC Holdings, which will use such New AMC Networks Debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt.

Completion of the Distribution is subject to a number of external conditions, including the effectiveness of a Form 10 Information Statement with the Securities and Exchange Commission and the finalization of the terms and conditions of the required financing.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

On June 6, 2011, Cablevision’s board of directors approved the Distribution and Cablevision contributed all of the membership interests of RMH to the Company. The Company expects to become a public company on June 30, 2011, the date of the Distribution. Holders of record of CNYG Class A Common Stock as of the close of business on June 16, 2011, the record date for the Distribution, will receive one share of AMC Networks Class A Common Stock for every four shares of CNYG Class A Common Stock held. Holders of record of CNYG Class B Common Stock as of the close of business on the record date will receive one share of AMC Networks Class B Common Stock for every four shares of CNYG Class B Common Stock held. Immediately prior to the Distribution, the Company will be an indirect wholly-owned subsidiary of Cablevision.

On December 31, 2010, RMH transferred its membership interests in News 12 Networks (“News 12”), Rainbow Advertising Sales Corporation (“RASCO”) and certain other businesses to wholly-owned subsidiaries of Cablevision in contemplation of the Distribution (see Note 5). Assets and liabilities related to those entities have been reclassified as assets distributed to Cablevision in 2010 and liabilities distributed to Cablevision in 2010 on the Company’s consolidated balance sheet as of December 31, 2009. Amounts due from or to those distributed entities that were previously eliminated in consolidation are now being presented as amounts due from affiliates, note receivable from affiliate or amounts due to affiliates on the Company’s consolidated balance sheets.

Basis of Presentation

The Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations (see Notes 12, 13 and 18). The financial position, results of operations and cash flows of the Company could differ from those that might have resulted had the Company been operated autonomously or as an entity independent of Cablevision.

The consolidated financial statements presented do not reflect any changes that may occur in the Distribution related to the New AMC Networks Debt. The Company is expected to have a capital structure different from the capital structure presented in the consolidated financial statements and accordingly, interest expense is not necessarily indicative of the interest expense that the Company would have incurred as a separate independent entity.

Note 2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Revenue Recognition

The Company recognizes affiliation fee revenue from distributors that carry the Company’s programming services under multi-year contracts, commonly referred to as “affiliation agreements.” The programming services are delivered throughout the terms of the agreements and the Company recognizes revenue as programming is provided.

Advertising revenues are recognized when commercials are aired. In certain advertising sales arrangements, the Company’s programming businesses guarantee specified viewer ratings for their programming. For these types of transactions, a portion of such revenue is deferred if the guaranteed viewer ratings are not met and is subsequently recognized either when the Company provides the required additional advertising time, the guarantee obligation contractually expires or performance requirements become remote.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Revenues derived from other sources are recognized when services are provided or events occur.

Multiple-Element Transactions

If there is objective and reliable evidence of fair value for all elements of accounting in a multiple-element arrangement, the arrangement consideration is allocated to the separate elements of accounting based on relative fair values. There may be cases in which there is objective and reliable evidence of the fair value of undelivered items in an arrangement but no such evidence for the delivered items. In those cases, the Company utilizes the residual method to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered items equals the total arrangement consideration less the aggregate fair value of the undelivered items. In determining fair value, the Company refers to historical transactions or comparable cash transactions.

On January 1, 2011, the Company adopted Accounting Standards Update (“ASU”) No. 2009-13, Multiple-Deliverable Revenue Arrangements, which is applicable on a prospective basis to revenue arrangements entered into or materially modified on or after January 1, 2011. ASU No. 2009-13 eliminates the residual method of allocating arrangement consideration to deliverables, requires the use of the relative selling price method and requires that the Company determine its best estimate of selling price in a manner consistent with that used to determine the price to sell the deliverable on a stand-alone basis.

Technical and Operating Expenses

Costs of revenues, including but not limited to license fees, amortization of program rights, participation and residual costs and programming and production costs, origination, transmission, uplinking and other operating costs, are classified as technical and operating expenses in the accompanying consolidated statements of operations.

Advertising and Distribution Expenses

Advertising costs are charged to expense when incurred and are recorded to selling, general and administrative expenses in the accompanying consolidated statements of operations. Advertising costs were $92,184, $86,728 and $86,435 for the years ended December 31, 2010, 2009, and 2008, respectively. Marketing, distribution and general and administrative costs related to the exploitation of owned original programming are expensed as incurred and are recorded to selling, general and administrative expenses.

Cash and Cash Equivalents

The Company’s cash investments are placed with money market funds and financial institutions that are investment grade as rated by Standard & Poor’s and Moody’s Investors Service. The Company selects money market funds that predominantly invest in marketable, direct obligations issued or guaranteed by the United States government or its agencies, commercial paper, fully collateralized repurchase agreements, certificates of deposit, and time deposits.

The Company considers the balance of its investment in funds that substantially hold securities that mature within three months or less from the date the fund purchases these securities to be cash equivalents. The carrying amount of cash and cash equivalents either approximates fair value due to the short-term maturity of these instruments or are at fair value.

Accounts Receivable

The Company periodically assesses the adequacy of valuation allowances for uncollectible accounts receivable by evaluating the collectability of outstanding receivables and general factors such as length of time

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

individual receivables are past due, historical collection experience, and the economic and competitive environment.

Investments

Investment securities and investment securities pledged as collateral are classified as trading securities and are stated at fair value with realized and unrealized holding gains and losses included in net income (loss).

Program Rights

Rights to programming, including feature films and episodic series, acquired under license agreements are stated at the lower of amortized cost or net realizable value. Such licensed rights along with the related obligations are recorded at the contract value when a license agreement is executed, unless there is uncertainty with respect to either cost, acceptability or availability. If such uncertainty exists, those rights and obligations are recorded at the earlier of when the uncertainty is resolved or when the license period begins. Costs are amortized to technical and operating expense on a straight-line basis over a period not to exceed the respective license periods.

The Company’s owned original programming is primarily produced by independent production companies, with the remainder produced by the Company. Owned original programming costs, including estimated participation and residual costs, qualifying for capitalization as program rights are amortized to technical and operating expense over their estimated useful lives, commencing upon the first airing, based on attributable revenue for airings to date as a percentage of total projected attributable revenue. Projected program usage is based on the historical performance of similar content. Estimated attributable revenue can change based upon programming market acceptance, levels of affiliation fee revenue and advertising revenue, and program usage. Accordingly, the Company periodically reviews revenue estimates and planned usage and revises its assumptions if necessary, which could impact the timing of amortization expense or result in an impairment charge.

The Company periodically reviews the programming usefulness of its licensed and owned original program rights based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness for exhibition. If it is determined that film or other program rights have no future programming usefulness, a write-off of the unamortized cost is recorded in technical and operating expense. Other than those recorded in connection with VOOM HD’s restructuring activities (see Note 4), impairment charges of $1,122 and $7,778 were recorded for the years ended December 31, 2010 and 2009, respectively. There were no impairment charges recorded for the year ended December 31, 2008.

Long-Lived and Indefinite-Lived Assets

Property and equipment are carried at cost. Equipment under capital leases is recorded at the present value of the total minimum lease payments. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets or, with respect to equipment under capital leases and leasehold improvements, amortized over the shorter of the lease term or the assets’ useful lives and reported in depreciation and amortization in the consolidated statements of operations.

Intangible assets established in connection with business acquisitions consist of affiliation agreements and affiliate relationships, advertiser relationships, other intangibles and goodwill. Amortizable intangible assets are amortized on a straight-line basis over their respective estimated useful lives. Goodwill and identifiable intangible assets acquired in prior acquisitions, which have indefinite useful lives, are not amortized.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Impairment of Long-Lived and Indefinite Lived Assets

The Company’s long-lived and indefinite-lived assets at December 31, 2010 include property and equipment, net of $68,977, other amortizable intangible assets, net of $364,882, identifiable indefinite-lived intangible assets of $19,900 and goodwill of $83,173. These assets accounted for approximately 29% of the Company’s consolidated total assets as of December 31, 2010.

The Company reviews its long-lived assets (property and equipment, and intangible assets subject to amortization that arose from acquisitions) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Goodwill and indefinite-lived intangible assets, which represent Sundance Channel trademarks of $19,900, are tested annually for impairment during the first quarter (“annual impairment test date”) and upon the occurrence of certain events or substantive changes in circumstances.

The Company is required to determine goodwill impairment using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill utilizing an enterprise-value based premise approach. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of goodwill impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination. For the purpose of evaluating goodwill impairment at the annual impairment test date, the Company had five reporting units, which recognized goodwill. These reporting units are AMC, WE tv, IFC and Sundance Channel, which are included in the National Networks reportable segment, and AMC Networks Broadcasting & Technology, which is included in the International and Other reportable segment.

The goodwill balance as of December 31, 2010 by reporting unit is as follows:

Reporting Unit

AMC	$34,251
WE tv	5,214
IFC	13,582
Sundance Channel	28,930
AMC Networks Broadcasting & Technology	1,196

$83,173

In assessing the recoverability of the Company’s goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Fair value estimates are made at a specific point in time, based on relevant information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, and determination of appropriate market

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

comparables and determination of whether a premium or discount should be applied to comparables. These valuations also include assumptions for the projected number of subscribers and the projected average rates per basic and viewing subscribers and growth in fixed price contractual arrangements used to determine affiliation fee revenue, access to program rights and the cost of such program rights, amount of programming time that is advertiser supported, number of advertising spots available and the sell through rates for those spots, average fee per advertising spot, and operating margins, among other assumptions. If these estimates or material related assumptions change in the future, the Company may be required to record impairment charges related to the Company’s long-lived assets.

Based on the Company’s annual impairment test during the first quarter of 2010, the Company’s reporting units had significant safety margins, representing the excess of the estimated fair value of each reporting unit less its respective carrying value (including goodwill allocated to each respective reporting unit). In order to evaluate the sensitivity of the estimated fair value calculations of the Company’s reporting units on the annual impairment calculation for goodwill, the Company applied hypothetical 10%, 20% and 30% decreases to the estimated fair values of each reporting unit. These hypothetical decreases of 10%, 20% and 30% would have no impact on the goodwill impairment analysis for any of the Company’s reporting units with the exception of Sundance Channel. For Sundance Channel, which had a goodwill carrying value of $28,930 at December 31, 2010, a 23% reduction in its estimated fair value would result in a goodwill impairment test step one failure. A step one failure would require the Company to perform the second step of the goodwill impairment test to measure the amount of implied fair value of goodwill and, if required, the recognition of a goodwill impairment loss.

The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

The Company’s indefinite-lived trademark intangible assets relate to the Company’s Sundance Channel trademarks, which were valued using a relief-from-royalty method in which the expected benefits are valued by discounting estimated royalty revenue over projected revenues covered by the trademarks. The Sundance Channel related trademarks were recorded in June 2008 when the Company completed transactions which resulted in the 100% acquisition of Sundance Channel L.L.C. Significant judgments inherent in a valuation include the selection of appropriate discount and royalty rates, estimating the amount and timing of estimated future cash flows and identification of appropriate continuing growth rate assumptions. The discount rates used in the analysis are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

Based on the Company’s annual impairment test during the first quarter of 2010, the Company’s Sundance Channel related trademarks identifiable indefinite-lived intangible assets had significant safety margins, representing the excess of the identifiable indefinite-lived intangible assets estimated fair value less their respective carrying values. In order to evaluate the sensitivity of the fair value calculations of the Company’s identifiable indefinite-lived intangible assets, the Company applied hypothetical 10%, 20% and 30% decreases to the estimated fair value of the Company’s identifiable indefinite-lived intangible assets. These hypothetical 10%, 20% and 30% decreases in estimated fair value would not have resulted in an impairment of the Company’s identifiable indefinite-lived intangible assets other than the hypothetical fair value decline at 30% would have resulted in an impairment charge of approximately $1,600.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Program Rights Obligations

Amounts payable subsequent to December 31, 2010 related to program rights obligations included in the consolidated balance sheet are as follows:

Years Ending December 31,

2011	$116,190
2012	100,985
2013	84,937
2014	60,690
2015	45,287
Thereafter	46,736

$454,825

Off balance sheet program rights obligations at December 31, 2010 that have not yet met the criteria to be recorded in the consolidated balance sheet are $67,927, which are payable: $66,790 in 2011, $1,137 in 2012 and $0 thereafter.

Deferred Carriage Fees

Deferred carriage fees represent amounts principally paid or payable to cable television distributors, direct broadcast satellite distributors and telecommunications companies to obtain additional subscribers and/or guarantee carriage of certain programming services and are amortized as a reduction of revenue over the period of the related guarantee arrangement (4 to 13 years).

The Company recorded an impairment charge of $15,034 in 2008, included in depreciation and amortization, for the write-off of deferred carriage fees of $15,034 at VOOM HD after DISH Network ceased the distribution of VOOM in May 2008 (see Note 15).

Deferred Financing Costs

Costs incurred to obtain debt are deferred and amortized to interest expense ratably over the life of the related debt.

Income Taxes

The Company’s provision for income taxes is based on current period income, changes in deferred tax assets and liabilities and changes in estimates with regard to uncertain tax positions. Deferred tax assets are subject to an ongoing assessment of realizability. The Company provides deferred taxes for the outside basis difference of its investment in partnerships. Interest and penalties, if any, associated with uncertain tax positions are included in income tax expense.

The Company was included in the consolidated federal and certain state and local income tax returns of Cablevision for the periods presented. The income tax expense or benefit presented in the consolidated statements of operations is based upon the taxable income of the Company on a separate tax return basis. There is no tax sharing agreement in place between the Company and Cablevision. Tax losses generated by the Company and utilized by the Cablevision group have been reflected as deemed capital distributions from the Company to its parent. Such distributions amounted to $20,066 and $41,066 for the years ended December 31, 2009 and 2008, respectively. The Company’s estimated taxable income for the year ended December 31, 2010 is expected to be offset by current year tax losses of the Cablevision group. As such, a deemed capital contribution of $52,824 has been recorded for the year ended December 31, 2010. The

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Company made certain state income tax payments in excess of the current liability of the Company computed on a separate tax return basis. Such payments have been reflected as deemed capital distributions from the Company to Cablevision. Such distributions with regard to tax payments made amounted to $696, $491 and $529 for the years ended December 31, 2010, 2009 and 2008, respectively.

Comprehensive Income (Loss)

Comprehensive income (loss) for the years ended December 31, 2010, 2009, and 2008 equals net income (loss) for the respective periods. Accumulated comprehensive income in the Company’s consolidated balance sheets as of December 31, 2010 and 2009 is zero.

Share-Based Compensation

Cablevision charges the Company expenses or benefits related to its various employee stock plans. Cablevision records share-based compensation expense during the period based on the fair value of the portion of share-based payment awards that are ultimately expected to vest. Cablevision uses the Black-Scholes valuation model in determining the fair value of stock options and stock appreciation rights (“SARs”) and uses the closing price on the date of grant to determine the fair value of restricted shares. Shared-based payment awards are expensed on a straight-line basis over the requisite service period. As the obligations related to stock option and restricted share awards under the Cablevision employee stock plans are satisfied by Cablevision, the allocation to the Company of its proportionate share of the related expenses is reflected as a deemed capital contribution in the accompanying consolidated financial statements. The Company satisfies obligations related to SAR awards under the Cablevision employee stock plans and the allocation to the Company of its proportionate share of the related expense is accrued in employee related costs in the Company’s consolidated balance sheets. Refer to Note 18 for further discussion of Cablevision’s Equity Plans.

Foreign Currency Transactions

The Company distributes programming in certain territories outside of the United States. Accordingly, it has a limited number of trade receivables denominated in a foreign currency, primarily Canadian dollars. The Company recognized $(116), $291 and $(731) of foreign currency transaction (losses) gains for the years ended December 31, 2010, 2009 and 2008, respectively, related to those receivables denominated in a foreign currency from affiliation agreements with foreign distributors. Such amounts are included in miscellaneous, net in the accompanying consolidated statements of operations.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Cash Flows

During 2010, 2009 and 2008, the Company’s non-cash investing and financing activities and other supplemental data were as follows:

	Years Ended December 31,
	2010	2009	2008

Non-Cash Investing and Financing Activities:
Continuing Operations:
Deemed capital contributions from (distributions to) affiliate related to the utilization of Cablevision (Company) tax losses by the Company (Cablevision)	$52,824	$(20,066)	$(41,066)
Deemed capital contribution from Cablevision due to forgiveness of net amounts due to Cablevision	—	—	178,573
Leasehold improvement paid by landlord	554	—	—
Reduction of capital lease obligation and related assets	279	—	784
Increase in capital lease obligations and accounts receivable from affiliates related to capital leases with affiliates of Cablevision	—	6,539	—
Capital distribution related to the entities transferred to Cablevision on December 31, 2010 (Note 5)	41,273	—	—
Redemption of collateralized indebtedness with related equity derivative contract	—	—	44,057
Value of General Electric common stock exchanged in the acquisition of Sundance Channel (Note 3)	—	—	369,137
Supplemental Data:
Cash interest paid — continuing operations	72,335	72,919	89,605
Cash interest paid — discontinued operations	—	541	651
Income taxes paid — continuing operations	5,217	3,769	3,263
Income taxes paid (refunded), net — discontinued operations	(1)	(2)	32

Derivative Financial Instruments

The Company accounts for derivative financial instruments as either assets or liabilities measured at fair value. The Company, at times, uses derivative instruments to manage its exposure to market risks from changes in certain equity prices and interest rates and does not hold or issue derivative instruments for speculative or trading purposes. These derivative instruments are not designated as hedges, and changes in the fair values of these derivatives are recognized in earnings as gains (losses) on derivative contracts.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the contingency can be reasonably estimated.

Note 3.	Transactions

Sundance Channel L.L.C.

On June 16, 2008, certain wholly-owned subsidiaries of RMH completed transactions which resulted in the 100% acquisition of Sundance Channel L.L.C. (“Sundance Channel”) from NBC Universal (which was a subsidiary of General Electric Company (“General Electric”)), CBS Corporation’s Showtime Networks (“CBS”), and two entities controlled by individuals. The purchase price of $472,464 was paid through an exchange of 12,742,033 shares of common stock of General Electric held by certain subsidiaries of RMH valued, based on the closing price at the acquisition date, at $369,137, and a net cash payment of $103,327. The aggregate purchase price for financial statement purposes including the effect of working capital adjustments of $3,189 and closing costs of $6,763, and excluding $87,716 of net deferred tax adjustments as described below, was $482,416. In the first transaction, General Electric received all of the General Electric common stock held by certain subsidiaries of RMH, and the RMH subsidiaries received a 100% interest in a newly formed subsidiary of General Electric, which held cash and General Electric’s ownership interest in Sundance Channel. In subsequent transactions, this newly formed subsidiary used the cash contributed to it by General Electric and additional cash contributions by the Company to purchase the remaining interests in Sundance Channel.

Prior to the Sundance Channel acquisition, the outstanding monetization contracts held by subsidiaries of RMH covering the General Electric common stock exchanged in the transaction were terminated, the associated collateralized indebtedness was settled and, accordingly, the General Electric common stock was no longer pledged to support that indebtedness. The subsidiaries of RMH that were parties to these contracts paid the counterparties an aggregate of $368,097 to settle the monetization contracts. To fund the $368,097 of cash payments required to settle the monetization contracts and to fund the $103,327 net cash acquisition payment, the Company borrowed $210,000 under the Rainbow National Services LLC revolving credit facility (see Note 8) and used cash on hand for the remaining amount.

The Company accounted for the acquisition of Sundance Channel under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141. Under the purchase method of accounting, the total purchase price was allocated to the identifiable tangible and intangible assets acquired and the liabilities assumed based on their fair values. The excess of the purchase price over those fair values was recorded as goodwill. The fair value assigned to the identifiable tangible and intangible assets acquired and liabilities assumed are based upon assumptions developed by management and other information compiled by management, including a purchase price allocation analysis. As a result of the non-taxable transfer of the General Electric common stock and the settlement of the related monetization contracts in connection with the acquisition, the purchase price and resulting purchase price allocation were reduced by the related net deferred tax effects of $87,716 to $394,700. The results of Sundance Channel’s operations have been included in the consolidated financial statements from the date of acquisition. Sundance Channel is included in the Company’s National Networks reportable segment and is a separate reporting unit for goodwill impairment testing.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

The following table provides the allocation of the purchase price to the assets acquired and liabilities assumed:

	Estimated
	Useful Life

Cash		$3,056
Accounts receivable		13,371
Prepaid expenses and other assets		30,102
Affiliation agreements and affiliate relationships	4 to 25 years	314,200
Advertiser relationships	3 years	12,700
Trademarks	Indefinite-lived	19,900
Goodwill	Indefinite-lived	28,931
Accounts payable and accrued expenses		(11,316)
Other liabilities		(16,244)

Net assets acquired(1)		$394,700

(1)	Net of $87,716 of deferred tax effects which were recorded as a result of the expected tax free disposition of the General Electric common stock and the settlement of the related monetization contracts thereon described above. The deferred tax impact was comprised of (i) the reversal of a deferred tax liability of $136,581 on the unrealized tax gain with respect to the investment in General Electric common stock, (ii) an unrecognized tax benefit of $53,132 associated with an uncertain tax position of $53,132 that was primarily related to certain previously recognized deferred tax assets and (iii) $4,267 of deferred tax assets relating to future deductible temporary differences.

Note 4.	Restructuring

In December 2008, the Company decided to discontinue funding the domestic programming business of VOOM HD. In connection with this decision the Company has recorded restructuring expense (credits) in 2008, 2009 and 2010.

During 2008, in addition to the amounts related to VOOM HD, the Company recorded net severance expense of $82 related to the elimination of positions at certain programming businesses.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

The following table summarizes the VOOM HD restructuring expense recognized during 2008, 2009 and 2010:

	Employee	Contractual		Other
	Severance	Program Rights		Costs	Total

Charges incurred	$5,711 (a)	$40,974	(b)	$110	$46,795
Write-down of assets	—	(40,974	)(b)	(73)	(41,047)
Payments	—	—		—	—

Restructuring liability at December 31, 2008	5,711	—		37	5,748

Charges incurred	579 (c)	4,572	(d)	11	5,162
Write-down of assets and other non-cash items	—	(1,712)		7	(1,705)
Payments	(6,013)	(2,390)		—	(8,403)

Restructuring liability at December 31, 2009	277	470		55	802

Credits recognized	(249)	(1,969	)(d)	—	(2,218)
Other adjustments	22	2,048	(e)	—	2,070
Payments	(47)	(549)		—	(596)

Restructuring liability at December 31, 2010	$3	$—		$55	$58

(a)	Employee severance related to the elimination of 128 positions at VOOM HD.

(b)	Impairment charge related to certain contractual program rights assets that had no future usefulness and could no longer be exploited at VOOM HD or on any other programming subsidiary of the Company.

(c)	Employee severance related to the elimination of five positions at VOOM HD.

(d)	Represents unfavorable (favorable) negotiated settlements of contractual obligations with vendors.

(e)	Represents a reclassification of program rights obligations to accrued restructuring liability.

At December 31, 2010, aggregate restructuring liabilities of $58 were classified as current other accrued expenses in the accompanying consolidated balance sheet.

Note 5.	Discontinued Operations

On December 16, 2010, Cablevision announced that its board of directors authorized Cablevision’s management to move forward with the leveraged spin-off of RMH to Cablevision’s stockholders (see Note 1). In contemplation of the Distribution, on December 31, 2010 RMH transferred its membership interests in News 12 (regional news programming services), RASCO (a cable television advertising company) and certain other businesses to wholly-owned subsidiaries of Cablevision. This distribution amounted to $41,273 and was recorded as a deemed capital distribution in the accompanying consolidated statement of stockholder’s equity (deficiency). No gain or loss was recognized in connection with this distribution between entities under common control. The operating results of these transferred entities through the date of the transfer have been classified in the consolidated statements of operations as discontinued operations for all periods presented.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Operating results of discontinued operations for the years ended December 31, 2010, 2009 and 2008 are summarized below:

	Years Ended December 31,
	2010	2009	2008

Revenues, net	$79,768	$69,723	$86,588

Loss before income taxes	$(63,311)	$(58,189)	$(44,968)
Income tax benefit	25,221	23,398	18,102

Loss from discontinued operations, net of income taxes	$(38,090)	$(34,791)	$(26,866)

The assets and liabilities of the transferred businesses have been classified in the consolidated balance sheet as of December 31, 2009 as assets and liabilities distributed to Cablevision on December 31, 2010 and consist of the following:

Cash and cash equivalents	$850
Accounts receivable, prepaid expenses and other current assets	26,353
Advances due from affiliates	5,399
Property and equipment, net and other long-term assets	19,378
Deferred tax asset	67,576
Intangible assets	12,681

Total assets distributed	$132,237

Accounts payable and accrued expenses	$16,917
Amounts due to affiliates	46,176
Other current liabilities	2,096
Other long-term liabilities	8,593

Total liabilities distributed	73,782

Net assets distributed	$58,455

Promissory Note

In September 2009, RMH and one of the other businesses transferred to Cablevision agreed to the terms of a promissory note having an initial principal amount of $0 and increasing from time to time by advances made by RMH, with an interest rate of 8.625%. Amounts advanced are repayable on demand by RMH. As of December 31, 2010 and 2009, RMH had extended advances against this promissory note aggregating $16,832 and $3,492, respectively. The note is reflected as a note receivable from affiliate and the payable at December 31, 2009 is reflected as liabilities distributed to Cablevision in 2010 since the entity that received the advances was distributed to a subsidiary of Cablevision prior to December 31, 2010 and is no longer consolidated by the Company. Interest income recognized by RMH related to this note amounted to $660 and $38 for the years ended December 31, 2010 and 2009, respectively. On January 31, 2011, RMH distributed to a subsidiary of Cablevision, all of its rights, title and interest in and to the promissory note. This distribution will be reflected as a capital distribution in the accompanying consolidated statement of stockholder’s equity (deficiency) in the Company’s consolidated financial statements as of and for the three months ended March 31, 2011.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Note 6.	Property and Equipment

Property and equipment (including equipment under capital leases) consist of the following assets, which are depreciated or amortized on a straight-line basis over the estimated useful lives shown below:

	December 31,		Estimated
	2010	2009	Useful Lives

Program, service and test equipment	$115,325	$114,834	2 to 7 years
Satellite equipment	15,503	15,717	13 years
Furniture and fixtures	15,922	15,392	2 to 8 years
Transmission equipment	37,495	38,699	5 years
Leasehold improvements	41,617	40,849	Term of lease

	225,862	225,491
Less accumulated depreciation and amortization	(156,885)	(153,826)

	$68,977	$71,665

Depreciation expense on property and equipment (including capital leases) amounted to $19,805, $22,828 and $23,193, respectively, for the years ended December 31, 2010, 2009 and 2008.

At December 31, 2010 and 2009, the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows:

	December 31,
	2010	2009

Satellite equipment	$15,503	$15,717
Less accumulated amortization	(5,097)	(3,942)

	$10,406	$11,775

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Note 7.	Intangible Assets

The following table summarizes information relating to the Company’s acquired intangible assets at December 31, 2010 and 2009:

	December 31,		Estimated
	2010	2009	Useful Lives

Gross carrying amount of amortizable intangible assets
Affiliation agreements and affiliate relationships	$911,357	$911,357	4 to 25 years (1)
Advertiser relationships	103,723	103,723	3 to 10 years (2)
Other amortizable intangible assets	24,840	24,840	4 to 10 years (3)

	1,039,920	1,039,920

Accumulated amortization
Affiliation agreements and affiliate relationships	(565,893)	(494,393)
Advertiser relationships	(84,684)	(69,661)
Other amortizable intangible assets	(24,461)	(24,334)

	(675,038)	(588,388)

Amortizable intangible assets, net of accumulated amortization	364,882	451,532
Indefinite-lived intangible assets
Trademarks	19,900	19,900

Indefinite-lived intangible assets	19,900	19,900

Goodwill	83,173	83,173

Total intangible assets, net	$467,955	$554,605

Aggregate amortization expense
Years ended December 31, 2010 and 2009	$86,650	$83,676

Estimated amortization expense

Year ending December 31, 2011	$79,109
Year ending December 31, 2012	64,436
Year ending December 31, 2013	31,678
Year ending December 31, 2014	9,765
Year ending December 31, 2015	9,746

(1)	At December 31, 2010, the weighted average remaining useful life of affiliation agreements and affiliate relationships is 15 years.

(2)	At December 31, 2010, the weighted average remaining useful life of advertiser relationships is 3 years.

(3)	At December 31, 2010, the weighted average remaining useful life of other amortizable intangible assets is 5 years.

The Company has historically been able to renew affiliation agreements upon expiration and has factored its experience with such renewals in estimating the future cash flows associated with its affiliation agreements and affiliate relationship intangible assets.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

There were no accumulated impairment losses related to goodwill for any periods as of December 31, 2010.

In March 2009, the Company recorded an adjustment to the preliminary purchase price allocation amounting to $89 related to the acquisition of Sundance Channel.

Note 8.	Debt

Credit Facility Debt

Rainbow National Services LLC (“RNS”), an indirect wholly-owned subsidiary of the Company, which owns the interests in American Movie Classics Company LLC (“AMC LLC”), a wholly-owned subsidiary of the Company and its subsidiaries, which includes WE: Women’s Entertainment LLC (“WE LLC”), and The Independent Film Channel LLC (“IFC LLC”), has an $800,000 senior secured credit facility (the “RNS Credit Facility”), which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility. The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012. The RNS Credit Facility allows RNS to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan. Further, the RNS Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000. There are no commitments from the lenders to fund an incremental facility other than the $280,000 incremental revolver supplement (the “RNS Incremental Revolver”) entered into on June 3, 2008 discussed below. Whenever incremental facilities are established, RNS and the lenders must enter into a supplement to the RNS Credit Facility with terms and conditions that are no more restrictive than those of the RNS Credit Facility.

In June 2008, RNS borrowed $210,000 under its revolving credit facility in connection with the Company’s acquisition of Sundance Channel (see Note 3). Further, during 2008, RNS borrowed $66,000 under the revolving credit facility and repaid $25,000 and $51,000 of the outstanding balance under the term loan facility and the revolving credit facility, respectively. In 2009, RNS repaid $25,000 and $95,000 of the outstanding balance under the term loan facility and the revolving credit facility, respectively. In 2010, RNS repaid $25,000 and $80,000 of the outstanding balance under the term loan facility and the revolving credit facility, respectively. Outstanding borrowings under the term loan facility and revolving credit facility were $425,000 and $50,000, respectively, at December 31, 2010. RNS had $250,000 in undrawn revolver commitments at December 31, 2010.

Borrowings under the RNS Credit Facility are direct obligations of RNS which are guaranteed jointly and severally by substantially all of RNS’ subsidiaries and by Rainbow Programming Holdings LLC, the direct parent to RNS, and a wholly-owned subsidiary of RMH, and are secured by the pledge of the stock of RNS and the stock of substantially all of RNS’ subsidiaries and all of the other assets of RNS and substantially all of RNS’ subsidiaries (subject to certain limited exceptions). Cablevision is not a guarantor of, and has not otherwise had any obligations relating to, the RNS Credit Facility or any of the Company’s other indebtedness (see below).

Borrowings under the RNS Credit Facility bear interest based on either the Base Rate (the greater of the Federal Funds Rate plus 0.5% and the prime rate (as defined in the RNS Credit Facility)) or the Eurodollar Rate (as defined in the RNS Credit Facility). The interest rate under the RNS Credit Facility varies, depending on RNS’ cash flow ratio (as defined in the RNS Credit Facility), from 1.0% to 1.5% over the Eurodollar Rate for Eurodollar-based borrowings and from zero to 0.5% over the Base Rate for Base Rate borrowings. At December 31, 2010, the weighted average interest rate on both the term A loan facility and amounts drawn under the original revolving credit facility was 1.26%.

The borrowings under the RNS Credit Facility may be repaid without penalty at any time. The term A loan is to be repaid in quarterly installments of $12,500 in 2011 and 2012, and $162,500 beginning on March 31, 2013 through its maturity date in June 2013. Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

The RNS Credit Facility contains various financial and other covenants. As defined in the RNS Credit Facility, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1. Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

RNS was in compliance with all of its financial covenants under its RNS Credit Facility and RNS Incremental Revolver as of December 31, 2010.

RNS is obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

Incremental Revolver

On June 3, 2008, RNS entered into the RNS Incremental Revolver whereby RNS received commitments from lenders in the amount of $280,000. The interest rate under the RNS Incremental Revolver is 2.0% over the Eurodollar rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the RNS Incremental Revolver). The RNS Incremental Revolver matures on June 30, 2012 and the terms and conditions of the RNS Incremental Revolver are no more restrictive than those of the RNS Credit Facility. RNS is obligated to pay fees of 0.375% per annum on any undrawn portion of the RNS Incremental Revolver commitment balance. Borrowings under the RNS Incremental Revolver may be repaid without penalty at any time. There were no borrowings outstanding under the RNS Incremental Revolver facility at December 31, 2010.

In connection with the RNS Incremental Revolver, RNS incurred deferred financing costs of $2,941, which are being amortized to interest expense over the four-year term of the RNS Incremental Revolver.

Senior and Senior Subordinated Notes

As of December 31, 2010, RNS’ notes outstanding consist of $300,000 aggregate principal amount of 8 3/4% senior notes due September 1, 2012, and $325,000 aggregate principal amount of 10 3/8% senior subordinated notes due September 1, 2014. The senior notes and the senior subordinated notes were discounted $2,163 and $3,915, respectively, upon original issuance in 2004. These notes are guaranteed by substantially all of RNS’ subsidiaries. Principal covenants include a limitation on the incurrence of additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the indentures) of 6.0 to 1, limitations on dividends and distributions, and limitations on investments and the ability to incur liens (according to the terms of the senior note indenture).

RNS may redeem the senior notes, in whole or in part, at any time, at a redemption price equal to 100% of face value. The senior subordinated notes are redeemable, in whole or in part, at a redemption price equal to 103.458% of face value, which decreases to 101.729% on or after September 1, 2011 and 100% on or after September 1, 2012. The notes are redeemable at the redemption price plus accrued and unpaid interest through the redemption date.

The indentures under which the senior notes and the senior subordinated notes were issued contain various other covenants, which are generally less restrictive than those contained in the RNS Credit Facility. RNS was in compliance with all of its financial covenants under its senior notes and senior subordinated notes as of December 31, 2010.

RNS has no independent assets or operations of its own, the guarantees under the senior notes and the senior subordinated notes are full and unconditional and joint and several, and the net assets of any subsidiaries of RNS other than the subsidiary guarantors are minor. There are no restrictions on the ability of RNS or any of the

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

subsidiary guarantors to obtain funds from its subsidiaries by dividend or loan. Cablevision is not a guarantor of, and has not otherwise had any obligations relating to, the RNS senior and senior subordinated notes.

Summary of Five-Year Debt Maturities

Total amounts payable by the Company under its various debt obligations (excluding capital leases) outstanding as of December 31, 2010, during the five years subsequent to December 31, 2010 are as follows:

Years Ending December 31,

2011	$50,000
2012	400,000
2013	325,000
2014	325,000
2015	—

RMH Promissory Note with Madison Square Garden

As of December 31, 2009, Madison Square Garden, L.P., a subsidiary of The Madison Square Garden Company (“MSG”), an affiliate of Cablevision, had extended advances aggregating $190,000 to RMH. On January 28, 2010, in connection with the spin-off of MSG from Cablevision, the advances were replaced with a promissory note from RMH to Madison Square Garden, L.P. having a principal amount of $190,000, an interest rate of 3.25% and a maturity date of June 30, 2010. In March 2010, the $190,000 of indebtedness was repaid by the Company to MSG, including $914 of interest accrued from January 28, 2010 through the date of repayment, which was funded by a capital contribution from Cablevision.

Note 9.	Derivative Contracts and Collateralized Indebtedness

To manage interest rate risk, the Company enters into interest rate swap contracts from time to time to adjust the proportion of total debt that is subject to variable rates. Such contracts effectively fix the borrowing rates on floating rate debt to limit the exposure against the risk of rising rates. The Company does not enter into interest rate swap contracts for speculative or trading purposes and it only enters into interest rate swap contracts with financial institutions that are rated investment grade. The Company monitors the financial institutions that are counterparties to its interest rate swap contracts and diversifies its swap contracts among various counterparties to mitigate exposure to any single financial institution. There were no outstanding interest rate swap contracts as of December 31, 2010 and 2009.

In November 2008, the Company entered into interest rate swap contracts with a notional amount of $450,000 to effectively fix borrowing rates on a substantial portion of the Company’s floating rate debt. The interest rate swap contracts matured in November 2009. These contracts were not designated as hedges for accounting purposes. For the year ended December 31, 2009, realized losses were $3,237 and for the year ended December 31, 2008, unrealized losses resulting from changes in the fair value of the Company’s interest rate swap contracts and realized losses resulting from net cash interest expense aggregated $2,843. These losses are reflected in loss on interest rate swap contracts, net in the accompanying consolidated statements of operations.

The Company had also entered into various transactions to limit the exposure against equity price risk on its 12,742,033 shares of common stock of General Electric. The Company had monetized all of its stock holdings in General Electric through the execution of prepaid forward contracts, collateralized by an equivalent amount of the respective underlying stock. These monetization contracts were terminated in 2008 (see discussion below). The Company received cash proceeds upon execution of the prepaid forward contracts which were reflected as collateralized indebtedness. The Company separately accounted for the equity

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

derivative component of the prepaid forward contracts. These equity derivatives were not designated as hedges for accounting purposes. Therefore, the net increases or decreases in the fair value of the equity derivative component of the prepaid forward contracts are included in gain on equity derivative contracts in the accompanying consolidated statements of operations.

The following represents the impact and location of the Company’s derivative instruments within the consolidated statements of operations for the years ended December 31, 2009 and 2008:

		Amount of Gain (Loss)
Derivatives Not		Recognized
Designated as	Location of Gain	Years Ended December 31,
Hedging Instruments	(Loss) Recognized	2009	2008

Interest rate swap contracts	Loss on interest rate swap contracts, net	$(3,237)	$(2,843)
Prepaid forward contracts	Gain on equity derivative contracts, net	—	66,447

Total derivative contracts		$(3,237)	$63,604

For the year ended December 31, 2008, the Company recorded a loss on investments of $(103,238) representing the net decreases in the fair values of the shares of common stock of General Electric pledged as collateral for the period. There were no such losses for the years ended December 31, 2010 and 2009 as such shares of common stock were disposed of in 2008.

2008 Settlements of Collateralized Indebtedness

In connection with the acquisition of Sundance Channel in June 2008 (see Note 3), the Company terminated the monetization contracts relating to the 12,742,033 shares of common stock of General Electric owned by the Company by settling the related collateralized indebtedness and equity derivative contracts which resulted in the Company making a net cash payment to the counterparties aggregating $368,097. The Company recognized a $66,447 gain on the General Electric equity derivative contracts. In connection with the termination, the Company recognized a loss of $2,424, representing the difference between the carrying value and the redemption value of the collateralized indebtedness, which is reflected as a loss on extinguishment of debt in the accompanying consolidated statement of operations for the year ended December 31, 2008.

The following table summarizes the settlement of the Company’s collateralized indebtedness relating to General Electric common stock settled in 2008.

Number of shares	12,742,033

Collateralized indebtedness settled	$(412,154)
Derivative contracts settled	44,057

Net cash payment	$(368,097)

Note 10.	Fair Value Measurement

The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level I — Quoted prices for identical instruments in active markets.

•	Level II — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level III — Instruments whose significant value drivers are unobservable.

The following table presents for each of these hierarchy levels, the Company’s financial assets that are measured at fair value on a recurring basis at December 31, 2010 and 2009:

	Level I	Level II	Level III	Total

At December 31, 2010:
Cash equivalents(a)	$78,908	$—	$—	$78,908
At December 31, 2009:
Cash equivalents(a)	$26,174	$—	$—	$26,174

(a)	Represents the Company’s investment in funds that invest primarily in money market securities.

The Company’s cash equivalents at December 31, 2010 and 2009 are classified within Level I of the fair value hierarchy because they are valued using quoted market prices.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate that value:

Credit Facility Debt, Senior Notes and Senior Subordinated Notes

The fair values of each of the Company’s debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities.

The carrying values and estimated fair values of the Company’s financial instruments, excluding those that are carried at fair value in the accompanying consolidated balance sheets, are summarized as follows:

	December 31, 2010
	Carrying	Estimated
	Amount	Fair Value

Debt instruments:
Credit facility debt(a)	$475,000	$475,000
Senior notes	299,552	300,750
Senior subordinated notes	324,071	337,188

	$1,098,623	$1,112,938

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

	December 31, 2009
	Carrying	Estimated
	Amount	Fair Value

Debt instruments:
Credit facility debt(a)	$580,000	$580,000
Senior notes	299,283	305,640
Senior subordinated notes	323,817	342,875

	$1,203,100	$1,228,515

(a)	The carrying value of the Company’s credit facility debt which bears interest at variable rates approximates its fair value.

Fair value estimates related to the Company’s debt instruments presented above are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Note 11.	Leases

Certain subsidiaries of the Company lease office space and equipment under long-term non-cancelable operating lease agreements with non-affiliates which expire at various dates through 2020. The leases generally provide for fixed annual rentals plus certain other costs or credits. Costs associated with such operating leases are recognized on a straight-line basis over the initial lease term. The difference between rent expense and rent paid is recorded as deferred rent. Rent expense for the years ended December 31, 2010, 2009 and 2008 amounted to $12,363, $14,078 and $14,219, respectively.

The minimum future annual payments for the Company’s operating leases with non-affiliates related to continuing operations (with initial or remaining terms in excess of one year) during the next five years from January 1, 2011 through December 31, 2015 and thereafter, at rates now in force are as follows:

2011	$13,277
2012	13,506
2013	12,763
2014	12,674
2015	12,848
Thereafter	24,857

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Future minimum capital lease payments as of December 31, 2010 are as follows:

Year ending December 31, 2011	$6,321
Year ending December 31, 2012	2,796
Year ending December 31, 2013	2,796
Year ending December 31, 2014	2,796
Year ending December 31, 2015	2,796
Thereafter	11,804

Total minimum lease payments	29,309
Less amount representing interest (at 7.7%-10.4%)	(9,057)

Present value of net minimum future capital lease payments	20,252
Less principal portion of current installments	(4,575)

Long-term portion of obligations under capital leases	$15,677

Note 12.	Affiliate Transactions

Allocations

The Company provides services to and receives services from affiliates of Cablevision. The consolidated financial statements of the Company reflect the application of certain cost allocation policies of Cablevision. Management believes that these allocations have been made on a reasonable basis. However, it is not practicable to determine whether the charged amounts represent amounts that might have been incurred on a stand-alone basis, including as a separate independent publicly owned company, as there are no company-specific or comparable industry benchmarks with which to make such estimates. Further, as many of these transactions are conducted between subsidiaries under common control of Cablevision, amounts charged for these services may not represent amounts that might have been received or incurred if the transactions were based upon arm’s length negotiations. Explanations of the composition and the amounts of the more significant transactions and charges, not explained elsewhere in the accompanying notes to the consolidated financial statements, are described below.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

The following is a summary of the revenues and expenses included in the Company’s consolidated statements of operations related to transactions with or charges from affiliates of Cablevision:

	Years Ended December 31,
	2010	2009	2008

Revenues, net	$29,203	$31,796	$71,124

Operating expenses:
Technical and operating expenses:
Program rights charges to affiliates of Cablevision	$—	$(941)	$(2,284)
Production services	(770)	(5,587)	(3,073)
Other support functions	561	376	189
Health and welfare plans	4,180	4,109	4,722

Total technical and operating expenses	$3,971	$(2,043)	$(446)

Selling, general and administrative expenses:
Corporate general and administrative costs, net	$32,370	$28,787	$28,177
Management fees	26,511	23,773	21,513
Health and welfare plans	4,029	4,492	3,797
Advertising expense	2,391	1,391	1,193
Sales support and other functions, net	1,516	1,118	—
Share-based compensation	17,206	14,723	10,259
Long-term incentive plans	16,207	12,955	12,467

Total selling, general and administrative expenses	$100,230	$87,239	$77,406

Revenues, net

The Company recorded affiliation fee revenues earned, net of amortization of deferred carriage fees, under affiliation agreements with companies owned by or affiliated with Cablevision. AMC Networks Broadcasting & Technology (formerly, Rainbow Network Communications) has entered into agreements with affiliates of Cablevision to provide various transponder, technical and support services through 2020. Additionally, the Company provides various studio production services to affiliates of Cablevision.

Operating Expenses

Program Rights Charges

The Company charged affiliates of Cablevision for the right to exhibit and promote films under contracts between the Company and third parties, for which the charges are reflected as a reduction of the related technical and operating expenses.

Production Services

The Company provides various studio production services to affiliates of Cablevision, for which the charges are reflected as a reduction of the related technical and operating expenses.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Other Support Functions

Affiliates of Cablevision provide various digital media and administrative support functions which primarily include salaries and facilities costs charged to the Company.

Health and Welfare Plans

Employees of the Company participate in health and welfare plans sponsored by Cablevision. Health and welfare benefit costs have generally been charged by Cablevision based upon the proportionate number of participants in the plans.

Corporate General and Administrative Costs, net

General and administrative costs, including costs of maintaining corporate headquarters, facilities and common support functions (such as executive management, human resources, legal, finance, tax, accounting, audit, treasury, risk management, strategic planning, information technology, etc.), have been charged to the Company by Cablevision. Additionally, the Company charges affiliates of Cablevision for a portion of the Company’s leased facilities utilized by such affiliates. Such costs allocated to the Company have been included in selling, general and administrative expenses and such cost reimbursements are recorded as a reduction to selling, general and administrative expenses.

Management Fees

The Company has historically paid Cablevision a management fee pursuant to a consulting agreement between Cablevision and certain of the Company’s subsidiaries. The Company expects that, at the time of the Distribution, it will terminate such agreement.

Advertising

The Company incurs advertising expenses charged by subsidiaries and affiliates of Cablevision.

Sales Support and Other Functions, net

Affiliates of Cablevision provide advertising sales support functions to the Company, which primarily include salaries and general and administrative costs, which are recorded as a charge to selling, general and administrative expenses. Additionally, the Company provides affiliation support functions to an affiliate of Cablevision, which primarily include salaries, facilities, and general and administrative costs. These charges are recorded as a reduction to selling, general and administrative expenses.

Share-based Compensation and Long-Term Incentive Plans Expense

Cablevision charges the Company its proportionate share of expenses or benefits related to Cablevision’s employee stock plans and Cablevision’s long-term incentive plans. Such amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of operations, and if not funded or satisfied by the Company, reflected as capital contributions from Cablevision in the Company’s consolidated financial statements. Refer to Note 18 for further discussion of Cablevision’s Equity Plans. The long-term incentive plans are funded by the Company and aggregate liabilities of $28,934 and $25,265 related to these plans are included in accrued employee related costs and other long-term liabilities in the Company’s consolidated balance sheets at December 31, 2010 and 2009, respectively. These liabilities include certain performance-based awards for which the performance criteria had not been met as of December 31, 2010 as such awards are based on achievement of certain performance criteria through December 31, 2012. The Company has accrued the amount that it currently believes will ultimately be paid based upon the performance

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

criteria established for these performance-based awards. If it is subsequently determined that the performance criteria for such awards is not probable of being achieved, the Company would reverse the accrual in respect of such award at that time.

Treatment of Long-Term Incentive Plans After the Distribution

In 2010, 2009 and 2008, Cablevision granted three-year performance awards to certain executive officers and other members of the Company’s management under Cablevision’s 2006 Cash Incentive Plan. The performance metrics in each employee’s award agreement are required to be adjusted to reflect the exclusion of the Company from the business of Cablevision. Amounts applicable to employees of the Company are and will continue to be reflected as liabilities in the Company’s consolidated balance sheets until settled.

Deferred compensation awards granted by Cablevision pursuant to Cablevision’s Long-Term Incentive Plan (which was superseded by the Cash Incentive Plan in 2006) will be similarly unaffected by the Distribution. Amounts applicable to employees of the Company are and will continue to be reflected as liabilities in the Company’s consolidated balance sheets until settled.

Note 13.	Benefit Plans

Cablevision sponsors a non-contributory, qualified defined benefit cash balance pension plan (the “Cash Balance Pension Plan”), a non-contributory non-qualified defined benefit excess cash balance plan (the “Excess Cash Balance Plan”), a qualified defined contribution 401(k) savings plan and a non-qualified excess savings plan in which certain employees of the Company participate. In connection with the Cash Balance Pension Plan and the Excess Cash Balance Plan (collectively, the “Pension Plans”), the Company is charged by Cablevision for credits made into an account established for each participant. Such credits are based upon a percentage of eligible base pay and a market-based rate of return. The Company also makes matching contributions for a portion of employee voluntary contributions to the 401(k) savings and excess savings plan. Total expense related to these plans was $7,285, $6,973 and $5,049 for the years ended December 31, 2010, 2009 and 2008, respectively. The Company does not provide postretirement benefits for any of its employees.

Note 14.	Income Taxes

For the periods presented, the Company’s taxable income or loss was included in the consolidated federal and certain state and local income tax returns of Cablevision. The income tax expense or benefit is based on the taxable income of the Company on a separate tax return basis. There is no tax sharing agreement in place between the Company and Cablevision. Accordingly, since Cablevision does not reimburse the Company for the tax benefit received by Cablevision for the utilization of the Company’s net operating loss carry forwards (“NOLs”), the Company reflects the reduction of the associated deferred tax asset for the Company’s NOLs utilized by Cablevision as a deemed capital distribution in the year utilized.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Income tax expense (benefit) attributable to continuing operations consists of the following components:

	Years Ended December 31,
	2010	2009	2008

Current expense:
Federal	$—	$—	$—
State and other	4,360	3,326	3,325

	4,360	3,326	3,325

Deferred expense (benefit):
Federal	62,078	46,959	(11,918)
State	18,666	15,016	8,679

	80,744	61,975	(3,239)

Tax expense relating to uncertain tax positions, including accrued interest	2,969	5,106	2,646

Income tax expense	$88,073	$70,407	$2,732

The income tax benefit attributable to the Company’s discontinued operations was classified as deferred income tax benefit for all periods presented (see Note 5).

The income tax expense (benefit) attributable to continuing operations differs from the amount derived by applying the statutory federal rate to pretax income principally due to the effect of the following items:

	Years Ended December 31,
	2010	2009	2008

Federal tax expense (benefit) at statutory rate	$72,192	$55,634	$(6,245)
State income taxes, net of federal effect	10,937	9,238	(985)
Changes in the valuation allowance	1,398	1,309	1,189
Change in the state rate used to measure deferred taxes, net of federal benefit	1,236	638	2,604
Tax expense relating to uncertain tax positions, including accrued interest, net of deferred tax benefits	1,890	3,250	1,689
Nondeductible expenses	420	338	426
Lower state tax rate used to measure deferred tax benefit on unrealized loss on stock investment	—	—	4,054

Income tax expense	$88,073	$70,407	$2,732

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

The tax effects of temporary differences which give rise to significant portions of deferred tax assets or liabilities at December 31, 2010 and 2009 are as follows:

	December 31,
	2010	2009

Deferred Tax Asset (Liability)
Current
Compensation and benefit plans	$3,235	$3,097
Allowance for doubtful accounts	2,725	2,658
Other liabilities	1,821	1,947

Deferred tax asset	7,781	7,702
Valuation allowance	(265)	(203)

Net deferred tax asset, current	7,516	7,499

Non-current
NOLs and tax credit carry forwards	120,687	117,973
Compensation and benefit plans	22,964	21,565
Fixed assets and intangible assets	18,782	22,298
Other liabilities	3,688	2,512

Deferred tax asset	166,121	164,348
Valuation allowance	(5,668)	(4,332)

Net deferred tax asset, noncurrent	160,453	160,016

Investments in partnerships	(119,203)	(123,564)

Deferred tax liability, noncurrent	(119,203)	(123,564)

Net deferred tax asset, noncurrent	41,250	36,452

Total net deferred tax asset	$48,766	$43,951

At December 31, 2010, the Company had consolidated federal net operating loss carry forwards of approximately $260,000 expiring on various dates from 2021 through 2025.

At December 31, 2010, the Company had foreign tax credit carry forwards of approximately $10,000 expiring on various dates from 2014 through 2019.

AMC LLC and VOOM HD are treated as partnerships for income tax purposes. Accordingly, the Company records deferred income taxes for the outside basis difference with regard to its investment in these partnerships.

Deferred tax assets have resulted from the Company’s future deductible temporary differences. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the realization of its deductible temporary differences. If such estimates and related assumptions change in the future, the Company may be required to record a valuation allowance against its deferred tax assets resulting in additional income tax expense in the Company’s consolidated statement of operations. Management evaluates the realizability of the deferred tax assets and the need for valuation allowances quarterly. As of December 31, 2010, based on current facts and circumstances, management believes that it is more likely than not that the Company will

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

realize the benefit of its gross deferred tax assets, except those deferred tax assets against which a valuation allowance has been recorded which relate to certain local tax credit carry forwards. The Company increased the valuation allowance by $1,398, $1,309, and $1,189 in 2010, 2009 and 2008, respectively.

Certain adjustments to the net deferred tax asset will be recorded as adjustments to equity as of the Distribution date. Deferred tax assets and liabilities presented have been measured using the estimated applicable corporate tax rates historically used by Cablevision for the periods presented. However, primarily due to different state and local apportionment factors that will be applicable to the Company as of the Distribution date, the estimated applicable corporate tax rate used to measure deferred taxes will be lower on a stand-alone basis. In addition, the Company may reduce its deferred tax asset with regard to certain compensation awards if it is anticipated that a portion thereof may not be realized as a tax deduction pursuant to Code Section 162(m).

A reconciliation of the beginning and ending amount of the unrecognized tax benefit associated with uncertain tax positions (excluding associated deferred tax benefits and accrued interest) is as follows:

Balance at December 31, 2009	$61,357
Increases related to prior year tax positions	—
Decreases related to prior year tax positions	(226)
Increases related to current year tax positions	2,449
Settlements	—
Lapse of statute of limitations	—

Balance at December 31, 2010	$63,580

As of December 31, 2010, if all uncertain tax positions were sustained at the amounts reported or expected to be reported in the Company’s tax returns, the elimination of the Company’s unrecognized tax benefits, net of the deferred tax impact, would decrease income tax expense by $59,923.

Interest expense of $746, net of the associated deferred tax benefit of $302, has been recognized during the year ended December 31, 2010 and is included in income tax expense in the consolidated statement of operations. At December 31, 2010, accrued interest on uncertain tax positions of $966 and $1,823 are included in other accrued expenses and other long-term liabilities, respectively, in the consolidated balance sheet.

During January 2011, the audit of AMC LLC was concluded by the City of New York with regard to the unincorporated business tax for 2003 through 2005 and the audit was settled for an amount that approximates the related unrecognized tax benefit recorded as of December 31, 2010.

At the time of the Distribution, unrecognized tax benefits of approximately $55,000, excluding accrued interest, will be eliminated through an adjustment to equity with regard to uncertain tax positions that will be an obligation of Cablevision. The Company will not be responsible for uncertain tax positions taken in periods prior to the Distribution other than for certain local income taxes. Changes in the liabilities for uncertain tax positions will be recognized in the interim period in which the positions are effectively settled or there is a change in factual circumstances.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Note 15.	Commitments and Contingencies

Commitments

Future cash payments required under arrangements pursuant to contracts entered into by the Company in the normal course of business as of December 31, 2010 are as follows:

	Payments Due by Period
			Years	Years	More Than
	Total	Year 1	2-3	4-5	5 Years	Other

Off balance sheet arrangements:
Purchase obligations(1)	$126,677	$94,211	$31,544	$922	$—	$—
Operating lease obligations(2)	89,925	13,277	26,269	25,522	24,857	—
Guarantees	359	359	—	—	—	—

	216,961	107,847	57,813	26,444	24,857	—

Contractual obligations reflected on the balance sheet:
Debt obligations(3)	1,279,515	115,742	816,294	347,479	—	—
Program rights obligations	454,825	116,190	185,922	105,977	46,736	—
Capital lease obligations(4)	29,309	6,321	5,592	5,592	11,804	—
Contract obligations(5)	2,909	1,782	1,041	86	—	—
Taxes(6)	66,369	2,474	—	—	—	63,895

	1,832,927	242,509	1,008,849	459,134	58,540	63,895

Total	$2,049,888	$350,356	$1,066,662	$485,578	$83,397	$63,895

See Note 8 for a discussion of the Company’s long-term debt. See Note 11 for a discussion of the Company’s leases. See Note 2 for a discussion of the Company’s program rights obligations.

(1)	Purchase obligation amounts not reflected on the consolidated balance sheet consist primarily of (i) long-term program rights obligations and (ii) long-term transmission service commitments.

(2)	Operating lease commitments represent future minimum payment obligations on various long-term, noncancelable leases for office space and office equipment.

(3)	Includes future payments due on the Company’s (i) credit facility debt, (ii) senior notes and (iii) senior subordinated notes (includes related interest for fixed rate debt and estimated interest on variable rate debt calculated based on the prevailing interest rate as of December 31, 2010).

(4)	Reflects the principal amount of capital lease obligations, including related interest.

(5)	This amount represents primarily long-term carriage fees payable to distributors and additional annual required payments relating to the acquisitions of film website businesses in 2008 and 2009.

(6)	This amount represents tax liabilities, including accrued interest, relating to uncertain tax positions.

DISH Network was issued a 20% interest in VOOM HD, the Company’s subsidiary operating VOOM, and that 20% interest will not be diluted until $500,000 in cash has been invested in VOOM HD by the Company. On the fifth or eighth anniversary of the effective date of the investment agreement, the termination of the affiliation agreement by DISH Network, or other specified events, DISH Network has a put right to require a wholly-owned subsidiary of RMH to purchase all of its equity interests in VOOM HD at fair value. On the seventh or tenth anniversary of the effective date of the investment agreement, or the second

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

anniversary date of the termination of the affiliation agreement by DISH Network, a wholly-owned subsidiary of RMH has a call right to purchase all of DISH Network’s ownership in VOOM HD at fair value. The table above does not include any future payments that would be required upon the exercise of the put right, if any.

Legal Matters

DISH Network Contract Dispute

In 2005, subsidiaries of the Company entered into agreements with EchoStar Communications Corporation and its affiliates by which EchoStar Media Holdings Corporation acquired a 20% interest in VOOM HD and EchoStar Satellite LLC (the predecessor to DISH Network) agreed to distribute VOOM on DISH Network for a 15-year term. The affiliation agreement with DISH Network for such distribution provides that if VOOM HD fails to spend $100,000 per year (subject to reduction to the extent that the number of offered channels is reduced to fewer than 21), up to a maximum of $500,000 in the aggregate, on VOOM, DISH Network may seek to terminate the agreement under certain circumstances. On January 30, 2008, DISH Network purported to terminate the affiliation agreement, effective February 1, 2008, based on its assertion that VOOM HD had failed to comply with this spending provision in 2006. On January 31, 2008, VOOM HD sought and obtained a temporary restraining order from New York Supreme Court for New York County prohibiting DISH Network from terminating the affiliation agreement. In conjunction with its request for a temporary restraining order, VOOM HD also requested a preliminary injunction and filed a lawsuit against DISH Network asserting that DISH Network did not have the right to terminate the affiliation agreement. In a decision filed on May 5, 2008, the court denied VOOM HD’s motion for a preliminary injunction. On or about May 13, 2008, DISH Network ceased distribution of VOOM on its DISH Network. On May 27, 2008, VOOM HD amended its complaint to seek damages for DISH Network’s improper termination of the affiliation agreement. On June 24, 2008, DISH Network answered VOOM HD’s amended complaint and EchoStar Satellite LLC asserted counterclaims alleging breach of contract and breach of the duty of good faith and fair dealing with respect to the affiliation agreement. On July 14, 2008, VOOM HD replied to DISH Network’s counterclaims. The Company believes that the counterclaims asserted by DISH Network are without merit. VOOM HD and DISH Network each filed cross-motions for summary judgment. In November 2010, the court denied both parties’ cross-motions for summary judgment. The court also granted VOOM HD’s motion for sanctions based on DISH Network’s spoliation of evidence and its motion to exclude DISH Network’s principal damages expert. The trial will be scheduled after DISH Network’s appeal of the latter two rulings.

Broadcast Music, Inc. Matter

Broadcast Music, Inc. (“BMI”), an organization that licenses the performance of musical compositions of its members, has alleged that certain of the Company’s subsidiaries require a license to exhibit musical compositions in its catalog. BMI agreed to interim fees based on revenues covering certain periods (generally the period commencing from the launch or acquisition of each of our programming networks). In May 2011, the parties reached an agreement with respect to the license fees for an amount that approximates amounts previously accrued, which were $7,040 and $6,065 at December 31, 2010 and 2009, respectively.

Other Legal Matters

On April 15, 2011, Thomas C. Dolan, who is expected to become a director of the Company and who is a director and Executive Vice President, Strategy and Development, in the Office of the Chairman at Cablevision, filed a lawsuit against Cablevision and RMH, in New York Supreme Court. The lawsuit raises compensation-related claims (seeking approximately $11,000) related to events in 2005. The matter is being handled under the direction of an independent committee of the board of directors of Cablevision. It is

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

expected that in the Distribution Agreement, Cablevision will indemnify the Company and RMH against any liabilities and expenses related to this lawsuit. Based on the Company’s assessment of this possible loss contingency, no provision has been made for this matter in the accompanying consolidated financial statements.

In addition to the matters discussed above, the Company is party to various lawsuits and claims in the ordinary course of business. Although the outcome of these other matters cannot be predicted with certainty and the impact of the final resolution of these other matters on the Company’s results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these matters will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due.

Note 16.	Segment Information

As discussed in Note 1, the Company classifies its operations into two reportable segments: National Networks, and International and Other. These reportable segments are strategic business units that are managed separately.

The Company generally allocates all corporate overhead costs, and includes such costs as executive salaries and benefits, costs of maintaining corporate headquarters, facilities and common support functions (such as human resources, legal, finance, tax, accounting, audit, treasury, risk management, strategic planning and information technology) as well as sales support functions and creative and production services to the Company’s two reportable segments.

The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit and restructuring expense or credit), a non-GAAP measure. The Company has presented the components that reconcile adjusted operating cash flow to operating income, an accepted GAAP measure. Information as to the operations of the Company’s reportable segments is set forth below.

	Years Ended December 31,
	2010	2009	2008

Revenues, net from continuing operations
National Networks	$994,573	$896,493	$776,462
International and Other	104,499	95,921	131,028
Inter-segment eliminations	(20,772)	(18,770)	(13,933)

	$1,078,300	$973,644	$893,557

Inter-segment eliminations are primarily revenues recognized by the International and Other segment for the licensing of program rights by the national programming networks and transmission revenues recognized by AMC Networks Broadcasting & Technology.

	Years Ended December 31,
	2010	2009	2008

Inter-segment revenues
National Networks	$(325)	$(213)	$—
International and Other	(20,447)	(18,557)	(13,933)

	$(20,772)	$(18,770)	$(13,933)

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Reconciliation (by Segment and in Total) of Adjusted Operating Cash Flow to Operating Income (Loss) from Continuing Operations

	Years Ended December 31,
	2010	2009	2008

Adjusted operating cash flow (deficit) from continuing operations
National Networks	$419,051	$380,824	$328,992
International and Other	(14,686)	(13,553)	(42,283)
Inter-segment eliminations	(3,086)	(3,173)	(327)

	$401,279	$364,098	$286,382

	Years Ended December 31,
	2010	2009	2008

Depreciation and amortization (including impairments) included in continuing operations
National Networks	$(92,735)	$(89,603)	$(75,511)
International and Other	(13,720)	(16,901)	(32,838)

	$(106,455)	$(106,504)	$(108,349)

	Years Ended December 31,
	2010	2009	2008

Share-based compensation expense included in continuing operations
National Networks	$(13,791)	$(12,405)	$(8,360)
International and Other	(3,415)	(2,318)	(1,899)

	$(17,206)	$(14,723)	$(10,259)

	Years Ended December 31,
	2010	2009	2008

Restructuring credit (expense) included in continuing operations
National Networks	$—	$—	$(82)
International and Other (1)	2,218	(5,162)	(46,795)

	$2,218	$(5,162)	$(46,877)

(1)	In 2008, restructuring expense for the International and Other reportable segment primarily related to an impairment charge for certain contractual program rights assets at VOOM HD (see Note 4).

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

	Years Ended December 31,
	2010	2009	2008

Operating income (loss) from continuing operations
National Networks	$312,525	$278,816	$245,039
International and Other	(29,603)	(37,934)	(123,815)
Inter-segment eliminations	(3,086)	(3,173)	(327)

	$279,836	$237,709	$120,897

A reconciliation of reportable segment amounts to the Company’s consolidated balances is as follows:

	Years Ended December 31,
	2010	2009	2008

Operating income (loss) from continuing operations before income taxes
Total operating income for reportable segments	$279,836	$237,709	$120,897
Items excluded from operating income:
Interest expense	(75,800)	(76,541)	(98,644)
Interest income	2,388	836	1,582
Loss on investments, net	—	—	(103,238)
Gain on equity derivative contracts	—	—	66,447
Loss on interest rate swaps, net	—	(3,237)	(2,843)
Loss on extinguishment of debt	—	—	(2,424)
Miscellaneous, net	(162)	187	379

Income (loss) from continuing operations before income taxes	$206,262	$158,954	$(17,844)

	Years Ended December 31,
	2010	2009	2008

Capital Expenditures
National Networks	$1,600	$2,684	$8,486
International and Other	15,643	10,735	15,091

	$17,243	$13,419	$23,577

Substantially all revenues and assets of the Company are attributed to or located in the United States.

Note 17.	Concentration of Credit Risk

Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Cash is invested in money market funds and bank time deposits. The Company monitors the financial institutions and money market funds where it invests its cash and cash equivalents with diversification among counterparties to mitigate exposure to any single financial institution. The Company’s emphasis is primarily on safety of principal and liquidity and secondarily on maximizing the yield on its investments.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

The following individual customers accounted for the following percentages of the Company’s net revenues for the years ended December 31:

	2010	2009	2008

Customer 1	11%	11%	11%
Customer 2	12%	13%	11%

At December 31, 2009, Customer 2 represented 11% of the Company’s net trade receivable balances.

Note 18.	Equity Plans

Cablevision’s Equity Plans

Cablevision is authorized to grant under its 2006 Employee Stock Plan incentive stock options, nonqualified stock options, restricted shares, restricted stock units, SARs and other equity-based awards. Options and SARs under the 2006 Employee Stock Plan must be granted with an exercise price of not less than the fair market value of a share of CNYG’s Class A Common Stock on the date of grant and must expire no later than 10 years from the date of grant (or up to one additional year in the case of the death of a holder). The terms and conditions of awards granted under the 2006 Employee Stock Plan, including vesting and exercisability, are determined by Cablevision’s compensation committee of the board of directors and may be based upon performance criteria.

Cablevision is also authorized to grant under its 2006 Stock Plan for Cablevision’s Non-Employee Directors nonqualified stock options, restricted stock units and other equity-based awards. Options under this plan must be granted with an exercise price of not less than the fair market value of a share of CNYG’s Class A Common Stock on the date of grant and must expire no later than 10 years from the date of grant (or up to one additional year in the case of the death of a holder). The terms and conditions of awards granted under the Cablevision 2006 Stock Plan for Non-Employee Directors, including vesting and exercisability, are determined by Cablevision’s compensation committee of the board of directors. Unless otherwise provided in an applicable award agreement, options granted under this plan will be fully vested and exercisable, and restricted stock units granted under this plan will be fully vested, upon the date of grant. In 2010 and 2009, Cablevision granted its non-employee directors an aggregate of 52,151 and 68,496 restricted stock units, respectively, which vested on the date of grant. A portion of the expense recorded by Cablevision relating to these awards was allocated to the Company. The Cablevision 2006 Employee Stock Plan and the 2006 Stock Plan for Cablevision’s Non-Employee Directors are collectively referred to as the “Cablevision 2006 Stock Plans.”

Options awarded under the Cablevision 2006 Stock Plans were typically scheduled to vest over three years in 33 1/3% annual increments and to expire either in 5.5 years or 10 years from the grant date. Restricted shares under the Cablevision 2006 Stock Plans were typically subject to three-year cliff vesting. Options and restricted stock units issued to non-employee directors have been fully vested on the date of grant.

Previously, Cablevision had a 1996 Employee Stock Plan under which it was authorized to grant incentive stock options, nonqualified stock options, restricted shares, restricted stock units, SARs, and bonus awards and a 1996 Stock Plan for Cablevision’s Non-Employee Directors under which it was authorized to grant options and restricted stock units. The Cablevision 1996 Employee Stock Plan expired in February 2006 and the Cablevision 1996 Non-Employee Directors Stock Plan expired in May 2006. These plans provided that the exercise price of stock options and SARs could not be less than the fair market value per share of CNYG’s Class A Common Stock on the date the option was granted and the option expired no later than 10 years from the date of grant (or up to one additional year in the case of the death of a holder of nonqualified options). The Cablevision 2006 Stock Plans, 1996 Employee Stock Plan, and the 1996 Stock Plan for Cablevision’s Non-Employee Directors are collectively referred to as the “Cablevision Stock Plans.”

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

Performance-based options awarded under the 1996 Employee Stock Plan were typically subject to approximately two-year or three-year cliff vesting, with exercisability subject to achievement of specific performance criteria. Performance-based options expire ten years from the date of grant (or up to one additional year in the case of the death of the holder). Cablevision has 495,400 performance-based options and 145,428 SARs outstanding at December 31, 2010 of which 10,000 and 47,015, respectively, are held by Company employees.

Options and performance-based option compensation expense is based on awards that are ultimately expected to vest. Share-based compensation (which includes options, performance options, restricted stock, restricted stock units and SARs) has been reduced for estimated forfeitures. Forfeitures were estimated based on historical experience.

On February 9, 2010, Cablevision distributed to its stockholders all of the outstanding common stock of MSG, a company which owns the sports, entertainment and media businesses previously owned and operated by Cablevision’s Madison Square Garden segment (the “MSG Distribution”). The MSG Distribution took the form of a distribution by Cablevision of one share of MSG Class A Common Stock for every four shares of CNYG Class A Common Stock and one share of MSG Class B Common Stock for every four shares of CNYG Class B Common Stock. In connection with the MSG Distribution, and as provided for in Cablevision’s equity plans, each outstanding restricted share of CNYG Class A Common Stock remained outstanding and the holder received a distribution of shares of MSG Class A Common Stock based on the distribution ratio. In addition, each stock option and SAR outstanding at the effective date of the MSG Distribution became two options and SARs, one with respect to CNYG Class A Common Stock and one with respect to MSG Class A Common Stock. The existing exercise price of each option/SAR was allocated between the existing Cablevision option/SAR and the MSG option/SAR based on the weighted average trading price of MSG’s and Cablevision’s common stock for the ten trading days subsequent to the MSG Distribution and the underlying share amount took into account the 1:4 distribution ratio. As a result of this adjustment, 82.63% of the pre-MSG Distribution exercise price of options/rights was allocated to the Cablevision options/rights and 17.37% was allocated to the new MSG options/rights. This modification did not result in any additional compensation expense for the year ended December 31, 2010. As a result of the MSG Distribution, certain employees of the Company hold options and SARs with respect to MSG Class A Common Stock. In addition, as a result of the MSG Distribution, certain employees of Cablevision hold restricted shares, options and SARs with respect to MSG Class A Common Stock. A portion of the expense recorded by Cablevision related to these awards was allocated to the Company.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

The following table presents the share-based compensation expense (income) recorded for 2010, 2009 and 2008 relating to Company employees participating in the Cablevision Stock Plans and the portion of share-based compensation expense relating to Cablevision corporate employees and directors that was allocated to the Company (including expenses related to MSG share-based awards held by Company employees and Cablevision corporate employees and directors):

	Years Ended December 31,
	2010	2009	2008

Share-based Compensation Expense Related to Awards Granted to Company Employees:
Stock options	$415	$512	$922
SARs	846	848	(1,065)
Restricted shares	9,414	8,275	6,513

	$10,675	$9,635	$6,370

Share-based Compensation Expense Related to Cablevision Corporate Employees and Directors Allocated to the Company:
Stock options	$914	$908	$818
SARs	93	159	(457)
Restricted shares	5,524	4,021	3,528

	$6,531	$5,088	$3,889

Total Share-based Compensation Expense:
Stock options	$1,329	$1,420	$1,740
SARs	939	1,007	(1,522)
Restricted shares	14,938	12,296	10,041

	$17,206	$14,723	$10,259

Valuation Assumptions — Stock Options and SARs

Cablevision calculates the fair value of each option award on the date of grant and for each SAR on the date of grant and at the end of each reporting period using the Black-Scholes option pricing model. Cablevision’s computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards and vesting schedules or the simplified method (the average of the vesting period and option term), if applicable. The interest rate for periods within the contractual life of the share-based award is based on interest yields for U.S. Treasury instruments in effect at the time of grant and as of December 31, 2010, 2009 and 2008 for SARs. Cablevision’s computation of expected volatility is based on historical volatility of its common stock.

The following assumptions were used to calculate the fair value of stock option awards granted by Cablevision in 2009, which were granted with a 5.5 year term:

Range of risk-free interest rates	1.40%-1.85%
Weighted average expected life (in years)	3.9
Dividend yield	1.56%
Weighted average volatility	46.69%
Weighted average grant date fair value	$3.46

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

There were no options granted by Cablevision during 2010 and 2008.

Share-Based Payment Award Activity

The following table summarizes activity relating to Company employees who held Cablevision stock options for the year ended December 31, 2010:

				Weighted
			Weighted	Average
	Shares Under Option		Average	Remaining
	Time	Performance	Exercise	Contractual	Aggregate
	Vesting	Vesting	Price Per	Term	Intrinsic
	Options	Options	Share(a)	(in years)	Value(b)

Balance, December 31, 2009	787,508	10,000	$14.27	4.52	$10,005
Exercised	(131,898)	—	10.42
Forfeited/Expired	(46,500)	—	35.23

Balance, December 31, 2010	609,110	10,000	$10.29	3.94	$14,580

Options exercisable at December 31, 2010	358,577	10,000	$11.53	4.12	$8,224

Options expected to vest in the future	250,533	—	$8.47	3.68	$6,356

(a)	In October 2009, the per share exercise price of options that were vested on or prior to December 31, 2004 were reduced to reflect the amount of the $10.00 special dividend and all other dividends declared by Cablevision (the “Dividends”). Holders of these shares will no longer receive the Dividends in cash upon exercise of the option. Option exercise prices relating to activity occurring after the MSG Distribution date were adjusted to 82.63% of their pre-MSG Distribution exercise prices.

(b)	The aggregate intrinsic value is calculated as the difference between (i) the exercise price of the underlying award and (ii) the quoted price of CNYG Class A Common Stock on December 31, 2010 or December 31, 2009, as indicated, and December 31, 2010 in the case of the options expected to vest in the future.

The following table summarizes activity relating to Company employees who held Cablevision restricted shares for the year ended December 31, 2010:

		Weighted Average
	Number of	Fair Value per
	Restricted	Share at Date of
	Shares	Grant(b)

Unvested award balance, December 31, 2009	1,480,310	$17.55
Granted	566,430	24.05
Vested	(270,300)	24.14
Awards forfeited	(73,670)	14.73
Transfers(a)	(5,120)	15.34

Unvested award balance, December 31, 2010	1,697,650	$16.16

(a)	Represents the transfer of unvested restricted stock awards for employees who transferred to Cablevision affiliated entities from the Company during the period.

(b)	Restricted shares grant date fair value amounts related to activities occurring after the MSG Distribution date were adjusted to 82.63% of their pre-MSG Distribution grant date fair value per share amounts.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

The following table summarizes the vested shares outstanding relating to Company employees who held Cablevision SARs at December 31, 2010. There were no unvested SARs outstanding as of December 31, 2010.

		Weighted Average	Weighted
		Exercise	Average
		Price per	Remaining
	Outstanding	Share at	Contractual	Aggregate
	Vested	December 31,	Term	Intrinsic
	SARs	2010	(in years)	Value*

Balance, December 31, 2010	47,015	$10.00	1.12	$1,121

*	The aggregate intrinsic value, which will be settled in cash, is calculated as the difference between (i) the exercise price of the underlying award and (ii) the quoted price of CNYG Class A Common Stock at December 31, 2010.

As of December 31, 2010, there was $13,833 of total unrecognized compensation cost related to Company employees who held unvested Cablevision and MSG options and restricted shares. The unrecognized compensation cost is expected to be recognized over a weighted-average period of approximately 1 year SARs held by Company employees are fully vested.

Treatment of Share-Based Payment Awards After the Distribution

In connection with the Distribution, each Cablevision stock option and SAR will become two options/rights. Cablevision options will be converted into options to acquire CNYG Class A Common Stock and options to acquire the Company’s Class A Common Stock. Cablevision rights will be converted into rights with respect to the cash value of CNYG Class A Common Stock and rights with respect to the cash value of the Company’s Class A Common Stock. The options and the rights with respect to the Company’s Class A Common Stock will be issued under a new AMC Networks Inc. Employee Stock Plan and an AMC Networks Inc. Non-Employee Director Plan, as applicable. The existing exercise price will be allocated between the existing Cablevision options/rights and the Company’s new options/rights based upon the respective market prices of the CNYG Class A Common Stock and the Company’s Class A Common Stock and taking into account the distribution ratio. Further, in the Distribution, shares of the Company’s Class A Common Stock will be issued in respect of the restricted stock issued by Cablevision based upon the distribution ratio. The Company’s shares will be restricted on the same basis as the Cablevision restricted shares in respect of which they are issued.

Note 19.	Interim Financial Information (Unaudited)

The following is a summary of the Company’s selected quarterly financial data for the years ended December 31, 2010 and 2009:

	March 31,	June 30,	September 30,	December 31,	Total
2010:	2010	2010	2010	2010	2010

Revenues, net	$248,372	$260,013	$271,433	$298,482	$1,078,300
Operating expenses	(187,347)	(188,375)	(194,501)	(228,241)	(798,464)

Operating income	$61,025	$71,638	$76,932	$70,241	$279,836

Income from continuing operations	$24,029	$30,512	$33,741	$29,907	$118,189
Loss from discontinued operations, net of income taxes	(10,596)	(8,411)	(8,482)	(10,601)	(38,090)

Net income	$13,433	$22,101	$25,259	$19,306	$80,099

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share amounts)

	March 31,	June 30,	September 30,	December 31,	Total
2009:	2009	2009	2009	2009	2009

Revenues, net	$234,453	$235,088	$242,444	$261,659	$973,644
Operating expenses	(179,199)	(171,817)	(174,094)	(210,825)	(735,935)

Operating income	$55,254	$63,271	$68,350	$50,834	$237,709

Income from continuing operations	$19,371	$23,644	$27,411	$18,121	$88,547
Loss from discontinued operations, net of income taxes	(9,599)	(8,458)	(8,177)	(8,557)	(34,791)

Net income	$9,772	$15,186	$19,234	$9,564	$53,756

As set forth in the table above, there have been changes in the level of the Company’s revenues, net from quarter to quarter and/or changes from year to year due primarily to increased advertising revenue and, to a lesser extent, other revenue items. In addition, the Company’s operating expenses have also changed from quarter to quarter and/or year over year due primarily to the timing of the exhibition, promotion and marketing of program rights. Further, legal expenses in the fourth quarter of 2009, primarily related to the DISH Network contract dispute (see Note 15) and restructuring expense or credits in a period have also affected the level of the Company’s operating expenses. Lastly, in addition to the changes in operating income, non-operating income and expense items such as interest income and expense, loss on interest rate swap contracts and income tax expense also impact quarter over quarter and year over year net income.

Note 20.	Subsequent Events

Repayment of Revolving Credit Facility

From January 1, 2011 through March 22, 2011, the Company repaid the entire outstanding balance under the RNS revolving credit facility of $50,000 at December 31, 2010. Amounts outstanding under the revolving credit facility at December 31, 2010 have been classified in the accompanying consolidated balance sheet as long-term liabilities as the amounts are not due until maturity on June 30, 2012.

Senior Notes Redemption

In April 2011, RNS issued a notice of redemption to holders of the RNS 8 3/4% senior notes due September 2012. In connection therewith, on May 13, 2011, RNS redeemed 100% of the outstanding senior notes at a redemption price equal to 100% of the principal amount of the notes of $300,000, plus accrued and unpaid interest of $5,250 to the redemption date. In order to fund the May 13, 2011 redemption, in May 2011 the Company borrowed $300,000 under its $300,000 revolving credit facility. The Company used cash on hand to fund the payment of accrued and unpaid interest of $5,250. In connection with the redemption, the Company will recognize a loss on extinguishment of debt of $1,183, representing the write-off of the related unamortized deferred financing costs.

Cash Distribution to Cablevision

On June 3, 2011, the Company made a cash capital distribution of approximately $21,000 to Cablevision.

AMC NETWORKS INC. AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS
(Dollars in thousands)

			Deductions/
	Balance at	Provision	Write-Offs		Balance at
	Beginning	for Bad	and Other		End of
	of Period	Debt	Charges		Period

Year Ended December 31, 2010
Allowance for doubtful accounts	$7,767	$1,484	$(930	)*	$8,321

Year Ended December 31, 2009
Allowance for doubtful accounts	$6,231	$2,528	$(992	)*	$7,767

Year Ended December 31, 2008
Allowance for doubtful accounts	$5,027	$3,120	$(1,916	)*	$6,231

*	Amounts in 2010 and 2009 represent primarily the write-off of trade receivables following the filing of bankruptcy of certain advertisers and a cable television system operator. Amounts in 2008 represent primarily the write-off of trade receivables from a cable television system operator that had previously been fully reserved and the write-off of certain uncollectible advertising receivables.

AMC NETWORKS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and cash equivalents	$84,073	$79,960
Accounts receivable, trade (less allowance for doubtful accounts of $8,817 and $8,321)	223,908	242,699
Amounts due from affiliates, net	23,755	6,840
Program rights, net	199,660	186,475
Prepaid expenses and other current assets	44,702	42,950
Deferred tax asset	6,301	7,516

Total current assets	582,399	566,440
Property and equipment, net of accumulated depreciation of $162,033 and $156,885	65,453	68,977
Program rights, net	696,030	597,355
Amounts due from affiliates	3,433	3,502
Note receivable from affiliate	—	16,832
Deferred tax asset, net	43,123	41,250
Deferred carriage fees, net	65,106	69,343
Amortizable intangible assets, net of accumulated amortization of $694,816 and $675,038	345,104	364,882
Indefinite-lived intangible assets	19,900	19,900
Goodwill	83,173	83,173
Other assets	14,204	15,043
Deferred financing costs, net of accumulated amortization of $17,200 and $16,388	6,387	7,199

	$1,924,312	$1,853,896

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$54,009	$46,459
Accrued liabilities:
Interest	5,033	20,046
Employee related costs	28,863	44,578
Deferred carriage fees payable	1,966	2,218
Other accrued expenses	20,883	23,888
Amounts due to affiliates, net	15,192	10,678
Program rights obligations	127,110	116,190
Deferred revenue	15,191	17,859
Credit facility debt	50,000	50,000
Capital lease obligations	3,838	4,575

Total current liabilities	322,085	336,491
Program rights obligations	430,401	338,635
Senior notes	299,619	299,552
Senior subordinated notes	324,134	324,071
Credit facility debt	362,500	425,000
Capital lease obligations	15,360	15,677
Other liabilities	88,839	89,639

Total liabilities	1,842,938	1,829,065

Commitments and contingencies
Stockholder’s equity	81,374	24,831

	$1,924,312	$1,853,896

See accompanying notes to consolidated financial statements.

AMC NETWORKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2011 and 2010
(Dollars in thousands)
(Unaudited)

	2011	2010

Revenues, net (including revenues, net from affiliates of Cablevision of $7,940 and $7,221, respectively)	$272,903	$248,372

Operating expenses:
Technical and operating (excluding depreciation and amortization and including charges from affiliates of Cablevision of $1,205 and $1,016, respectively)	90,411	82,425
Selling, general and administrative (including charges from affiliates of Cablevision of $24,291 and $23,893, respectively)	86,921	78,444
Restructuring credit	(34)	(212)
Depreciation and amortization	24,926	26,690

	202,224	187,347

Operating income	70,679	61,025

Other income (expense):
Interest expense	(18,350)	(19,666)
Interest income	457	550
Miscellaneous, net	72	26

	(17,821)	(19,090)

Income from continuing operations before income taxes	52,858	41,935
Income tax expense	(23,136)	(17,906)

Income from continuing operations	29,722	24,029
Income (loss) from discontinued operations, net of income taxes	96	(10,596)

Net income	$29,818	$13,433

See accompanying notes to consolidated financial statements.

AMC NETWORKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY
Three Months Ended March 31, 2011
(Dollars in thousands)
(Unaudited)

Balance, December 31, 2010	$24,831
Cash capital contributions from Cablevision	20,813
Deemed capital contribution related to the utilization of Cablevision tax losses by the Company	19,075
Distribution of note receivable to Cablevision (see Note 3)	(17,113)
Non-cash capital contributions, net	3,950
Net income	29,818

Balance, March 31, 2011	$81,374

See accompanying notes to consolidated financial statements.

AMC NETWORKS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2011 and 2010
(Dollars in thousands)
(Unaudited)

	2011	2010

Cash flows from operating activities:
Income from continuing operations	$29,722	$24,029
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	24,926	26,690
Share-based compensation expense allocations related to Cablevision equity classified awards	3,931	3,495
Amortization and write-off of program rights	54,417	47,999
Amortization of deferred carriage fees	5,993	6,291
Amortization of deferred financing costs and discounts on indebtedness	942	943
Provision for (recovery of) doubtful accounts	935	(86)
Deferred income taxes	18,352	16,374
Changes in assets and liabilities:
Accounts receivable, trade	17,856	6,496
Amounts due from/to affiliates, net	(12,613)	(9,614)
Prepaid expenses and other assets	(892)	12,125
Program rights	(166,477)	(99,574)
Deferred carriage fees	(1,756)	(1,534)
Accounts payable, accrued expenses and other liabilities	(29,334)	(29,166)
Program rights obligations	102,686	36,304
Deferred carriage fees payable	(252)	(129)

Net cash provided by operating activities	48,436	40,643

Cash flows from investing activities:
Capital expenditures	(1,599)	(577)
Payment for acquisition of a business	(135)	(135)
Proceeds from sale of equipment, net of costs of disposal	13	335

Net cash used in investing activities	(1,721)	(377)

Cash flows from financing activities:
Capital contributions from Cablevision	20,813	190,918
Capital distributions to Cablevision	—	(8,491)
Repayment of credit facility debt	(62,500)	(16,250)
Repayment of note payable to affiliate	—	(190,000)
Principal payments on capital lease obligations	(1,093)	(1,040)

Net cash used in financing activities	(42,780)	(24,863)

Net increase in cash and cash equivalents from continuing operations	3,935	15,403

Cash flows from discontinued operations:
Net cash provided by (used in) operating activities	178	(7,437)
Net cash used in investing activities	—	(505)
Net cash used in financing activities	—	—
Effect of change in cash related to net assets distributed to Cablevision in 2010	—	(442)

Net increase (decrease) in cash and cash equivalents from discontinued operations	178	(8,384)

Cash and cash equivalents at beginning of period	79,960	29,828

Cash and cash equivalents at end of period	$84,073	$36,847

See accompanying notes to consolidated financial statements.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)
(Unaudited)

Note 1.	Business

Nature of Operations

AMC Networks Inc. and its subsidiaries (the “Company” or “AMC Networks”) represent certain entertainment businesses and assets owned and operated as integral parts of Cablevision Systems Corporation (Cablevision Systems Corporation and its subsidiaries are referred to as “Cablevision”), consisting of the following reportable segments:

•	National Networks: Includes four nationally distributed programming networks: AMC, WE tv, IFC and Sundance Channel. These programming networks are distributed throughout the United States via cable and other multichannel distribution platforms, including direct broadcast satellite and platforms operated by telecommunications providers (we refer collectively to these cable and other multichannel distributors as “multichannel video distributors” or “distributors”); and

•	International and Other: Includes AMC/Sundance Channel Global, the Company’s international programming business; IFC Entertainment, the Company’s independent film distribution business; and AMC Networks Broadcasting & Technology (formerly Rainbow Network Communications), the Company’s network technical services business, which supplies an array of services to the network programming industry, primarily on behalf of the programming networks of the Company. AMC and Sundance Channel are available in Canada and Sundance Channel and WE tv are available in other countries throughout Europe and Asia. The International and Other reportable segment also includes VOOM HD Holdings LLC (“VOOM HD”), which as of March 31, 2011, distributed internationally the Rush HD channel, a network dedicated to action and adventure sports. VOOM HD ceased distributing the Rush HD channel in Europe in April 2011. The results of VOOM HD are presented in continuing operations.

On December 16, 2010, Cablevision’s board of directors authorized Cablevision’s management to move forward with the spin-off of Rainbow Media Holdings LLC (“RMH”), the direct wholly-owned subsidiary of AMC Networks, to Cablevision’s stockholders (the “Distribution”). It is anticipated that the spin-off will be in the form of a pro rata distribution to all Cablevision stockholders, with holders of Cablevision NY Group (“CNYG”) Class A Common Stock receiving Class A Common Stock of AMC Networks and holders of CNYG Class B Common Stock receiving Class B Common Stock of AMC Networks. Both Cablevision and AMC Networks will continue to be controlled by the Dolan family through their ownership of Class B Common Stock.

As part of the Distribution, the Company expects to incur approximately $2,425,000 of new debt (the “New AMC Networks Debt”), consisting of $1,725,000 aggregate principal amount of senior secured term loans and $700,000 aggregate principal amount of senior unsecured notes. A portion of the proceeds of the New AMC Networks Debt will be used to repay all outstanding Company debt (excluding capital leases) and, as partial consideration for Cablevision’s contribution of the membership interests of RMH to the Company, approximately $1,250,000 (net of discount) of New AMC Networks Debt will be issued to CSC Holdings, which will use such New AMC Networks Debt to satisfy and discharge outstanding Cablevision or CSC Holdings debt.

Completion of the Distribution is subject to a number of external conditions, including the effectiveness of a Form 10 Information Statement with the Securities and Exchange Commission (“SEC”) and the finalization of the terms and conditions of the required financing. In March 2011, Cablevision received a favorable letter ruling from the Internal Revenue Service (“IRS”).

On June 6, 2011, Cablevision’s board of directors approved the Distribution and Cablevision contributed all of the membership interests of RMH to the Company. The Company expects to become a public company

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

on June 30, 2011, the date of the Distribution. Holders of record of CNYG Class A Common Stock as of the close of business on June 16, 2011, the record date for the Distribution, will receive one share of AMC Networks Class A Common Stock for every four shares of CNYG Class A Common Stock held. Holders of record of CNYG Class B Common Stock as of the close of business on the record date will receive one share of AMC Networks Class B Common Stock for every four shares of CNYG Class B Common Stock held. Immediately prior to the Distribution, the Company will be an indirect wholly-owned subsidiary of Cablevision.

Note 2.	Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC for interim financial information. Accordingly, these unaudited consolidated financial statements do not include all the information and notes required for complete annual financial statements.

The accompanying interim unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2010.

The Company’s consolidated financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations. The financial position, results of operations and cash flows of the Company could differ from those that might have resulted had the Company been operated autonomously or as an entity independent of Cablevision.

The consolidated financial statements presented do not reflect any changes that may occur in the Distribution related to the New AMC Networks Debt. The Company is expected to have a capital structure different from the capital structure presented in the consolidated financial statements and accordingly, interest expense is not necessarily indicative of the interest expense that the Company would have incurred as a separate independent entity.

The consolidated financial statements as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 presented herein are unaudited; however, in the opinion of management, such consolidated financial statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. All significant intercompany transactions and balances have been eliminated in consolidation.

The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2011.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Comprehensive income for the three months ended March 31, 2011 and 2010 equals net income for the same periods.

Recently Adopted Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. ASU No. 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The Company adopted ASU No. 2010-28 effective January 1, 2011.

The FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurement, that outlines certain new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Accounting Standards Codification Topic 820-10 which became effective and was adopted by the Company on January 1, 2011.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements, which provides amendments that (a) update the criteria for separating consideration in multiple-deliverable arrangements, (b) establish a selling price hierarchy for determining the selling price of a deliverable, and (c) replace the term “fair value” in the revenue allocation guidance with the term “selling price” to clarify that the allocation of revenue is based on entity-specific assumptions. ASU No. 2009-13 eliminates the residual method of allocating arrangement consideration to deliverables, requires the use of the relative selling price method and requires that a vendor determine its best estimate of selling price in a manner consistent with that used to determine the price to sell the deliverable on a stand-alone basis. ASU No. 2009-13 requires a vendor to significantly expand the disclosures related to multiple-deliverable revenue arrangements with the objective to provide information about the significant judgments made and changes to those judgments and how the application of the relative selling-price method affects the timing or amount of revenue recognition. ASU No. 2009-13 was adopted on a prospective basis to revenue arrangements entered into or materially modified on or after January 1, 2011.

Note 3.	Cash Flows

For purposes of the unaudited consolidated statements of cash flows, the Company considers the balance of its investments in funds that substantially hold securities that mature within three months or less from the date the fund purchases these securities to be cash equivalents. The carrying amount of cash and cash equivalents either approximates fair value due to the short-term maturity of these instruments or are at fair value.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

During the three months ended March 31, 2011 and 2010, the Company’s non-cash investing and financing activities and other supplemental data were as follows:

	Three Months Ended
	March 31,
	2011	2010

Non-Cash Investing and Financing Activities:
Continuing Operations:
Deemed capital contributions from affiliate related to the utilization of Cablevision tax losses by the Company (see Note 4)	$19,075	$9,476
Capital distribution for the transfer of a note receivable to Cablevision (see below)	(17,113)	—
Increase in capital lease obligations and related assets	39	—
Deemed capital contribution related to the allocation of Cablevision share-based compensation expense	3,931	3,495
Supplemental Data:
Cash interest paid — continuing operations	32,421	33,718
Cash interest paid — discontinued operations	—	—
Income taxes paid — continuing operations	4,171	860
Income taxes paid — discontinued operations	—	3

Promissory Note

In September 2009, RMH and one of the businesses transferred to Cablevision on December 31, 2010 agreed to the terms of a promissory note having an initial principal amount of $0 and increasing from time to time by advances made by RMH, with an interest rate of 8.625%. Amounts advanced are repayable on demand by RMH. As of December 31, 2010, RMH had extended advances against this promissory note aggregating $16,832. Interest income recognized by RMH related to this note amounted to $120 and $80 for the three months ended March 31, 2011 and 2010, respectively. On January 31, 2011, RMH distributed to a subsidiary of Cablevision, all of its rights, title and interest in and to the promissory note. This distribution amounting to $17,113, including principal and accrued and unpaid interest, is reflected as a capital distribution in the accompanying consolidated statement of stockholder’s equity for the three months ended March 31, 2011.

Note 4.	Income Taxes

For the periods presented, the Company’s taxable income or loss was included in the consolidated federal and certain state and local income tax returns of Cablevision. The income tax expense or benefit is based on the taxable income of the Company on a separate tax return basis. There is no tax sharing agreement in place between the Company and Cablevision. Accordingly, since the Company does not reimburse Cablevision for the tax benefit received by the Company for the utilization of Cablevision’s net operating loss carry forwards (“NOLs”), the Company reflects the utilization of Cablevision’s NOLs as a deemed capital contribution in the period of utilization. As such, deemed capital contributions of $19,075 and $9,476 have been recorded for the three months ended March 31, 2011 and 2010, respectively. The Company made certain state income tax payments in excess of the current liability of the Company computed on a separate tax return basis. Such payments have been reflected as deemed capital distributions from the Company to Cablevision. Such distributions with regard to tax payments made amounted to $152 for the three months ended March 31, 2011.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

The Company recorded income tax expense attributable to continuing operations of $23,136 for the three months ended March 31, 2011, representing an effective tax rate of 44%. The effective tax rate was higher than the federal statutory rate of 35% due primarily to state income tax expense of $2,803, tax expense of $385 resulting from an increase in the valuation allowance with regard to certain local income tax credit carry forwards and tax expense of $1,523, including accrued interest, related to uncertain tax positions.

The Company recorded income tax expense attributable to continuing operations of $17,906 for the three months ended March 31, 2010, representing an effective tax rate of 43%. The effective tax rate was higher than the federal statutory rate of 35% due primarily to state income tax expense of $2,276, tax expense of $358 resulting from an increase in the valuation allowance with regard to certain local income tax credit carry forwards and tax expense of $395, including accrued interest, related to uncertain tax positions.

At March 31, 2011, the Company had consolidated federal net operating loss carry forwards of approximately $260,000 expiring on various dates from 2021 through 2025.

At March 31, 2011, the Company had foreign tax credit carry forwards of approximately $11,000 expiring on various dates from 2014 through 2020.

Certain adjustments to the deferred tax assets and liabilities will be recorded as adjustments to equity as of the Distribution date. Deferred tax assets and liabilities presented have been measured using the estimated applicable corporate tax rates historically used by Cablevision for the periods presented. However, on a stand-alone basis with a different geographic mix of income, the estimated applicable corporate tax rate used to measure deferred taxes is expected to be lower due to a lower overall state effective tax rate. In addition, the Company may reduce its deferred tax asset with regard to certain compensation awards if it is anticipated that a portion thereof may not be realized as a tax deduction pursuant to Internal Revenue Code Section 162(m).

In January 2011, the Company settled the City of New York audit with regard to the unincorporated business tax for the years 2003 through 2005 for $2,253, including accrued interest, which approximated the related unrecognized tax benefit recorded as of December 31, 2010. In April 2011, the Company was notified that the City of New York will audit the unincorporated business tax for the years 2006 through 2008.

The liability for uncertain tax positions, excluding accrued interest and associated deferred tax benefits, as of March 31, 2011 is $64,780. At the time of the Distribution, liabilities for uncertain tax positions of approximately $56,000, excluding accrued interest, will be eliminated through an adjustment to equity with regard to uncertain tax positions that will be an obligation of Cablevision. The Company will not be responsible for uncertain tax positions taken in periods prior to the Distribution other than for certain local income taxes.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

Note 5.	Intangible Assets

The following table summarizes information relating to the Company’s acquired intangible assets at March 31, 2011 and December 31, 2010:

	March 31,	December 31,	Estimated
	2011	2010	Useful Lives

Gross carrying amount of amortizable intangible assets
Affiliation agreements and affiliate relationships	$911,357	$911,357	4 to 25 years
Advertiser relationships	103,723	103,723	3 to 10 years
Other amortizable intangible assets	24,840	24,840	4 to 10 years

	1,039,920	1,039,920

Accumulated amortization
Affiliation agreements and affiliate relationships	583,768	565,893
Advertiser relationships	86,555	84,684
Other amortizable intangible assets	24,493	24,461

	694,816	675,038

Amortizable intangible assets, net of accumulated amortization	345,104	364,882

Indefinite-lived intangible assets
Trademarks	19,900	19,900

Indefinite-lived intangible assets	19,900	19,900

Goodwill	83,173	83,173

Total intangible assets, net	$448,177	$467,955

Aggregate amortization expense
Three months ended March 31, 2011	$19,778

Estimated amortization expense

Year ending December 31, 2011	$79,109
Year ending December 31, 2012	64,436
Year ending December 31, 2013	31,678
Year ending December 31, 2014	9,765
Year ending December 31, 2015	9,746

Note 6.	Fair Value Measurement

The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level I — Quoted prices for identical instruments in active markets.

•	Level II — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level III — Instruments whose significant value drivers are unobservable.

The following table presents for each of these hierarchy levels, the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis at March 31, 2011 and December 31, 2010:

	Level I	Level II	Level III	Total

At March 31, 2011:
Assets:
Cash equivalents(a)	$77,325	$—	$—	$77,325
At December 31, 2010:
Assets:
Cash equivalents(a)	$78,908	$—	$—	$78,908

(a)	Represents the Company’s investment in funds that invest primarily in money market securities.

The Company’s cash equivalents at March 31, 2011 and December 31, 2010 are classified within Level I of the fair value hierarchy because they are valued using quoted market prices.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate that value:

Credit Facility Debt, Senior Notes and Senior Subordinated Notes

The fair values of each of the Company’s debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities.

The carrying values and estimated fair values of the Company’s financial instruments, excluding those that are carried at fair value in the accompanying consolidated balance sheets are summarized as follows:

	March 31, 2011
	Carrying	Estimated
	Amount	Fair Value

Debt instruments:
Credit facility debt(a)	$412,500	$412,500
Senior notes	299,619	300,000
Senior subordinated notes	324,134	337,610

	$1,036,253	$1,050,110

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

	December 31, 2010
	Carrying	Estimated
	Amount	Fair Value

Debt instruments:
Credit facility debt(a)	$475,000	$475,000
Senior notes	299,552	300,750
Senior subordinated notes	324,071	337,188

	$1,098,623	$1,112,938

(a)	The carrying value of the Company’s credit facility debt which bears interest at variable rates approximates its fair value.

Fair value estimates related to the Company’s debt instruments presented above are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Note 7.	Segment Information

The Company classifies its operations into two reportable segments: National Networks, and International and Other. These reportable segments are strategic business units that are managed separately.

The Company generally allocates all corporate overhead costs, and includes such costs as executive salaries and benefits, costs of maintaining corporate headquarters, facilities and common support functions (such as human resources, legal, finance, tax, accounting, audit, treasury, risk management, strategic planning and information technology) as well as sales support functions and creative and production services to the Company’s two reportable segments.

The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit and restructuring expense or credit), a non-GAAP measure. The Company has presented the components that reconcile adjusted operating cash flow to operating income, an accepted GAAP measure. Information as to the operations of the Company’s reportable segments is set forth below.

	Three Months Ended
	March 31,
	2011	2010

Revenues, net from continuing operations
National Networks	$251,845	$232,036
International and Other	25,381	19,882
Inter-segment eliminations	(4,323)	(3,546)

Total	$272,903	$248,372

Inter-segment eliminations are primarily revenues recognized by the International and Other segment for the licensing of program rights by the national programming networks and transmission revenues recognized by AMC Networks Broadcasting & Technology.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Inter-segment revenues
National Networks	$(70)	$(95)
International and Other	(4,253)	(3,451)

	$(4,323)	$(3,546)

Reconciliation (by Segment and in Total) of Adjusted Operating Cash Flow to Operating Income (Loss) from Continuing Operations

	Three Months Ended
	March 31,
	2011	2010

Adjusted operating cash flow (deficit) from continuing operations
National Networks	$106,356	$100,272
International and Other	(7,104)	(9,539)
Inter-segment eliminations	296	614

	$99,548	$91,347

	Three Months Ended
	March 31,
	2011	2010

Depreciation and amortization included in continuing operations
National Networks	$(21,311)	$(23,183)
International and Other	(3,615)	(3,507)

	$(24,926)	$(26,690)

	Three Months Ended
	March 31,
	2011	2010

Share-based compensation expense included in continuing operations
National Networks	$(3,150)	$(3,085)
International and Other	(827)	(759)

	$(3,977)	$(3,844)

	Three Months Ended
	March 31,
	2011	2010

Restructuring credit included in continuing operations
National Networks	$—	$—
International and Other	34	212

	$34	$212

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Operating income (loss) from continuing operations
National Networks	$81,895	$74,004
International and Other	(11,512)	(13,593)
Inter-segment eliminations	296	614

	$70,679	$61,025

A reconciliation of reportable segment amounts to the Company’s consolidated balances is as follows:

	Three Months Ended
	March 31,
	2011	2010

Income from continuing operations before income taxes
Total operating income for reportable segments	$70,679	$61,025
Items excluded from operating income:
Interest expense	(18,350)	(19,666)
Interest income	457	550
Miscellaneous, net	72	26

Income from continuing operations before income taxes	$52,858	$41,935

	Three Months Ended
	March 31,
	2011	2010

Capital expenditures
National Networks	$724	$102
International and Other	875	475

	$1,599	$577

Substantially all revenues and assets of the Company are attributed to or located in the United States.

Note 8.	Concentration of Credit Risk

Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Cash is invested in money market funds and bank time deposits. The Company monitors the financial institutions and money market funds where it invests its cash and cash equivalents with diversification among counterparties to mitigate exposure to any single financial institution. The Company’s emphasis is primarily on safety of principal and liquidity and secondarily on maximizing the yield on its investments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

The following individual customers accounted for the following percentages of the Company’s net revenues for the three months ended March 31,:

	2011	2010

Customer 1	11%	11%
Customer 2	13%	13%

At March 31, 2011, Customer 2 represented 11% of the Company’s net trade receivable balances.

Note 9.	Legal Matters

DISH Network Contract Dispute

In 2005, subsidiaries of the Company entered into agreements with EchoStar Communications Corporation and its affiliates by which EchoStar Media Holdings Corporation acquired a 20% interest in VOOM HD and EchoStar Satellite LLC (the predecessor to DISH Network, LLC (“DISH Network”)) agreed to distribute VOOM on DISH Network for a 15-year term. The affiliation agreement with DISH Network for such distribution provides that if VOOM HD fails to spend $100,000 per year (subject to reduction to the extent that the number of offered channels is reduced to fewer than 21), up to a maximum of $500,000 in the aggregate, on VOOM, DISH Network may seek to terminate the agreement under certain circumstances. On January 30, 2008, DISH Network purported to terminate the affiliation agreement, effective February 1, 2008, based on its assertion that VOOM HD had failed to comply with this spending provision in 2006. On January 31, 2008, VOOM HD sought and obtained a temporary restraining order from the New York Supreme Court for New York County prohibiting DISH Network from terminating the affiliation agreement. In conjunction with its request for a temporary restraining order, VOOM HD also requested a preliminary injunction and filed a lawsuit against DISH Network asserting that DISH Network did not have the right to terminate the affiliation agreement. In a decision filed on May 5, 2008, the court denied VOOM HD’s motion for a preliminary injunction. On or about May 13, 2008, DISH Network ceased distribution of VOOM on its DISH Network. On May 27, 2008, VOOM HD amended its complaint to seek damages for DISH Network’s improper termination of the affiliation agreement. On June 24, 2008, DISH Network answered VOOM HD’s amended complaint and asserted counterclaims alleging breach of contract and breach of the duty of good faith and fair dealing with respect to the affiliation agreement. On July 14, 2008, VOOM HD replied to DISH Network’s counterclaims. The Company believes that the counterclaims asserted by DISH Network are without merit. VOOM HD and DISH Network each filed cross-motions for summary judgment. In November 2010, the court denied both parties’ cross-motions for summary judgment. The court also granted VOOM HD’s motion for sanctions based on DISH Network’s spoliation of evidence and its motion to exclude DISH Network’s principal damages expert. The trial will be scheduled after DISH Network’s appeal of the latter two rulings, which is pending.

Broadcast Music, Inc. Matter

Broadcast Music, Inc. (“BMI”), an organization that licenses the performance of musical compositions of its members, had alleged that certain of the Company’s subsidiaries require a license to exhibit musical compositions in its catalog. BMI agreed to interim fees based on revenues covering certain periods (generally the period commencing from the launch or acquisition of each of the Company’s programming networks). In May 2011, the parties reached an agreement with respect to the license fees for an amount that approximated amounts previously accrued, which were $7,226 and $7,040 at March 31, 2011 and December 31, 2010, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

Other Legal Matters

On April 15, 2011, Thomas C. Dolan, who is expected to become a director of the Company and who is a director and Executive Vice President, Strategy and Development, in the Office of the Chairman at Cablevision, filed a lawsuit against Cablevision and RMH in New York Supreme Court. The lawsuit raises compensation-related claims (seeking approximately $11,000) related to events in 2005. The matter is being handled under the direction of an independent committee of the board of directors of Cablevision. It is expected that in the Distribution Agreement, Cablevision will indemnify the Company and RMH against any liabilities and expenses related to this lawsuit. Based on the Company’s assessment of this possible loss contingency, no provision has been made for this matter in the accompanying consolidated financial statements.

In addition to the matter discussed above, the Company is party to various lawsuits and claims in the ordinary course of business. Although the outcome of these other matters cannot be predicted with certainty and the impact of the final resolution of these other matters on the Company’s results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these matters will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due.

Note 10.	Equity Plans

Share-Based Payment Award Activity

The following table summarizes activity relating to Company employees who held Cablevision restricted shares for the three months ended March 31, 2011:

		Weighted Average
	Number of	Fair Value per
	Restricted	Share at Date of
	Shares	Grant

Unvested award balance, December 31, 2010	1,697,650	$16.16
Granted(a)	379,620	36.10
Vested	(354,300)	20.82
Awards forfeited	(21,230)	15.75
Transfers(b)	(25,900)	15.79

Unvested award balance, March 31, 2011	1,675,840	$19.71

(a)	There are no performance criteria applicable to the restricted stock awards granted by Cablevision in 2011 to the Company’s named executive officers. Following the Distribution, these restricted stock awards will be canceled and reissued in the form of AMC Networks restricted stock awards. When these awards are canceled and reissued, performance criteria will apply to certain restricted stock awards that were granted to named executive officers whose compensation is potentially subject to Section 162(m) of the IRS Code.

(b)	Represents restricted shares for an employee who was transferred from the Company to an affiliate of Cablevision.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

Note 11.	Affiliate Transactions

Allocations

The Company provides services to and receives services from affiliates of Cablevision. The consolidated financial statements of the Company reflect the application of certain cost allocation policies of Cablevision. Management believes that these allocations have been made on a reasonable basis. However, it is not practicable to determine whether the charged amounts represent amounts that might have been incurred on a stand-alone basis, including as a separate independent publicly owned company, as there are no company-specific or comparable industry benchmarks with which to make such estimates. Further, as many of these transactions are conducted between subsidiaries under common control of Cablevision, amounts charged for these services may not represent amounts that might have been received or incurred if the transactions were based upon arm’s length negotiations.

The following is a summary of the revenues and expenses included in the Company’s consolidated statements of income for the three months ended March 31, 2011 and 2010 related to transactions with or charges from affiliates of Cablevision:

	2011	2010

Revenues, net	$7,940	$7,221

Operating expenses:
Technical and operating expenses:
Production services	$—	$(202)
Other support functions	118	136
Health and welfare plans	1,087	1,082

Total technical and operating expenses	$1,205	$1,016

Selling, general and administrative expenses:
Corporate general and administrative costs, net	$7,739	$8,132
Management fees	6,740	6,218
Health and welfare plans	1,040	1,049
Advertising expense	325	185
Production services	(193)	—
Other support functions	72	6
Sales support and other functions, net	1,273	701
Share-based compensation	3,977	3,845
Long-term incentive plans	3,318	3,757

Total selling, general and administrative expenses	$24,291	$23,893

Revenues, net

The Company recorded affiliation fee revenues earned, net of amortization of deferred carriage fees, under affiliation agreements with companies owned by or affiliated with Cablevision. AMC Networks Broadcasting & Technology has entered into agreements with affiliates of Cablevision to provide various transponder, technical and support services through 2020.

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

Operating Expenses

Production Services

The Company provides various studio production services to affiliates of Cablevision, for which the charges are reflected as a reduction of the related expenses.

Other Support Functions

Affiliates of Cablevision provide various digital media and administrative support functions which primarily include salaries and facilities costs charged to the Company.

Health and Welfare Plans

Employees of the Company participate in health and welfare plans sponsored by Cablevision. Health and welfare benefit costs have generally been charged by Cablevision based upon the proportionate number of participants in the plans.

Corporate General and Administrative Costs, net

General and administrative costs, including costs of maintaining corporate headquarters, facilities and common support functions (such as executive management, human resources, legal, finance, tax, accounting, audit, treasury, risk management, strategic planning, information technology, etc.), have been charged to the Company by Cablevision. Additionally, the Company charges affiliates of Cablevision for a portion of the Company’s leased facilities utilized by such affiliates. Such costs allocated to the Company have been included in selling, general and administrative expenses and such cost reimbursements are recorded as a reduction to selling, general and administrative expenses.

Management Fees

The Company has historically paid Cablevision a management fee pursuant to a consulting agreement between Cablevision and certain of the Company’s subsidiaries. The Company expects that, at the time of the Distribution, it will terminate such agreement.

Advertising

The Company incurs advertising expenses charged by subsidiaries and affiliates of Cablevision.

Sales Support and Other Functions, net

Affiliates of Cablevision provide advertising sales support functions to the Company, which primarily include salaries and general and administrative costs, which are recorded as a charge to selling, general and administrative expenses. Additionally, the Company provides affiliation support functions to an affiliate of Cablevision, which primarily include salaries, facilities, and general and administrative costs. These charges are recorded as a reduction to selling, general and administrative expenses.

Share-based Compensation and Long-Term Incentive Plans Expense

Cablevision charges the Company its proportionate share of expenses or benefits related to Cablevision’s employee stock plans and Cablevision’s long-term incentive plans. Such amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of income, and if not funded or satisfied by the Company, reflected as capital contributions from Cablevision in the Company’s

AMC NETWORKS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
(Unaudited)

consolidated financial statements. The long-term incentive plans are funded by the Company and aggregate liabilities of $21,293 and $28,934 related to these plans are included in accrued employee related costs and other long-term liabilities in the Company’s consolidated balance sheets at March 31, 2011 and December 31, 2010, respectively. These liabilities include certain performance-based awards for which the performance criteria had not been met as of March 31, 2011 as such awards are based on achievement of certain performance criteria through December 31, 2013. The Company has accrued the amount that it currently believes will ultimately be paid based upon the performance criteria established for these performance-based awards. If it is subsequently determined that the performance criteria for such awards is not probable of being achieved, the Company would reverse the accrual in respect of such award at that time.

Treatment of Long-Term Incentive Plans After the Distribution

In 2011 and 2010, Cablevision granted three-year performance awards to certain executive officers and other members of the Company’s management under Cablevision’s 2006 Cash Incentive Plan. To the extent required by the terms of the applicable award agreement, the performance metrics in an employee’s award agreement will be adjusted to reflect the exclusion of the Company from the business of Cablevision. Amounts applicable to employees of the Company are and will continue to be reflected as liabilities in the Company’s consolidated balance sheets until settled.

Deferred compensation awards granted by Cablevision pursuant to Cablevision’s Long-Term Incentive Plan (which was superseded by the Cash Incentive Plan in 2006) will be similarly unaffected by the Distribution. Amounts applicable to employees of the Company are and will continue to be reflected as liabilities in the Company’s consolidated balance sheets until settled.

Note 12.	Subsequent Event

Senior Notes Redemption

In April 2011, Rainbow National Services LLC (“RNS”), a wholly-owned indirect subsidiary of the Company, issued a notice of redemption to holders of its 8 3/4% senior notes due September 2012. In connection therewith, on May 13, 2011, RNS redeemed 100% of the outstanding senior notes at a redemption price equal to 100% of the principal amount of the notes of $300,000, plus accrued and unpaid interest of $5,250 to the redemption date. In order to fund the May 13, 2011 redemption, in May 2011 the Company borrowed $300,000 under its $300,000 revolving credit facility. The Company used cash on hand to fund the payment of accrued and unpaid interest of $5,250. In connection with the redemption, the Company will recognize a loss on extinguishment of debt of $1,183, representing the write-off of the related unamortized deferred financing costs.

Cash Distribution to Cablevision

On June 3, 2011, the Company made a cash capital distribution of approximately $21,000 to Cablevision.